THIS DISCLOSURE STATEMENT (AS MAY BE AMENDED) WILL BE SUBMITTED FOR APPROVAL BUT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION. THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE. THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

§
In re:	§	Chapter 11
§
CORE SCIENTIFIC, INC., et al.,	§	Case No. 22-90341 (CML)
§
	§	(Jointly Administered)
Debtors.[1]	§

DISCLOSURE STATEMENT FOR THIRD AMENDED JOINT

CHAPTER 11 PLAN OF CORE SCIENTIFIC, INC. AND ITS AFFILIATED DEBTORS

WEIL, GOTSHAL & MANGES LLP Alfredo R. Pérez (15776275) Clifford W. Carlson (24090024) 700 Louisiana Street, Suite 1700 Houston, Texas 77002 Telephone: (713) 546-5000 Facsimile: (713) 224-9511

WEIL, GOTSHAL & MANGES LLP

Ray C. Schrock, (admitted pro hac vice)

Ronit J. Berkovich (admitted pro hac vice)

767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Attorneys for Debtors and Debtors in Possession

Dated: November 14, 2023 Houston, Texas

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are as follows: Core Scientific Mining LLC (6971); Core Scientific, Inc. (3837); Core Scientific Acquired Mining LLC (6074); Core Scientific Operating Company (5526); Radar Relay, Inc. (0496); Core Scientific Specialty Mining (Oklahoma) LLC (4327); American Property Acquisition, LLC (0825); Starboard Capital LLC (6677); RADAR LLC (5106); American Property Acquisitions I, LLC (9717); and American Property Acquisitions VII, LLC (3198). The Debtors’ corporate headquarters is 210 Barton Springs Road, Suite 300, Austin, Texas 78704. The Debtors’ service address is 2407 S. Congress Ave, Suite E-101, Austin, TX 78704.

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DISCLOSURE STATEMENT, DATED NOVEMBER 14, 2023

Solicitation of Votes on the Plan of

CORE SCIENTIFIC, INC., ET AL.

THIS SOLICITATION OF VOTES (THE “SOLICITATION”) IS BEING CONDUCTED TO OBTAIN SUFFICIENT VOTES TO ACCEPT THE THIRD AMENDED JOINT CHAPTER 11 PLAN OF CORE SCIENTIFIC, INC. AND ITS DEBTOR AFFILIATES IN THE ABOVE-CAPTIONED CHAPTER 11 CASES (COLLECTIVELY, THE “DEBTORS”), ATTACHED HERETO AS EXHIBIT A (THE “PLAN”).

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 (PREVAILING CENTRAL TIME) ON DECEMBER 13, 2023 UNLESS EXTENDED BY THE DEBTORS IN WRITING, WITH THE CONSENT OF THE REQUISITE CONSENTING CREDITORS.

THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS OR INTERESTS MAY VOTE ON THE PLAN IS NOVEMBER 9, 2023 (THE “RECORD DATE”).

RECOMMENDATION BY THE DEBTORS

The Special Committee (as defined below) has unanimously approved the transactions contemplated by the Plan. The Debtors believe the Plan is in the best interests of all stakeholders and recommend that all creditors and equity holders whose votes are being solicited submit ballots to accept the Plan.

The Ad Hoc Noteholder Group and the Equity Committee (each as defined below) support the Plan, and the members of such groups who are signatories to the RSA have agreed to vote in favor of the Plan, in each case, subject to the terms of the Restructuring Support Agreement (as defined below). The Settling Equipment Lenders (as defined below) also support the Plan and have agreed to vote in favor of the Plan.

HOLDERS OF CLAIMS OR INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE CASTING A VOTE WITH RESPECT TO THE PLAN.

NEITHER THIS DISCLOSURE STATEMENT NOR THE MOTION SEEKING APPROVAL THEREOF CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

THE OFFER, ISSUANCE, AND DISTRIBUTION UNDER THE PLAN OF THE NEW COMMON INTERESTS AND THE NEW WARRANTS (AND THE NEW COMMON INTERESTS ISSUED UPON EXERCISE THEREOF, IF APPLICABLE), (I) TO, AS APPLICABLE, THE HOLDERS OF ALLOWED APRIL CONVERTIBLE NOTES SECURED CLAIMS, ALLOWED AUGUST CONVERTIBLE NOTES SECURED CLAIMS, ALLOWED GENERAL UNSECURED CLAIMS, ALLOWED SECTION 510(B) CLAIMS, AND EXISTING COMMON INTERESTS AND (II) IF APPLICABLE, CONSTITUTING THE BACKSTOP COMMITMENT PREMIUM WILL, IN EACH CASE, BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ANY OTHER APPLICABLE SECURITIES LAWS PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE.

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THE OFFER, SALE, ISSUANCE, AND DISTRIBUTION UNDER THE PLAN OF THE RIGHTS OFFERING SHARES TO BE ISSUED PURSUANT TO THE RIGHTS OFFERING, AND THE BACKSTOP PREMIUM, WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE.

THE OFFER, ISSUANCE, AND DISTRIBUTION UNDER THE PLAN OF THE NEW SECURED NOTES AND THE NEW SECURED CONVERTIBLE NOTES (AND THE NEW COMMON INTERESTS ISSUED UPON CONVERSION THEREOF, IF ANY), WILL, IN EACH CASE, BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE.

THE OFFER, ISSUANCE, AND DISTRIBUTION UNDER THE PLAN OF CONTINGENT PAYMENT OBLIGATIONS AND THE NEW COMMON INTERESTS ISSUED ON ACCOUNT THEREOF IF ANY, WILL, IN EACH CASE, BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE.

THE OFFER, ISSUANCE, AND DISTRIBUTION OF THE BACKSTOP SHARES TO BE ISSUED UNDER THE PLAN IN CONNECTION WITH THE BACKSTOP COMMITMENTS WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS PURSUANT TO SECTION 4(A)(2) OF THE SECURITIES ACT AND REGULATION D THEREUNDER.

WITH RESPECT TO THE SECURITIES ISSUED PURSUANT TO THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE, SUCH SECURITIES MAY BE RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR OTHER FEDERAL SECURITIES LAWS PURSUANT TO THE EXEMPTION PROVIDED BY SECTION 4(A)(1) OF THE SECURITIES ACT, UNLESS THE HOLDER IS AN “UNDERWRITER” WITH RESPECT TO SUCH SECURITIES, AS THAT TERM IS DEFINED IN SECTION 1145(B) OF THE BANKRUPTCY CODE. IN ADDITION, SUCH SECURITIES GENERALLY MAY BE RESOLD WITHOUT REGISTRATION UNDER STATE SECURITIES LAWS PURSUANT TO VARIOUS EXEMPTIONS PROVIDED BY THE RESPECTIVE LAWS OF THE SEVERAL STATES.

WITH RESPECT TO ANY SECURITIES ISSUED IN RELIANCE ON THE EXEMPTION FROM REGISTRATION SET FORTH IN SECTION 4(A)(2) OF THE SECURITIES ACT AND REGULATION D THEREUNDER, SUCH SECURITIES WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND CONSIDERED “RESTRICTED SECURITIES” (WITHIN THE MEANING OF RULE 144 UNDER THE SECURITIES ACT) AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE AVAILABILITY OF THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE OR ANY OTHER APPLICABLE SECURITIES LAWS WILL NOT BE A CONDITION TO THE OCCURRENCE OF THE EFFECTIVE DATE.

THE SECURITIES ISSUED PURSUANT TO THE PLAN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION (SUCH AS THAT REFERRED TO UNDER THE CAPTION “FINANCIAL PROJECTIONS” ELSEWHERE IN THIS DISCLOSURE STATEMENT), THE LIQUIDATION ANALYSIS (AS DEFINED HEREIN), THE VALUATION ANALYSIS (AS DEFINED HEREIN), AND OTHER FORWARD-LOOKING STATEMENTS,

3

ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

FURTHERMORE, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN, INCLUDING ANY PROJECTIONS, ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN. IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, THOSE FACTORS, RISKS AND UNCERTAINTIES DESCRIBED IN MORE DETAIL UNDER THE HEADING “CERTAIN RISK FACTORS TO BE CONSIDERED” BELOW, AS WELL AS CERTAIN RISKS INHERENT IN THE DEBTORS’ BUSINESS AND OTHER FACTORS LISTED IN THE DEBTORS’ SEC FILINGS. PARTIES ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED, ARE BASED ON THE DEBTORS’ CURRENT BELIEFS, INTENTIONS AND EXPECTATIONS, AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS. THE DEBTORS AND REORGANIZED DEBTORS, AS APPLICABLE, DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE ANY FORWARD-LOOKING STATEMENTS, INCLUDING ANY PROJECTIONS CONTAINED HEREIN, TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS HEREIN.

THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PLAN OR THIS DISCLOSURE STATEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

NOTHING IN THIS DISCLOSURE STATEMENT SHALL PREJUDICE OR WAIVE THE RIGHTS OF ANY PARTY WITH RESPECT TO THE CLASSIFICATION, TREATMENT, OR IMPAIRMENT OF ANY CLAIMS SHOULD THIS PLAN NOT BE CONFIRMED.

ALL EXHIBITS TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

THE PLAN PROVIDES THAT THE FOLLOWING PARTIES ARE DEEMED TO GRANT THE RELEASES PROVIDED FOR THEREIN: (A) THE DEBTORS; (B) THE REORGANIZED DEBTORS; (C) WITH RESPECT TO EACH OF THE FOREGOING PERSONS IN CLAUSES (A) THROUGH (B), ALL RELATED PARTIES; (D) THE HOLDERS OF ALL CLAIMS OR INTERESTS THAT VOTE TO ACCEPT THE PLAN; (E) THE HOLDERS OF ALL CLAIMS OR INTERESTS WHOSE VOTE TO ACCEPT OR REJECT THE PLAN IS SOLICITED BUT THAT DO NOT VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN AND DO NOT OPT OUT OF GRANTING THE RELEASES SET FORTH IN ARTICLE X OF

4

THE PLAN; (F) THE HOLDERS OF ALL CLAIMS OR INTERESTS THAT VOTE, OR ARE DEEMED, TO REJECT THE PLAN OR THAT ARE PRESUMED TO ACCEPT THE PLAN BUT DO NOT OPT OUT OF GRANTING THE RELEASES SET FORTH IN ARTICLE X OF THE PLAN; (G) THE HOLDERS OF ALL CLAIMS AND INTERESTS AND ALL OTHER BENEFICIAL OWNERS THAT WERE GIVEN NOTICE OF THE OPPORTUNITY TO OPT OUT OF GRANTING THE RELEASES SET FORTH IN SECTION 10.6(b) OF THE PLAN BUT DID NOT OPT OUT.

HOLDERS OF CLAIMS OR INTERESTS IN VOTING CLASSES (APRIL CONVERTIBLE NOTES SECURED CLAIMS, AUGUST CONVERTIBLE NOTES SECURED CLAIMS, MINER EQUIPMENT LENDER SECURED CLAIMS, M&M LIEN SECURED CLAIMS, SECURED MORTGAGE CLAIMS, GENERAL UNSECURED CLAIMS, SECTION 510(B) CLAIMS, AND EXISTING COMMON INTERESTS) HAVE RECEIVED A BALLOT THAT INCLUDES THE OPTION TO OPT OUT OF THE RELEASES CONTAINED IN SECTION 10.6(b) OF THE PLAN. HOLDERS OF CLAIMS AND INTERESTS IN CERTAIN NON-VOTING CLASSES (OTHER SECURED CLAIMS AND PRIORITY NON-TAX CLAIMS) HAVE RECEIVED A NOTICE OF NON-VOTING STATUS THAT (I) NOTIFIES SUCH HOLDERS OF THEIR RIGHT TO OPT OUT OF THE RELEASES CONTAINED IN SECTION 10.6(b) OF THE PLAN AND (II) INCLUDES A FORM PURSUANT TO WHICH SUCH HOLDERS CAN OPT OUT OF THE RELEASES CONTAINED IN SECTION 10.6(b) OF THE PLAN. OTHER BENEFICIAL OWNERS HAVE ALSO RECEIVED A RELEASE OPT OUT FORM. SEE EXHIBIT B FOR A DESCRIPTION OF THE RELEASES AND RELATED PROVISIONS.

PLEASE BE ADVISED THAT ARTICLE X OF THE PLAN CONTAINS RELEASE, EXCULPATION, AND INJUNCTION PROVISIONS. YOU SHOULD REVIEW AND CONSIDER THE PLAN CAREFULLY BECAUSE YOUR RIGHTS MAY BE AFFECTED

5

Table of Contents

I. INTRODUCTION		1

A.	Background and Overview of the Plan and Restructuring	1

	i. Overview of Restructuring	2

	ii. Summary of Exit Capital	3

	iii. Summary of Plan Treatment	5

	iv. Other Plan Concepts and Provisions	21

B.	Debtors’ Recommendation	22

C.	Equity Committee’s Recommendation	23

D.	Creditors’ Committee’s Recommendation	23

E.	Debtors’ Response to Creditors’ Committee Statement and Recommendation	24

F.	Confirmation Timeline	25

G.	Inquiries	26

II. SUMMARY OF PLAN CLASSIFICATION AND TREATMENT OF CLAIMS		26

A.	Voting Classes	26

B.	Treatment of Claims	27

C.	Post-Petition Capital Structure and Pro Forma Equity Chart	36

III. THE DEBTORS’ BUSINESS		38

A.	General Overview	38

B.	Digital Asset Mining	38

C.	Debtors’ History	38

D.	Business Operations and Properties	39

	i. Business Model	39

	ii. Data Centers	40

IV. DEBTORS’ CORPORATE AND CAPITAL STRUCTURE		41

A.	Corporate Structure	41

B.	Corporate Governance and Management	42

C.	Prepetition Capital Structure	42

	i. April Secured Convertible Notes:	42

	ii. August Convertible Notes:	43

	iii. Secured Mining Equipment Financings and Leases	44

	iv. Secured Non-Mining Financings and Leases	45

	v. M&M Liens	47

	vi. Unsecured Bridge Notes:	48

i

	vii. General Unsecured Claims:	48

	viii. Common Stock	50

V. SIGNIFICANT EVENTS LEADING TO THE CHAPTER 11 FILINGS		51

A.	The Decline in the Price of Bitcoin and Increase in Bitcoin Network Difficulty	51

B.	Increased Energy Costs	51

C.	Celsius’s Chapter 11 Filing and PPT Dispute	52

D.	Prepetition Initiatives	53

E.	Appointment of New Independent Director and Formation of Special Committee to Consider Strategic Options and Engage with Creditors	53

F.	Retention of Restructuring Professionals and Prepetition Stakeholder Engagement	53

VI. OVERVIEW OF CHAPTER 11 CASES		54

A.	Commencement of Chapter 11 Cases	54

	i. First/Second Day Relief	54

	ii. Other Procedural and Administrative Motions	55

B.	DIP Financing	55

	i. Original DIP Financing	55

	ii. Replacement DIP Financing	56

C.	Rejection of Celsius Hosting Contract	57

D.	Appointment of Creditors’ Committee	57

E.	Appointment of Equity Committee	57

F.	Debtors’ Key Employee Retention Program and Proposed Amendment to CFO’s Employment Agreement	58

G.	Sale Process for Certain of the Debtors’ Facilities	59

H.	Sale of Bitmain Coupons	59

I.	Settlements/Agreements with Creditors	60

	i. NYDIG Stipulation and Agreed Order	60

	ii. Priority Power Management Settlement	60

	iii. Atalaya Settlement	60

	iv. Denton Agreement	61

	v. M&M Lien Settlements	61

	vi. Celsius Settlement	64

	vii. Celsius’s Proofs of Claim	64

	viii. Celsius’s Administrative Claim Motion	64

	ix. Foundry Settlement	66

	x. Miner Equipment Lender Settlement	66

	xi. Maddox Settlement	67

	xii. Bitmain Purchase Agreement	67

J.	Claims	68

	i. Schedules of Assets and Liabilities and Statements of Financial Affairs	68

	ii. Claims Bar Dates	68

	iii. Claims Reconciliation Process	68

K.	Entry Into Cottonwood II Lease	71

L.	Exclusivity	71

M.	Internal Investigation	72

N.	Formulation of the Business Plan	72

O.	Postpetition Stakeholder Discussions and Plan Mediation	73

P.	Exit Capital Marketing Process	75

	i. Rights Offering and Backstop	75

	ii. The Exit Facility	76

VII. TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS		76

A.	Section 1145 of the Bankruptcy Code Exemption and Subsequent Transfers	77

B.	Section 4(a)(2) and Regulation D of the Securities Act Exemption and Subsequent Transfers	77

VIII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF PLAN		79

A.	Consequences to the Debtors	80

	i. Cancellation of Debt	80

	ii. Limitation of NOL Carryforwards and Other Tax Attributes	81

	iii. Potential Limitations on Interest Deductions	82

B.	Consequences to Holders of Certain Allowed Claims	82

	i. Taxable Exchange	83

	ii. Distributions in Discharge of Accrued Interest or OID	84

	iii. Character of Gain or Loss	85

	iv. Ownership and Disposition of New Debt	85

	v. Disposition of New Common Interests by U.S. Holders	88

	vi. Ownership and Disposition of Contingent Payment Obligations	89

C.	Consequences to Holders of Section 510(b) Claims	90

D.	Consequences to Holders of Existing Common Interests	90

	i. Tax Treatment of Exchange	90

	ii. Treatment of Right to Participate in Rights Offering	91

	iii. Ownership and Disposition of New Warrants	91

IX. CERTAIN RISK FACTORS TO BE CONSIDERED		92

A.	Certain Bankruptcy Law Considerations	93

	i. Parties in Interest May Object to Plan’s Classification of Claims and Interests	93

	ii. Risks Related to Possible Bankruptcy Court Determination that Federal Judgement Rate is not the Appropriate Rate of Postpetition Interest for Unsecured and Undersecured Claim	93

	iii. Distributions to Allowed Existing Common Interests and Allowed Section 510(b) Claims (if any) May Change	93

	iv. The Plan Provides Class 3 Multiple Options Regarding the Manner of their Distributions; A Particular Election by One Claimant Will Affect the Allocation of New Common Interests Received by Other Classes and the Overall Capital Structure of the Reorganized Debtors	94

	v. The Amount of Allowed Claims in Classes 8 and 11 Will Affect the Allocation of New Common Interests	94

	vi. Debtors May Require and May Not Obtain Additional Financing	94

	vii. Risks Related to Possible Objections to the Plan	94

	viii. Risk of Additional Rejection Damages Claims Being Filed	94

	ix. Risk of Non-Confirmation of the Plan	94

	x. Risk of Non-Consensual Confirmation	95

	xi. Conversion into Chapter 7 Cases	95

	xii. Risk of Non-Occurrence of the Effective Date	95

	xiii. DIP Facility	95

	xiv. Releases, Injunctions, and Exculpations Provisions May Not Be Approved	95

B.	Additional Factors Affecting the Value of Reorganized Debtors	96

	i. Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary	96

	ii. Risks Associated with the Debtors’ Business and Industry	96

	iii. Post-Effective Date Indebtedness	99

C.	Risks Relating to the New Common Interests to be Issued Under the Plan	99

	i. Market for Equity of Reorganized Parent Debtor	99

	ii. Potential Dilution	99

	iii. New Common Interests Subordinated to Reorganized Debtors’ Indebtedness	99

	iv. Valuation of Debtors Not Intended to Represent Trading Value of New Common Interests of Debtors	100

	v. Changes to New Common Interests Affect Holders of New Secured Convertible Notes, New Warrants and Contingent Payment Obligations	100

D.	Risks Relating to the New Debt	100

	i. Insufficient Cash Flow to Meet Debt Obligations	100

	ii. Rating of New Debt	100

	iii. Defects in Guarantees and Collateral Securing the New Debt	101

	iv. Failure to Perfect Security Interests in New Debt Collateral	101

	v. There May Not be an Active Trading Market for the New Debt	102

	vi. Risks Relating to M&M Lien Takeback Debt	102

	vii. Risk of Recharacterization of New Secured Notes and New Secured Convertible Notes	102

Risks Related to the Rights Offering		102

	i. Debtors Could Modify the Rights Offering Procedures	102

	ii. The Backstop Commitment Letter Could Be Terminated or the Parties Thereto Could Fail to Live Up to Their Commitment	102

	iii. The Amount of New Common Interests Issued to Holders of Existing Common Interests On Account of Exercising Their Subscription Rights May Be Adjusted	102

E.	Risks Related to the Contingent Payment Obligations	103

F.	Risks Related to the Exit Facility	103

G.	Additional Factors	103

	i. Debtors Could Withdraw Plan	103

	ii. Debtors Have No Duty to Update	103

	iii. No Representations Outside the Disclosure Statement Are Authorized	103

	iv. No Legal or Tax Advice Is Provided by the Disclosure Statement	103

	v. No Admission Made	103

	vi. Certain Tax Consequences	104

X. VOTING PROCEDURES AND REQUIREMENTS		104

A.	Voting Deadline	104

B.	Voting Procedures	104

C.	Parties Entitled to Vote	105

	i. Fiduciaries and Other Representatives	106

	ii. Agreements Upon Furnishing Ballots	106

	iii. Change of Vote	106

D.	Waivers of Defects, Irregularities, etc.	106

E.	Opt Out Form	106

F.	Further Information, Additional Copies	107

XI. CONFIRMATION OF PLAN		107

A.	Confirmation Hearing	107

B.	Objections to Confirmation	107

C.	Requirements for Confirmation of Plan	110

	i. Acceptance of Plan	110

	ii. Best Interests Test	111

	iii. Feasibility	111

XII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF PLAN		112

A.	Alternative Plan of Reorganization	112

v

B.	Sale under Section 363 of the Bankruptcy Code	112

C.	Liquidation Under Chapter 7 of Bankruptcy Code	112

XIII. CONCLUSION AND RECOMMENDATION		112

EXHIBITS

EXHIBIT A	Plan — (Filed Separately)

EXHIBIT B	Plan Release, Exculpation, and Injunction Provisions

EXHIBIT C	Liquidation Analysis

EXHIBIT D	Valuation Analysis

EXHIBIT E	Financial Projections

EXHIBIT F	Organizational Chart

EXHIBIT G	Schedule of Other Secured Claims

I.

INTRODUCTION

A.	Background and Overview of the Plan and Restructuring

Core Scientific, Inc. and its direct and indirect subsidiaries that are debtors and debtors in possession in the above-captioned chapter 11 cases (collectively, the “Debtors” and, on or after the Effective Date, the “Reorganized Debtors”) submit this disclosure statement (as may be amended, supplemented, or modified from time to time, the “Disclosure Statement”) in connection with the solicitation of votes (the “Solicitation”) on the Third Amended Joint Chapter 11 Plan of Core Scientific, Inc. and its Affiliated Debtors, dated November 14, 2023 (including all exhibits, annexes, and schedules thereto, the “Plan”), attached hereto as Exhibit A.2 The Debtors commenced chapter 11 cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) on December 21, 2022 (the “Petition Date”).

The purpose of this Disclosure Statement is to provide information of a kind, and in sufficient detail, to enable Holders of Claims and Existing Common Interests that are entitled to vote on the Plan to make an informed decision on whether to vote to accept or reject the Plan. This Disclosure Statement contains summaries of the Plan, certain statutory provisions, events in the Chapter 11 Cases, and certain documents related to the Plan. This Disclosure Statement and the Solicitation and Voting Procedures3 provide information on the process for voting on the Plan.

The Voting Classes (as defined below) include the following Claims: April Convertible Notes Secured Claims, August Convertible Notes Secured Claims, Miner Equipment Lender Secured Claims, M&M Lien Secured Claims, Secured Mortgage Claims, General Unsecured Claims, and Section 510(b) Claims. Holders of existing common stock issued by Core Scientific, Inc. (“Existing Common Interests”) are also entitled to vote.

During the Chapter 11 Cases, the Debtors and their restructuring advisors, including Weil, Gotshal & Manges LLP (“Weil”), PJT Partners, LP (“PJT”), and AlixPartners, LLP (“Alix” and, collectively with Weil and PJT, the “Advisors”), engaged in discussions with the Debtors’ five key stakeholder groups, including:

i.	the ad hoc group of the Debtors’ Convertible Noteholders (the “Ad Hoc Noteholder Group”),

ii.	B. Riley Commercial Capital, LLC (the “DIP Lender” and, together with its affiliated entities, “B. Riley”), which is also the largest holder of General Unsecured Claims,

iii.	certain secured miner equipment lenders (the “Settling Miner Equipment Lenders”),

iv.	the official committee of unsecured creditors (the “Creditors’ Committee”), and

v.

the official committee of equity holders (the “Equity Committee” and, collectively with the Ad Hoc Noteholder Group, the DIP Lender, the Creditors’ Committee, and the Settling Miner Equipment Lenders, the “Key Stakeholder Groups”).

[2]

Capitalized terms used in this Disclosure Statement, but not defined herein, have the meanings ascribed to them in the Plan as applicable. To the extent any inconsistencies exist between this Disclosure Statement and the Plan, the Plan will govern.

[3]

The Solicitation and Voting Procedures are attached as Exhibit 2 to the Order (I) Scheduling Combined Hearing on (A) Adequacy of Disclosure Statement and (B) Confirmation of Plan; (II) Conditionally Approving Disclosure Statement and Form and Manner of Notice of Conditional Disclosure Statement Hearing; (III) Establishing Solicitation and Voting Procedures; (IV) Establishing Notice and Objection Procedures For Confirmation of Proposed Plan; (V) Approving Notice Procedures for Assumption or Rejection of Executory Contracts and Unexpired Leases; (VI) Approving Notice Procedures for Reinstatement of Claims; (VII) Establishing Rights Offering Procedures; And (VIII) Granting Related Relief (Docket No. [•]) (the “Disclosure Statement Order”).

The Debtors’ goal was to design a Plan that ensures the continuation of the Debtors’ businesses as a going concern, preserves jobs, maximizes value, treats all stakeholders fairly, and enjoys widespread support. The Debtors believe that the Plan achieves such goal.

The Plan is the result of a mediation (the “Mediation”) before the Honorable Marvin Isgur, which commenced on July 17, 2023 pursuant to the Mediation Order.4 Following several months of good faith and hard-fought negotiations, on [November 14, 2023], the Debtors entered into that certain Restructuring Support Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, and including all exhibits, annexes, and schedules thereto, the “Restructuring Support Agreement” or “RSA”) with (i) the Convertible Noteholders that are members of the Ad Hoc Noteholder Group and comprise (a) 93% of the Holders of the April Convertible Notes Secured Claims and (b) 80% of the Holders of the August Convertible Notes Secured Claims (collectively, the foregoing (a) and (b), the “Consenting Creditors”) and (ii) the members of the Equity Committee, excluding Foundry Digital LLC (collectively, the “RSA Parties”).5 The settlements embodied in the RSA are a global settlement of issues between the Debtors and the RSA Parties (the “RSA Settlement”), (including, among other issues, the Enterprise Value of the Reorganized Debtors, the size of the Convertible Noteholders’ Allowed Claims and resolution of the dispute on the validity of the 2X Amounts, the treatment of the Convertible Notes Secured Claims, the treatment of Existing Common Interests, and the terms of exit capital to fund the Plan). The Restructuring Support Agreement sets forth the principal terms of the Debtors’ restructuring, which are incorporated into the Plan and described herein.

As of the date hereof, the Plan is supported by three of the five Key Stakeholder Groups: (i) the Ad Hoc Noteholder Group, (ii) the Equity Committee, and (iii) the Settling Miner Equipment Lenders. The Debtors have also reached final settlements or settlements in principle with several other key creditors, including the Holders of a majority of the M&M Lien Claims, the Holders of Secured Mortgage Claims, and Celsius (the Debtors’ largest litigation claimant), each as described further herein. The Plan currently does not have the support of B. Riley or the Creditors’ Committee, but the Debtors intend to continue negotiations with such parties and work towards reaching a global settlement. In any event, regardless of whether a global settlement is reached, the Debtors believe the optimal path towards emergence is to move forward with the Plan so that they may proceed to exit these Chapter 11 Cases and make distributions to stakeholders expeditiously. Therefore, to the extent any Class votes to reject the Plan (including Holders of General Unsecured Claims in Class 8), the Debtors will seek confirmation of the Plan over such rejection under the “cramdown” provisions of the Bankruptcy Code.

i.	Overview of Restructuring

The Plan, which incorporates the RSA Settlement and is premised on a $1.5 billion total enterprise value of the Reorganized Debtors (the “Enterprise Value”), provides for a comprehensive restructuring of the Debtors’ balance sheet and will strengthen the Debtors by substantially reducing their debt and preserving in excess of 240 jobs. The Debtors believe the Plan provides a full recovery (100% of the Claim plus postpetition interest) to all creditors (other than Holders of Section 510(b) Claims and creditors that have agreed to take lesser treatment) and a meaningful recovery to their shareholders.

Specifically, as described in greater detail below, the Plan provides, among other things:

•

100% recoveries, including postpetition interest, to all Classes of creditors (other than Section 510(b) Claims and creditors that have agreed to accept lesser treatment) in the form of one or more of the following: (i) Cash, (ii) new common equity (“New Common Interests”) in Core Scientific, Inc. (on or after the Effective Date, the “Reorganized Parent”) and/or certain Contingent Payment Obligations (as defined below) relating thereto, (iii) take-back debt issued and/or guaranteed by one or more of the Reorganized Debtors, and/or (iv) reinstatement of Claims.

[4]	Agreed Mediation Order Appointing Judge Marvin Isgur as Mediator Regarding Debtors’ Chapter 11 Plan, entered on July 12, 2023 (Docket No. 1052) (the “Mediation Order”).
[5]	See Notice of Debtors’ Entry Into Restructuring Support Agreement With (I) the Ad Hoc Noteholder Group and (II) the Equity Committee, dated November [•], 2023 (Docket No. [•]).

•

Distributions to Holders of Existing Common Interests in the form of (i) New Common Interests from the Residual Equity Pool,[6] (ii) New Warrants, and (iii) Subscription Rights in connection with the Rights Offering (each as defined below).

•

Distributions to the Holders of Allowed Section 510(b) Claims (if any) in the form of (i) New Common Interests from the Residual Equity Pool, (ii) New Warrants, and (iii) in lieu of the right to participate in the Rights Offering, either Cash, New Common Interests, or some combination thereof, at the Company’s option, in an amount equal to the value of the Subscription Rights.

•

Certain of the Convertible Noteholders (the “Exit Lenders”) will provide the Reorganized Debtors with $40 million in new available capital through the $80 million Exit Facility (as defined below), as discussed in detail below.

•	The Debtors will conduct a $55 million Rights Offering, of which $37.1 million is backstopped by the Backstop Parties.

•

Numerous settlements with various parties in interest, including, but not limited to, (i) the RSA Settlement, (ii) the Miner Equipment Lender Settlement, (iii) the Brown Settlement, and (iv) the Holliwood Settlement, in addition to other settlements consummated outside of the Plan, including the Celsius Settlement and the M&M Lien Settlements.

•	The assumption of the vast majority of Executory Contracts and Unexpired Leases of the Debtors.

•

A reduction of current debt on the Debtors’ balance sheet by approximately $245 million and a reduction in the Debtors’ annual debt service by approximately $60 million, each depending upon the Settling Miner Equipment Lenders’ elections under the Plan (as described in section (I)(A)(iii) below).

Upon the Effective Date, the Reorganized Debtors anticipate that they will continue to be a reporting company under the Exchange Act, 15 U.S.C. §§ 78(a)–78(pp). The Reorganized Debtors will use commercially reasonable efforts to have the New Common Interests and New Warrants listed on the NASDAQ, NYSE, or another nationally recognized exchange, as soon as reasonably practicable, subject to meeting applicable listing requirements following the Effective Date. In connection with the contemplated listing of New Common Interests, the Debtors have submitted an initial listing application to Nasdaq Global Select Market.

ii.	Summary of Exit Capital

The Plan will be funded by the Debtors’ existing Cash, proceeds from the Rights Offering, and the Exit Facility.

[6]

As described in greater detail below, the Residual Equity Pool refers to the New Common Interests, comprising all residual New Common Interests after any and all New Common Interests issued to, or reserved for, as applicable, (i) the Holders of Claims, (ii) the Holders of Existing Common Interests that participate in the Rights Offering and purchase Rights Offering Shares (as defined below), (iii) the Backstop Parties on account of the Backstop Commitment Premium (each as defined below), (iv) the Exit Lenders on account of the Exit Facility in the event of an ERO Shortfall (each as defined below), (v) Bitmain in connection with the Bitmain Transaction (as defined below), and (vi) the issuance and reservation as treasury stock New Common Interests in an amount sufficient to issue to Holders of Unvested RSUs and Stock Options assuming that all Unvested RSUs will vest and all Stock Options are exercised.

(a)	Exit Facility

As further detailed in the Exit Facility Term Sheet, the Exit Lenders will provide the Company with an $80 million exit facility (the “Exit Facility”), comprised of (i) $40 million in new money delayed draw term loan commitments7, including up to $20 million available upon emergence and (ii) $40 million of Convertible Notes Claims held by the Exit Lenders. The Exit Facility will, among other things, (x) accrue interest at nine percent (9%) per annum Cash, with a one percent (1%) per annum Cash fee for amounts undrawn, (y) mature three (3) years following the Effective Date, and (z) be secured by (a) first-priority Liens on substantially all of the Reorganized Debtors’ assets, subject to exclusions to be agreed, including all bitcoin Miners acquired subsequent to the first $52.5 million of unencumbered bitcoin Miners purchased after the Effective Date, and (b) second-priority Liens on the first $52.5 million of unencumbered bitcoin Miners purchased after the Effective Date, Miners secured by the Miner Equipment Lender Agreements, real estate mortgages, and M&M Liens.

(b)	Rights Offering

As contemplated by the Plan and the RSA, the Debtors will conduct a $55 million equity rights offering (the “Rights Offering”), which will be implemented, pursuant to subscription procedures approved by the Bankruptcy Court (the “Rights Offering Procedures”).8 The Holders of Existing Common Interests will have the right to participate in the Rights Offering (“Subscription Rights”) and, in accordance with the Rights Offering Procedures, exercise such Subscription Rights to purchase New Common Interests (the “Rights Offering Shares”) at a price per share that represents a thirty percent (30%) discount to Plan Equity Value,9 as implied by the $1.5 billion Enterprise Value (the “Per Share Price”). The Debtors estimate that the Plan Equity Value will be approximately $795 million. Holders of Existing Common Interests are permitted to purchase Rights Offering Shares in excess of each Holder’s Subscription Rights at the same Per Share Price in the event that less than $55 million in Rights Offering Shares are timely, duly, and validly subscribed and paid for (such rights “Oversubscription Rights”).

Pursuant to a backstop commitment letter and related term sheet annexed thereto (together, the “Backstop Commitment Letter”), certain Holders of Existing Common Interests (the “Backstop Parties”) have committed to backstop $37.1 million of the Rights Offering (such commitment, the “Backstop Commitment”).

In exchange therefor, the Backstop Parties will receive a backstop premium equal to twenty percent (20%) of the Backstop Commitment, which will be paid in the form of New Common Interests on the Effective Date at the Per Share Price (the “Backstop Commitment Premium”). If the Backstop Commitment Letter is terminated under certain circumstances described therein, the Backstop Parties will receive a Cash payment equal to five percent (5%) of the Backstop Commitment in lieu of the Backstop Commitment Premium, unless such termination is the result of a breach by the Backstop Parties, among other exceptions. On November 3, 2023, the Debtors filed a motion seeking, among other things, the Bankruptcy Court’s approval of its entry into the Backstop Commitment Letter.10 The form of Backstop Commitment Letter and related term sheet are attached as Exhibit A to the Backstop Motion. On November 14, 2023, the Debtors filed a supplement to the Backstop Motion (Docket No. 1415), reporting that the Debtors obtained $37.1 million in Backstop Commitments and describing certain modifications to the form of Backstop Commitment Letter and Rights Offering Procedures. Following a hearing held on November 14, 2023, the Bankruptcy Court entered an order approving the Backstop Motion.

[7]

The $40 million will be immediately available to pay the Allowed DIP Claims in Cash in full subject to a three percent (3%) premium payable in Cash or added to the principal amount of the Exit Facility, non-refundable payment in the form of New Common Interests in an amount equal to the lesser of the quotient of (a) the ERO Shortfall (if any) multiplied by 1.2 (“Line 1”) and (b) Line 1 divided by 0.7 and two-percent (2%) of Plan Equity Value

[8]	The Rights Offering Procedures are attached as Exhibit 15 to the Disclosure Statement Order
[9]

The term “Plan Equity Value” means and shall be calculated as (a) the $1.5 billion Plan Enterprise Value minus (b) the sum of the debt incurred pursuant to (i) the Exit Facility (amount drawn as of the Effective Date), (ii) the New Secured Notes, (iii) the New Secured Convertible Notes, (iv) Miner Equipment Lender Takeback Debt (Default), (v) Miner Equipment Lender Takeback Debt (Election 2), (vi) Reinstated Other Secured Claims Agreements, (vii) M&M Lien Takeback Debt, (viii) the M&M Lien Settlements, and (ix) the Mortgage Takeback Debt.

[10]

See Emergency Motion of Debtors for Order (I) Authorizing Entry Into Backstop Commitment Letter, (II) Approving Performance Obligations Thereunder, and (III) Granting Related Relief, dated November 3, 2023 (Docket No. 1383) (the “Backstop Motion”).

iii.	Summary of Plan Treatment

The following summary is qualified in its entirety by reference to the full text of the Plan.

YOU SHOULD READ THE PLAN IN ITS ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

The proposed restructuring embodied in the Plan contemplates, among other things, the following treatment of Holders of Claims and Interests:

DIP Claims

The Allowed DIP Claims will be (i) paid in cash in full on the Effective Date or (ii) receive such other treatment as to which the Debtors and the Holder of such Allowed DIP Claims will have agreed upon in writing, with the consent of the Requisite Consenting Creditors. The Debtors expect the Allowed DIP Claims to total approximately $20 million, accounting for principal plus fees and interest and assuming a projected Effective Date of December 31, 2023.

Administrative Expense Claims

The Plan provides that each holder of an Allowed Administrative Expense Claim (other than Professional Fee Claim or Restructuring Fees and Expenses) will receive Cash in full on, or as soon as reasonably practicable thereafter, the later of (i) the Effective Date and (ii) the first Business Day after the date that is thirty (30) days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim or such other treatment consistent with section 1129(a)(9) of the Bankruptcy Court; provided, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business will be paid by the Debtors or Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders, course of dealing or agreements governing, instruments evidencing, or other documents relating to such transactions.

Priority Tax Claims

The Plan provides that each holder of an Allowed Priority Tax Claim will receive, at the sole option of the Debtors or Reorganized Debtors, as applicable, (i) Cash in full on, or as soon as reasonably practicable thereafter, the later of (a) the Effective Date, (b) the first Business Day after the date that is thirty (30) days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, and (c) the date such Allowed Priority Tax Claim is due and payable in the ordinary course, or (ii) such other treatment reasonably acceptable to the Debtors or Reorganized Debtors (as applicable with the consent of the Requisite Consenting Creditors) and consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Convertible Notes Secured Claims (Classes 1 and 2)

Claims arising under or related to the April NPA (the “April Convertible Notes Secured Claims”) (Class 1) and Claims arising under or related to the August NPA (the “August Convertible Notes Secured Claims”) (Class 2) have been separately classified under the Plan.

1.	April Convertible Notes Secured Claims (Class 1)

Allowance

Pursuant to the RSA Settlement, Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, the RSA Parties have agreed to settle the Allowed amount of the April Convertible Notes Secured Claims (including postpetition interest and the accreted portion of the April 2X Amounts) in an amount equal to the sum of:

(i)	$350 million;

(ii)	if the Effective Date occurs after January 15, 2024,[11] any accrued interest at the rate provided under the April NPA from January 15, 2024 through the Effective Date;

(iii)	the aggregate Pro Rata Total Convertible Notes Share[12] on account of the April Convertible Notes Secured Claims of any ERO Shortfall Equity Distribution Amount (as defined below); and

(iv)	the aggregate Pro Rata Total Convertible Notes Share on account of the April Convertible Notes Secured Claims of any Incremental Convertible Noteholders Equity Distribution Amount.

Treatment

Except to the extent that a Holder of an April Convertible Notes Secured Claim agrees to a less favorable treatment of such Claim, each Holder of an April Convertible Notes Secured Claim will receive, on the Effective Date or as soon as reasonably practicable thereafter, such Holder’s:

(i)	Pro Rata Share of $150 million in New Secured Notes;

(ii)	Pro Rata Reduced Convertible Notes Share[13] of

a.	$260 million in New Secured Convertible Notes;

b.	New Common Interests with an aggregate value, based on Plan Value, equal to $300 million (the “Convertible Noteholders Equity Distribution”);[14] and

(iii)	Pro Rata Total Convertible Notes Equity Distribution[15] of up to $130 million in Contingent Payment Obligations, payable by the Reorganized Parent;

[11]	The RSA Parties have agreed to use reasonable efforts to emerge from chapter 11 on or before January 15, 2024.
[12]

As set forth in the Plan, the term “Pro Rata Total Convertible Notes Share” means the proportion that a Holder of an Allowed Convertible Notes Claim bears to the aggregate amount of Allowed Claims in Class 1 and Class 2.

[13]

As set forth in the Plan, the term “Pro Rata Reduced Convertible Notes Share” means the proportion that a Holder of an Allowed Convertible Notes Claim bears to the aggregate amount of Allowed Claims in Class 1 and Class 2, after (i) reducing such Holder’s Claim amount, for purposes of the calculation, by the principal amount of New Secured Notes allocated to such Holder and (ii) reducing the aggregate amount of Allowed Claims in Class 1 and Class 2 by the aggregate principal amount of New Secured Notes to be issued under the Plan.

[14]

The actual amount of New Common Interests provided to Holders of Allowed Convertible Notes Claims on account of the Convertible Noteholders Equity Distribution will be $260 million, not $300 million, as $40 million of such amount will be deemed to have been exchanged by certain Holders for a portion of the Exit Facility, as set forth in the Plan.

[15]

As set forth in the Plan, “Pro Rata Convertible Notes Equity Distribution” means the proportion of New Common Interests that a Holder of an Allowed Convertible Notes Claim will receive on account of the Convertible Noteholders Equity Distribution in relation to the New Common Interests that all Holders of Allowed Convertible Notes Claims will receive on account of the Convertible Noteholders Equity Distribution, in each case, after the taking into account the reduction of the Exit Lenders’ distribution of New Common Interests pursuant to the Convertible Noteholders Equity Distribution on account of the Designated Amount that will become obligations under the Exit Facility pursuant to sections 4.1 and 4.2 of the Plan.

(iv)	Pro Rata Total Convertible Notes Share of:

a.	the ERO Shortfall Equity Distribution (if any); and

b.	the Incremental Convertible Noteholders Equity Distribution (if any).

To the extent that a Holder of Allowed April Convertible Notes Secured Claims is an Exit Lender, such Holder shall have its distribution of New Common Interests pursuant to the Convertible Noteholders Equity Distribution, reduced in the amount of its respective share of the Designated Amount,16 on a dollar-for-dollar basis, for first-lien delayed draw term loans under the Exit Facility.

SUMMARY DESCRIPTIONS AND ILLUSTRATIVE EXAMPLES (IF APPLICABLE) OF EACH OF THE FOREGOING FORMS OF PLAN CONSIDERATION ARE SET FORTH BELOW.

2.	August Convertible Notes Secured Claims (Class 2)

Allowance

Pursuant to the RSA Settlement, Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, the RSA Parties have agreed to settle the allowed amount of the August Convertible Notes Claims (including postpetition interest and the accreted portion of the August 2X Amounts) in an amount equal to the sum of:

(i)	$360 million;

(ii)	if the Effective Date occurs after January 15, 2024,[17] any accrued interest at the rate provided under the August NPA from January 15, 2024 through the Effective Date;

(iii)	the aggregate Pro Rata Total Convertible Notes Share on account of the August Convertible Notes of any ERO Shortfall Equity Distribution Amount; and

(iv)	the aggregate Pro Rata Total Convertible Notes Share on account of the August Convertible Notes of any Incremental Convertible Noteholders Equity Distribution Amount.

Treatment

Except to the extent that a Holder of an August Convertible Notes Secured Claim agrees to a less favorable treatment of such Claim, each Holder of an August Convertible Notes Secured Claim will receive, on the Effective Date or as soon as reasonably practicable thereafter:

(i)	such Holder’s Pro Rata Reduced Convertible Notes Share of

a.	$260 million in the New Secured Convertible Notes;

[16]	As set forth in the Plan, the term “Designated Amount” means $40 million, which reflects the amount of Convertible Notes become obligations under the Exit Facility.
[17]	The RSA Parties have agreed to use reasonable efforts to emerge from chapter 11 on or before January 15, 2024.

b.	the Convertible Noteholders Equity Distribution; and

(ii)	Pro Rata Total Convertible Notes Equity Distribution of up to $130 million in Contingent Payment Obligations, payable by the Reorganized Parent;

(iii)	Pro Rata Total Convertible Notes Share of:

a.	the ERO Shortfall Equity Distribution (if any); and

b.	the Incremental Convertible Noteholders Equity Distribution (if any)

To the extent that a Holder of Allowed August Convertible Notes Secured Claims is an Exit Lender, such Holder shall have its distribution of New Common Interests pursuant to the Convertible Noteholders Equity Distribution reduced in the amount of its respective share of the Designated Amount,19 on a dollar-for-dollar basis, for first-lien delayed draw term loans under the Exit Facility:

SUMMARY DESCRIPTIONS AND ILLUSTRATIVE EXAMPLES (IF APPLICABLE) OF EACH OF THE FOREGOING FORMS OF PLAN CONSIDERATION ARE SET FORTH BELOW.

Description of Plan Consideration for Class 1 and Class 2

New Secured Notes (Class 1 Only)

As further detailed in the New Secured Notes Term Sheet attached to the Plan as Exhibit B, the Reorganized Parent will issue freely-tradeable new secured notes in the principal amount of $150 million, which will, among other things, (i) accrue interest at twelve and one-half percent (12.5%) Cash, (ii) mature four (4) years after the Effective Date, and (iii) be secured by Liens on substantially all of the Reorganized Debtors’ assets that are only junior to the Liens securing the Exit Facility (the “New Secured Notes”).

New Secured Convertible Notes (Class 1 and Class 2)

As further detailed in the New Secured Convertible Notes Term Sheet attached to the Plan as Exhibit C, the Reorganized Parent will issue freely-tradeable new secured convertible notes in the principal amount of $260 million, which will, among other things, (i) accrue interest, in the Reorganized Parent’s election, at either (a) six percent (6.0%) per annum in Cash and (b) six percent (6.0%) per annum in payment-in-kind New Common Interests (“PIK”) or (b) ten percent (10%) per annum in Cash, (ii) mature five (5) years after the Effective Date, (iii) be secured by Liens on substantially all of the Reorganized Debtors’ assets and property that are junior only to the Liens securing the New Secured Notes and Exit Facility, (iv) permit conversion to New Common Interests (or a combination of Cash and New Common Interests, at the Reorganized Parent’s election) at the election of the Holders at any time prior to maturity at the then applicable Conversion Price (as defined in the New Secured Convertible Notes Term Sheet) and (v) require conversion to New Common Interests if the Reorganized Debtors’ Enterprise Value equals or exceeds $2.1 billion (the “New Secured Convertible Notes”).

Contingent Payment Obligations (Class 1 and Class 2)

As further detailed in the Contingent Payment Obligations Term Sheet attached to the Plan as Exhibit D, Reorganized Parent’s issuance of certain freely assignable and publicly tradeable contingent payment obligations in the aggregate amount of up to $130 million (the “Contingent Payment Obligations”), which may become payable at the end of each year during the three-year period following the Effective Date, depending on the fair market value of the Convertible Noteholders Equity Distribution, in accordance with the following:

[18]	Amount subject to status as an Exit Lender as described below.
[19]	As set forth in the Plan, the term “Designated Amount” means $40 million, which reflects the amount of Convertible Notes become obligations under the Exit Facility.

•

Year 1: Beginning on the Effective Date through the first anniversary thereof (such anniversary, the “First Testing Date” and, such period, the “First Testing Period”), Reorganized Parent will pay the applicable payee its pro rata share of Cash (the “Year 1 Contingent Payment Obligation”) equal to the lesser of (i) $43.33 million and (ii) the difference between (a) $260 million and (b) the fair market value of the Convertible Noteholders Equity Distribution (the “First Anniversary Payment Amount”); provided, that, the Year 1 Contingent Payment Obligation will be extinguished if the fair market value of the Convertible Noteholders Equity Distribution is equal to or in excess of $260 million with respect to the First Testing Date. With respect to the First Testing Period, the fair market value of the Convertible Noteholders Equity Distribution is calculated by the product of (i) the volume weighted average closing price (the “VWAP”) in the consecutive sixty (60) calendar day period immediately prior to the First Testing Date multiplied by (ii) the number of New Common Interests that comprise the Convertible Noteholders Equity Distribution. The below table describes four illustrative scenarios.

Select Year 1 Contingent Payment Obligation Illustrations

Scenario 1	Assumption(s):	• $240 million fair market value of Convertible Noteholders Equity Distribution on First Testing Date
	Calculation:	• Lesser of (i) $43.33 million and (ii) $260 million minus $240 million
	Result:	• $20 million First Anniversary Payment Amount, payable in Cash

Scenario 2	Assumption(s):	• $160 million fair market value of Convertible Noteholders Equity Distribution on First Testing Date
	Calculation:	• Lesser of (i) $43.33 million and (ii) $260 million minus $160 million
	Result:	• $43.33 million First Anniversary Payment Amount payable in Cash

Scenario 3	Assumption(s):	• $260 million or greater fair market value of Convertible Noteholders Equity Distribution on First Testing Date
	Calculation:	• Lesser of (i) $43.33 million and (ii) $260 million minus $260 million
	Result:	• No payment on account First Testing Period.

•

Year 2: Beginning on the First Testing Date through the second anniversary of the Effective Date (such anniversary, the “Second Testing Date” and, such period, the “Second Testing Period”), Reorganized Parent will pay the applicable payee its pro rata share of Cash or New Common Interests, in the Reorganized Parent’s sole discretion (the “Year 2 Contingent Payment Obligation”), equal to the lesser of (i) $43.33 million and (ii) the difference between (a) $260 million minus the First Anniversary Payment Amount, if any, and (b) the fair market value of the Convertible Noteholders Equity Distribution (the “Second Anniversary Payment Amount”); provided that the Year 2 Contingent Payment Obligation will be extinguished if the fair market value of the Convertible Noteholders Equity Distribution is equal to or in excess of $260 million minus the First Anniversary Payment Amount, if any, with respect to the Second Testing Date. With respect to the Second Testing Period, the fair market value of the Convertible Noteholders Equity Distribution is calculated by the product of (i) the VWAP in the consecutive sixty (60) calendar day period immediately prior to the Second Testing Date multiplied by (ii) the number of New Common Interests that comprise the Convertible Noteholders Equity Distribution. The below table describes three illustrative scenarios.

Select Year 2 Contingent Payment Obligation Illustrations

Scenario 1	Assumption(s):	• $200 million fair market value of Convertible Noteholders Equity Distribution on Second Testing Date • $20 million First Anniversary Payment Amount
	Calculation:	• Lesser of: (i) $43.33 million; and (ii) ($260 million – $20 million) – $200 million
	Result:	• $40 million Second Anniversary Payment Amount, payable in Cash or New Common Interests at Company’s election

Scenario 2	Assumption(s):	• $200 million fair market value of Convertible Noteholders Equity Distribution on Second Testing Date • No payment on account of First Testing Period
	Calculation:	• Lesser of: (i) $43.33 million; and (ii) ($260 million – $0) – $200 million
	Result:	• $43.33 million Second Anniversary Payment Amount, payable in Cash or New Common Interests at Company’s election

Scenario 3	Assumption(s):	• $250 million fair market value of Convertible Noteholders Equity Distribution on Second Testing Date • $10 million First Anniversary Payment Amount
	Calculation:	• Lesser of: (i) $43.33 million; and (ii) ($260 million – $10 million) – $250 million
	Result:	• No payment on account of Second Testing Period

•

Year 3: Beginning on the Second Testing Date through the third anniversary of the Effective Date (such anniversary, the “Third Testing Date” and, such period, the “Third Testing Period”), the Reorganized Parent will pay the applicable payee its pro rata share of Cash or New Common Interests, in the Reorganized Parent’s sole discretion (the “Year 3 Contingent Payment Obligation”), equal to the lesser of (i) $43.33 million and (ii) the difference between (a) $260 million minus the sum of (y) the First Anniversary Payment Amount, if any, and (z) the Second Anniversary Payment Amount, if any, and (b) the fair market value of the Convertible Noteholders Equity Distribution (the “Third Anniversary Payment Amount”); provided that the Year 3 Contingent Payment Obligation will be extinguished if the fair market value of the Convertible Noteholders Equity Distribution is equal to or in excess of $260 million minus the (1) First Anniversary Payment Amount, if any, and (2) the Second Anniversary Payment Amount, if any, with respect to the Third Testing Date. With respect to the Third Testing Period, the fair market value of the Convertible Noteholders Equity Distribution is calculated by the product of (i) the VWAP in the consecutive sixty (60) calendar day period immediately prior to the Third Testing Date multiplied by (ii) the number of New Common Interests that comprise the Convertible Noteholders Equity Distribution. The below table describes three illustrative scenarios.

Select Year 3 Contingent Payment Obligation Illustrations

Scenario 1	Assumption(s):	• $180 million fair market value of Convertible Noteholders Equity Distribution on Third Testing Date • $35 million First Anniversary Payment Amount • $25 million Second Anniversary Payment Amount

Select Year 3 Contingent Payment Obligation Illustrations

	Calculation:	• Lesser of: (i) $43.33 million; and (ii) (($260 million – ($35 million + $25 million)) –$180 million

	Result:	• $20 million Third Anniversary Payment Amount, payable in Cash or New Common Interests at Company’s election

Scenario 2	Assumption(s):	• $160 million fair market value of Convertible Noteholders Equity Distribution on Third Testing Date • $20 million First Anniversary Payment Amount • $10 million Second Anniversary Payment Amount
	Calculation:	• Lesser of: (i) $43.33 million; and (ii) (($260 million – ($20 million + $10 million)) – $160 million
	Result:	• $43.33 million Third Anniversary Payment Amount, payable in Cash or New Common Interests at Company’s election

Scenario 3	Assumption(s):	• $200 million fair market value of Convertible Noteholders Equity Distribution on Third Testing Date • No payment on account of First Testing Period • $30 million Second Anniversary Payment Amount
	Calculation:	• Lesser of: (i) $43.33 million; and (ii) (($260 million – ($0 + $30 million)) – $200 million
	Result:	• $30 million Third Anniversary Payment Amount, payable in Cash or New Common Interests at Company’s election

Scenario 4	Assumption(s):	• $220 million fair market value of Convertible Noteholders Equity Distribution on Third Testing Date • $10 million First Anniversary Payment Amount • $30 million Second Anniversary Payment Amount
	Calculation:	• Lesser of: (i) $43.33 million; and (ii) (($260 million – ($10 million + $30 million))– $220 million
	Result:	• No payment on account of Third Testing Period

ERO Shortfall Equity Distribution (Class 1 and Class 2)

To the extent the Rights Offering does not yield proceeds of $55 million, there will be shortfall, calculated as the dollar amount equal to the difference of $55 million minus the total amount of proceeds raised in the Rights Offering (the “ERO Shortfall”). In accordance with the Plan, including the RSA Settlement, any ERO Shortfall will trigger a sliding scale mechanism (the “ERO Shortfall Mechanism”) whereby New Common Interests with a value of up to approximately five and four/tenths percent (5.4%) will be distributed to the Exit Lenders (i.e. the first 2% of the New Common Interests) and the Holders of Allowed Convertible Notes Claims (only to the extent the ERO Shortfall mechanism results in more than two percent (2%) of New Common Interests being reallocated) (such distribution to Holders of Allowed Convertible Notes Claims, an “ERO Shortfall Equity Distribution”). Any ERO Shortfall Equity Distribution Amount will be paid in New Common Interests to the Convertible Noteholders. Specifically, the ERO Shortfall Equity Distribution will (i) increase the Allowed Settled April Convertible Notes Secured Claims Amount and Allowed Settled August Convertible Notes Secured Claims Amount and (ii) increase such Holders’ recoveries in New Common Interests by providing them with a larger quantity of the aggregate distributable New Common Interests. The New Common Interests being distributed to Holders of Allowed Convertibles Notes Claims in connection with the Incremental Convertible Noteholders Equity Distribution are New Common Interests that would have otherwise been distributed to Holders of Existing Common Interests and Allowed Section 510(b) Claims.

The amount of the ERO Shortfall Equity Distribution to be distributed to the Holders of Allowed Convertible Notes Claims will equal the dollar amount arising from the following formula (the “ERO Shortfall Equity Distribution Amount”):

(a) the ERO Shortfall multiplied by 1.2 (“Line 1”);

(b) Line 1 divided by 0.7 (“Line 2”); and

(c) Line 2 minus the number that is two percent (2%) of the Plan Equity Value.

provided, that if such dollar amount is less than $0, then the ERO Shortfall Equity Distribution Amount shall be $0.

The below table describes four illustrative scenarios.

Select ERO Shortfall Illustrations

Scenario 1	Assumption(s):	• $30 million in proceeds from Rights Offering • $795 million Plan Equity Value
	ERO Shortfall:	• $55 million – $30 million = $25 million
	ERO Shortfall Equity Distribution Amount:	• Line 1: $25 million × 1.2 = $30 million • Line 2: $30 million ÷ 0.7 = $42,857,142.90 • Line 3: $42,857,142.90 – ($795 million × 0.02) = $26,957,142.90
Result:

•  $15,900,000 (2% of the New Common Interests) to Exit Lenders

•  $26,957,142.90 (3.5 % of the New Common Interests) to Convertible Noteholders:

$13,288,732.42 to Holders of April Convertible Notes Secured Claims

$13,668,410.48 to Holders of August Convertible Notes Secured Claims

Scenario 2	Assumption(s):	• $40 million in proceeds from Rights Offering • $795 million Plan Equity Value
	ERO Shortfall:	• $55 million – $40 million = $15 million
	ERO Shortfall Equity Distribution Amount:	• Line 1: $15 million × 1.2 = $18 million • Line 2: $18 million ÷ 0.7 = $25,714,285.70 • Line 3: $25,714,285.70 – ($795 million × 0.02) = $9,814,285.71
Result:

•  $15,900,000 (2% of the New Common Shares) to Exit Lenders

•  $9,814,285.71 (1.2% of the New Common Shares) to Convertible Noteholders:

$4,838,028.17 to Holders of April Convertible Notes Secured Claims

$4,976,257.54 to Holders of August Convertible Notes Secured Claims

Scenario 3	Assumption(s):	• $55 million in proceeds from Rights Offering • $795 Plan Equity Value

Select ERO Shortfall Illustrations

	ERO Shortfall:	• $55 million – $55 million = $0

	ERO Shortfall Equity Distribution Amount:	• None

	Result:	• No ERO Shortfall Equity Distribution

Scenario 4	Assumption(s):	• $50 million in proceeds from Rights Offering • $795 Plan Equity Value
	ERO Shortfall:	• $55 million – $50 million = $5
	ERO Shortfall Equity Distribution Amount:	• Line 1: $5 million × 1.2 = $6 million • Line 2: $6 million ÷ 0.7 = $8,571,428.57 • Line 3: $8,571,428.57 – ($795 million × 0.02) < 0
	Result:	• $8,571,428.57 to Exit Lenders • $0 to Convertible Noteholders:

Incremental Convertible Noteholders Equity Distribution (Class 1 and Class 2)

In accordance with the Plan and RSA Settlement, there are two circumstances where increased professional fees paid by the Reorganized Debtors on account of representatives of Holders of Existing Common Interests will (i) increase the Allowed Settled April Convertible Notes Secured Claims Amount and Allowed Settled August Convertible Notes Secured Claims Amount and (ii) thus result in the Holders of Allowed Convertible Notes Secured Claims receiving additional New Common Interests. The first is if the final Allowed amount of professional fees of the Equity Committee (the “Final Equity Committee Fees Amount”) exceeds $6.75 million. The second is on account of any Allowed Claim of the ad hoc group of equity security holders (“Ad Hoc Equity Group”) for the reasonable and documented fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP, in its capacity as counsel to the Ad Hoc Equity Group, pursuant to section 503(b)(3)(D) of the Bankruptcy Code in an amount not to exceed $1.5 million (the “Ad Hoc Equity Group Substantial Contribution Claim”).

Specifically, the Convertible Noteholders will receive New Common Interests with an aggregate value, based on Plan Value, equal to the sum of (the “Incremental Convertible Noteholders Equity Distribution”): (i) the Final Equity Committee Fees Amount in excess of $6.75 million and (ii) the Ad Hoc Equity Group Substantial Contribution Claim that is Allowed (together, the “Incremental Convertible Noteholders Equity Distribution Amount”). The New Common Interests being distributed to Holders of Allowed Convertibles Notes Claims in connection with the Incremental Convertible Noteholders Equity Distribution are New Common Interests that would have otherwise been distributed to Holders of Existing Common Interests and Allowed Section 510(b) Claims.

Select Incremental Convertible Noteholders Equity Distribution Illustrations
Scenario 1	Assumption(s):	• Final Approval of Equity Committee Fees Amount of $8.75 million • $1.5 million Allowed Ad Hoc Equity Group Substantial Contribution Claim
	Calculation:	• ($8.75 million – $6.75 million) + $1.5 million = $3.5 million
	Result:	• Incremental Convertible Noteholders Equity Distribution Amount of $3.5 million • Residual Equity Pool reduced by $3.5 million

Select Incremental Convertible Noteholders Equity Distribution Illustrations

Scenario 2	Assumption(s):	• Final Equity Committee Fees Amount of $6.75 million • $1.5 million Ad Hoc Equity Group Substantial Contribution Claim
	Calculation	• ($6.75 million – $6.75 million) + $1.5 million = $1.5 million
	Result	• Incremental Convertible Noteholders Equity Distribution Amount of $1.5 million • Residual Equity Pool reduced by $1.5 million

Scenario 3	Assumption(s):	• Final Equity Committee Fees Amount of $6.75 million • $0 Ad Hoc Equity Group Substantial Contribution Claim
	Calculation:	• ($6.75 million – $6.75 million) + $0 = $0
	Result:	• No Incremental Convertible Noteholders Distribution • No reduction to Residual Equity Pool

Miner Equipment Lender Claims (Class 3)

Bifurcation and Allowance

Pursuant to the Plan, Claims held by each Equipment Lender (collectively the “Miner Equipment Lender Claims”) will be bifurcated into (i) a secured Claim equal to the value of the collateral securing the Miner Equipment Lender Claim (collectively, the “Miner Equipment Lender Secured Claims”) and (ii) an unsecured Claim for amounts in excess of the applicable collateral value (collectively the “Miner Equipment Lender Deficiency Claims”). Miner Equipment Lender Deficiency Claims shall be treated as General Unsecured Claims and shall vote in Class 8.

Pursuant to the Plan, the Debtors seek allowance of Miner Equipment Lender Secured Claims and Miner Equipment Lender Deficiency Claims held by each Equipment Lender as set forth on Exhibit L attached to the Plan (the “Miner Equipment Lender Claims Schedule”). Any interest accruing on Allowed Miner Equipment Lender Claims from the Petition Date through the Effective Date shall accrue at 4.64% per annum, which is the federal judgment rate as provided under 28 U.S.C. § 1961(a), calculated as of the Petition Date (the “Federal Judgment Rate”), and shall be added to the Miner Equipment Lender Deficiency Claim. Each Claim that is expressly Disallowed as set forth on the Miner Equipment Lender Claims Schedule shall be Disallowed and expunged as of the Effective Date.

Treatment

Each holder of a Miner Equipment Lender Secured Claim will have three options for treatment of its Claim. To receive any option other than the Default Miner Equipment Lender Treatment (described below), Holders of Miner Equipment Lender Secured Claims must elect such option on a timely submitted Ballot. Any holder of a Miner Equipment Lender Secured Claim that does not properly elect an option will receive the Default Miner Equipment Lender Treatment.

Default Treatment

Except to the extent that a Holder of a Miner Equipment Lender Secured Claim timely elects on its Ballot one of the treatment election options described below, each Holder of an Allowed Miner Equipment Lender Secured Claim will receive, on the Effective Date or as soon as reasonably practicable thereafter, the following treatment (the “Default Miner Equipment Lender Treatment”):

•

Miner Equipment Lender Takeback Debt – secured debt to be issued by the Debtor that is party to the applicable Miner Equipment Lender Agreement in the principal amount of each applicable Holder’s Miner Equipment Lender Secured Claim, on the terms and conditions set forth in the term sheet attached as Exhibit H to the Plan (the “New Equipment Lender Debt Term Sheet (Default)”); and

•

Deficiency Claim Treatment – Any Allowed Miner Equipment Lender Deficiency Claim (in accordance with the Miner Equipment Lender Claims Schedule) shall be treated in Class 8 as a General Unsecured Claim.

Potential Treatment Elections

In lieu of the Default Miner Equipment Lender Treatment above, each Holder of an Allowed Miner Equipment Lender Secured Claim may elect one of the following settlement options:

•

Miner Equipment Lender Treatment Election 1 – Such Holder may elect to receive New Common Interests with a value, based on Plan Value, equal to one hundred percent (100%) of such Holder’s Allowed Miner Equipment Lender Secured Claim. Such Holder’s Miner Equipment Lender Deficiency Claim will be treated in Class 8 as a General Unsecured Claim in accordance with the terms and provisions set forth in section 4.8 of the Plan.

•

Miner Equipment Lender Treatment Election 2 – Any Holder that is a Settling Miner Equipment Lender may elect to receive secured debt to be issued by the Debtor that is party to the applicable Miner Equipment Lender Agreement in the principal amount of eighty percent (80%) of each applicable Holder’s Allowed Miner Equipment Lender Claim, on the terms and conditions set forth in the term sheet attached as Exhibit I to the Plan (the “New Equipment Lender Debt Term Sheet (Election 2)”). Each Holder’s applicable Miner Equipment Lender Takeback Debt (Election 2) will be secured by such Holder’s prepetition collateral and such Holder’s pro rata share of the Settling Miner Equipment Lender Additional Collateral (as defined below). By electing this treatment, such Holder will have agreed to waive any additional recovery on account of its Miner Equipment Lender Deficiency Claim in Class 8.

Pursuant to the Miner Equipment Lender Settlement, the Settling Miner Equipment Lenders that elect Miner Equipment Lender Treatment Election 2 will receive a duly-perfected and validly enforceable first-priority lien on the first $52,500,000 of new, non-financed miners acquired by the Reorganized Debtors following the Effective Date (the “Additional Collateral”); provided that the $52,500,000 of the Additional Collateral allocated to the Settling Miner Equipment Lenders shall be reduced on a pro rata basis to the extent more than 25% (measured by Allowed Claim amount) of the Settling Miner Equipment Lenders do not elect Miner Equipment Lender Takeback Debt (Election 2) calculated as (1) $52,500,000 multiplied by (2)(a) the quotient of (i) all Settling Miner Equipment Lenders’ Allowed Miner Equipment Lender Claims (as of the Petition Date) electing Miner Equipment Lender Treatment Election 2 divided by (ii) the aggregate amount of all Allowed Miner Equipment Lender Claims of the Settling Miner Equipment Lenders (as of the Petition Date) divided by (b) 75%; provided, further, that each Settling Miner Equipment Lender that elects Miner Equipment Lender Treatment Election 2 shall hold a percentage interest in the Additional Collateral equal to the total aggregate hashing power of such lender’s Existing Collateral listed on Schedule 1 of the New Equipment Lender Debt Term Sheet (Election 2) as a percentage of the total aggregate hashing power of all the Existing Collateral securing the Settling Miner Equipment Lenders’ Miner Equipment Loans that elect Miner Equipment Lender Treatment Election 2 listed on Schedule 1 of the New Equipment Lender Debt Term Sheet (Election 2).

Other Secured Claims (Class 4)

The Other Secured Claims in Class 4 consist of the Secured Claims held by (i) all non-miner equipment lenders (the “Non-Miner Equipment Lenders”) and (ii) Bremer Bank, National Association arising from the Bremer Agreements, which is a non-miner equipment lender that also has real estate collateral.

Treatment

On the Effective Date, all Allowed Other Secured Claims will be reinstated in accordance with section 1124(2) of the Bankruptcy Code, subject to the procedures for Reinstated Claims set forth in Section 7.11 of the Plan, including to determine the applicable Cure Amount.

M&M Lien Secured Claims (Class 5)20

As further detailed in section (IV)(v) of the Disclosure Statement, M&M Lien Secured Claims in Class 5 consist of the Claims that are secured by mechanics’, materialmens’, workmens’, and repairmens’ Liens and other similar Liens and encumbrances arising under state law (the “M&M Liens”) for the provision by General Contractors and Subcontractors of labor, materials, equipment and/or services in connection with the construction, development or improvement of any real property owned or leased by any Debtor.

Allowance

Pursuant to the Plan, the Debtors seek allowance of the M&M Lien Secured Claims as set forth on Exhibit K attached to the Plan (the “M&M Lien Claims Schedule”). The M&M Lien Claims Schedule also sets forth the applicable collateral securing each M&M Lien Secured Claim and reflects the proposed allowed amount of any General Unsecured Claims held by any General Contractor or Subcontractor. All Subcontractor Claims are Disallowed under the Plan; however, Subcontractors retain their M&M Liens to the extent set forth on the M&M Lien Claims Schedule.

Treatment

On the Effective Date, or as soon reasonably practicable thereafter, each Holder of an Allowed M&M Lien Secured Claim, to the extent not resolved pursuant to an M&M Lien Settlement (in which case, such Holder’s recovery shall be limited to the terms of the applicable M&M Lien Settlement and shall not be entitled to any recovery under the Plan), will receive secured debt (the “M&M Lien Takeback Debt”) issued by the applicable Debtor that owns or leases the real property encumbered by the applicable M&M Lien, in each case in the principal amount equal to the amount of the applicable M&M Lien Secured Claim, on the terms and conditions set forth in the term sheet attached as Exhibit J to the Plan (the “New M&M Lien Debt Term Sheet”).

(a)	Duplicate Subcontractor Liens

To the extent any Subcontractor has filed an M&M Lien against real property owned or leased by a Debtors with respect to amounts which are secured, in duplication, by an M&M Lien filed by a General Contractor and evidenced by such General Contractor’s M&M Secured Lien Claim, as set forth on the M&M Lien Claims Schedule, then the Reorganized Debtors will (i) issue M&M Lien Takeback Debt with respect to any such amounts secured in duplication in favor of the General Contractor only as the Holder of the M&M Lien Secured Claim and (ii) repay the M&M Lien Takeback Debt issued to each such General Contractor by making payments directly to the General Contractor and each Subcontractor, pro rata in the percentages set forth next to each such General Contractor and Subcontractor on the M&M Lien Claims Schedule, subject to the terms and provision set forth in section 4.5 of the Plan.

Each payment made directly to a Subcontractor shall reduce the amount of such General Contractor’s M&M Secured Lien Claim, such General Contractor’s M&M Lien, and such Subcontractor’s M&M Lien, in each case on a dollar-for-dollar basis.

(b)	Limitation on Enforcement Remedies

Unless and until there is an Event of Default (as defined in the New M&M Lien Debt Term Sheet) under the terms of the applicable M&M Lien Takeback Debt, each Person asserting an M&M Lien shall be precluded from foreclosing or otherwise enforcing such M&M Lien or otherwise taking adverse action against the applicable Debtor with regard to the amounts secured by such M&M Lien.

(c)	Extinguishment of M&M Liens

[20]	As further discussed below, McCarthy is the only general contractor asserting an M&M Lien Claim with which the Debtors have not yet reached an agreement.

Any M&M Lien (i) of a Subcontractor, (ii) of a General Contractor, or (iii) otherwise securing an Allowed M&M Lien Secured Claim and/or M&M Lien Takeback Debt will be fully and finally extinguished upon the repayment in full of all amounts payable under the applicable M&M Lien Takeback Debt, which may be evidenced by recording in the applicable real property records a final, unconditional lien waiver, release of lien, and such other documents or certificates required to fully and unconditionally release any such M&M Lien.

Pursuant to the Plan, the Debtors and Reorganized Debtors, as applicable, are authorized to record (and granted power of attorney to effectuate such recordation) such final, unconditional lien waiver, release of lien, and such other documents or certificates required to fully and unconditionally release any such M&M Lien in the applicable real property records, and each applicable clerk is directed to accept such documentation.

Any M&M Lien that is not listed on the M&M Lien Claim Amounts Schedule will be extinguished upon the Effective Date of the Plan.

Secured Mortgage Claims (Class 6)

Allowance

The Secured Mortgage Claims in Class 5 consist of the (i) Secured Mortgage Claim (Brown), (ii) the Secured Mortgage Claim (Holliwood). Pursuant to the Plan, the Debtors seek allowance of Secured Mortgage Claims against Debtor American Property Acquisition, LLC in the following manner:

•	Secured Mortgage Claim (Brown) shall be Allowed in the amount of $187,819.93.

•

Secured Mortgage Claim (Holliwood) shall be Allowed in the amount of $571,961.55, plus post-petition interest accruing at ten percent (10%), plus reasonable and documented legal fees and expenses of Holliwood LLC relating to the Secured Mortgage Claim (Holliwood) and the Chapter 11 Cases.

Treatment

Each Holder of an Allowed Secured Mortgage Claim will have two options for treatment of its Claim. To select the Mortgage Treatment Election (option 2 below), holders must elect such option on a timely submitted Ballot. Any holder that does not properly elect the Mortgage Treatment Election will receive the Default Mortgage Treatment.

(a)	Default Mortgage Treatment (Option 1)

Except to the extent that a Holder of an Allowed Secured Mortgage Claim timely elects the Mortgage Treatment Election on its Ballot, such Holder will have its Mortgage Agreements (and any applicable related documents) of Holders amended to include a maturity date of December 31, 2025.

(b)	Mortgage Treatment Election

In lieu of the default treatment above, each Holder of an Allowed Secured Mortgage Claim may elect on its Ballot to receive, no later than 60 days following the Effective Date, Cash in an amount equal to ninety five percent (95%) of such Holder’s Allowed Secured Mortgage Claim (the “Mortgage Treatment Election”).

General Unsecured Claims (Class 8)

General Unsecured Claims consist of all Claims that are not Secured Claims, Priority Tax Claims, Priority Non-Tax Claims, Professional Fee Claims, DIP Claims, Intercompany Claims, Section 510(b) Claims, or Administrative Expense Claims. General Unsecured Claims include (i) Miner Equipment Lender Deficiency Claims, (ii) all Claims arising from litigation against a Debtor, including Insured Litigation Claims and excluding Section 510(b) Claims (the “Litigation Claims”), (iii) all unsecured Claims arising from General Contracts (the “General Contractor Unsecured Claims”), (iv) all Claims of the Debtors’ utility providers (“Utility Unsecured Claims”), and (v) other unsecured Claims against the Debtors (collectively, the “Other Unsecured Claims”).

The Debtors estimate the General Unsecured Clams (not including any Miner Equipment Lender Deficiency Claims) to total approximately $81.4 million (including postpetition interest at the Federal Judgement Rate through the assumed Effective Date of December 31, 2023), as detailed in section (IV)(C)(vi)(c) below, although certain Claims are Disputed and may be Allowed at higher amounts than estimated.21

The Debtors estimate that the Miner Equipment Lender Deficiency Claims are equal to approximately $185.2 million (not including postpetition interest), but the Debtors are unable to estimate the recoveries on account Miner Equipment Lender Deficiency Claims at this time due to the potential for one or more Holders of a Miner Equipment Lender Secured Claim to elect Miner Equipment Lender Treatment Election 2 and thereby waive their recovery on account of their respective Miner Equipment Lender Deficiency Claim. Based on the Miner Equipment Lender Settlement, the Debtors believe that most of the Equipment Lenders intend to opt for the Miner Equipment Lender Treatment Election 2 and will, therefore, waive their recoveries on such Miner Equipment Lender Deficiency Claims and not receive a recovery in Class 8.

Allowance

Pursuant to the Plan, the Debtors seek allowance of General Unsecured Claims as set forth in the Plan Supplement (the “Schedule of Allowed General Unsecured Claims”). Each Claim that is not listed on the Schedule of Allowed General Unsecured Claims shall be resolved in accordance with article VII of the Plan (see the below section on Disputed Claims for a summary).

Treatment

Except to the extent a Holder of a General Unsecured Claim has agreed to waive its recovery on its General Unsecured Claim (such as certain of the Settling Miner Equipment Lenders) or agrees to less favorable treatment of such Claim, each Holder of a General Unsecured Claim will receive, on the Effective Date or as soon as reasonably practicable thereafter, New Common Interests with a value, based on Plan Value (see description of Plan Value above), equal to one-hundred percent (100%) of such Holder’s Allowed General Unsecured Claim. All Allowed General Unsecured Claims will accrue interest at the Federal Judgment Rate from the Petition Date to the date of distribution.

Section 510(b) Claims (Class 11)

Section 510(b) Claims in Class 11 consist of any Claim against any Debtor (i) arising from the rescission of a purchase or sale of an Interest of any Debtor or an Affiliate of any Debtor (including the Existing Common Interests); (ii) for damages arising from the purchase or sale of such Interest; or (iii) for reimbursement or contribution Allowed under section 502 of the Bankruptcy Code on account of such a Claim. Section 510(b) Claims include both (i) Claims asserted or assertable against the Debtors in the Securities Class Action (as defined below) and (ii) proofs of claim (each a “POC”) Nos. 52, 54, 81, 82, 241, 351, 556, and 632, including the Securities Class Action POC (as defined below).

In accordance with section 510(b) of the Bankruptcy Code, each Allowed Section 510(b) Claim (i) is subordinated to all Claims, (ii) has the same priority as the Existing Common Interests (Class 12), and (iii) will receive treatment of the same value as the Existing Common Interests (Class 12).

Treatment

Each Holder of a Section 510(b) Claim will receive, on the Effective Date, or as soon as reasonably practicable thereafter, (i) such Holder’s Pro Rata Equity Share (as defined below) of the Residual Equity Pool and (b) such Holder’s Pro Rata Equity Share of New Warrants, and (iii) in lieu of the ability to participate in the Rights Offering, such Holders will receive, Cash, New Common Interests, or New Warrants, at the option of the Debtors or Reorganized Debtors, as applicable, in an amount equal to the value of the Subscription Rights that would have been distributable to such Holder if Subscription Rights were distributed to Holders in Class 11.

[21]

As described in greater detail in section (IV)(C)(vi) below, if the Debtors are unsuccessful in their objections to the Litigation Claims and/or the applicable rate of postpetition interest payable to General Unsecured Claims, total amount of Allowed General Unsecured Claims may be materially greater than this estimated amount.

“Pro Rata Equity Share” is calculated by taking the amount of asserted Section 510(b) Claims divided by the amount of asserted 510(b) Claims and Existing Common Interests, valuing such Existing Common Interests as being equal to the entire value of the New Common Interests in the Residual Equity Pool, the New Warrants, and the Subscription Rights for purposes of this calculation.

For example, if there are (i) $100 million of Allowed Section 510(b) Claims, (ii) 400 million shares of Existing Common Interests, and (iii) a $800 million value of New Common Interests in the Residual Equity Pool, the Section 510(b) Class would receive 11.11% of the New Common Interests, which would be a recovery of approximately $88.89 million in New Common Interests. This is calculated by assuming the value of Existing Common Interests is equal to the $800 million of value of New Common Interests in the Residual Equity Pool and providing the Holders of Allowed Section 510(b) Claims a recovery equal to $100 million over the total assumed value of the Existing Common Interests plus the Allowed Section 510(b) Claims ($800 million plus $100 million), which leads to the Allowed 510(b) Claims receiving 11.11% of the New Common Interests. The Holders of Existing Common Interests would receive the remaining 88.89% of the shares of New Common Interests in the Residual Equity Pool ($711.11 million of New Common Interests) or $1.78 per share.

The “Residual Equity Pool” means the New Common Interests remaining following(i) any and all distributions of New Common Interests to (a) Holders of Allowed April Convertible Notes Secured Claims in Class 1 pursuant to section 4.1 hereof, (b) Holders of Allowed August Convertible Notes Secured Claims in Class 2 pursuant to section 4.2 hereof, (c) Holders of Allowed Miner Equipment Lender Secured Claims in Class 3 pursuant to section 4.3 hereof, (d) Holders of Allowed General Unsecured Claims in Class 8 pursuant to section 4.8 hereof, (e) Holders of Existing Common Interests that participate in the Rights Offering on account of Rights Offering Shares, (f) the Backstop Parties on account of the Backstop Commitment Premium and Backstop Shares (if any), and (g) the Exit Lenders on account of the Exit Facility in the event of an ERO Shortfall (if any), (ii) the issuance and reservation of New Common Interests pursuant to the Bitmain Transaction, (iii) the issuance and reservation as treasury stock of New Common Interests in an amount sufficient to issue to Holders of Unvested RSUs and Stock Options their requisite New Common Interests assuming that all Unvested RSUs will vest and all Stock Options are exercised, and (iv) the Disputed Class 8 Claim Shares that are treated as if issued (but not actually issued) for the purpose of calculating the total number of New Common Interests to be distributed to Holders of Claims and Interests on the Effective Date and the proper allocation of such New Common Interests among such Holders. For the avoidance of doubt, (x) the following shall dilute the Residual Equity Pool: the New Common Interests issued (a) upon conversion of the New Secured Convertible Notes, (b) upon exercise of the New Warrants, and (c) pursuant to the Management Incentive Plan and (y) following Allowance or Disallowance of Disputed Claims in Classes 8 and 11 and final determination of the Incremental Convertible Noteholders Equity Distribution Amount, the Residual Equity Pool shall include the New Common Interests distributable to Holders of Claims and Interests in Classes 11 and 12 in accordance with sections 5.20(b) and 5.20(c) hereof, if any.

Existing Common Interests (Class 12)

Each Holder of an Existing Common Interest will receive, on the Effective Date, or as soon as reasonably practicable thereafter, (i) the right to participate in the Rights Offering in accordance with the Rights Offering Procedures, (ii) such Holder’s Pro Rata Equity Share of the Residual Equity Pool (which shall be distributed to Holders of Existing Common Interests on the Effective Date, or as soon as reasonably practicable thereafter), and (iii) such Holder’s Pro Rata Equity Share of the New Warrants.

The amount of Pro Rata Equity Share the Holders of Existing Common Interests will receive, in the aggregate, is calculated by taking the amount of Existing Common Interests divided by the amount of Allowed Section 510(b) Claims and Existing Common Interests valuing such Existing Common Interests as being equal to the entire value of the New Common Interests in the Residual Equity Pool, the New Warrants, and the Subscription Rights for purposes of this calculation.

With respect to any Existing Common Interests that are Unvested Restricted Stock, any New Common Interests distributed to Holders on account of such Unvested Restricted Stock will be subject to the same restrictions/vesting conditions applicable to such Unvested Restricted Stock as of the Effective Date.

Please see the calculation example under the description of how New Common Interests in the Residual Equity Pool are allocated between Section 510(b) Claims (Class 11) and Existing Common Interests (Class 12).

Summary of New Warrants

•	As further detailed in the New Warrants Term Sheet, the Reorganized Parent will issue New Warrants, which will be comprised of two tranches:

•

Tranche 1 Warrants: A number of warrants exercisable for the purchase of up to thirty percent (30%) of the New Common Interests, assuming no exercise of the Tranche 2 Warrants (subject to dilution in the event the Tranche 2 Warrants are exercised), which will, among other things, (i) expire three (3) years following the Effective Date, (ii) be immediately exercisable at any time following the Effective Date, (iii) have an initial exercise price per share of New Common Interests (each, a “Share”) equal to the equity value of the Reorganized Parent implied by a TEV of $1.875 billion, (iv) require payment of one hundred percent (100%) of the exercise price in Cash, (v) be subject to customary anti-dilution and adjustment provisions, (vi) contain Black-Scholes protections with respect to the percentage of any consideration paid in the event of a Change of Control Event (as defined in the New Warrants Term Sheet) other than freely tradeable stock that is listed on a national securities exchange, and (vii) with respect to the percentage of any consideration paid in a Change of Control Event that is freely tradeable stock that is listed on a national securities exchange, the exercise price shall be adjusted and the warrants shall be assumed by the purchaser or continuing company or applicable parent thereof, and will remain outstanding as obligations thereof after the applicable transaction date (the “Tranche 1 Warrants”).

•

Tranche 2 Warrants: A number of warrants (the “Tranche 2 Warrants” and, together with the Tranche 1 Warrants, the “New Warrants”) exercisable for the purchase of up to twenty percent (20%) of the New Common Interests, on a fully diluted basis, which will, among other things, (i) expire five (5) years following the Effective Date, (ii) become exercisable if the Reorganized Parent’s TEV equals or exceeds $2.5 billion calculated based on a 20-consecutive trading day VWAP of the New Common Interests (a “TEV Triggering Event”), (iii) have an exercise price of $0.01 per Share, which may be exercisable on a cashless basis, (iv) be subject to customary anti-dilution and adjustment provisions, (v) contain Black-Scholes protections with respect to the percentage of any consideration paid in the event of a Change of Control Event (as defined in the New Warrants Term Sheet) other than freely tradeable stock that is listed on a national securities exchange, as if the Tranche 2 Warrants had a per-share exercise price based on an enterprise value of $2.1 billion, and (vi) with respect to the percentage of any consideration paid in a Change of Control Event that is freely tradeable stock that is listed on a national securities exchange, the exercise price shall be adjusted as if such Tranche 2 Warrants had a per-share exercise price based on an enterprise value of $2.1 billion. The calculation of applicable Black-Scholes protections will only apply to those Tranche 2 Warrants remaining outstanding at the time of such Change of Control Event (i.e., while initially exercisable for the purchase of up to twenty percent (20%) of the New Common Interests on a fully diluted basis, this 20% figure shall be subject to reduction for any Tranche 2 Warrants exercised prior to such Change of Control Event).

iv.	Other Plan Concepts and Provisions

Plan Value

Because the Debtors are solvent (their value exceeds their debt), the Plan generally provides for a “waterfall,” where all creditors are entitled to payment in full, unless they agree to a lesser treatment, with the residual value going to the Debtors’ current equity holders (and subordinated creditors to the extent of any obtain Allowed Claims).

In accordance with the Plan, “Plan Value” refers to the value of the new common equity (i.e., the New Common Interests) to be issued pursuant to the Plan. The starting point for Plan Value is the Enterprise Value of the Reorganized Debtors, which is $1.5 billion. The Enterprise Value is then reduced by the sum of the debt incurred pursuant to (i) the Exit Facility (in the amount drawn as of the Effective Date), (ii) the New Secured Notes, (iii) the New Secured Convertible Notes, (iv) Miner Equipment Lender Takeback Debt (Default), (v) Miner Equipment Lender Takeback Debt (Election 2), (vi) Reinstated Other Secured Claims Agreements, (vii) M&M Lien Takeback Debt, (viii) the M&M Lien Settlements, and (ix) the Mortgage Takeback Debt. The assumptions and methodology with respect to the Enterprise Value are set forth in the Valuation Analysis. As described in greater detail in the risk factors of section IX, the “Plan Value” cannot be determined prior to solicitation of the Plan.

Substance Governs

In accordance with applicable law, the Plan defines and treats the rights and obligations of parties based on the substance of each underlying transaction, notwithstanding the label placed on a written agreement. For example, although certain of the Miner Equipment Lender Agreements were styled as equipment leases, such agreements constitute financing agreements and any claims arising under such agreement are treated in accordance with sections 4.3 and 4.8 of the Plan.

Potential Restructuring Transactions

•

The Debtors may enter into any transaction and take all actions contemplated by the Plan and its supplementary Restructuring Transactions Exhibit, including but not limited to (i) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan; (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or law and (iv) any mergers, consolidations, restructurings, conversions, dispositions, transfers, formations, organizations, dissolutions, or liquidations necessary or appropriate to simplify or otherwise optimize the Debtors’ organizational structure. The Debtors are considering implementing one or more of these types of transactions pursuant to the Plan for operational, tax, or other reasons. If certain assets are transferred between Debtor entities, the liabilities associated with such assets will also be transferred. Additionally, if a Restructuring Transaction is consummated that results in the merger of one or more Debtor entities issuing debt pursuant to the Plan, then the debt issued by such Debtor will be issued by the surviving Debtor entity.

•

Pursuant to the Plan, the Debtors intend to (i) consolidate certain Debtor and non-Debtor entities, (ii) dissolve certain dormant Debtor entities, and (iii) eliminate the current holding company structure by merging certain holding companies into Reorganized Parent. The changes to the Debtors’ organizational structure will be set forth in the Restructuring Transactions exhibit filed with the Plan Supplement.

Disputed Claims

•

There are a number of Disputed Claims in Class 8 and Class 11 that likely will not be resolved prior to emergence. As a result, the Debtors do not know the extent to which the Disputed Claims will become Allowed Claims and therefore be entitled to recoveries under sections 4.8 and 4.11 of the Plan.

•

To fix the count and proper allocation of New Common Interests and Warrants on the Effective Date, section 5.20 of the Plan provides that New Common Interests and Warrants will be deemed issued on the Effective Date on account of Disputed Claims in an aggregate amount representing the maximum amount of each contingent, unliquidated, and Disputed Claim for purposes of distributions under the Plan (the “Disputed Claims Estimation Amount”).

•

To establish the Disputed Claims Estimation Amount for all contingent, unliquidated, and Disputed Claims in Class 8 and Class 1, the Debtors intend to file a motion seeking approval of such proposed amounts (the “Disputed Claims Estimation Motion”) to be decided prior to the Confirmation Hearing.

•

The Disputed Claims Estimation Amount will be used for the purpose of setting the number and allocation of New Common Interests and Warrants to be issued on the Effective Date and establishing the maximum number of New Common Interests that may be distributed to each Holder of a Disputed Claim. Specifically, for purposes of calculating the total number of New Common Interests to be distributed to Holders of Claims and Interests on the Effective Date and allocation of such New Common Interests, a number of New Common Interests will be deemed to be issued on account of Disputed Claims in Class 8 based upon the Disputed Claims Estimation Amount determined by the Bankruptcy Court (the “Disputed Class 8 Claim Shares”). Similarly, New Common Interests and New Warrants will be deemed to be issued on account of Disputed Claims in Class 11 based upon the Disputed Claims Estimation Amount determined by the Bankruptcy Court (the “Disputed Class 11 Shares”).

•

The Disputed Claims in Class 8 and Class 11 may ultimately be Disallowed or Allowed in an amount that is lower than the deemed to be issued Disputed Class 8 Claim Shares and Disputed Class 11 Shares. To the extent any such Disputed Claims becomes Allowed, the Debtors will distribute the Disputed Class 8 Claim Shares or Disputed Class 11 Claim Shares, as applicable, to the Holder of such Claim. To the extent a Disputed Claim becomes Disallowed or Allowed in an amount that is less than the applicable Disputed Claims Estimation Amounts, such New Common Interests and Warrants (as applicable) will be distributed to Holders of any Allowed Section 510(b) Claims in Class 8 and Holders of Existing Common Interests in Class 12.

Employee Arrangements and Employee Obligations

Section 8.5 of the Plan provides, among other things, that unless listed on the Schedule of Rejected Contracts, all employment agreements and offer letters shall be deemed assumed on the Effective Date as Executory Contracts pursuant to sections 365 and 1123 of the Bankruptcy Code (which assumption shall include any modifications to such employments agreements).

Removal of Substantive Consolidation from Plan

The new Plan removes the proposed substantive consolidation of three Debtor entities (American Property Acquisitions VII, LLC; American Property Acquisitions I, LLC; and American Property Acquisition, LLC) into their parent Debtor entity, Core Scientific Operating Company. Specifically, the Debtors have removed the proposed substantive consolidation from the Plan because such substantive consolidation is no longer necessary in light of the mediated settlement reflected in the RSA Settlement. However, despite removal of the proposed substantive consolidation, the Debtors continue to believe such proposed substantive consolidation would be and is supported by the relevant facts and applicable law, and the Debtors reserve the right to amend the Plan to include such substantive consolidation provisions. However, the Ad Hoc Noteholder Group disagrees with the Debtors’ position on this point.

B.	Debtors’ Recommendation

The Debtors are confident that they can implement the Restructuring described above to maximize stakeholder recoveries consistent with the Bankruptcy Code.

For this reason, among others, the Debtors strongly recommend that Holders of Claims and Existing Common Interests entitled to vote on the Plan vote to accept the Plan.

For the reasons discussed in below section D., the Debtors strongly disagree with the Creditors’ Committee’s statement and recommendation in the following section and believes such statement mischaracterizes certain terms of the Plan, omits critical aspects of the Plan, and fails to take into account the difference between secured creditors and unsecured creditors.

C.	Creditors’ Committee’s Recommendation

As detailed below, the Creditors’ Committee believes that the Plan is not confirmable. Accordingly, the Creditors’ Committee recommends that all Holders of General Unsecured Claims (Class 8) vote against the Plan.

The Creditors’ Committee asserts that the Plan violates a fundamental bankruptcy law principle known as the “absolute priority rule.” The absolute priority rule requires that the claims of a dissenting senior class of creditors be paid in full under a chapter 11 plan before any junior class of claims or interests receives a distribution under the plan. For example, the absolute priority rule requires that holders of general unsecured claims be paid in full before holders of equity interests receive any distribution.

The Creditors’ Committee interprets the Plan as follows:

Here, the Plan purports to make payments in full to April Convertible Notes Secured Claims (Class 1), August Convertible Notes Secured Claims (Class 2), and General Unsecured Claims (Class 8). The Plan satisfies the Convertible Notes Secured Claims (Classes 1 and 2) by providing Holders thereof with debt instruments in the amount of $410 million. The remaining Convertible Notes Secured Claims of approximately $300 million, along with General Unsecured Claims, will be satisfied by equitizing such Claims and by providing Holders thereof with New Common Interests based on an estimated Plan equity value of $795 million. However, in order to ensure that Convertible Notes Secured Claims are paid in full, the Plan also proposes to give the Holders thereof additional equity rights and protections that are not being provided to Holders of Class 8 General Unsecured Claims. The Creditors’ Committee believes that if it is necessary to include such additional consideration to provide payment in full to Holders of Convertible Notes Secured Claims, then that additional consideration is also required to be given to Holders of General Unsecured Claims in order for them to be paid in full. Thus, by not providing the additional consideration to the members of Class 8 while providing a distribution to Holders of Existing Common Interests (i.e., existing equity holders) (Class 13), the Plan violates the absolute priority rule.

The three forms of additional consideration being provided to Holders of the Convertible Notes Secured Claims in order to satisfy such Claims in full—which are not being provided to the Holders of General Unsecured Claims—are detailed below:

Contingent Payment Obligations. In addition to the New Common Interests, the Convertible Noteholders will receive up to $130 million in contingent payment obligations. The Convertible Noteholders will be entitled to these payments if the fair market value of their New Common Interests falls below Plan equity value in the years following the Effective Date. In other words, the contingent payment obligations are a form of “downside protection.” In the event the market eventually determines that the New Common Interests used to satisfy the Convertible Noteholders in full were overvalued, the contingent payment obligations ensure that the Convertible Noteholders will receive additional value from the Reorganized Debtors. The Creditors’ Committee believes that conceptually, the contingent payment obligations are similar to a corporate debt obligation that should reduce Plan equity value, though no reduction is contemplated here. The contingent payment obligations are a critical component of the consideration being provided to the Convertible Noteholders in order to satisfy their Claims in full. The Creditors’ Committee believes that without providing these same contingent payment obligations (or some other form of additional consideration) to the Holders of General Unsecured Claims, the Plan cannot provide a distribution to Holders of Existing Common Interests without running afoul of the absolute priority rule.

ERO Shortfall. The Debtors will fund Plan distributions and go-forward operations, in part, through a $55 million equity rights offering (“ERO”). If the Debtors raise less than $55 million, the Plan provides that New Common Interests equal to the difference between (a) the amount raised and (b) $55 million will be distributed to the Exit Lenders and the Convertible Noteholders. The Convertible Noteholders receiving New Common Interests as a result of the ERO shortfall are not foregoing other forms of value received under the Plan. The Creditors’ Committee believes that this incremental distribution of New Common Interests is simply a way to increase recoveries to the Convertible Noteholders. Again, the Creditors’ Committee’s position is that if such additional consideration is necessary to satisfy Convertible Notes Secured Claims in full, it should equally be necessary to satisfy General Unsecured Claims in full.

Incremental Convertible Noteholder Equity Distribution. In the event the fees incurred by the professionals representing the Holders of Existing Common Interests exceed certain thresholds, the Convertible Noteholders will receive additional New Common Interests. The Convertible Noteholders receiving New Common Interests as a result of this incremental Convertible Noteholder equity distribution are not forgoing other forms of value to be received under the Plan. The Creditors’ Committee believes that this incremental distribution of New Common Interests is simply a way to increase recoveries to the Convertible Noteholders.

As noted above, the Plan does not provide Holders of General Unsecured Claims with the foregoing additional forms of consideration. The Creditors’ Committee believes that until these additional forms of consideration—which are essential to paying the Convertible Notes Secured Claims in full—are provided to Holders of General Unsecured Claims, the Plan violates the absolute priority rule and therefore cannot be confirmed. To the extent the Debtors argue that the Convertible Noteholders are being paid in full solely through the debt and equity components of their distribution (and, as a result, it is not necessary to provide Holders of General Unsecured Claims with any additional consideration), then the Creditors’ Committee asserts that the additional consideration being provided to the Convertible Noteholders would result in a violation of the “reverse absolute priority rule,” which provides that a senior class of creditors cannot receive more than payment in full on account of its claims.

The Creditors’ Committee believes that the Plan also violates the absolute priority rule for a second, unrelated reason. In a “solvent debtor” case such as this—where holders of existing equity interests will receive a distribution—holders of general unsecured claims are entitled to post-petition interest. The Creditors’ Committee believes that controlling case law in the Fifth Circuit mandates that general unsecured creditors in a solvent debtor case are entitled to interest based on the higher of (a) the interest rate set forth in such creditor’s contract (i.e., the contract rate), or (b) the Federal Judgment Rate. Article 4.8(c) of the Plan provides that Holders of General Unsecured Claims will be entitled to interest calculated at the lower Federal Judgment Rate. Therefore, the Creditors’ Committee’s view is that unless the Plan is amended to provide that Holders of General Unsecured Claims are entitled to be paid post-petition interest at the contract rate (where applicable), the Plan violates the absolute priority rule by providing a distribution to Holders of Existing Common Interests without paying Holders of General Unsecured Claims in full.

Taking all of the above into consideration, the Creditors’ Committee has concluded that the Plan is not confirmable. Accordingly, the Creditors’ Committee recommends that all members of Class 8 General Unsecured Claims vote against the Plan.

D.	Debtors’ Response to Creditors’ Committee Statement and Recommendation

The Debtors strongly disagree with the Creditors’ Committee’s view that the Plan is not confirmable and believe that the Plan satisfies all requirements for confirmation under the Bankruptcy Code, including the absolute priority rule.

The Debtors believe that certain of the Creditors’ Committee’s points in its statement above (including its characterization of the Plan) are incorrect, omit several critical aspects of the Plan, and ignore the difference between different types of creditors. Among other things, the Creditors’ Committee’s statement fails to address the following:

The Creditors’ Committee’s assertion that the Plan violates the absolute priority rule assumes that the holders of General Unsecured Claims in Class 8 will vote to reject the Plan. As set forth above, the Debtors believe the Plan provides for a 100% recovery to Holders of General Unsecured Claims and the Debtors recommend that all creditors (including Holders of General Unsecured Claims in Class 8) and equity holders vote to accept the Plan. If Class 8 votes to accept the Plan, the Creditors’ Committee’s absolute priority rule objection will become moot.

•

Mediated Settlement. The consideration provided to the Holders of Convertible Secured Notes Claims is integrated into a global Mediated Settlement of several disputes pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, including (among several other issues) the allowed amount of the Convertible Notes Secured Claims in Class 1 and Class 2. Indeed, a key aspect of the Mediated Settlement is resolution of the parties’ dispute regarding the validity and enforceability of the “2X Amounts” in the NPAs, as further detailed in section (IV)(C) of the Disclosure Statement.

•

Allowed Amount of Convertible Notes Secured Claims. As part of the Mediated Settlement, the allowed amount of the Convertible Notes Secured Claims will increase on a dollar for dollar basis to the extent that such holders are entitled to receive any (i) ERO Shortfall Equity Distribution Amount and/or (ii) Incremental Convertible Noteholders Equity Distribution Amount. See Plan, 1.16 & 1.17. Therefore, under no circumstance will recovery of such forms of consideration cause holders of Convertible Notes Secured Claims to receive a recovery in excess of the allowed amount of their claims.

•

GUCs and Secured Creditors Have Different Rights and Protections. The Creditors’ Committee Statement also fails to acknowledge the fact that as secured creditors, the Holders of Convertible Notes Secured Claims are entitled to certain rights and protections that unsecured creditors are not entitled to. Most notably, the Debtors cannot force secured creditors to accept equity in satisfaction of their claims. Here, as a condition for agreeing to receive any equity as a form of consideration in exchange for a portion of their secured claims and allow the Debtors to substantially deleverage their balance sheet (and in exchange for other concessions), the Holders of Convertible Notes Secured Claims required that the Debtors provide such Holders with the Contingent Payment Obligations. On the other hand, the Bankruptcy Code does not prevent the Debtors from providing unsecured creditors with equity in satisfaction of their claims. The Debtors believe that at confirmation, the evidence will show that the Debtors’ Enterprise Value is $1.5 billion and, therefore, holders of General Unsecured Claims will receive a 100% recovery. The assumptions and methodology with respect to the Enterprise Value are set forth in the Debtors’ Valuation Analysis (Exhibit D).

•

Applicable Postpetition Interest Rate. The Debtors disagree with the Creditors’ Committee position that the holders of general unsecured claims are entitled to the contract rate for postpetition interest. The Debtors believe that the Federal Judgement Rate is the appropriate rate of postpetition interest for an impaired class of unsecured creditors that vote to reject the plan in a solvent debtor case. The Fifth Circuit has not ruled on this issue (the Ultra decision only addressed the postpetition interest question for an unimpaired class of creditors) and Courts in other circuits, including the Second, Third and Ninth Circuits, have applied the Federal Judgement Rate under circumstances similar to the Plan.

E.	Equity Committee’s Recommendation

To be filed at a later date.

F.	Confirmation Timeline

The Debtors seek to move forward expeditiously with the Solicitation of votes and a hearing on Confirmation of the Plan in an effort to minimize the continuing accrual of administrative expenses. Accordingly, subject to the Bankruptcy Court’s approval, the Debtors are proceeding on the following timeline with respect to this Disclosure Statement and the Plan:

Hearing on Conditional Approval of Disclosure Statement	November 14, 2023 at 2:00 p.m. (Prevailing Central Time)

Rights Offering Launched	November 17, 2023

Solicitation Mailing Deadline	November 17, 2023 (or as soon as reasonably practicable thereafter)

Plan Supplement Filing Deadline Rights Offering Subscription Deadline	December 8, 2023 at 5:00 p.m. (Eastern Time)

Voting Deadline	December 13, 2023 at 5:00 p.m. (Prevailing Central Time)

Deadline to Object to Confirmation of Plan	December 15, 2023 at 5:00 p.m. (Prevailing Central Time)

Debtors’ Deadline to Reply to Plan Objections	December 20, 2023

Combined Hearing to Consider Confirmation of Plan and Final Approval of Disclosure Statement	December 22, 2023[22]

Effective Date	January 2, 2024 – January 13, 2024

The hearing to determine confirmation of the Plan (the “Confirmation Hearing”) may be adjourned from time to time by the Bankruptcy Court or the Debtors, with the consent of the Requisite Consenting Creditors and in consultation with the Equity Committee, without further notice, except for adjournments announced in open court or as indicated in any notice of agenda of matters scheduled for hearing filed with the Bankruptcy Court.

G.	Inquiries

If you have any questions regarding the packet of materials you have received, please reach out to Stretto, Inc., the Debtors’ voting agent (the “Voting Agent”), at (949) 404-4152 (for holders of Claims or Interests in the U.S. and Canada; toll-free) or +1 (888) 765-7875 (for holders of Claims or Interests located outside of the U.S. and Canada) or by sending an electronic mail message to:

CoreScientificInquiries@stretto.com

Copies of this Disclosure Statement, which includes the Plan are also available on the Voting Agent’s website, https://cases.stretto.com/CoreScientific/. PLEASE DO NOT DIRECT INQUIRIES TO THE BANKRUPTCY COURT.

WHERE TO FIND ADDITIONAL INFORMATION: The Debtors may provide additional information, including, but not limited to, financial reports, which may be obtained by visiting the Debtors’ website at https://investors.corescientific.com/investors/financials/sec-filings/default.aspx. The Debtors’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on April 4, 2023 and the Debtors’ Annual Report on Form 10-Q for the quarter ended on September 30, 2023, filed with the SEC on November 6, 2023 are incorporated as if fully set forth herein and is a part of this Disclosure Statement.

II.

SUMMARY OF PLAN CLASSIFICATION AND TREATMENT OF CLAIMS

A.	Voting Classes

Pursuant to the Bankruptcy Code, only Holders of Claims or Interests in “impaired” Classes are entitled to vote on the Plan (unless, for reasons discussed in more detail below, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code). Under section 1124 of the Bankruptcy Code, a Class of Claims or Interests is deemed to be “impaired” unless (i) the Plan leaves unaltered the legal, equitable, and contractual rights to which such

[22]	This date is subject to the Bankruptcy Court’s availability.

Claim or Interest entitles the Holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such Claim or Interest, the Plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such Claim or Interest as it existed before the default.

The groups of Claims or Interests classified as set forth in Plan (each group a “Class”) include Holders of Claims and Interests in the following Classes (the “Non-Voting Classes”, and each a “Non-Voting Class”) are deemed unimpaired, and therefore are not entitled to vote on, the Plan:

•	Other Secured Claims (Class 4)

•	Priority Non-Tax Claims (Class 7)

•	Intercompany Claims (Class 9)

•	Intercompany Interests (Class 10)

Holders of Claims and Interests in the following Classes (the “Voting Classes”, and each a “Voting Class”) are being solicited under, and are entitled to vote on, the Plan:

•	April Convertible Notes Secured Claims (Class 1)

•	August Convertible Notes Secured Claims (Class 2)

•	Miner Equipment Lender Secured Claims (Class 3)

•	M&M Lien Secured Claims (Class 5)

•	Secured Mortgage Claims (Class 6)

•	General Unsecured Claims (Class 8)

•	Section 510(b) Claims (Class 11)

•	Existing Common Interests (Class 12)

B.	Treatment of Claims

The following table summarizes: (1) the treatment of Claims and Interests under the Plan; (2) which Classes are impaired by the Plan; (3) which Classes are entitled to vote on the Plan; and (4) the estimated recoveries for holders of Claims and Interests. The table is qualified in its entirety by reference to the full text of the Plan.23 For a more detailed summary of the terms and provisions of the Plan, see section (I)(A)(ii) “Summary of the Plan Treatment”. A detailed discussion of the analysis underlying the estimated recoveries in the form of New Common Interests, including the assumptions underlying such analysis, will be set forth in the Valuation Analysis.

[23]	The summary of the Plan provided herein is qualified in its entirety by reference to the Plan.

Class and Designation	Treatment under the Plan	Impairment and Entitlement to Vote	Estimated Allowed Amount[24]	Approx. Percentage Recovery
Class 1 April Convertible Notes Secured Claims	Except to the extent that a Holder of an Allowed April Convertible Notes Secured Claim agrees to a less favorable treatment of such Claim, each such Holder shall receive, in full and final satisfaction, settlement, release, and discharge of such Claim, on the Effective Date, or as soon as reasonably practicable thereafter, (i) such Holder’s Pro Rata Share of the New Secured Notes, (ii) such Holder’s Pro Rata Reduced Convertible Notes Share of (a) the New Secured Convertible Notes and (b) the Convertible Noteholders Equity Distribution, (iii) such Holder’s Pro Rata Convertible Notes Equity Distribution Share of the Contingent Payment Obligations, and (iv) such Holder’s Pro Rata Total Convertible Notes Share of (a) the ERO Shortfall Equity Distribution (if any) and (b) the Incremental Convertible Noteholders Equity Distribution (if any); provided that any Holder of an Allowed April Convertible Notes Secured Claims that is an Exit Lender shall have its distribution of New Common Interests pursuant to the Convertible Noteholders Equity Distribution in the preceding clause (ii)(b) reduced on a dollar-for-dollar basis in the amount of its respective share of the Designated Amount on account of such Holder’s respective share of first-lien delayed draw term loans under the Exit Credit Agreement (for the avoidance of doubt without redistribution of such amounts so reduced being allocated to other Holders of Allowed Convertible Notes Claims); provided, further, that notwithstanding the foregoing, the distribution of the Incremental Convertible Noteholders Equity Distribution (if any) shall not occur until entry of a Final Order(s) approving the Professional Fee Claims of the Equity Committee.	Impaired (Entitle d to Vote)	$350 million[25]	100%

[24]

Unless otherwise specified, the amounts in this column include estimated Allowed Claim amounts plus applicable postpetition interest through an assumed Effective Date of December 31, 2023. These figures are solely estimates and may not reflect the value of the Claims that will ultimately be Allowed.

[25]

This reflects the settled amount pursuant to the Mediated Settlement. If applicable, for the period following January 15, 2024, postpetition interest at the applicable contract rate will be added to this amount.

Class and Designation	Treatment under the Plan	Impairment and Entitlement to Vote	Estimated Allowed Amount[24]	Approx. Percentage Recovery
Class 2 August Convertible Notes Secured Claims	Except to the extent that a Holder of an Allowed August Convertible Notes Secured Claim agrees to a less favorable treatment of such Claim, each such Holder shall receive, in full and final satisfaction, settlement, release, and discharge of such Claim, on the Effective Date, or as soon as reasonably practicable thereafter, (i) such Holder’s Pro Rata Reduced Convertible Notes Share of (a) the New Secured Convertible Notes and (b) the Convertible Noteholders Equity Distribution, (ii) such Holder’s Pro Rata Convertible Notes Equity Distribution Share of the Contingent Payment Obligations, and (iii) such Holder’s Pro Rata Total Convertible Notes Share of (a) the ERO Shortfall Equity Distribution (if any), and (b) the Incremental Convertible Noteholders Equity Distribution (if any); provided that any Holder of an Allowed August Convertible Notes Secured Claims that is an Exit Lender shall have its distribution of New Common Interests pursuant to the Convertible Noteholders Equity Distribution in the preceding clause (i)(b) reduced on a dollar-for-dollar basis in the amount of its respective share of the Designated Amount on account of such Holder’s respective share of first-lien delayed draw term loans under the Exit Credit Agreement (for the avoidance of doubt without redistribution of such amounts so reduced being allocated to other Holders of Allowed Convertible Notes Claims); provided, further, that notwithstanding the foregoing, the distribution of the Incremental Convertible Noteholders Equity Distribution (if any) shall not occur until entry of a Final Order(s) approving the Professional Fee Claims of the Equity Committee.	Impaired (Entitled to Vote)	$360 million[26]	100%

Class 3 Miner Equipment Lender Secured Claims	Except to the extent that a Holder of an Allowed Miner Equipment Lender Secured Claim (i) agrees to a less favorable treatment of such Claim or (ii) timely elects the Miner Equipment Lender Treatment Election 1 or Miner Equipment Lender Treatment Election 2 on or before the Voting Deadline, each such Holder shall receive, in full and final satisfaction, settlement, release, and discharge of such Claim, on the Effective Date, or as soon as reasonably practicable thereafter, such Holder’s applicable Miner Equipment Lender Takeback Debt.	Impaired (Entitled to Vote)	$253.7 million[27]	100%

[26]

This reflects the settled amount pursuant to the Mediated Settlement. If applicable, for the period following January 15, 2024, postpetition interest at the applicable contract rate will be added to this amount.

[27]	This amount includes Miner Equipment Lender Deficiency Claims.

Class and Designation	Treatment under the Plan	Impairment and Entitlement to Vote	Estimated Allowed Amount[24]	Approx. Percentage Recovery

Each Holder of an Allowed Miner Equipment Lender Secured Claim may elect on its Ballot to receive on the Effective Date, or as soon as reasonably practicable thereafter, in lieu of the Default Miner Equipment Lender Treatment, in each case in full and final satisfaction, settlement, release, and discharge of such Holder’s Allowed Miner Equipment Lender Secured Claim, New Common Interests with a value, based on Plan Value, equal to one hundred percent (100%) of such Holder’s Miner Equipment Lender Secured Claim.

Each Holder of an Allowed Miner Equipment Lender Secured Claim that is a Settling Miner Equipment Lender may elect on its Ballot to receive on the Effective Date, or as soon as reasonably practicable thereafter, in lieu of the Default Miner Equipment Lender Treatment, in each case in full and final satisfaction, settlement, release, and discharge of such Holder’s Allowed Miner Equipment Lender Claim, such Holder’s applicable Miner Equipment Lender Takeback Debt (Election 2); provided, that any Holder electing Miner Equipment Lender Treatment Election 2 shall waive its recovery on account of its Allowed Miner Equipment Lender Deficiency Claim.

For the avoidance of doubt, the Allowed Miner Equipment Lender Deficiency Claim of each Holder of a Miner Equipment Lender Secured Claim shall be treated as a General Unsecured Claim in accordance with the terms and provisions set forth in section 4.8 of the Plan; provided, that any Holder electing Miner Equipment Lender Treatment Election 2 shall waive its recovery on account of its Allowed Miner Equipment Lender Deficiency Claim.

Class 4 Other Secured Claims	On the Effective Date, all Allowed Other Secured Claims shall be reinstated in accordance with section 1124(2) of the Bankruptcy Code and the applicable Other Secured Claims Agreement and continued after the Effective Date in accordance with the terms and provisions of the applicable Other Secured Claims Agreement, subject to the procedures for Reinstated Claims set forth in Section 7.11 of the Plan, including to determine the applicable Cure Amount.	Unimpaired No (Presumed to Accept)	$20.6 million	100%

Class and Designation	Treatment under the Plan	Impairment and Entitlement to Vote	Estimated Allowed Amount[24]	Approx. Percentage Recovery

Class 5 M&M Lien Secured Claims	Except to the extent that a Holder of an Allowed M&M Lien Secured Claim agrees to a less favorable treatment of such Claim or settles such Claim pursuant to an M&M Lien Settlement (in which case, such Holder’s recovery shall be limited to the terms of the applicable M&M Lien Settlement and such Holder shall not be entitled to any recovery under the Plan), each such Holder shall receive, in full and final satisfaction, settlement, release, and discharge of such Allowed Claim, on the Effective Date or as soon as reasonably practicable thereafter, such Holder’s applicable M&M Lien Takeback Debt; provided that to the extent any Subcontractor has filed an M&M Lien against a Debtor’s real property with respect to amounts which are secured, in duplication, by an M&M Lien filed by a General Contractor and evidenced by such General Contractor’s M&M Secured Lien Claim, as set forth on the M&M Lien Claims Schedule, (i) the Holder of the M&M Lien Secured Claim shall be the General Contractor, (ii) such Subcontractor shall not be entitled to a separate M&M Secured Lien Claim with respect to any such amounts secured in duplication, (iii) the Reorganized Debtors shall issue M&M Lien Takeback Debt with respect to any such amounts secured in duplication in favor of the General Contractor only as the Holder of the M&M Lien Secured Claim, (iv) the Reorganized Debtors shall repay the M&M Lien Takeback Debt issued to each such General Contractor by making payments directly to the General Contractor and each Subcontractor, pro rata in the percentages set forth next to each such General Contractor and Subcontractor on the M&M Lien Claims Schedule in the column titled “Pro Rata Percentage of applicable M&M Lien Takeback Debt to be repaid to such General Contractor or Subcontractor”, and (v) each payment made directly to a Subcontractor shall reduce the amount of such General Contractor’s M&M Secured Lien Claim, such General Contractor’s M&M Lien, and such Subcontractor’s M&M Lien, in each case on a dollar-for-dollar basis; provided, however, that upon delivery to the Debtors of a final and unconditional lien waiver and release duly executed by a Subcontractor, in recordable form and substance sufficient to permanently waive and release such Subcontractor’s M&M Liens, the Reorganized Debtors shall make all further payments on account of such M&M Lien Takeback Debt attributable to such Subcontractor’s pro rata percentages set forth next to such Subcontractor on the M&M Lien Claims Schedule directly to the Holder of such Allowed M&M Lien Secured Claim.	Impaired (Entitled to Vote)	$17 million	100%

Class and Designation	Treatment under the Plan	Impairment and Entitlement to Vote	Estimated Allowed Amount[24]	Approx. Percentage Recovery

Unless and until there is an Event of Default (as defined in the New M&M Lien Debt Term Sheet) under the terms of the applicable M&M Lien Takeback Debt, each Person asserting an M&M Lien shall be precluded from foreclosing or otherwise enforcing such M&M Lien or otherwise taking adverse action against the applicable Debtor with regard to the amounts secured by such M&M Lien.

Any M&M Lien (i) of a Subcontractor, (ii) of a General Contractor, or (iii) otherwise securing an Allowed M&M Lien Secured Claim and/or M&M Lien Takeback Debt shall be (a) fixed, as of the Effective Date, in the amount set forth on the M&M Lien Claims Schedule in the column titled “Amount of Allowed M&M Lien”, (b) reduced on a dollar-for-dollar basis in the amount of each payment made on account of such M&M Lien pursuant to the terms of the M&M Lien Takeback Debt, and (c) fully and finally extinguished upon the repayment in full of all amounts payable under the applicable M&M Lien Takeback Debt, which extinguishment may be evidenced by recording in the applicable real property records a final, unconditional lien waiver, release of lien, and such other documents or certificates required to fully and unconditionally release any such M&M Lien. The Debtors and Reorganized Debtors, as applicable, are hereby authorized to record (and granted power of attorney to effectuate such recordation) such final, unconditional lien waiver, release of lien, and such other documents or certificates required to fully and unconditionally release any such M&M Lien in the applicable real property records, and each applicable clerk is directed to accept such documentation.

Any M&M Lien not on the M&M Lien Claims Schedule is hereby extinguished.

For the avoidance of doubt, all General Contractor Unsecured Claims shall be General Unsecured Claims Allowed in the amounts set forth on the M&M Lien Claims Schedule in the column titled “Allowed Unsecured Claim Amount” and treated in accordance with section 4.8 hereof.

Class and Designation	Treatment under the Plan	Impairment and Entitlement to Vote	Estimated Allowed Amount[24]	Approx. Percentage Recovery

Class 6 Secured Mortgage Claims

Except to the extent that a Holder of an Allowed Secured Mortgage Claim (i) agrees to a less favorable treatment of such Claim or (ii) timely elects the Mortgage Treatment Election (as set forth below) on or before the Voting Deadline, each such Holder shall receive, in full and final satisfaction, settlement, release, and discharge of such Claim, on the Effective Date, or as soon as reasonably practicable thereafter, such Holder’s applicable Mortgage Takeback Debt. The Mortgage Agreements (and any applicable related documents) of Holders of Allowed Secured Mortgage Claims receiving the Default Mortgage Treatment shall be deemed amended to include a maturity date of December 31, 2025. The Debtors and Reorganized Debtors, as applicable, are hereby authorized to record (and granted power of attorney to effectuate such recordation) any memorandum or such other documents or certificates required to effectuate such deemed amendment in the applicable real property records, and each applicable clerk is directed to accept such documentation.

Each Holder of an Allowed Secured Mortgage Claim may elect on its Ballot to receive, no later than 60 days following the Effective Date, in lieu of the Default Mortgage Treatment, in each case in full and final satisfaction, settlement, release, and discharge of such Holder’s Allowed Secured Mortgage Claim, Cash in an amount equal to ninety-five percent (95%) of such Holder’s Allowed Secured Mortgage Claim.

		Impaired (Entitled to Vote)	$0.81 million	100%

Class 7 Priority Non-Tax Claims	The legal, equitable, and contractual rights of the Holders of Priority Non-Tax Claims are unaltered by the Plan. Except to the extent that a Holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of such Allowed Priority Non-Tax Claim, at the option of the Debtors or the Reorganized Debtors, (i) each such Holder shall receive payment in Cash in an amount equal to such Claim, (ii) such Holder’s Allowed Priority Non-Tax Claim shall be Reinstated, or (iii) such Holder shall receive such other treatment so as to render such Holder’s Allowed Priority Non-Tax Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.	Unimpaired No (Presumed to Accept)		100%

Class and Designation	Treatment under the Plan	Impairment and Entitlement to Vote	Estimated Allowed Amount [24]	Approx. Percentage Recovery

Class 8 General Unsecured Claims

Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to a less favorable treatment of such Claim, each such Holder shall receive, in full and final satisfaction, settlement, release, and discharge of such Claim, on the Effective Date, or as soon as reasonably practicable thereafter, New Common Interests with a value, based on Plan Value, equal to one-hundred percent (100%) of such Holder’s Allowed General Unsecured Claim.

For purposes of section 4.8 of the Plan, the Allowed amount of any General Unsecured Claim shall include all interest accrued from the Petition Date through the date of distribution at the Federal Judgment Rate.

For the avoidance of doubt, the Allowed Miner Equipment Lender Deficiency Claim of each Holder of a Miner Equipment Lender Secured Claim shall be treated as an Allowed General Unsecured Claim under the Plan; provided, that any Holder electing Miner Equipment Lender Treatment Election 2 shall waive its recovery on account of its Allowed Miner Equipment Lender Deficiency Claim.

		Impaired (Entitled to Vote)	$81.4 million[28]	100%

Class 9 Intercompany Claims	On the Effective Date, or as soon as practicable thereafter, all Intercompany Claims shall be adjusted, Reinstated, or discharged (each without any distribution) to the extent reasonably determined to be appropriate by the Debtors or Reorganized Debtors, as applicable, with the consent of the Requisite Consenting Creditors (subject to the parties’ rights and obligations under the RSA).	Unimpaired/ Impaired No (Presumed to Accept/Deemed to Reject)		100%

Class 10 Intercompany Interests	On the Effective Date, and without the need for any further corporate or limited liability company action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests shall be unaffected by the Plan and continue in place following the Effective Date, solely for the administrative convenience of maintaining the existing corporate structure of the Debtors.	Unimpaired/ Impaired No (Presumed to Accept/Deemed to Reject)		100%

[28]

This amount does not include Miner Lender Deficiency Claims, assumes the Debtors will prevail on their objections to all Litigation Claims., and assumes the applicable rate of postpetition interest is the Federal Judgement Rate (see section IX regarding risk factors regarding the risk a higher rate may be applied).

Class and Designation	Treatment under the Plan	Impairment and Entitlement to Vote	Estimated Allowed Amount[24]	Approx. Percentage Recovery

Class 11 Section 510(b) Claims	Except to the extent that a Holder of an Allowed Section 510(b) Claim agrees to a less favorable treatment of such Claim, each such Holder shall receive, in full and final satisfaction, settlement, release, and discharge of such Claim, on the Effective Date, or as soon as reasonably practicable thereafter, (i) such Holder’s Pro Rata Equity Share of the Residual Equity Pool, (ii) such Holder’s Pro Rata Equity Share of New Warrants, and (iii) in lieu of the right to participate in the Rights Offering, either Cash, New Common Interests, New Warrants, or some combination thereof, at the option of the Debtors or Reorganized Debtors, as applicable, in an amount equal to the value (if New Common Interests, at Plan Value) of the Subscription Rights that would have been distributable to such Holder if Subscription Rights were distributed to Holders in Class 11.	Impaired (Entitled to Vote)	$0	n/a29

Class 12 Existing Common Interests	Except to the extent that a Holder of an Existing Common Interest agrees to a less favorable treatment of such Interest, each such Holder shall receive, in full and final satisfaction, settlement, release, and discharge of such Interest, on the Effective Date, or as soon as reasonably practicable thereafter, (i) such Holder’s Pro Rata Equity Share of the Residual Equity Pool, (ii) such Holder’s Pro Rata Equity Share of the New Warrants, and (iii) the right to participate in the Rights Offering in accordance with the Rights Offering Procedures; provided, that with respect to any Existing Common Interests that are Unvested Restricted Stock, any New Common Interests distributed to Holders on account of such Unvested Restricted Stock will be subject to the same restrictions/vesting conditions applicable to such Unvested Restricted Stock as of the Effective Date. For the avoidance of doubt, with respect to any Existing Common Interests that are Unvested Restricted Stock, any New Common Interests distributed to Holders on account of such Unvested Restricted Stock will be subject to the same restrictions/vesting conditions applicable to such Unvested Restricted Stock as of the Effective Date.	Impaired (Entitled to Vote)	n/a	n/a

[29]	The Debtors do not believe any of the Section 510(b) Claims should be Allowed.

THE ESTIMATED ALLOWED CLAIM AMOUNTS SET FORTH IN THE TABLE ABOVE ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE. FOR THE AVOIDANCE OF DOUBT, THE DEBTORS ARE CONTINUING TO REVIEW CLAIMS FILED AGAINST THEM, AND PARTIES MAY OBJECT TO THE ALLOWED AMOUNTS OF CLAIMS SET FORTH IN THE PLAN. REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS.

C.	Post-Petition Capital Structure and Pro Forma Equity Chart

The below chart shows a summary of the Debtors’ estimated capital structure upon the Effective Date, assuming an Effective Date of December 31, 2023 and assuming the Miner Equipment Lenders make certain elections:30

Lenders	Debt Instrument(s)	Amount Outstanding on Effective Date

M&M Lienholders	a. M&M Lien Takeback Debt b. M&M Lien Settlements	a. $ 17 million b. $ 35 million

Convertible Noteholders[31]	a. New Secured Notes b. New Secured Convertible Notes c. Exit Facility (drawn)	a. $ 150 million b. $ 260 million c. $ 61 million[32]

Other Secured Claims	a. Reinstated Notes	a. $ 21 million

Miner Equipment Lenders	a. Miner Equipment Lender Takeback Debt (Default) b. Miner Equipment Lender Takeback Debt (Election 2)	a. $ 1 million b. $ 175 million

Secured Mortgage Claims	a. Mortgage Takeback Debt	a. $ 1 million

Total		$ 720 million

Based on its anticipated terms, the Reorganized Debtors’ certificate of incorporation is expected to authorize the issuance of the New Common Interests and preferred stock. The Debtors and Reorganized Debtors have no present plans to issue any shares of preferred stock, but plan to issue New Common Interests as detailed herein. The chart below provides the percentage of New Common Interests the Debtors estimate will be held by various parties as of the Effective Date, based on certain assumptions, including regarding Allowed Claims, as discussed herein. If Claims are Allowed in amounts different than the Debtors’ estimate, the percentages below may differ from the estimates.

Class	% of Effective Date New Common Interests [33]
	$37.1 million Rights Offering (i.e. the Backstop Amount)	$55 million Rights Offering
Convertible Noteholder Equity Distribution	32.8%	32.8%

[30]

If the Miner Equipment Lenders make different elections than the Debtors have assumed, the amount of Miner Equipment Lender Takeback Debt (Default), Miner Equipment Lender Takeback Debt (Election 2), and/or overall debt may be higher or lower than estimated herein.

[31]	The Convertible Noteholders will also receive Contingent Payment Obligations, which are not included in this table.
[32]	This amount includes the ~$1.2 million commitment fee paid in kind.
[33]

Equity splits subject to changes based on final Allowed Equity Committee fees, final Allowed Ad Hoc Equity Group Substantial Contribution Claim, final Claim sizes (including applicable postpetition interest rate and estimated amounts for Disputed Claims), and elections made by the Equipment Lenders.

Class	% of Effective Date New Common Interests
	$37.1 million Rights Offering (i.e. the Backstop Amount)	$55 million Rights Offering
Exit Lenders (Rights Offering Shortfall)[34]	2.0%	0.0%
Convertible Noteholder Rights Offering Shortfall Equity Distribution[35]	1.9%	0.0%
Incremental Convertible Noteholders Equity Distribution[36]	0.4%	0.4%
Class 3 (Miner Equipment Lenders)[37]	4.2%	4.2%
Class 8 (GUC Claims)	10.0%	10.0%
Class 11 (510(b) Claims)	0.0%	0.0%
Class 12 (Existing Common Interests)[38]	33.9%	34.5%
Rights Offering –Backstop Fee	1.3%	1.3%
Rights Offering – Subscription + Backstop Shares	6.7%	9.9%
Shares reserved for Bitmain	6.8%	6.8%
Total	100%	100%[39]
Total Convertible Notes Equity Ownership (including Exit Lenders)	37.1%	33.3%
Total Existing Common Interest Equity Ownership (including Backstop Fee)[40]	41.9%	45.8%

[34]

Equity distribution equal to Rights Offering shortfall amount ($55 million minus the actual Rights Offering amount) paid in equity with a 20% fee at a 30% discount to Plan Equity Value. Exit Lenders (Rights Offering Shortfall) represents the first 2.0% equity distribution on account of the Rights Offering shortfall (if any).

[35]

Convertible Noteholder Equity (Rights Offering Shortfall) represents the remaining equity distribution on account of the Rights Offering shortfall after accounting for the Exit Lenders (Rights Offering Shortfall).

[36]

Assumes (i) Allowed Equity Committee fees of $8.75 million and (ii) an Allowed Ad Hoc Equity Group Substantial Contribution Claim of $1.5 million. Resulting in $3.5 million of Incremental Convertible Noteholders Equity Distribution. This amount is subject to change based on the final Allowed Equity Committee fees and Allowed Ad Hoc Equity Group Substantial Contribution Claim.

[37]

These percentages assume that only Anchorage Lending elects Miner Equipment Lender Treatment Election 1. This assumption is based on the Debtors’ understanding of Anchorage Lending CA, LLC’s intent through Debtors’ conversations with the Settling Equipment Lenders. This percentage also assumes that Settling Equipment Lenders Wingspire Equipment Finance LLC f/k/a Liberty Commercial Finance LLC and 36th Street Capital Partners LLC elect the Default Miner Equipment Lender Treatment.

[38]

The illustrative equity allocation to Holders of General Unsecured Claims relies on certain assumptions including: (i) the Debtors prevail in objections to certain Claims including (but not limited to) Claims filed by Sphere, securities litigation claimants and Oklahoma Gas and Electric Company; (ii) Foundry’s claim is resolved pursuant to a settlement or otherwise; (iii) the Debtors prevail in the argument that unsecured creditors are entitled to postpetition interest at the Federal Judgement Rate; and (iv) the Settling Equipment Lenders holding $220 million of Claims in the aggregate will make Election 2. If the Allowed amount of General Unsecured Claims increases, the allocation to Holders of Existing Common Interests will decrease. In addition, the initial percentage ownership by Existing Common Interests will be lower than the table suggests because the Debtors will hold back a portion of the distribution pending determination of Disputed Claims (as described above).

[39]	The above percentages are rounded to the nearest 0.1% and thus total 100.1%.
[40]	Includes Backstop Fees earned by all Backstop Parties that are Holders of Existing Common Interests.

III.

THE DEBTORS’ BUSINESS

A.	General Overview

Headquartered in Austin, Texas, the Debtors are one of the largest blockchain infrastructure, hosting provider, and digital asset mining companies in North America, with approximately 814MW of capacity across eight operational data centers in Texas (2), Georgia (2), Kentucky, North Carolina (2), and North Dakota (the “Data Centers”). The Debtors mine digital assets (also known as cryptocurrency), primarily bitcoin, for their own account (“Self-Mining”) and host Miners for third-party customers (“Hosting Operations”). Since inception, the Debtors have built a considerable asset base, gained market trust as a premier hosting provider, and demonstrated a multi-year track record of successful management of their businesses.

B.	Digital Asset Mining[41]

Digital asset mining (“Mining”) is the process in which transactions involving cryptocurrency are verified and added to the blockchain public ledger through specialized computers (“Miners”) solving a computational encryption puzzle. Mining secures the blockchain network and is also the process through which new coins are added to the existing circulating supply. The Debtors mine the cryptocurrency bitcoin, which operates on a proof of work system. Under a proof of work system, Miners compete with each other to solve complex algorithms to validate a block of transactions; as a reward for being the first to solve an algorithm, the Miner is rewarded with newly created bitcoin. Miners can work together in mining pools to increase their likelihood of solving an algorithm.

The profitability of Mining is driven by a number of key variables, including (1) the price of bitcoin, (2) the Miner’s hash rate, (3) the network hash price,42 and (4) electricity costs. Hash rate refers to a Miner’s ability to solve algorithmic computations per second; a higher hash rate is more likely to be the first to solve the computation and be rewarded with bitcoin. Hash price is expressed as the monetary value of bitcoin per each terahash per second of computing power generated by a Miner. Electricity costs are important because electricity is used to power the Miners and other equipment within a Mining facility.

C.	Debtors’ History

The Debtors trace their roots back to 2017. On December 13, 2017, the Debtors were founded and incorporated as MineCo Holdings, Inc. Six months later, MineCo Holdings, Inc. changed its name to Core Scientific, Inc. (“Initial Core Scientific”). On August 17, 2020, Initial Core Scientific engaged in a holdco restructuring to facilitate a borrowing arrangement whereby Initial Core Scientific was merged with and into a wholly owned subsidiary of Core Scientific Holding Co., a Delaware corporation, and became a wholly owned subsidiary of Core Scientific Holding Co. As a result, the stockholders of Initial Core Scientific became the stockholders of Core Scientific Holding Co.

On July 30, 2021, the Debtors acquired 100% of the equity interest in one of their largest customers, Blockcap, Inc. (“Blockcap”), a blockchain technology company with industrial scale Mining operations. Blockcap’s primary historical business was the Mining of digital asset coins and tokens, primarily bitcoin. Blockcap also evaluated and completed investments in related technologies and ancillary businesses, including Radar Relay, Inc., an early stage company Blockcap acquired on July 1, 2021 that focused on technology enhancement and development in the digital asset industry. The acquisition of Blockcap significantly expanded the Debtors’ Self-Mining operations and increased the number of Miners they owned.

[41]	A more detailed explanation of Mining can be found in paragraphs 18-28 of the Declaration of Michael Bros in Support of the Debtors’ Chapter 11 Petitions and First Day Relief (Docket No. 5).
[42]

Network hash price reflects a combination of network hashrate, bitcoin price, and reward/transaction fees, distilled into one metric, that is expressed as the $ value of bitcoin derived per 1 Th/s (terahashes per second) of computing power

The Debtors’ current corporate structure is the product of a “SPAC merger.” Power & Digital Infrastructure Acquisition Corp., a Delaware corporation (“XPDI”), entered into a certain Agreement and Plan of Reorganization and Merger, dated as of July 20, 2021, as amended on October 1, 2021, and as further amended on December 29, 2021, by and among Core Scientific Holding Co., XPDI Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of XPDI, and XPDI (the “Merger Agreement”). XPDI’s stockholders approved the transactions contemplated by the Merger Agreement (collectively, the “de-SPAC Transactions”) at a special meeting of stockholders held on January 19, 2022. Upon consummation of the de-SPAC Transactions, Core Scientific Holding Co. merged with XPDI, with XPDI surviving the merger. Immediately prior to the effective time of the de-SPAC Transactions, XPDI changed its name to Core Scientific, Inc. and Initial Core Scientific changed its name to Core Scientific Operating Company and the common stock of Core Scientific, Inc. was traded on the Nasdaq Global Select Market under the symbol “CORZ”. The de-SPAC Transactions resulted in the Debtors receiving approximately $195 million in net cash proceeds, which the Debtors used to fund Miner purchases and the Debtors’ infrastructure build-out.

After going public in early 2022 as a result of undergoing the de-SPAC Transactions, the Debtors flourished, experiencing tremendous growth measured both by total revenue and gross profit. The increases in revenue and gross profit were due, in large part, to the execution of new customer hosting contracts for Miners deployed during 2021, increased equipment sales (formerly a component of the Debtors’ business), and growth of the Debtors’ efforts in Mining. The increase in the price of bitcoin from $7,200.17 on January 1, 2020 to $46,387.98 on December 31, 2021, also contributed to the Debtors’ overall growth.

D.	Business Operations and Properties

i.	Business Model

The Debtor’s primary sources of revenue are (i) Self-Mining, where the Debtors earn and subsequently sell bitcoin mined by the Debtors’ owned and leased Miners, and (ii) Hosting Operations, where customers pay the Debtors to host the customers’ Miners at the Debtors’ Data Centers. Historically, the Debtors also earned revenue from equipment sales, but the Debtors shifted away from equipment sales prior to the Petition Date.

(a)	Self-Mining

The Debtors have participated in Self-Mining since their inception. The Debtors’ share of owned/leased Miners or “self-Miners” versus “hosted Miners” at their Data Centers has grown substantially, from approximately 10% in 2020 to approximately 67% today, in part due to the Blockcap acquisition in July 2021. As of May 3, 2023, the Debtors own or lease approximately 144,370 operational Miners used for Self-Mining.

Currently, the Debtors convert their mined bitcoin into U.S. dollars on a regular basis, generally within 2.5 days of Mining. Consequently, the Debtors currently do not generally hold large amounts of bitcoin on their balance sheet at any given time.

(b)	Hosting Operations

In 2020, access to Miners was limited for a variety of reasons, and the Debtors had the unique ability to provide third parties with access to Miners due among other things, to relationships in the industry. The Debtors were able to sell hardware “bundled” with hosting capabilities. Proceeds from bundled hardware sales and prepayments on hosting contracts helped the Debtors to continue to build out their Data Centers to provide additional capacity for their self-Miners, as well as for hosted Miners in connection with their Hosting Operations.

Since 2017, the Debtors have positioned themselves as a premium provider of hosting services to third-party Miners, with high quality facilities that provide the optimal operating environment for consistent performance. The Data Centers include onsite technicians available 24/7 for repair, adding value to the Debtors’ customers by prolonging the life of their Miners. The Debtors use custom software to manage Miners, which allows for real-time performance monitoring, historical data analysis, deployment tracking, and instant adjustment of voltage draws. Customers can take advantage of high uptime percentage to produce additional bitcoin.

For these reasons, the Debtors’ Hosting Operations business has grown considerably since 2017. The Debtors continue to focus on larger customers (generally customers with greater than 1,000 Miners), as larger, professionally-managed customers benefit more from the Debtors’ hosting value proposition (i.e., high uptime, software solutions, etc.) and such customers are more likely to generate consistent cash flow for the Debtors.

In line with the Debtors’ profit-maximization efforts, the Debtors terminated and/or rejected some of their less profitable hosting contacts to free up rack space in their Data Centers. The Debtors also sought to maximize the potential profits from their newly opened rack space by adding a new product offering to their Hosting Operations. This product offering enables customers to enter into agreements with the Debtors to host customer Miners at the Debtors’ Data Centers in return for the Debtors retaining a percentage of the Mining revenue attributable to such customers’ Miners (“RevShare Agreements”). Since the Petition Date, the Debtors have signed RevShare Agreements with 2 customers. As of June 8, 2023, 17,583 Miners are being hosted at Debtors’ Data Centers under RevShare Agreements.

As of May 3, 2023, across their Data Centers, the Debtors host 72,487 Miners on behalf of 10 customers. Any bitcoin customers mine goes directly to the respective customers’ wallets. The Debtors neither hold any bitcoin mined by customers on the Debtors’ balance sheet nor serve as custodian of bitcoin on behalf of their hosting customers.

ii.	Data Centers

The Debtors own or lease facilities in Texas (3), Georgia (2), Kentucky, North Carolina (2), Oklahoma, and North Dakota, of which all are operational Data Centers except for the Muskogee Facility and the Cedarvale Facility. The Data Centers house and provide power to both the Debtors’ Miners, as well as the hosting customers’ Miners, enabling such Miners to mine digital assets efficiently. The table below illustrates the ten facilities that the Debtors currently own or lease.

Location	Type of Ownership	Land (acres)	Current MWs Operational	Buildings (Square Feet)
Marble, NC (“Marble 1”)	Owned	30	35	+/-200,000
Marble, NC (together with Marble 1, the “Marble Facility”)	Owned	42	69	+/- 50,000
Dalton, GA (“Dalton Green”)[43]	Leased	13	142	+/-100,000
Dalton, GA (together with Dalton Green, the “Dalton Facility”) [44]	Leased	7	53	+/-200,000
Calvert City, KY (the “Calvert City Facility”)	Owned	15	150	+/- 60,000
Grand Forks, ND (the “Prairie Site Facility”)[45]	Leased	20	100	+/- 90,000
Denton, TX (the “Denton Facility”)	Leased	31	125	+/-300,000
Barstow, TX (the “Cedarvale Facility”)	Owned	136	0	+/- 5,000

[43]	The lease provides that, at the expiration (on December 1, 2030) or earlier termination of the lease, Core Scientific Operating Company is obligated to purchase the property for nominal consideration.
[44]	The lease provides that, at the expiration (on December 1, 2030) or earlier termination of the lease, Core Scientific Operating Company is obligated to purchase the property for nominal consideration.
[45]

Grand Forks is comprised of two leased properties. The leases provide that, at any time during the lease term or during the 60 days following the lease term, the Debtors have the option to purchase one leased property for $5,400,000 less the value of any rent paid under that lease and the other leased property for $210,000.

Location	Type of Ownership	Land (acres)	Current MWs Operational	Buildings (Square Feet)
Pecos, TX (the “Cottonwood 1 Facility”)	Leased	60	50	+/-125,000
Pecos, TX (the “Cottonwood 2 Facility” and collectively with the Cottonwood 1 Facility the “Cottonwood Facility”)	Leased	50	0	+/- 20,000
Muskogee, OK (the “Muskogee Facility”)	Owned	90	0	+/-525,000

IV.

DEBTORS’ CORPORATE AND CAPITAL STRUCTURE

A.	Corporate Structure

A chart illustrating the Debtors’ complete organizational structure as of the Petition Date is attached as Exhibit F to this Disclosure Statement. The following chart depicts the Debtors’ simplified corporate structure:

All of the other Debtors are wholly owned, directly or indirectly, by Core Scientific, Inc.46

[46]

Additionally, in connection with a potential venture that was never consummated, the Debtors formed several non-Debtor affiliates, which are currently dormant. These entities are (i) Core Scientific Partners, LP, (ii) Core Scientific Partners GP, LLC, (iii) CSP Advisors, LLC, (iv) CSP Liquid Opportunities GP, LP, (v) CSL Liquid Opportunities Master Fund, LP, (vi) CSP Liquid Opportunities Fund, LP, and (vii) CSP Liquid Opportunities Offshore Fund.

B.	Corporate Governance and Management

The board of directors of Core Scientific, Inc. (the “Board”) consists of six (6) directors: Darin Feinstein, Neal Goldman, Jarvis Hollingsworth, Mike Levitt, Matthew Minnis, and Kneeland Youngblood. Mike Levitt serves as Chairman of the Board.47 The Debtors’ highly experienced management team consists of the following individuals:

Name	Position
Adam Sullivan	Interim Chief Executive Officer[48]

Todd DuChene	Chief Legal Officer and Chief Administrative Officer

Michael Bros	Senior Vice President, Capital Markets and Acquisitions

Matt Brown	Executive Vice President, Data Center Operations

Russell Cann	Executive Vice President, Client Services

Denise Sterling	Executive Vice President, Chief Financial Officer

Steve Gitlin	Senior Vice President, Investor Relations

Carol Haines	Senior Vice President, Sustainability

Jeff Pratt	Senior Vice President, Partnerships

Jeff Taylor	Senior Vice President, Chief Information Security Officer

Katy Hall	General Counsel

C.	Prepetition Capital Structure

The following description of the Debtors’ capital structure is for informational purposes only and is qualified in its entirety by reference to the documents setting forth the specific terms of the Debtors’ obligations and any related agreements.

i.	April Secured Convertible Notes:

On April 19, 2021, certain of the Debtors entered into that certain Secured Convertible Note Purchase Agreement (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “April NPA”), by and among Core Scientific Holding Co., as issuer, the guarantors (the “NPA Guarantors”), as guarantors, U.S. Bank National Association, as note agent and collateral agent (together with any successor in such capacity, the “Note Agent”), and the purchasers of the notes issued thereunder. Core Scientific, Inc. assumed Core Scientific Holding Co.’s obligations under the April NPA upon consummation of the de-SPAC Transactions. The April NPA provides for the issuance of up to an aggregate principal amount of $215 million of 10% convertible secured notes due 2025 (the “April Notes”), and an aggregate principal amount of $215 million of April Notes were issued in April 2021 thereunder.

The April Notes mature on April 19, 2025 and bear interest at 10.0% per annum, of which 4.0% is payable in cash (“Cash Interest”) and 6.0% is payable in kind by capitalizing such interest payment and increasing the aggregate principal amount of the notes by the amount thereof (“PIK Interest”). In addition, the April Notes are convertible into shares of common stock of Core Scientific, Inc. at a conversion price, as of the Petition Date, of $8.00 per share. As of the Petition Date, the aggregate principal amount of April Notes outstanding under the April NPA was approximately $234 million, which amount does not include the April 2X Amounts (as defined and described below).

[47]	On August 2, 2023, Darin Feinstein stepped down from his position as co-chairman of the Board, but has retained his position as a director. Mike Levitt is now the sole chairman of the Board.
[48]	On August 2, 2023, Mike Levitt resigned as Chief Executive Officer of Core Scientific, Inc. and Adam Sullivan was appointed Chief Executive Officer.

Pursuant to the terms of the April NPA, Core Scientific, Inc. is obligated to repay 200% of the principal and all accrued and unpaid interest under the April Notes (the “April 2X Amounts”) upon certain events, including a voluntary prepayment, a change of control of the Debtors, or the April 19, 2025 maturity date (the “April 2X Provision”). The Debtors and the Ad Hoc Noteholder Group dispute whether the April 2X Amounts are valid and enforceable against the Debtors. The Settlement includes a settlement between the Debtors and the Ad Hoc Noteholder Group on the claim amount on account of the April Notes.

The obligations under the April NPA are secured pursuant to (i) that certain Security Agreement, dated as of April 19, 2021 (the “April Notes Security Agreement”), by and among Core Scientific Holding Co., the NPA Guarantors, as guarantors, and the Note Agent (in its capacity as collateral agent), and (ii) that certain Intellectual Property Security Agreement, dated as of April 19, 2021 (the “April Notes IP Security Agreement” and together with the April Notes Security Agreement, the “April Security Agreements”), by and among Core Scientific Operating Company and the Note Agent (in its capacity as collateral agent). Pursuant to such security agreements and as a result of the de-SPAC Transactions, the April Notes were granted a first lien security interest in all of the Debtors’ and the NPA Guarantors’ current and after-acquired accounts, chattel paper, commercial tort claims, commodity accounts, contracts, deposit accounts, documents, general intangibles, goods, instruments, investment property, letter-of-credit rights and letters of credit, money, securities accounts, supporting obligations, property, other goods and personal property, certain intellectual property and proceeds of each, other than “Excluded Property” (as defined under the April Notes Security Agreement) (the “NPA Collateral”). The NPA Collateral does not include any of the Debtors’ real estate, except fixtures. In addition, the NPA Agent did not perfect its security interests in certain personal property which would require action beyond the filing of an all-assets financing statement with the secretary of state of the Debtors’ jurisdiction of organization including (a) the Debtors’ commercial tort claims which would be perfected by separate financing statement and (b) cash or accounts which would be perfected by control.49

ii.	August Convertible Notes:

On August 20, 2021, certain of the Debtors entered into that certain Convertible Note Purchase Agreement (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, and including all related credit documents, the “August NPA”), by and among Core Scientific Holding Co., as issuer, the NPA Guarantors, as guarantors, the Note Agent, as note agent, and the purchasers of the notes issued thereunder. Core Scientific, Inc. assumed Core Scientific Holding Co.’s obligations under the August NPA upon consummation of the de-SPAC Transactions. The August NPA provides for the issuance of up to an aggregate principal amount of $300 million of 10% convertible secured notes due 2025 (the “August Notes” and together with the April Notes, the “Convertible Notes”), and an aggregate principal amount of $299.8 million of August Notes were issued in August 2021 thereunder.

The August Notes were issued with substantially the same terms as the April Notes, including the same maturity date of April 19, 2025 and the same interest rate (10.0% per annum, of which 4.0% is Cash Interest and 6.0% is PIK Interest). Likewise, the August Notes are convertible into shares of common stock of Core Scientific, Inc. at a conversion price, as of the Petition Date, of $8.00 per share. As of the Petition Date, the aggregate principal amount of August Notes outstanding under the August NPA was approximately $318 million, which amount does not include the August 2X Amount (as defined and described below).

Pursuant to the terms of the August NPA, Core Scientific, Inc. is obligated to repay 200% of the principal and all accrued and unpaid interest under the August Notes (the “August 2X Amounts” and together with the April 2X Amounts, the “2X Amounts”) upon certain events, including a voluntary prepayment or a change of control of the

[49]

The NPA Agent did perfect its interest through possession and control of (i) all of the common stock in Core Scientific Operating Company and (ii) the indebtedness evidenced by that certain secured promissory note issued by RME Black 200, LLC on May 12, 2020 (as may be amended, amended and restated, supplemented or modified from time to time) as of the Petition Date.

company (the “August 2X Provision”). Unlike the April 2X Provision, the August 2X Provision does not provide for payment of the August 2X Amounts upon the maturity date of the August Notes. The Debtors and the Ad Hoc Noteholder Group dispute whether the August 2X Amounts are valid and enforceable against the Debtors. The RSA Settlement includes a settlement between the Debtors and the Ad Hoc Noteholder Group on the claim amount on account of the August Notes.

The obligations of the Debtors under the August NPA are secured pursuant to (i) that certain Security Agreement, dated as of February 7, 2022 (the “August Notes Security Agreement”), by and among Core Scientific, Inc., the NPA Guarantors, as guarantors, and the Note Agent (in its capacity as collateral agent for the August Notes), and (ii) that certain Intellectual Property Security Agreement, dated as of February 7, 2022 (the “August Notes IP Security Agreement” and together with the August Convertible Notes Security Agreement, the “August Security Agreements”, and collectively with the April Security Agreements, the “Convertible Notes Security Agreements”), by and among Core Scientific Operating Company, Core Scientific Acquired Mining LLC, and the Note Agent (in its capacity as collateral agent).50

The August Notes are secured by the NPA Collateral, but the liens securing the August Notes were granted and perfected after the liens secured the April Notes. While the Debtors’ public filings refer to the April Notes and the August Notes as being pari passu, and while a form pari passu intercreditor agreement was attached to the August NPA, such agreement was never executed by the Note Agent. In connection with the de-SPAC Transactions, within 30 days, the August Notes would have been entitled to delivery of (i) a counterpart of the Security Agreement and the Intellectual Property Security Agreement and filed UCC-1s and (ii) an intercreditor agreement (effective on the secured parties). A Security Agreement and an Intellectual Property Agreement for the August Notes were entered into in connection with the de-SPAC Transactions and the appropriate UCC-1s were filed.

iii.	Secured Mining Equipment Financings and Leases

Since 2020, the Debtors have entered into numerous equipment financing agreements and leases to acquire Miners. As of May 3, 2023, of the Debtors’ 144,370 Miners, approximately 64,196 (or 44%) are collateral or leased under various equipment financing arrangements.51

As of Petition Date, the Debtors had an aggregate of approximately $284 million of principal balance of equipment leases and secured equipment financing outstanding (including accrued and unpaid interest), under different facilities with respective first lien security interests (or lease interests) against approximately 91,000 Miners in the Debtors’ possession at that time. As discussed in further detail below, NYDIG ABL LLC (fka Arctos Credit LLC) (“NYDIG”) provided financing for 26,964 Miners, but the Debtors transferred such Miners to NYDIG in exchange for cancellation of NYDIG’s Claim pursuant to the NYDIG Settlement. Accordingly, as of May 3, 2023, the Debtors possess 58,426 Miners are that subject to financing agreements and 5,770 Miners subject to a lease agreement with Atalaya Capital Management LP (“Atalaya”).52

A summary of the largest outstanding secured Miner financings is below:

[50]

The August NPA included a covenant requiring certain of the Debtors to provide the same collateral securing the April Notes as collateral to secure the August Notes upon the occurrence of a “Conversion Event” (as defined in the August NPA). A Conversion Event occurred as a result of the de-SPAC Transactions, and the August Notes became secured by the NPA Collateral in February 2022.

[51]	Although certain of the Miner Equipment financing agreements were styled as equipment leases, the Debtors assert that such agreements constitute financing agreements.
[52]

As of the Petition Date there were approximately $14.5 million of lease payments remaining to Atalaya. As discussed in greater detail below, the Debtors negotiated amended terms on the Miner equipment leases with Atalaya in the approved Atalaya Assumption Motion (as defined below).

Lender	Borrower[53]	Debtors’ Estimate of Outstanding under Financing Agreement as of Petition Date Including Principal and Interest	Collateral (# of Miners)
Equipment Financings
Mass Mutual	Core Scientific Operating Company	$43.7 million	15,066
Barings[54]	Core Scientific, Inc.	$66 million	14,181
BlockFi Lending LLC	Core Scientific Operating Company	$55.7 million	14,508
Stonebriar Commercial Finance LLC.[55]	Core Scientific, Inc.	$7.2 million	1,465
36th Street Capital Partners LLC. [56]	Core Scientific Operating Company	$3.8 million	970
Anchorage Lending CA, LLC	Core Scientific, Inc.	$25.9 million	5,354
Trinity Capital Inc.	Core Scientific Operating Company	$23.6 million	5,812	[57]
Jack Novak	Core Scientific Operating Company	$10.1 million	n/a	[58]
Wingspire Equipment Finance LLC (f/k/a Liberty Commercial Finance LLC)	Core Scientific Operating Company	$2.5 million	1070

iv.	Secured Non-Mining Financings and Leases.

In addition to financing secured against Miners, the Debtors have utilized both secured financings59 and operating leases to finance certain non-Mining assets deployed to satisfy the Debtors’ various infrastructure needs for their day-to-day operations. As of the Petition Date, the Debtors had approximately $700,000 of facility-only mortgages, $18.4 million of mixed collateral financing, $8.9 million of non-Mining equipment financing, and $1.6 million of non-Mining equipment leases. These financings and leases consist of various assets, such as real estate, trucks, scissorlifts, servers, switchboards, and other non-Mining equipment.60

A summary of outstanding secured non-Mining financing arrangements is below:

[53]	These financings are not guaranteed by any Debtor.
[54]	Loans from various Barings-related entities, including Barings BDC, Barings Capital Investment Corp., and Barings Private Credit Corp (collectively “Barings”).
[55]	This secured Miner financing was assigned to Stonebriar Commercial Finance LLC from Liberty Commercial Finance.
[56]	This secured Miner financing was assigned to 36th Street Capital Partners LLC from Liberty Commercial Finance.
[57]

Trinity Capital Inc. properly perfected its liens as to the 2,585 Miners issued pursuant to Schedule 1 under the Master Equipment Financing Agreement. On November 4, 2022, within the 90-day preference period prior to the Petition Date, Trinity Capital filed an amended UCC-1 to perfect its interests in an additional 3,227 Miners that serve as collateral on the remaining schedules under the Master Equipment Financing Agreement.

[58]	The Debtors have not been able to locate collateral for Jack Novak’s Miner Equipment Loan.
[59]	Although certain of the non-Miner Equipment financing agreements were styled as equipment leases, the Debtors assert that such agreements constitute financing agreements.
[60]	These assets that secure the non-Mining financing and leases are considered Excluded Property under the Convertible Notes Security Agreements.

Lender	Borrower	Principal and Interest Outstanding as of the Petition Date	Collateral
Facility Mortgages
Brown Corporation[61]	American Property Acquisition, LLC	$0.2 million	Dalton Facility
Holliwood LLC[62]	American Property Acquisition, LLC	$0.5 million	Calvert City Facility
Mixed Collateral Financing
Bremer Bank, N.A.	Core Scientific Operating Company	$18.4 million	non-Mining equipment and leasehold interests in Prairie Site Facility
Equipment Financing
VFS, LLC	Core Scientific Operating Company	$1.3 million	Non-Mining equipment
Bank of the West	Core Scientific Operating Company	$50,000	Non-Mining equipment
Dell Financial Services	Core Scientific Operating Company	$0.2 million	Non-Mining equipment
Indigo Direct Lending LLC[63]	Core Scientific Operating Company	$2.2 million	Non-Mining equipment
North Mill Equipment Finance LLC[64]	Core Scientific Operating Company	$0.7 million	Non-Mining equipment
Prime Alliance Bank, Inc.[65]	Core Scientific Operating Company	$2.3 million	Non-Mining equipment
North Star Leasing[66]	Core Scientific Operating Company	$0.6 million	Non-Mining equipment
36th Street Capital	Core Scientific Operating Company	$0.1 million	Non-Mining equipment
Liberty Commercial Finance LLC	Core Scientific Operating Company	$1.2 million	Non-Mining equipment
Meridian Equipment Finance, LLC	Core Scientific Operating Company	$0.1 million	Non-Mining equipment
Equipment Leases
VFS, LLC	Core Scientific Operating Company	$0.9 million	Non-Mining equipment
Fidelity Funding Services, LLC	Core Scientific Operating Company	$80,000	Non-Mining equipment
Tech. Fin. Corp.	Core Scientific Operating Company	$0.3 million	Non-Mining equipment
Toyota Commercial Finance.	Core Scientific Operating Company	$0.2 million	Non-Mining equipment
Marco	Core Scientific Operating Company	$10,000	Non-Mining equipment
Garic, Inc.	Core Scientific Operating Company	$0.1 million	Non-Mining equipment

[61]	The maturity date for the Debtors’ mortgage with Brown Corporation is September 28, 2023.
[62]	The maturity date for the Debtors’ mortgage with Holliwood LLC is December 19, 2023.
[63]	This non- Miner financing was assigned to Indigo Direct Lending LLC from Liberty Commercial Finance.
[64]	This non- Miner financing was assigned to North Mill Equipment Finance LLC from Liberty Commercial Finance.
[65]	This non- Miner financing was assigned to Prime Alliance Bank, Inc. from Liberty Commercial Finance.
[66]	This non- Miner financing was assigned to North Star Leasing from Liberty Commercial Finance.

v.	M&M Liens

M&M Liens arise under state law and provide General Contractors and Subcontractors with a lien on the real property that is the subject of the General Contract with respect to all labor, materials, equipment and/or services actually performed or furnished by such General Contractor or Subcontractor with respect to such real property. Under applicable state law (i.e., Texas and Oklahoma), (i) a General Contractor may be entitled to an M&M Lien with respect to all labor, materials, equipment and/or services actually furnished pursuant to its General Contract, whether performed by the General Contractor or any of its Subcontractors and (ii) a Subcontractor engaged by a General Contractor may be entitled to an M&M Lien with respect to all labor, materials, equipment, and/or services actually furnished by such Subcontractor. Therefore, in certain instances a General Contractor’s M&M Lien and a Subcontractor’s M&M Lien may each secure certain amounts in duplication. Under state law, all such M&M Liens which secure amounts in duplication are each reduced on a dollar-for-dollar basis upon repayment of any such amounts secured in duplication.

The Debtors entered into General Contracts with the General Contractors set forth on the M&M Lien Claim Amounts Schedule in connection with the construction, development, or improvement of the Debtors’(i) Denton Facility, (ii) Cottonwood Facility, (iii) Cedarvale Facility, (iv) Muskogee Facility (collectively with the Denton Facility, the Cottonwood Facility, and the Cedarvale Facility, the “M&M Facilities”). The General Contractors engaged the Subcontractors set forth on the M&M Lien Claim Amounts Schedule to fulfill certain components of the applicable General Contracts. Pursuant to the General Contracts, multiple General Contractors and Subcontractors labored or furnished labor, materials, equipment, and/or services at the Facilities for which such General Contractors and Subcontractors hold M&M Liens.

The M&M Lien Claim Amounts Schedule sets forth the amounts the Debtors’ books and records reflect are attributable to the provision by General Contractors and Subcontractors of labor, materials, equipment, and/or services in connection with the construction, development, or improvement of the M&M Facilities for which such General Contractors and Subcontractors may be entitled to an M&M Lien. Those M&M Liens give rise to the M&M Lien Secured Claims in favor of the General Contractors with which the Debtors have directly entered into the General Contracts and are in privity of contract. The Debtors are not party to any agreements with the Subcontractors and, therefore, the Debtors are not in privity of contract with any such Subcontractors. Nevertheless, 13 Subcontractors filed proofs of claim against one or more of the Debtors (the “Subcontractor POCs”). For the reasons set forth above, the Debtors will seek disallowance of the Subcontractor POCs pursuant to a forthcoming omnibus claim objection.

As discussed in greater detail in section VI(I) below, the Debtors have reached settlements with five (5) of their six (6) General Contractors, which in the aggregate asserted $80,130,544.42 of M&M Lien Secured Claims. The Debtors are in ongoing discussions with the only remaining General Contractor, McCarthy Building Companies, Inc. (“McCarthy”). McCarthy filed an objection to this Disclosure Statement and the treatment afforded to Holders of M&M Lien Secured Claims in Class 5 (Docket No. 1197). McCarthy later withdrew their objection (Docket No. 1412) to continue ongoing negotiations with the Debtors in the hopes of reaching a settlement. However, if the Debtors are unable to reach an agreement with McCarthy or overcome McCarthy’s objections to the Plan, the Debtors may be exposed to the risk disclosed below in section (IX)(D)(vi).

According to the Debtors’ books and records, and not taking into account any of the M&M Lien Settlements, the total amount of M&M Liens encumbering each M&M Facility (after subtracting amounts secured in duplication by both a General Contractor and a Subcontractor and all settled M&M lien amounts) and securing the M&M Lien Secured Claims are set forth below:

Facility	Total M&M Liens
Denton Facility	$18,799,499.00
Cottonwood Facility	$134,296.42
Cedarvale Facility	$16,084.86
Muskogee Facility	$9,700,571.00

vi.	Unsecured Bridge Notes:

In April 2022, Core Scientific, Inc. entered into a $60 million Bridge Promissory Note with BRF Finance Co, LLC and a $15 million Bridge Promissory Note with B. Riley Commercial Capital, LLC (such unsecured financing, the “Unsecured Bridge Notes”), each of which was further amended and restated in August 2022. The Unsecured Bridge Notes were to mature on June 1, 2023.

The Unsecured Bridge Notes required that 25% of the net proceeds from the issuance of any shares of common stock of Core Scientific, Inc. under its equity line of credit (“Prepetition ELOC”)67 must be applied to repay the outstanding principal amount of the Unsecured Bridge Notes. Prior to the Petition Date, Core Scientific, Inc. repaid approximately $33 million of principal under the Unsecured Bridge Notes, including from proceeds under the Prepetition ELOC. As of the Petition Date, the unsecured Claims arising under or related to B. Riley’s Unsecured Bridge Notes are estimated by the Debtors to total approximately $42.7 million.68

vii.	General Unsecured Claims:

The Debtors had numerous other unsecured Claims outstanding as of the Petition Date, including Litigation Claims, General Contractor Unsecured Claims, Utility Unsecured Claims, and various Other Unsecured Claims (collectively, the “General Unsecured Claims”). Based upon the Debtors’ review of the POCs, General Unsecured Claims of approximately $795 million have been filed against the Debtors in the aggregate. While the Debtors continue to review and reconcile all POCs, the Debtors believe that approximately $81.4 million (including postpetition interest calculated at the Federal Judgement Rate)69 of filed General Unsecured Claims, not including the Miner Equipment Lender Deficiency Claims, and after giving effect to various settlements discussed herein, remain valid/allowable or will remain outstanding prior to the Effective Date. This $81.4 million estimated amount assumes that (i) the Celsius Settlement will be consummated resolving the Celsius Hosting POCs,70 (ii) the Debtors will prevail on the litigation with Sphere, 71 (iii) the Debtors will prevail in the litigation with Morgan Hoffman (or such Claim shall be treated as a Section 510(b) Claim),72 Jonathan Barrett, and Harlin Dean, (iv) the Debtors resolve Foundry’s claims pursuant to a settlement or otherwise (the Ad Hoc Noteholder Group does not currently support the below described Foundry Settlement), and (v) no rejection damage claims will be Allowed against the Debtors including any potential rejection damage claims of GEM. However, if the Debtors lose against their litigation counterparties and/or the Bankruptcy Court determines that the applicable rate of postpetition interest is the contract rate (rather than the

[67]

On July 20, 2022, Core Scientific, Inc. entered into an equity purchase agreement with B. Riley Principal Capital II, pursuant to which, Core Scientific, Inc. has the right to sell to B. Riley Principal Capital II up to $100 million of shares of Core Scientific, Inc.’s common stock, subject to certain limitations and conditions set forth in the purchase agreement.

[68]	The General Unsecured Claim held by B. Riley is estimated to total approximately $44.3 million including post-petition interest at the Federal Judgement Rate through the expected Effective Date.
[69]	See below risk factor in section IX regarding applicable postpetition interest rate.
[70]

As detailed below the Celsius Hosting POCs assert over $312 million in General Unsecured Claims, which the Debtors believe should be a significantly lower amount for the reasons set forth in the Celsius Hosting POC Objection.

[71]	As detailed below the Sphere POCs assert over $39.5 million in General Unsecured Claims, which the Debtors contend Sphere cannot recover for the reasons set forth in the Sphere POC Objection.
[72]

As detailed below the Securities POC filed by Morgan Hoffman asserts a $188.6 million General Unsecured Claim, which the Debtors believe should be Disallowed for the reasons set forth in the Securities POC Objection.

Federal Judgment Rate), the amount of Allowed General Unsecured Claims outstanding could significantly exceed the Debtors’ estimates. The below Section (V)(J)(iii) describes in greater detail each of the Claims asserted by Holders of General Unsecured Claims to which the Debtors have objected or intended to object. The below Section (V)(H) describes in greater detail each of the settlements the Debtors have entered into with Holders of General Unsecured Claims.

As explained above, the Debtors estimate that the Allowed Miner Equipment Lender Deficiency Claims are equal to $185.2 million (not including postpetition interest), but they are unable to estimate the recoveries on account Miner Equipment Lender Deficiency Claims at this time due to the potential for a Holder of a Miner Equipment Lender Secured Claim to elect Miner Equipment Lender Treatment Election 2 and thereby waive its recovery on account of Miner Equipment Lender Deficiency Claim as a General Unsecured Claim. Based on the Miner Equipment Lender Settlement, and the Debtors’ discussions with the Equipment Lenders, the Debtors believe that most of the Equipment Lenders intend to opt for the Miner Equipment Lender Treatment Election 2 and are, therefore, waiving their recoveries on such Miner Equipment Lender Deficiency Claims.

(a)	Litigation Claims Filed Against the Debtors

A summary of the largest Litigation Claims filed against the Debtors is below:73

Claimant	Debtor Entity Claim Filed Against[74]	Dollar Value Asserted on Filed Claim		Claim Number
Celsius Mining LLC	Core Scientific, Inc.	$312.3 million		497
Morgan Hoffman	Core Scientific, Inc.	$188.6 million		632
Sphere 3D Corp.	Core Scientific, Inc.	$39.5 million		358
Bryce Johnson[75]	Core Scientific Operating Company	$10.5 million		120
Oklahoma Gas and Electric Company	Core Scientific, Inc.	$8 million		34
Harlin Dean	Core Scientific Acquired Mining LLC	$8 million		383
GEM Mining 2, LLC	Core Scientific, Inc.	$10.9 million	[76]	508
Jonathan Barrett	Core Scientific, Inc.	$1.3 million		409

As explained in greater detail in section (XV)(J)(iii) regarding the Debtors’ Claims reconciliation process, the Debtors either (i) already objected to the Litigation Claim, (ii) plan to file an objection to the Litigation Claim, (iii) are currently in negotiation with the Holder of such Litigation Claim or (iv) are still reconciling the Litigation Claim. The Debtors believe that most of the Litigation Claims have no merit and will either be Disallowed in their entirety or Allowed for a small fraction of filed amount.

(b)	General Contractor Unsecured Claims Filed Against the Debtors

A summary of the largest General Contractor Unsecured Claims filed against the Debtors is below:

[73]	The below chart does not include duplicate Claims filed by the same Claimant.
[74]	Inclusion of the Debtor’s entity name is not an admission by the Debtors that the Claim was properly filed against such Debtor entity.
[75]	Bryce Johnson has withdrawn his POC.
[76]	This amount includes GEM’s rejection damage claims.

Claimant	Debtor Entity Claim Filed Against[77]	Dollar Value Asserted on Filed Claim	Claim Number
Harper Construction Company, Inc.[78]	Core Scientific, Inc.	$10.6 million	437
Condair Inc.[79]	Core Scientific, Inc.	$7.9 million	430
Trilogy LLC[80]	Core Scientific, Inc.	$3.3 million	1

The Debtors are currently in settlement discussions or have reached settlements with each of the Holders of the above listed General Contractor Unsecured Claims. The Debtors generally believe such General Contractor Unsecured claims are without merit or will be Allowed at a significantly lower dollar value.

(c)	Utilities Unsecured Claims

Utilities Unsecured Claims arise from the Debtors’ agreements with utility providers that provide power to the Debtors’ Data Centers or other utility services which enable the Debtors to operate their business.

(d)	Other Unsecured Claims

The Other Unsecured Claims include Claims not mentioned above. Of note are Claims arising out of trade contracts providing goods and services that enable the Debtors to operate their business.

viii.	Common Stock

Core Scientific, Inc. was publicly traded on the NASDAQ Global Select Market under the symbol “CORZ.” Following the Petition Date, on December 22, 2022, Core Scientific, Inc. received written notice from the staff of the Nasdaq Stock Market LLC (“Nasdaq”) notifying Core Scientific, Inc. that, as a result of the Chapter 11 Cases, Nasdaq determined that Core Scientific, Inc.’s common stock would be delisted from the Nasdaq Global Select Market and that trading of Core Scientific, Inc.’s common stock would be suspended at the opening of business on January 3, 2023. On December 29, 2022, Core Scientific, Inc. requested an appeal of Nasdaq’s determination and a hearing before a Nasdaq hearings panel, which appeal stayed the Debtors’ delisting and the filing of a Form 25-NSE with the SEC. After careful deliberation, on January 24, 2023, Core Scientific, Inc. decided to withdraw its appeal of the delisting proceedings. Core Scientific, Inc.’s common stock was subsequently delisted from the NASDAQ Global Select Market and a Form 25-NSE was filed with the SEC on April 4, 2023.

Core Scientific, Inc. currently trades on the OTC Pink market under the symbol “CORZQ”. As of May 5, 2023, Core Scientific, Inc. had approximately 376,566,674 shares of common stock outstanding.

[77]	Inclusion of the Debtor’s entity name is in no way an admission of the Debtors’ that the Claim was properly filed against such Debtor entity.
[78]	Pursuant to the Harper Settlement, this Claim has been resolved.
[79]	Pursuant to the Condair Settlement, this Claim has been resolved.
[80]	Pursuant to the Trilogy Settlement, this Claim has been resolved.

V.

SIGNIFICANT EVENTS LEADING TO THE CHAPTER 11 FILINGS

Although the Debtors’ operating performance remained strong at all times, a number of factors rendered the Debtors’ balance sheet unsustainable as of the Petition Date, leading the Debtors to file the Chapter 11 Cases. The primary factors were: (i) the decline in bitcoin prices and bitcoin hashprices; (ii) increased energy costs; and (iii) the dispute and corresponding litigation with Celsius Mining LLC (“Celsius”). These events leading to the chapter 11 filing are discussed in further detail below.

A.	The Decline in the Price of Bitcoin and Increase in Bitcoin Network Difficulty

The period between October 2020 and November 2021 saw exponential growth in the price of and consumer interest in bitcoin and cryptocurrency generally. Although there was significant fluctuation in bitcoin prices throughout this period, bitcoin prices reached an all-time high of $68,789 in November 2021. The increased bitcoin prices, in turn, led to a demand for hosting capabilities from companies interested in Mining bitcoin. During this period, the Debtors increased their market presence in the Mining industry through Self-Mining and selling bitcoin on the open market, as well as by hosting Miners for customers. The Debtors also benefited from lower energy costs during this period, resulting in higher profitability.

After November 2021, however, the price of bitcoin steadily declined. In May 2022, this was exacerbated by the beginning of the “crypto winter” when the value of stablecoin UST (“Terra”) fell below that of the U.S. dollar. Because the purpose of the stablecoin was to maintain an equal value to the U.S. dollar, the drop in value resulted in a “run” on the coin, as holders sought to sell before the value of their assets diminished. This crash rendered both Terra and its linked cryptocurrency Luna worthless. Many crypto firms and crypto-focused hedge funds that owned Luna incurred significant losses through the Terra/Luna crash. The collapse erased nearly $18 billion of value and contributed to further selloffs in the crypto sector.

In addition, on May 5, 2022, the Federal Reserve raised interest rates by 0.5%, triggering another round of market selloffs. Thereafter, bitcoin fell 27% during an eight-day period. By July 2022, multiple companies in the cryptocurrency sector commenced insolvency cases. Each one affected and further pushed the next towards insolvency as a result of significant interconnectedness and contagion within the industry. Notably, Three Arrows Capital, Ltd., Voyager Digital Holdings, Inc., and Celsius all filed for bankruptcy protection under either chapter 15 or chapter 11 of the Bankruptcy Code in July 2022.

Subsequently, the cryptocurrency market was further rattled in November 2022 by the chapter 11 filing of FTX Trading Ltd. (“FTX”)—one of the world’s largest cryptocurrency exchanges—and the allegations of fraud and mismanagement related thereto. BlockFi Inc., a leading crypto lender, filed a chapter 11 case shortly thereafter, citing connections to FTX as a precipitating factor of its filing. Although these chapter 11 cases did not directly impact the Debtors, with the exception of Celsius as discussed further below, the declining price of bitcoin throughout this period did negatively impact the Debtors’ financial performance.

In general, a significant reduction in the price of bitcoin over the course of 2022 contributed to the decline in the Debtors’ financial performance. From November 2021 through November 2022, the price of bitcoin decreased from $68,789 to $16,000. The decrease in bitcoin prices was accompanied by an increase in network difficulty resulting from increased network hash rates (described above), resulting in reduced revenues and profitability for the Debtors.

B.	Increased Energy Costs

As noted, the Debtors maintain Self-Mining and Hosting Operations at eight Data Centers across the United States. To generate the computing power necessary to operate Data Centers and the Miners, the Debtors rely on tremendous amounts of power.

Prior to 2021, in line with natural gas prices, the Debtors’ power costs were relatively low. Beginning in the spring of 2022, however, fossil fuel prices - especially natural gas prices—increased due to, among other things, Russia’s invasion of Ukraine and increasing fuel usage in many countries. The Debtors’ power costs for the first half of 2022 totaled approximately $106 million, comprising approximately 40% of their annual revenue.

Energy costs typically increase during the summer months due to greater demand for electricity. These months also bring higher risks of outages and power grid damage as a result of inclement weather, animal incursion, sabotage, and other events out of the Debtors’ control. Between July 2022 and September 2022, significant increases in energy prices increased the Debtors’ electricity costs. In addition, it became necessary to curtail power usage at the Debtors’ Data Centers more frequently at the request of Debtors’ power providers.

The Debtors explored fixed power pricing at certain facilities via potential hedging structures to mitigate power costs pre-petition. Nonetheless, given the Debtors’ dependence on high volumes of power consumption at the Data Centers, the steep increase in power costs significantly impacted the Debtors’ profitability in 2022.

C.	Celsius’s Chapter 11 Filing and PPT Dispute

The Debtors’ financial difficulties were exacerbated by disputes with Celsius following Celsius’s chapter 11 filing and subsequent failure to perform under its hosting contract with the Debtors.

Prior to the Petition Date, Celsius was one of the Debtors’ largest hosting customers, with approximately 37,536 Miners hosted at the Debtors’ Data Centers. The Debtors provided hosting services to Celsius pursuant to two Master Services Agreements, dated December 18, 2020 and December 3, 2021 (together with the orders entered into in connection therewith, the “Celsius Contracts”). Pursuant to the Celsius Contracts, the Debtors were entitled to pass through to Celsius any tariffs (the “PPT Charges”), which is a standard provision in all of the Debtors’ hosting contracts.

On July 13, 2022, Celsius, along with its affiliates, commenced chapter 11 cases in the United States Bankruptcy Court for the Southern District of New York (the “Celsius Chapter 11 Cases”). Although Celsius paid PPT Charges prior to the Celsius Chapter 11 Cases, Celsius subsequently asserted it was not responsible for paying increased power costs and refused to pay all PPT Charges the Debtors invoiced to Celsius following Celsius’s chapter 11 filing.

By failing to pay the PPT Charges that Celsius owed to the Debtors, Celsius foisted millions of dollars of increased power costs onto the Debtors’ balance sheet instead of its own. As of Celsius’s petition date, Celsius owed the Debtors approximately $1.3 million in unpaid PPT Charges. As of the date the Bankruptcy Court approved the rejection of the Celsius Contracts (discussed further below), Celsius owed the Debtors approximately $7.7 million for unpaid postpetition (based on Celsius’s filing date) PPT Charges and related interest for late payments.

Celsius’s conduct also resulted in costly and protracted litigation. On September 28, 2022, Celsius filed a motion in the Celsius Chapter 11 Cases seeking to hold the Debtors in contempt of court for allegedly violating the automatic stay and for otherwise breaching the Celsius Contract (the “Automatic Stay Motion”). The Debtors disputed Celsius’s allegations and filed an opposition to the Automatic Stay Motion on October 19, 2022 (Celsius Docket No. 1140) (the “Automatic Stay Motion Opposition”).

Concurrently with the Automatic Stay Motion Opposition, the Debtors also filed their own motion on October 19, 2022, seeking (i) to compel immediate payment of administrative expenses and either (ii) (a) relief from the automatic stay to permit the Debtors to exercise all remedies, including termination, under the Celsius Contracts or (b) to compel assumption or rejection of the Celsius Contracts (Celsius Docket No. 1144) (the “Core Administrative Claim Motion”). At the time of the filing of the Core Administrative Claim Motion, Celsius owed the Debtors millions of dollars. Since that date, the amount of administrative expense Claims Celsius owes the Debtors as a result of unpaid PPT Charges increased through the date the Debtors rejected the Celsius Contracts (as described below). Celsius disputes that it owes the Debtors any administrative expense Claims. In the fall of 2022, just as the Debtors were experiencing financial distress due to industry conditions, the Debtors and Celsius engaged in significant discovery relating to the competing motions.

Shortly before the Petition Date, the Debtors and Celsius agreed to stay the litigation as they endeavored to negotiate a consensual resolution.

Celsius’s failure to pay the PPT Charges had a detrimental impact on the Debtors’ liquidity in the months and weeks leading up to the filing, as did the significant litigation costs the Debtors incurred in connection with the Celsius litigation.

D.	Prepetition Initiatives

Throughout 2021, the Debtors engaged in various operational and other initiatives to navigate through the challenges presented by the tumultuous cryptocurrency market. Given the price volatility of bitcoin, the Debtors took steps to mitigate the effects of such volatility and increase liquidity in the months leading up to their chapter 11 filing. The Debtors’ management actively sought to decrease operating costs, eliminate and delay construction expenses, reduce and delay capital expenditures, and increase hosting revenues. The Debtors also began discussions in late summer 2022 with certain creditors to address potential debt service amendments. These actions, however, were insufficient to enable the Debtors to continue to service their substantial debt and manage their liquidity issues. Given the Debtors’ financial difficulties and decreasing liquidity, the Debtors recognized the need to explore alternatives to inject liquidity and potentially de-lever their balance sheet, ensure their continuation as a going concern, preserve jobs, and maximize value for the benefit of all stakeholders.

To preserve liquidity while analyzing restructuring alternatives and negotiating with creditors, the Debtors decided in late October 2022 to cease making payments on certain of their equipment and other financings.

E.	Appointment of New Independent Director and Formation of Special Committee to Consider Strategic Options and Engage with Creditors

On October 26, 2022, the Board unanimously appointed Neal P. Goldman as an additional independent director. Mr. Goldman has extensive restructuring experience, and the Board believed that Mr. Goldman’s experience would be beneficial to the Debtors as they navigated through the restructuring process. Further, on November 14, 2022, in connection with the Debtors’ evaluation of strategic alternatives, the Board approved the formation of a special committee of three (3) independent directors: Neal Goldman, Jarvis Hollingsworth, and Kneeland Youngblood (the “Special Committee”). On January 28, 2023, Mr. Hollingsworth resigned as a member of the Special Committee, but has continued to serve on the Board.

The Special Committee is authorized to, among other things, evaluate and, if deemed by the Special Committee to be in the best interests of the Debtors, authorize the Debtors to enter into any potential restructuring transactions and strategic alternatives for and on behalf of the Debtors with respect to their outstanding indebtedness and contractual and other liabilities.

F.	Retention of Restructuring Professionals and Prepetition Stakeholder Engagement

In October 2022, the Debtors engaged Weil and PJT to explore restructuring alternatives and engage in negotiations with stakeholders. Soon thereafter, the Debtors engaged Alix as their financial advisor.

The Debtors and their Advisors reached out to certain holders of the Debtors’ Convertible Notes and encouraged them to form a group with other holders to negotiate a restructuring. This resulted in the formation of the Ad Hoc Noteholder Group, which retained Paul Hastings LLP as its legal counsel and Moelis & Company LLC as its financial advisor. In the months leading up to the filing of the Chapter 11 Cases, the Debtors and their Advisors engaged in negotiations with the Ad Hoc Noteholder Group regarding the terms of a comprehensive restructuring.

In parallel, the Debtors pursued other options and engaged with other parties (both inside and outside of their capital structure) to address their overleveraged balance sheet and liquidity issues, including (i) B. Riley Financial, Inc., the parent company of the holders of the Debtors’ Unsecured Bridge Notes, which also had been hired to sell equity to the public markets for the Debtors, (ii) the Debtors’ Equipment Lenders, (iii) the Debtors’ construction contract counterparties, (iv) potential third-party financing providers, and (v) potential asset purchasers.

Initially, three primary paths emerged: (i) an out-of-court financing offered by B. Riley that would secure and/or pay down B. Riley’s Unsecured Bridge Notes, grant liens on unencumbered assets to B. Riley, and provide additional capital to operate the Debtors’ business, (ii) a pre-arranged chapter 11 case to consummate a comprehensive restructuring set forth in a restructuring support agreement negotiated with the Ad Hoc Noteholder Group (the “Terminated RSA”), including debtor-in-possession financing provided by members of the Ad Hoc Noteholder Group (and/or their affiliates, partners, and investors) (the “Original DIP Facility”), and (iii) a chapter 11 case funded with debtor-in-possession financing provided by a third-party DIP provider and not tied to a restructuring support agreement.

Ultimately, after extensive discussion with the Advisors, the Special Committee concluded entry into the Terminated RSA was the Debtors’ best course of action as it would reduce both the Debtors’ funded indebtedness and interest expense by the respective magnitudes of hundreds of millions of dollars and tens of millions of dollars annually. Additionally, the other two of the Debtors’ potential transactions were unable to be consummated as of the Petition Date. First, B. Riley’s best and final proposal to the Debtors contemplated, among other things, the conversion of B. Riley’s Unsecured Claim into secured debt with liens on certain of the Debtors’ assets. In addition, B. Riley’s proposal (i) did not provide the Debtors with a comprehensive and long-term deleveraging and capital structure solution and (ii) was contingent on the Debtors reaching consensual agreements with their Equipment Lenders. Second, although the Debtors engaged in an extensive marketing process for a third-party DIP, the Debtors did not receive any actionable proposals for third party postpetition financing by the Petition Date. As of the Petition Date, the Debtors had approximately $4 million of cash on hand.

Accordingly, the Debtors entered into the Terminated RSA and Original DIP Facility with the Ad Hoc Noteholder Group before commencing the Chapter 11 Cases. At the time, the Original DIP Facility was the only actionable proposal received by the Debtors and provided the necessary funding for the Chapter 11 Cases and its administration. The Terminated RSA contemplated the convertible noteholders receiving approximately 97% of the reorganized equity in the reorganized Debtors, among other terms. Unsecured creditors and equity holders would share 3% of the equity in the reorganized Debtors. As discussed in more detail below, following a substantial increase in the price of bitcoin and hashprices, the Debtors subsequently repaid the Original DIP Facility with proceeds of the DIP Facility (as defined below) and terminated the Terminated RSA.

VI.

OVERVIEW OF CHAPTER 11 CASES

A.	Commencement of Chapter 11 Cases

i.	First/Second Day Relief

On or about the Petition Date, along with their voluntary petitions for relief under chapter 11 of the Bankruptcy Code, the Debtors filed several motions (the “First Day Motions”) designed to facilitate the administration of the Chapter 11 Cases and minimize disruption to the Debtors’ operations by, among other things, easing the strain on the Debtors’ relationships with employees and vendors resulting from the commencement of the Chapter 11 Cases. The Debtors also filed an application to retain Stretto, Inc., as claims, noticing, and solicitation agent (the “Claims Agent Application”).

Following the first-day hearing held on December 22, 2022, the Bankruptcy Court granted all of relief requested in the First Day Motions on an interim or final basis. Following the final hearing held on January 23, 2023, the Bankruptcy Court entered orders granting the rest of the relief on a final basis. The first day relief included authority to:

•	Continue paying employee wages and benefits (Docket No. 121);

•	Pay certain prepetition taxes and regulatory fees (Docket No. 123);

•	Pay certain prepetition claims of critical vendors (Docket No. 333);

•	Restrict certain transfers of equity interests in the Debtors (Docket No. 120);

•	Continue and maintain insurance and surety bond programs (Docket No. 118);

•	Continue the use of the Debtors’ cash management system, bank accounts, and business forms (Docket No. 332); and

•	Establish procedures for utility companies to request adequate assurance and prohibit utility companies from altering or discontinuing service (Docket No. 334).

The First Day Motions, the Claims Agent Application, and all orders for relief granted in the Chapter 11 Cases can be viewed free of charge at https://cases.stretto.com/corescientific.

ii.	Other Procedural and Administrative Motions

The Debtors also obtained procedural relief to facilitate further the smooth and efficient administration of the Chapter 11 Cases and reduce the administrative burdens associated therewith, including:

•

Complex Case Designation. The Debtors obtained an order designating their Chapter 11 Cases as a Complex Case and applying the Procedures for Complex Cases in the Southern District of Texas (Docket No. 29).

•	Joint Administration. The Debtors obtained an order enabling the joint administration of their Chapter 11 Cases under the case name Core Scientific, Inc. (Docket No. 105).

•

Extension of Time to file Schedules and SOFAs. The Debtors obtained an order (i) granting them an extension of time to file their schedules of assets and liabilities and statements of financial affairs detailing known Claims against the Debtors (the “Schedules and SOFAs”), (ii) enabling the Debtors to file a matrix of their creditors on a consolidated basis, and (iii) waiving the Debtors’ requirement to file Bankruptcy Rule 2015.3 reports (Docket No. 122).

•

Retention of Chapter 11 Professionals. The Debtors obtained orders authorizing the retention of various professionals to assist them in carrying out their duties under the Bankruptcy Code during the Chapter 11 Cases, including: (i) Weil, as counsel to the Debtors (Docket No. 504); (ii) PJT, as investment banker (Docket No. 502); (iii) Alix, as financial advisor (Docket No. 503); (iv) Scheef & Stone, L.L.P., as counsel to Neal Goldman and Kneeland Youngblood in their capacity as independent directors of the Board and members of the Special Committee (Docket No. 540); (v) Deloitte Financial Advisory Services LLP, as financial services provider (Docket No. 789); and (vi) Deloitte Tax LLP, as tax services provider (Docket No. 790).

•

Ordinary Course Professionals Order. The Debtors obtained entry of an order establishing procedures for the retention and compensation of certain professionals utilized by the Debtors in the ordinary course operations of their businesses (Docket No. 543).

•	Interim Compensation Procedures. The Debtors obtained entry of an order establishing procedures for interim compensation and reimbursement of expenses of estate professionals (Docket No. 541).

B.	DIP Financing

i.	Original DIP Financing

As of the Petition Date, the Debtors had approximately $4 million cash on hand and required immediate access to the Original DIP Facility and authority to use their prepetition secured creditors’ cash collateral to fund their operations and the Chapter 11 Cases. In the days leading up to the chapter 11 filing, the Original DIP Facility, provided by certain holders of the Convertible Notes or their affiliates (the “Original DIP Lenders”) was the Debtors’ only actionable financing proposal. The Original DIP Facility included commitments for up to $57 million and support for the syndication of up to $75 million in new money loans, $37.5 million of which was available after entry of an interim order to provide Debtors with needed liquidity immediately.

The Original DIP Facility placed numerous obligations upon the Debtors, such as milestones throughout the Chapter 11 Cases and a commitment to the Terminated RSA. In addition, it provided for a 1:1 roll-up of the Convertible Notes of the Original DIP Lenders or their affiliates in the aggregate amount of up to $75 million upon entry of a final order (the “Roll-Up”). The Original DIP Facility further required that the Debtors pay the Original DIP Lenders 115% of all new money loans issued pursuant to the Original DIP Facility in connection with any pay off the Original DIP Facility (the “Exit Fees”).

The Court approved the Original DIP Facility on an interim basis (Docket No. 130). The Original DIP Facility included a milestone, among others, requiring that the Debtors obtain entry of a final order authorizing entry into the Original DIP Facility no later than February 2, 2023.81

ii.	Replacement DIP Financing

At the outset of the Chapter 11 Cases, the Debtors announced they would seek to replace the Original DIP Facility with a replacement DIP facility with more favorable terms and flexibility. Following the Petition Date, the Debtors and their Advisors engaged in an extensive marketing process to find alternative financing to replace the Original DIP Facility.

As discussed below in more detail, bitcoin prices and hashprices, as well as the financial condition of the cryptocurrency industry more generally, began to improve shortly after the Petition Date. As a result, the Debtors’ marketing process for a replacement DIP facility led to DIP proposals from multiple prospective parties, including from the DIP Lender. Following extensive negotiations, the Debtors reached an agreement with the DIP Lender to provide replacement DIP financing (the “DIP Facility”) on a non-priming basis. On January 30, 2023, the Debtors filed a motion requesting approval of the DIP Facility and the repayment of the Original DIP Facility (Docket No. 378).

The DIP Facility provided the Debtors a replacement senior secured super-priority debtor-in-possession credit facility in an aggregate principal amount of up to $70 million, of which an aggregate principal amount of $35 million was made available on an interim basis and borrowed in a lump sum on the closing date. Among other beneficial terms, the DIP Facility represented a significantly lower total cost of capital than the Original DIP Facility, included more favorable exit terms, and did not require that the Debtors enter into a restructuring support agreement, support any particular chapter 11 plan, or agree to any other milestones. It thus provided the Debtors with up to 13 months of additional runway.

The DIP Facility was a non-priming financing facility, as the Debtors were able to provide the DIP Lender with a first-priority lien on valuable unencumbered real property assets82 and provide the Debtors’ convertible noteholders and Equipment Lenders with adequate protection in the form of replacement liens (junior to the liens under the Replacement DIP Facility) and super-priority administrative priority Claims for any diminution in the value of their collateral during the Chapter 11 Cases.

On February 2, 2023, the Bankruptcy Court entered an order approving the DIP Facility on an interim basis and approving the repayment of the Original DIP Facility (Docket No. 447) (the “Interim DIP Order”). Prior to the hearing to approve the DIP Facility on an interim basis, the Creditors’ Committee filed a statement objecting to the Debtors’ proposed payment of the Exit Fees under the Original DIP Facility. However, consistent with the Debtors’ interpretation of the Original DIP Order, the Bankruptcy Court overruled the objection and held that the Debtors were required to pay the Exit Fees.

[81]

The original deadline for the Debtors to obtain entry of a final order approving the Original DIP Facility was January 25, 2023. However, following the appointment of the Creditors’ Committee, the Debtors and Original DIP Lenders agreed to extend such deadline (Docket No. 306).

[82]

The real property assets were only subject to the Convertible Noteholders’ liens on any fixtures. See section IX below for a risk factor discussing the risk related to increase in Allowed amount of General Unsecured Claims.

Upon entry of the Interim DIP Order, the Debtors terminated the Original DIP Facility and paid the $46.4 million balance owed under the Original DIP Facility, including Exit Fees of approximately $6 million, with the proceeds of DIP Facility.

Shortly thereafter, the Debtors exercised the fiduciary out contained in the Terminated RSA and terminated the Terminated RSA (Docket No. 517).

On March 1, 2023, the Bankruptcy Court entered an order approving the Debtors’ entry into the DIP Facility on a final basis (Docket No. 608) (the “DIP Order”).

On July 4, 2023, an amendment to the DIP Facility became effective (the “DIP Amendment”) (Docket No. 1032). The DIP Amendment provided, among other things, (i) that the Debtors may make certain transfers or payments in connection with settlements of certain third-party claims as described in the DIP Amendment and (ii) for a reduction in the Excess Cash (as defined in the DIP Order) threshold amount to the sum of $40.0 million and an amount (which shall not be less than zero) equal to $5.0 million less the amount of any payments on account of prepetition claims, liens or cure costs made by any obligor after June 30, 2023. This Excess Cash threshold amount reduction resulted in the Debtors’ making a $6.5 million mandatory prepayment under the DIP Facility on July 7, 2023 and a $7.6 million mandatory prepayment under the DIP Facility on August 7, 2023.

Subsequent to the entry of the DIP Order, the Debtors have repaid approximately $21.4 million of principal under the DIP Facility pursuant to terms thereof that require a repayment to the DIP Lender for any amount of unrestricted cash over the applicable threshold at the end of a month. The Debtors exceeded this threshold in each of April, May, June, and July.

As of August 7, 2023, $13.6 million of principal remains outstanding under the DIP Facility.

C.	Rejection of Celsius Hosting Contract

To minimize losses incurred by the Debtors under the Celsius Contracts from Celsius’s unpaid PPT Charges, the Debtors filed a motion to reject the Celsius Contracts on December 28, 2022 (the “Rejection Motion”) (Docket No. 189). Celsius filed a “Preliminary Objection,” not opposing the relief sought, but objecting to the timing of the hearing on the motion. The Court held a hearing on the Rejection Motion on January 3, 2023 and entered an order approving the rejection of the Celsius Contracts on January 4, 2023 (Docket No. 232). The Celsius dispute is discussed in more detail below.

D.	Appointment of Creditors’ Committee

On January 9, 2023, the Office of the United States Trustee for Region 7 (the “U.S. Trustee”) appointed the Creditors’ Committee pursuant to section 1102 of the Bankruptcy Code to represent the interests of unsecured creditors in these Chapter 11 Cases (Docket No. 257). On February 3, 2023, the U.S. Trustee reconstituted the Creditors’ Committee (Docket No. 456). The current members of the Creditors’ Committee are: (i) Dalton Utilities; (ii) Sphere 3D Corp.; (iii) MP2 Energy LLC d/b/a Shell Energy Solutions; and (iv) Tenaska Power Services Co.83 The Creditors’ Committee retained Willkie Farr & Gallagher LLP, as counsel, Gray, Reed & McGraw LLP, as conflicts and efficiency counsel, and Ducera Partners LLP, as financial advisor. See (Docket Nos. 664, 602, and 675).

E.	Appointment of Equity Committee

As the price of bitcoin began to increase after the Petition Date, an ad hoc group of the Debtors’ equity holders (the “Ad Hoc Equity Group”) formed and reached out to both the Debtors and the U.S. Trustee seeking the appointment of an official equity committee. Following the U.S. Trustee’s denial of such request, on February 3, 2023, the Ad Hoc Equity Group filed a motion with the Bankruptcy Court seeking the appointment of an official equity committee (Docket No. 458).

[83]

B. Riley was originally appointed as a member of the Creditors’ Committee and participated on the Creditors’ Committee through January 24, 2023, on which date its affiliate determined to engage in discussions regarding providing an alternative DIP financing proposal to the Debtors. B. Riley resigned from the Creditors’ Committee upon the Bankruptcy Court’s entry of the Interim DIP Order.

Although the Debtors initially opposed the appointment of an official equity committee, as the price of bitcoin continued to increase, the Debtors ultimately engaged in negotiations with the Ad Hoc Equity Group and ultimately supported the appointment of an official equity committee on certain conditions, including a fee cap of $4.75 million and a scope limited to issues of valuation and plan negotiation. See (Docket No. 570). The Debtors shifted their position on the official equity committee because (i) rising bitcoin prices and lower energy costs suggested the Debtors may be solvent and (ii) principles of fairness supported the equity holders receiving representation with respect to the issues of valuation and plan negotiation. On March 1, 2023, the Bankruptcy Court entered an order (Docket No. 642) directing the appointment of an Equity Committee on the terms set forth therein.

On March 23, 2023, the U.S. Trustee appointed the Equity Committee pursuant to section 1102 of the Bankruptcy Code to represent the interests of equity security holders in these Chapter 11 Cases (Docket No. 724). The Equity Committee is comprised of (i) The Rudolph Family Trust, (ii) Douglas S. Wall, (iii) Brent Berge, (iv) Foundry Digital LLC, (v) RBH Holdings LLC, and (vi) Aaron Baker. The Equity Committee subsequently retained Vinson & Elkins LLP as its counsel and FTI Consulting, Inc. as its financial advisor. See (Docket Nos. 933 and 934).

F.	Debtors’ Key Employee Retention Program and Proposed Amendment to CFO’s Employment Agreement

In December 2022, with input from their Advisors and an independent compensation consultant, the Debtors adopted a two-tier key employee retention program (the “Original KERP”) to retain certain key employees (the “Key Employees”) throughout the Debtors’ restructuring efforts.

The first tier of the Original KERP provided certain key executives with awards designed to retain such executives through these Chapter 11 Cases. The Debtors paid the awards for Tier 1 of the Original KERP prior to the Petition Date.

The second tier of the Original KERP provided for discretionary bonuses to certain non-executive Key Employees (the “Second Tier Original KERP Members”), approximately 110 members of the Debtors’ non-executive workforce, who perform a variety of important business functions for the Debtors, including accounting, legal, business development and intelligence, information technology, finance, facility and project management, and operational functions. The second tier KERP provides for quarterly cash payments to the applicable Second Tier Original KERP Member, upon signing a retention agreement, in the amount of $5,000 to $50,000 (the “Second Tier Original KERP Payments”), with the first installment of Second Tier KERP Payments to be paid on the first regular payroll date following Bankruptcy Court approval of the KERP and the remaining three installments of the Second Tier Original KERP Payments each to be paid quarterly on the last payroll date in May, August, and November 2023. In the event a “Restructuring Event” (as defined in the KERP Motion) is consummated prior to any scheduled payment, any remaining, unpaid Second Tier Original KERP Payments will be paid within fifteen (15) days following such Restructuring Event. Additionally, all Second Tier Original KERP Members who are employed at the Cottonwood Facility will receive their Second Tier Original KERP Payment in a single installment on the first payroll date following August 31, 2023. In return for accepting the terms of their retention agreement, each Second Tier Original KERP Member forfeits his or her rights to annual bonuses or other cash-based incentive awards.

On March 3, 2023, the Debtors filed a motion seeking approval from the Bankruptcy Court, and pay the amounts due under the second tier of the KERP (the “KERP Motion”) (Docket No. 633). On March 30, 2023, the Bankruptcy Court entered an order granting the relief requested (Docket No. 738) (the “KERP Order”). The Debtors are authorized under the KERP Order to pay out up to $1.365 million in the aggregate for all payments under the second tier of the KERP.

On September 9, 2023, the Debtors filed a motion seeking approval from the Bankruptcy Court for a supplemental key employee retention program (the “Supplemental KERP”) (Docket No. 1210) (the “Supplemental KERP Motion”). On, October 2, 2023, the Bankruptcy Court entered an order granting the relief requested (Docket No. 1210) (the “Supplemental KERP Order”).

The Supplemental KERP provides for incremental payments of bonuses, in the aggregate amount not to exceed $675,000, to 22 non-insider key employees (the “Supplemental KERP Participants”), who perform a variety of core business functions for the Debtors, including engineering, data centers, human resources, finance, and IT. The Supplemental KERP will provide for quarterly cash payments to the applicable Supplemental KERP Participants, upon signing a supplemental retention agreement, in the amount of $10,000 to $75,000 (the “Supplemental KERP Payments”), with the first installment of Supplemental KERP Payments to be paid on the first regular payroll date following Bankruptcy Court approval of the Supplemental KERP Motion and the remaining installment(s), if any, of the Supplemental KERP Payments each be paid quarterly and in sync (if possible) with any prior payouts approved under the Original KERP. In the event a “Restructuring Event” (as defined in the Supplemental KERP Motion) is consummated prior to any scheduled payment, any remaining, unpaid Supplemental KERP Payments will be paid within fifteen (15) days following such Restructuring Event.

On September 9, 2023, the Debtors filed a motion seeking approval from the Bankruptcy Court to enter into an amended employment agreement for the Debtors’ Executive Vice President and Chief Financial Officer, Denise Sterling (the “Amended CFO Agreement”, and such amendment, the “CFO Agreement Amendment”) (Docket No. 1209) (the “Amended CFO Agreement Motion”). On October 2, 2023, the Bankruptcy Court entered an order granting the relief requested (Docket No. 1211).

The CFO Agreement Amendment provides an incentive-based compensation program for CFO Sterling based on a performance metric tied to the Debtors’ selling, general, and administrative expense margin (“SG&A Margin”). Under the Amended CFO Agreement, the performance metric will be tested at the end of each month from September 1, 2023 to November 30, 2023. For each month, CFO Sterling will receive (i) $25,000 at threshold performance (26% SG&A Margin), (ii) $28,000 at target performance (22% SG&A Margin), or (iii) $32,000 at maximum performance (20% SG&A Margin). If at least threshold performance is achieved each month, payouts will occur upon the first scheduled salary payment date after performance results are certified. The CFO Agreement Amendment does not provide a payout unless CFO Sterling achieves performance at or above the threshold level of the performance metric. In the event the Debtors emerge from bankruptcy prior to any of the dates during the performance period, the outstanding remaining balance of the payout will be payable on the date of emergence contingent upon actual performance at that time. The CFO Agreement Amendment does not amend CFO Sterling’s original employment agreement in any material aspect.

G.	Sale Process for Certain of the Debtors’ Facilities

Before the Petition Date, when the Debtors were identifying potential means to improve liquidity to avoid a chapter 11 filing, the Debtors engaged in an informal marketing process for the sale of three of their facilities: the Muskogee Facility; the Cedarvale Facility; and the Cottonwood Facility (collectively, the “Sale Facilities”). After engaging PJT, the Debtors and PJT together continued a marketing process of the Sale Facilities.

After the Petition Date, the Debtors and PJT continued to market the Sale Facilities. The Debtors and their Advisors spoke to numerous interested purchasers and ultimately received six (6) indications of interest from potential purchasers. After discussions with the potential purchasers, the Debtors determined that either the potential offers were either of insufficient value and/or the potential purchasers did not have sufficient funds to complete the purchase. After several months, the Debtors abandoned the formal Sale Process. As further described below, the Debtors will sell the Cedarvale Facility to Celsius pursuant to the Celsius Settlement (as defined below). The Debtors decided to include the Cottonwood Facility in their Business Plan (as defined below); however, they remain open to any offers that provide them sufficient value for the Muskogee Facility.

H.	Sale of Bitmain Coupons

Prior to the Petition Date, the Debtors acquired Miners from Bitmain Technologies Ltd. (“Bitmain”) in the ordinary course of business. In connection with these purchases, Bitmain provided coupons to the Debtors valid for future acquisitions of new S19 Miners from Bitmain (the “Bitmain Coupons”), with expiration dates between March 22, 2023 and April 23, 2023. After engaging in discussions with potential purchasers of the Bitmain Coupons, on January 25, 2023, Debtors filed a motion for authority to sell their Bitmain Coupons (Docket No. 346). Following a hearing on February 1, 2023, the Bankruptcy Court granted the relief requested in the Debtors’ motion (Docket No. 429). The Debtors ultimately generated approximately $3 million in proceeds from the sale of Bitmain Coupons.

I.	Settlements/Agreements with Creditors

i.	NYDIG Stipulation and Agreed Order

As of the Petition Date, Debtors owed NYDIG approximately $38.6 million of principal, plus certain interest, fees, expenses, and other obligations under various equipment financing loans (the “NYDIG Debt”). The NYDIG Debt was secured by 27,403 Miners (the “NYDIG Collateral”).

After extensive negotiations between the Debtors and NYDIG, on February 2, 2023, the Debtors entered into a stipulation with NYDIG for the Debtors to transfer the NYDIG Collateral to NYDIG in exchange for the cancellation of the NYDIG Debt and the Debtors filed a motion to approve the settlement (Docket No. 448). The Bankruptcy Court approved the stipulation on February 27, 2023 (Docket No. 574). As of the date hereof, the Debtors have completed the transfer of the NYDIG Collateral to NYDIG and the NYDIG Debt has been discharged.

ii.	Priority Power Management Settlement

The Debtors achieved a significant milestone in the Chapter 11 Cases by settling their substantial disputes with Priority Power Management (“PPM”). Prior to the Petition Date, the Debtors had engaged PPM, an energy management services procurement and infrastructure development firm, to perform various consulting, energy management, and energy infrastructure development services in connection with power at their two facilities in west Texas, the Cottonwood Facility and the Cedarvale Facility (together, the “West Texas Facilities”), including the build out and construction of certain electrical infrastructure at the West Texas Facilities.

In May 2022, as it became clear the West Texas Facilities would not be supplied with the power capabilities PPM and the Debtors had anticipated, the Debtors ceased making payments to PPM. With both parties alleging that the other party was in breach of the agreement, PPM and the Debtors began negotiating a global settlement. As discussions between the parties continued, PPM asserted mechanics’ liens against the Debtors based on goods, labor, and materials supplied to, for, or in connection with the work performed at the West Texas Facilities (collectively, the “PPM Liens”). The Debtors asserted claims against PPM for significant losses they incurred as a result of PPM’s failure to secure the anticipated energy load for the West Texas Facilities (the “Debtors’ PPM Claims”).

After extensive and good faith negotiations, the Debtors and PPM reached a global settlement (the “PPM Settlement”), further detailed in the Debtors’ motion to approve the PPM Settlement (Docket No. 655). Pursuant to the PPM Settlement: (i) PPM’s allowed Claim for $20.8 million was deemed paid and satisfied in full; (ii) PPM agreed to release the PPM Liens and any claims against the Debtors; and (iii) the Debtors agreed to release the Debtors’ Claims. The Ad Hoc Noteholder Group filed an objection to the PPM Settlement (Docket No. 701) to the extent the PPM Settlement sought to transfer certain portions of the NPA Collateral in contravention of the Bankruptcy Code. Such objection was resolved after the Debtors filed a revised proposed form of order (Docket No. 702) which included a replacement adequate protection lien for the Convertible Noteholders on the West Texas Facilities. On March 20, 2023, the Bankruptcy Court entered an order (Docket No. 706) approving the PPM Settlement.

iii.	Atalaya Settlement

After considerable negotiations, the Debtors reached a settlement with Atalaya, a lessor of 5,770 Miners to the Debtors. Pursuant to the settlement, the parties amended the lease to (i) extend the lease term enabling Debtors to utilize the Atalaya Miners in their Self-Mining operations for a longer period of time and (ii) lower the Debtors’ monthly payment obligations to Atalaya. In return, within thirty days of assumption of the Atalaya lease, the Debtors must (i) cure all prepetition missed payments, (ii) grant Atalaya with an administrative expense Claim for unpaid postposition lease payments for the sixty (60) days following the Petition Date, and (iii) pay Atalaya’s professional fees subject to a $200,000 cap. June 30, 2023 the Debtors filed a motion to assume the Atalaya lease, as amended (Docket No. 1021) (the “Atalaya Assumption Motion”). On August 16, 2023, the Bankruptcy Court entered an order (Docket No. 1154) granting the relief requested in the Atalaya Assumption Motion.

iv.	Denton Agreement

On June 28, 2023 the Debtors filed a motion to assume, as amended, their lease with the city of Denton, a lessor of nonresidential real property (Docket No. 1005) (the “Denton Lease Assumption Motion”). The amendments to the lease provide for, among other things, the extension of the lease term and a waiver of the default that would have otherwise arisen from the mechanic’s liens that have attached to the property. On August 16, 2023, the Bankruptcy Court entered an order (Docket No. 1153) granting the relief requested in the Denton Lease Assumption Motion. Within three business days of the entry of the order approving the Denton Lease Assumption Motion, the Debtors were required to pay the applicable agreed cure costs to Denton totaling approximately $1.5 million.

v.	M&M Lien Settlements

The Debtors have reached settlements, which have been approved by the Bankruptcy Court with the following General Contractors, Condair, Trilogy, Didado, HMC and Harper who have asserted M&M Liens against the Debtors’ assets (collectively, the “M&M Lien Settlements”). Each of the M&M Lien Settlements is explained in further detail below:

(a)	Condair Settlement

The Debtors recently entered into a settlement agreement with Condair Inc. (“Condair”) to resolve Condair’s claims, as set forth in the Debtors’ motion (Docket No. 1057) filed on July 14, 2023 (the “Condair Settlement”).

In connection with the Debtors’ West Texas Facilities, the Debtors had contracted with Condair, a producer of industrial humidification, dehumidification and evaporative cooling products, to build six wet-wall cooling products (each a “Wet-Wall”). Condair specially designed and produced the Wet-Walls, two of which were successfully delivered to the Debtors, another two of which were completed and are being warehoused by Condair, and another two of which are in the process of being specially fabricated. In the time between contracting with Condair to construct the Wet-Walls and receiving the Wet-Walls from Condair, the Debtors decided to use an alternate cooling system at their West Texas Facilities.

For the work done on the Wet-Walls, Condair asserted mechanics’ liens against the Debtors’ West Texas Facilities and filed POC No. 430 asserting a Claim of $11,784,176.80. After negotiations, the Debtors and Condair agreed to the Condair Settlement, which, among other things, provides that in exchange for the Debtors making a $2.4 million payment to Condair within five days of the Bankruptcy Court’s approval of the Condair Settlement, (i) Condair will release its mechanics liens on the Debtors’ West Texas Facilities and (ii) all Condair’s claims against the Debtors shall be deemed paid in full and expunged. The Condair Settlement further provides that the Debtors no longer have any interest in the two completed and two partially fabricated Wet-Walls that remain in Condair’s possession, any and all contracts and outstanding purchase orders between the Debtors and Condair are terminated, and Condair shall not have claims for rejection damages based on the termination of those contracts. Condair and the Debtors further granted a complete and final release of all claims against each other.

On August 16, 2023, the Bankruptcy Court entered an order (Docket No. 1155) approving the Condair Settlement.

(b)	Trilogy Settlement

The Debtors recently entered into a settlement agreement with Trilogy LLC (“Trilogy”) to resolve Trilogy’s claims, as set forth in the Debtors’ motion (Docket No. 1058) filed on July 14, 2023 (the “Trilogy Settlement”).

In connection with the Debtors’ Texas Facilities, the Debtors contracted with Trilogy, a manufacturer of commercial and industrial power distribution units (“PDUs”) that provides a variety of services in connection with the manufacturing, assembly, and installation of PDUs for use in bitcoin mining facilities. The Debtors entered into a series of purchase orders with Trilogy to purchase PDUs for use in its facilities (the “Trilogy Contracts”). Trilogy manufactured, assembled, and installed PDUs and associated components for use in the Debtors’ Facilities pursuant to the Trilogy Contracts. For the work done under the Trilogy Contracts, Trilogy asserted mechanics’ liens against the Debtors’ Texas Facilities and filed POC Nos. 1, 5 and 7 in the total amount of $14,849,165.90 in the Debtors’ Chapter 11 Cases. To resolve these claims, the Debtors entered into negotiations with Trilogy and reached the Trilogy Settlement.

The Trilogy Settlement provides that the Debtors will (i) make a $2,750,890 payment to Trilogy within five days of the Bankruptcy Court’s approval of the Trilogy Settlement and (ii) deliver a duly executed promissory note (the “Trilogy Note”) in the principal amount of $2,926,639 to Trilogy, which shall bear interest at the rate of 5% per annum, have a term of 30 months, and be payable in equal monthly installments. In consideration for the foregoing, (a) Trilogy will deliver to Debtors final unconditional lien releases for all worked performed and all goods, labor and materials supplied to Debtors, (b) Trilogy will release its mechanics liens on the Debtors’ Texas Facilities, (c) all claims against the Debtors shall be deemed paid in full and expunged, (d) all contracts and purchase orders between Trilogy and Debtors are terminated and Trilogy will not have claims for rejection damages based on the terminations of those contracts, (e) any amounts repaid under the Trilogy Note shall be available to Debtors as a credit (the “Repaid Note Credit”) which may be applied toward the purchase of future orders of PDUs in satisfaction of up to twenty percent (20%) of the total purchase price of any future order; provided that, to the extent the Repaid Note Credit has not been applied in full on or prior to the date which is the fifth (5th) anniversary of court approval of the Trilogy Settlement (such date, the “Repaid Note Credit Expiration Date”), the Repaid Note Credit shall expire on the Repaid Note Credit Expiration Date and no longer be available for application by, or refundable to, the Debtors thereafter, (f) following court approval of the Trilogy Settlement, the maximum purchase price of all goods purchased by the Debtors from Trilogy in the future shall be the manufacturers’ suggested retail price, and (g) Trilogy shall have no further interest, if any, in goods which Debtor ordered from Trilogy which were previously delivered to the Debtors on or prior to December 31, 2022.

On October 2, 2023, the Bankruptcy Court entered an order (Docket No. 1289) approving the Trilogy Settlement.

(c)	J.W. Didado Settlement

The Debtors recently entered into a settlement agreement with J.W. Didado Electric, LLC (“Didado”) to resolve Didado’s claims, as set forth in the Debtors’ motion (Docket No. 1061) filed on July 14, 2023 (the “Didado Settlement”).

In connection with the Debtors’ Muskogee Facility, the Debtors contracted with Didado, a full service electrical contractor, to develop and construct electrical infrastructure. For the work done on the Muskogee Facility, Didado asserted mechanics’ liens on the Debtors’ Muskogee Facility and filed POC Nos. 263 and 310 asserting a Claim of $26,049,229.00 in the Debtors’ Chapter 11 Cases. To resolve these claims, the Debtors engaged in negotiations with Didado and ultimately reached the Didado Settlement. Among other things, the Didado Settlement provides that in exchange for the Debtors delivering a duly executed unsecured promissory note in the principal amount of $13,000,000 to Didado, which shall bear interest at the rate of 5% per annum, have a term of 36 months, be subject to certain mandatory prepayments, and be payable in equal monthly installments, (i) Didado will deliver to the Debtors final unconditional lien releases for all worked performed and all goods, labor and materials supplied to the Debtors, (ii) Didado will release its mechanics liens on the Debtors’ Muskogee Facility and (iii) all claims against the Debtors shall be deemed paid in full and expunged. The Didado Settlement further provides that all contracts and outstanding purchase orders between the Debtors and Didado are terminated, Didado shall not have claims for rejection damages based on the termination of those contracts, and Didado shall relinquish all further interests in certain previously delivered goods to the Debtors..

On October 2, 2023, the Bankruptcy Court entered an order (Docket No. 1288) approving the Didado Settlement.

(d)	Huband-Mantor Construction Settlement

The Debtors recently entered into a settlement agreement with Huband-Mantor Construction, Inc. (“HMC”) to resolve HMC’s claims, as set forth in the Debtors’ motion (Docket No. 1062) filed on July 14, 2023 (the “HMC Settlement”).

In connection with the Debtors’ West Texas Facilities, the Debtors contracted with HMC, a general contractor that provides contracting and project management services for residential and commercial construction projects. The Debtors entered into a series of agreements with HMC to develop and construct physical infrastructure at the West Texas Facilities.

For the work done on the West Texas Facilities, HMC asserted mechanics’ liens against the Debtors’ West Texas Facilities and filed POC Nos. 55 and 90 asserting a Claim of $27,869,128.61 in the Debtors’ Chapter 11 Cases. In addition, certain subcontractors and sub-subcontractors of HMC have asserted mechanics’ liens against the Debtors’ West Texas Facilities and filed POC Nos. 3, 43, 44, 45, 46, 47, 84, 85, 91, 114, 163, 171, 186, 193, 194, 273, 274, 275, 276, 341, 343, 356, and 514, asserting Claims (collectively, the “HMC Sub Claims”) in the Debtors’ Chapter 11 Cases. To resolve the Claims filed by HMC and the mechanics’ liens asserted by each of HMC and its subcontractors and sub-subcontractors, the Debtors engaged in negotiations with HMC and ultimately reached the HMC Settlement. Among other things, the HMC Settlement provides that for the Debtors will (i) make a $2,000,000 payment to HMC in immediately available funds, (ii) deliver a duly executed secured promissory note (the “HMC Note”) in the principal amount of $15,500,000 to HMC, which HMC Note shall bear interest at the rate of 5% per annum, with a default interest rate of 12% per annum, have a term of 36 months, be subject to certain mandatory prepayments, and be secured by a duly executed leasehold deed of trust encumbering the Debtors’ leasehold estate in the Cottonwood 1 Facility, which shall have the same priority as the mechanics’ liens filed by HMC, (iii) deliver an estoppel agreement duly executed by the landlord under the lease of the Cottonwood 1 Facility, and (iv) use commercially reasonable efforts to deliver an estoppel agreement duly executed by Engie Resources LLC (“Engie”), the electric power supplier for the Cottonwood 1 Facility. In consideration for the foregoing, (a) HMC, its subcontractors and its sub-subcontractors will release their mechanics liens on the Debtors’ West Texas Facilities, HMC will release its Claims, and HMC will support any objections filed by the Debtors to the HMC Sub Claims, and (b) all Claims against the Debtors shall be deemed paid in full and expunged. The HMC Settlement further provides that all contracts and outstanding purchase orders between the Debtors and HMC are terminated, HMC shall not have claims for rejection damages based on the termination of those contracts and the Debtors shall take possession of certain goods currently stored with HMC.

While the Ad Hoc Group filed an objection to the HMC Settlement (Docket No. 1125), such objection was resolved after the Debtors filed a revised proposed form of order (Docket No. 1164) ensuring that the mortgage securing the HMC Note will have the same priority as, and encumber only the same property and collateral as currently encumbered by HMC’s prepetition filed liens. On August 18, 2023, the Bankruptcy Court entered an order (Docket No. 1167) approving the HMC Settlement.

(e)	Harper Construction Settlement

The Debtors recently entered into a settlement agreement with Harper Construction Company Inc. (“Harper”) to resolve Harper’s claims, as set forth in the Debtors’ motion (Docket No. 1189) filed on August 30, 2023 (the “Harper Settlement”).

In connection with the Debtors’ Muskogee Facility, the Debtors contracted with Harper, a general contractor, to develop and construct the physical infrastructure at the Muskogee Facility. For the work done on the Muskogee Facility, Harper asserted mechanics’ liens on the Muskogee Facility totaling $9,700,571.00 and filed POC No. 437 asserting a Claim of $20,738,602.00 in the Debtors’ Chapter 11 Cases. Additionally, certain of the subcontractors Harper engaged to assist with the construction of the Muskogee Facility asserted mechanics’ liens on the Muskogee Facility totaling $5,848,157.89 (the “Sub-Liens”). To resolve these claims and Sub-Liens, the Debtors engaged in negotiations with Harper and ultimately reached the Harper Settlement. Among other things, the Harper Settlement provides for the Debtors to (i) make an initial $1.5 million cash settlement payment to Harper within 5 days of entry of the proposed order, (ii) deliver a duly executed promissory note in the principal amount of $4,678,388.00 to Harper, which, subject to the occurrence of the Effective Date, shall bear interest at the rate of 5% per annum, have a term of 30 months, be fully amortizing with interest beginning to accrue 45 days after the Effective Date, and be subject to certain mandatory prepayments, and (iii) make an additional $445,636.00 settlement payment to Harper within 15 days of the Effective Date. In consideration for the foregoing, (x) Harper will deliver to the Debtors final unconditional lien releases for all of the Sub-Liens, (y) Harper will waive a portion of its mechanics’ liens on the Muskogee Facility so that the remaining mechanics’ liens held by Harper do not secure an amount in excess of $3 million, and (z) all Harper’s other claims against the Debtors shall be deemed paid in full and expunged. The Harper Settlement further provides that the outstanding contracts between the Debtors and Harper are each terminated on or prior to September 30, 2023, and the parties shall not have claims for damages any other cause of action based on the termination of those contracts.

On November 4, 2023, the Bankruptcy Court entered an order (Docket No. 1386) approving the Harper Settlement.

vi.	Celsius Settlement

(a)	Celsius’s Claims

vii.	Celsius’s Proofs of Claim

On April 14, 2023, Celsius filed POCs Nos. 425 and 497 against Core Scientific, Inc., asserting purported breaches of the Celsius Contracts by Core (the “Celsius Hosting POCs”) and seeking over $312 million.84 The Celsius Hosting POCs does not explain its damages calculation, but the $312 million appears to be comprised of lost profits, lost revenues, special damages and/or consequential damages, which are expressly barred by the limitations of liability provisions set forth in the Celsius Contracts. Without any basis, Celsius notes in the Celsius Hosting POCs that its Claims are contingent on the assumption that “any limitations of liability in the contracts do not apply.”

On April 24, 2023, the Debtors filed an objection to the Celsius Hosting POCs (the “Celsius Hosting POC Objection”) (Docket No. 819). The Debtors contend that Celsius’ asserted Claims are not recoverable because the Celsius Contracts explicitly limit the aggregate amount of recovery to which Celsius could ever be entitled to an amount equal to one month’s fee per applicable order. In addition, the Celsius Contracts expressly exclude recovery for lost profits, loss of business, loss of revenues, consequential or indirect damages, and any incidental, special reliance, exemplary, or punitive damages. The Debtors also disputed that they breached the Celsius Contracts prior to rejection. The parties stayed Celsius’s deadline to respond to the Celsius Hosting POC Objection pending the parties’ Mediation (as defined below) and did not have a hearing for consideration of these Claims.

On May 30, 2023, the Debtors filed a motion for partial summary judgment with respect to the Celsius Hosting POCs (Docket No. 942) (the “Summary Judgment Motion”). The Debtors requested that the Bankruptcy Court enter judgment that, as a matter of law, the unambiguous limitations of liability provisions set forth in the Celsius Contracts (1) limit Debtors’ total liability to one month’s fee (here, approximately $5.7 million) and (2) prevent Celsius from recovering lost profits; loss of business; loss of revenues; loss, interruption or use of data or loss of use of Celsius equipment; any consequential, or indirect damages; or cost of cover, incidental, special, reliance or punitive damages (which reduces Celsius’s Claim as asserted by over $300 million).

On June 21, 2023, Celsius filed its opposition to the Summary Judgment Motion (Docket No. 942) (the “Summary Judgment Opposition”). Due to settlement discussions, the Debtors did not file a reply to the Summary Judgment Opposition, and no hearing on the Summary Judgment motion has been scheduled.

viii.	Celsius’s Administrative Claim Motion

In addition to the Celsius Hosting POC, Celsius also filed a motion directing immediate payment of its asserted administrative expense claim (Docket No. 801) (the “Celsius Administrative Claim Motion”). On May 5, Debtors filed an objection in response to the Celsius Administrative Claim Motion (Docket No. 861) (the “Celsius Administrative Claim Objection”). The Debtors contend that Celsius is not entitled to an administrative claim, due to the claims that Debtors and Celsius have asserted against each other in their respective chapter 11 cases and that even if Celsius does have an administrative claim, it should be limited by the doctrines of recoupment and setoff.

[84]

Celsius US Holding LLC filed additional POCs against certain of the Debtors on April 14, 2023. See Claim No. 428 filed against Core Scientific, Inc.; Claim No. 434 filed against Core Scientific Mining LLC; Claim No. 436 filed against Core Scientific Acquired Mining LLC; Claim No. 439 filed against Core Scientific Operating Company; Claim No. 469 filed against American Property Acquisition, LLC; Claim No. 494 against American Property Acquisitions I, LLC; Claim No. 495 against Starboard Capital LLC; and Claim No. 496 against Core Scientific Specialty Mining (Oklahoma) LLC. The Debtors have not yet objected to these additional POCs, but reserve all rights in that regard.

The parties stayed Celsius’s deadline to respond to the Celsius Administrative Claim Objection pending the parties’ Mediation, and the hearing on the Celsius Administrative Claim Motion was similarly adjourned pending the parties’ Mediation.

(a)	Debtors’ Claims Against Celsius

On January 3, 2023, the Debtors timely filed an initial POC in the Celsius Chapter 11 Cases (Claim No. 17273 filed against Celsius Mining LLC) (the “Initial Core POC”). On February 9, 2023, after the bar date was extended in the Celsius Chapter 11 Cases, the Debtors timely filed an amended POC, which amended and superseded the Initial Core POC in all respects (Claim No. 23022 filed against Celsius Mining LLC) (the “Amended Core POC” and, together with the Initial Core POC, the “Core POCs”).

Pursuant to the Core POCs, the Debtors assert that Celsius owes them approximately $3,886,169.41 in liquidated prepetition amounts relating to hosting services and in excess of $30 million in amounts to be liquidated, and the Debtors reserved the right to seek the equitable subordination of Celsius’s Claims in the Debtors’ Chapter 11 Cases. Celsius has not filed an objection to the Core POCs.

The Debtors also reserved their rights to assert administrative claims against Celsius relating to unpaid PPT Charges following the filing of Celsius Chapter 11 Cases through the date the Debtors rejected the Celsius Contracts and the significant legal fees the Debtors incurred as a result of defending against the Celsius’s Claims.

(b)	Proposed Mediation

The Debtors and Celsius had previously agreed to mediate the issues and disputes underlying the Automatic Stay Motion, the Core Administrative Claim Motion, the Rejection Motion, the Core POCs, the Celsius Hosting POCs, the Celsius Administrative Claim Motion, and the Summary Judgment Briefing (the “Celsius Mediation”). The Celsius Mediation was scheduled to commence on July 11, 2023 at 1:30 pm (Prevailing Central Time) in Houston, Texas before the Honorable Marvin Isgur, United States Bankruptcy Judge for the Southern District of Texas (Docket No. 968). However, as further described below, prior to the Celsius Mediation, the Debtors and Celsius reached an agreement to resolve their disputes and claims and as a result of such negotiations have agreed to cancel the Celsius Mediation.

(c)	Celsius Settlement

After extensive and good faith negotiations, the Debtors and Celsius reached a global settlement of all claims and disputes between the Debtors and Celsius except for Celsius’s convertible notes claims (the “Celsius Settlement”), further detailed in the Debtors’ motion to approve the Celsius Settlement (Docket No. 1236) (the “Celsius Settlement and Sale Motion”) and that certain Purchase and Sale Agreement, dated as of September 14, 2023 (the “PSA”).85 Pursuant to the Celsius Settlement, subject to the approval by both the Bankruptcy Court and the bankruptcy court in the Celsius Chapter 11 Cases,86 the Debtors will (i) sell the Cedarvale Facility and certain related assets to Celsius free and clear of all liens, claims, and encumbrances (other than certain permitted title exceptions as provided in the Celsius Settlement and Sale Motion) with such liens, claims, and encumbrances attaching to the proceeds with the same nature, validity, priority, extent, perfection, and force and effect that such liens, claims, and encumbrances encumbered the Cedarvale Facility immediately prior to the entry of the order, (ii) grant Celsius a non-exclusive limited license to use

[85]	A copy of the PSA can be found in Exhibit No. 19 of the Debtors’ Witness and Exhibit List for Hearing on October 2, 2023, filed on September 28, 2023 (Docket No. 1272-21).
[86]

Celsius also filed a motion for approval of the Celsius Settlement in the Celsius Chapter 11 Cases Debtors’ Motion for Entry of an Order (I) Approving the Settlement by and Among the Debtors and Core Scientific, (II) Authorizing Entry into the Purchase and Sale Agreement, (III) Authorizing Intercompany Transfers with Celsius Mining, and (IV) Granting Related Relief (Celsius Docket No. 3474) (the “Celsius Settlement and Purchase Motion”).

certain of the Debtors’ intellectual property, (iii) assume and assign certain executory contracts and unexpired leases (as identified in the Celsius Settlement and Sale Motion) to Celsius in connection with the sale of the Cedarvale Facility, and (iv) release the Core POCs. In exchange, Celsius will (i) pay Debtors a cash payment of $14 million and (ii) grant a full and final release of all claims asserted against the Debtors except for Celsius’s convertible notes claims.

On October 2, 2023 following a hearing, the Bankruptcy Court entered an order (Docket No. 1236) granting the relief requested in the Celsius Settlement and Sale Motion. On October 6, 2023 following a hearing in the Celsius Chapter 11 Cases, the bankruptcy court in the Celsius Chapter 11 Cases entered an order (Celsius Docket No. 3725) granting the relief requested in the Celsius Settlement and Purchase Motion.

On October 29, 2023, the Debtors filed a motion (Docket No. 1366) (the “PSA Amendment Motion”) for an order approving an amendment to the PSA (the “PSA Amendment”) related to the legal description of the land being sold under the Celsius Settlement, further detailed in the PSA Amendment Motion. On October 31, 2023 following a hearing, the Bankruptcy Court entered an order (Docket No. 1374) granting the relief requested in the PSA Amendment Motion and the Debtors and Celsius consummated the transactions under the PSA. On November 2, 2023, the Celsius Settlement was consummated.

ix.	Foundry Settlement

The Debtors reached an agreement (the “Foundry Settlement Agreement”), subject to the terms and conditions of the Foundry Settlement Documents, with hosting client Foundry Digital LLC (“Foundry”) to, among other things, resolve Foundry’s filed POCs Nos. 360 and 361 against Debtor entities Core Scientific Acquired Mining LLC and Core Scientific, Inc., each in the amount of not less $18,404,990.08 plus interest (the “Foundry POCs”). The Claims asserted in the Foundry POCs arose from the Debtors’ non-payments of amounts owed under that certain Amended and Restated Asset Purchase Agreement, dated February 2, 2022, between Foundry and Core Scientific Acquired Mining LLC and Core Scientific, Inc. The Debtors and Foundry have negotiated a settlement agreement that, if approved by the Court, would fully resolve the Foundry POCs in accordance with, and subject to the terms and conditions of, the Foundry Settlement Documents, as described in the Debtors’ motion (Docket No. 1180), filed on August 25, 2023. The Debtors, the Ad Hoc Noteholder Group, and the Equity Committee are currently in discussions regarding the Foundry Settlement and the treatment of any claims held by Foundry. The Ad Hoc Noteholder Group does not currently approve of the Foundry Settlement Agreement. Pursuant to the RSA, any settlement involving the resolution and treatment of the Foundry POCs will require the consent of the Requisite Consenting Creditors. The Ad Hoc Noteholder Group’s objection deadline with respect to the Foundry Settlement Motion is currently November 28, 2023.

x.	Miner Equipment Lender Settlement

As discussed above, the Debtors entered into a settlement agreement with one of their largest secured creditor groups, the Equipment Lenders. The settlement resolves disputes with the Settling Miner Equipment Lenders87 relating to (i) the Debtors’ valuation of the Equipment Lenders’ collateral (impacting the Allowed Miner Equipment Lender Secured Claim Amounts as set forth on the Miner Equipment Claims Schedule), (ii) the terms of the take-back debt the Debtors were providing to the Holders of Miner Equipment Lender Secured Claims under the initial Plan, and (iii) adequate protection/diminution of value.

Due to the complexity of these legal issues as well as the novel issue of valuing Miner collateral, a dispute of such issues could delay confirmation of the Plan and be costly to litigate. In addition, although the Debtors believed they would prevail in litigation, they could not be certain, and a loss on certain of these issues could have resulted in the need to make additional cash payments to the Equipment Lenders. Rather than expend time and money disputing these issues to the detriment of all stakeholders, the parties came to terms on the Miner Equipment Lender Settlement.

[87]

The Settling Equipment Lenders include: Anchorage Lending CA, LLC; Barings BDC, Inc.; Barings Capital Investment Corporation; Barings Private Credit Corp.; BlockFi Lending LLC, MassMutual Asset Finance LLC; Stonebriar Commercial Finance LLC; and Trinity Capital Inc. The Settling Equipment Lenders hold, in the aggregate, approximately $230 million of the Miner Equipment Lender Claims out of the approximately $247 million in Miner Equipment Lender Claims.

The Miner Equipment Lender Settlement provides the Settling Miner Equipment Lenders will vote in favor of the Plan (subject to receipt of a Court-approved Disclosure Statement) in exchange for an election of the following negotiated treatment: (i) secured debt with a principal amount that is 80% of the Settling Miner Equipment Lender’s Allowed Claims in the form of Miner Equipment Lender Takeback Debt (Election 2), with a waiver of any recovery on account of any Miner Equipment Lender Deficiency Claims (the “Negotiated Settlement”); (ii) full equitization of the Settling Miner Equipment Lender’s Allowed Miner Equipment Lender Secured Claim (the “Equitization Option”) in the form of Miner Equipment Lender Treatment Election 1, or (iii) the Default Miner Equipment Lender Treatment. In addition, pursuant to the Miner Equipment Lender Settlement (i) the Debtors and the Settling Miner Equipment Lenders reach an agreement as to the Allowed amounts of the Miner Equipment Lender Claims of the Settling Miner Equipment Lenders; (ii) the Settling Miner Equipment Lenders electing the Negotiated Settlement have agreed to waive recoveries on their Miner Equipment Lender Deficiency Claims and vote in favor of the Plan, and (iii) the Settling Miner Equipment Lenders shall receive professional fees and expenses capped at $4.0 million to be allocated by the Settling Miner Equipment Lenders among themselves. The Debtors intend to effectuate the Miner Equipment Lender Settlement pursuant to the Plan under Bankruptcy Rule 9019.

The below chart details each of the Settling Miner Equipment Lenders’ anticipated settlement election as well as their estimated Claim amounts inclusive of postpetition interest assuming an Effective Date of December 31, 2023:

Settling Miner Equipment Lender	Anticipated Settlement Election
Mass Mutual Asset Finance LLC	Negotiated Settlement

Barings	Negotiated Settlement

BlockFi Lending LLC.	Negotiated Settlement

36th Street Capital Partners LLC.	Default Miner Equipment Lender Treatment

Anchorage Lending CA, LLC;	Equitization Option

Trinity Capital Inc	Negotiated Settlement

Wingspire Equipment Finance LLC (f/k/a Liberty Commercial Finance LLC).	Default Miner Equipment Lender Treatment

xi.	Maddox Settlement

The Debtors recently entered into a settlement agreement with Maddox Industrial Transformer LLC (“Maddox”) to resolve Maddox’s asserted POC No. 295 against Core Scientific, Inc. in the amount of $7,742,403.52 and filed certain UCC-1 Financing Statements asserting liens, in each case, stemming from transformers the Debtors purchased from Maddox (the “Maddox Settlement”). The Debtors intend to file a motion to seek the Bankruptcy Court’s approval of the Maddox Settlement.

Among other things, the Maddox Settlement provides that (i) the Debtors and Maddox will be deemed to enter into a new purchase order in the amount of $842,543.27 to be paid in seven (7) equal monthly installments for the acquisition by the Debtors of thirty-nine (39) 18KV padmount transformers, (ii) Maddox will file a UCC-3 Termination Statement terminating the liens it has asserted, and (iii) all of Maddox’s claims against the Debtors shall be deemed paid in full and expunged. The Maddox Settlement further provides that all other outstanding contracts and purchase orders between the Debtors and Maddox are each terminated, and the parties shall not have claims for damages any other cause of action based on the termination of those contracts.

xii.	Bitmain Purchase Agreement

On September 5, 2023, the Debtors and Bitmain entered into an asset purchase agreement (the “Bitmain Transaction”). Subject to the Bankruptcy Court’s approval of the Plan, under the Bitmain Transaction, the Debtors will acquire 27,000 units of S19j XP Miners (the “Purchased Miners”) from Bitmain for a purchase price of $77.1 million. The purchase price includes (i) $23.1 million of cash, to be paid in three equal monthly installments (each a “Bitmain Cash Payment”) upon and following the Effective Date and (ii) $53.9 million of the New Common

Interests (valued at Plan Equity Value) within five business days following the Effective Date (collectively, with the Bitmain Cash Payment, the “Purchase Price”). The Purchased Miners are expected to be delivered by Bitmain prior to the Effective Date pursuant to an order under a master services agreement between the Debtors and an affiliate of Bitmain, with the Debtor to operate the Miners for the benefit of Bitmain until their sale to the Debtors. The Debtors negotiated an amendment to the Bitmain Transaction, which provides for (i) all Purchased Miners to be delivered prior to the Effective Date, (ii) that the Debtors shall not be required to pay any portion of the Purchase Price prior to the receipt of the Purchased Miners, (iii) that title to the Purchased Miners will be transferred to the Debtors upon payment of each installment payment proportionate to the ratio of such payment amount to the aggregate Purchase Price, and (iv) any Bitmain Cash Payment will be reduced dollar for dollar by the aggregate value in U.S. Dollars of bitcoin mining proceeds earned by Bitmain from the Debtors’ operation of any of the Purchased Miners prior to the date of the corresponding Bitmain Cash Payment. The Debtors’ Business Plan (as defined below) contemplates the Reorganized Debtors making additional Miner purchases each year. Through the Bitmain Transaction, the Debtors are able to acquire a portion of these Miners in exchange for a mix of equity and Cash rather than soley Cash (which decreases the Reorganized Debtors’ go-forward cash needs). Additionally, the Bitmain Transaction has the added benefit of locking in current Miner prices for 27,000 future Miner purchases.

J.	Claims

i.	Schedules of Assets and Liabilities and Statements of Financial Affairs

On February 3, 2023, the Debtors filed their Schedules and SOFAs (Docket Nos. 461-491). The Debtors filed amended SOFAs for entities Core Scientific, Inc., Core Scientific Operating Company, Core Scientific Acquired Mining LLC, and Radar Relay, Inc. and amended Schedules for Core Scientific, Inc. and Core Scientific Operating Company on March 3, 2023 (Docket Nos. 625-630). The Schedules and SOFAs provide information on the assets held at each Debtor entity along with Claims the Debtors know exist at each Debtor entity.

ii.	Claims Bar Dates

On March 9, 2023, the Bankruptcy Court entered an order, among other things, approving (i) April 14, 2023 at 5:00 p.m. (prevailing Central Time) as the deadline for all non-governmental creditors or other parties in interest to file POCs (the “General Bar Date”) and (ii) June 19, 2023 at 5:00 p.m. (prevailing Central Time) as the deadline for governmental units to file POCs against any of the Debtors (the “Governmental Bar Date” and, together with the General Bar Date, the “Bar Dates”) (Docket No. 652) (the “Bar Date Order”).

As of June 19, 2023, 627 POCs have been filed against the Debtors. The Debtors continue to review and refine their analysis of the filed POCs.

iii.	Claims Reconciliation Process

In anticipation of the Bar Date, the Debtors considered how they could expedite the Claims resolution process to minimize the amount of disputed Claims remaining as of the Effective Date, providing certainty to stakeholders and ensuring a quicker and larger distribution to all stakeholders.

To that end, the Debtors filed motions to approve (i) omnibus claims objection procedures (Docket No. 782) and (ii) claim settlement procedures (Docket No 781). On May 18, 2023, the Bankruptcy Court entered orders granting the relief requested in the motions (Docket No. 899) and (Docket No. 901). After the General Bar Date, the Debtors filed objections to several POCs. Certain key objections are described in further detail below.

(a)	Sphere’s Proofs of Claim

On April 13, 2023, Sphere 3D Corp. (“Sphere”) filed POCs Nos. 358 and 359 (the “Sphere POCs”), asserting claims of approximately $39 million based on hosting contracts the Debtors executed with Gryphon Digital Mining, Inc. (“Gryphon”), an entity to which the Sphere POCs refer as Sphere’s “manager.” The Debtors and Gryphon entered into a Master Services Agreement (“Gryphon MSA”) and two orders governed by the Gryphon MSA: Order #1 and Order #2 (collectively with the Gryphon MSA, the “Gryphon Hosting Agreements”). Pursuant to the Gryphon Hosting Agreements, the Debtors hosted (and currently host) hundreds of Gryphon’s Miners. Sphere alleges that the Debtors failed to perform according to the Gryphon Hosting Agreements.

On May 9, 2023, the Debtors filed an objection to the Sphere POCs (Docket No. 869) (the “Sphere POC Objection”). The Debtors contend that Sphere cannot recover on its filed claim because, among other things: (i) Sphere is not a party to the Gryphon Hosting Agreements and third party beneficiaries are not permitted under the Gryphon Hosting Agreements, (ii) Sphere cannot assume Gryphon’s rights under the Gryphon Hosting Agreements without complying with certain requirements, which Sphere failed to do, and (iii) Gryphon had breached the Gryphon Hosting Agreements and neither Gryphon nor Sphere could have performed under those agreements.

On June 9, 2023, the Debtors filed a motion for summary judgment with respect to the Sphere POCs (Docket No. 959) (the “Sphere Summary Judgment Motion”), along with a supporting declaration of Russell Cann (Docket No. 960). The Sphere Summary Judgment Motion argues that (i) Sphere does not have any rights under the Gryphon Hosting Agreements and thus the Bankruptcy Court should dismiss the Sphere POCs and (ii) in the alternative, the claims asserted in Sphere POCs should be limited by the limitation of liabilities provision under the Gryphon Hosting Agreements. Sphere responded to both the Sphere Summary Judgment Motion and the Sphere POC Objection on July 7, 2023 and July 10, 2023, respectively (Docket Nos. 1039 and 1044). On July 31, 2023, the Debtors filed a reply in further support of the Sphere Summary Judgement Motion. On August 8, 2023, the Bankruptcy Court entered an order (Docket No. 1122) denying the Sphere Summary Judgment Motion. On August 14, 2023, the parties submitted an agreed scheduling order to resolve the Sphere POC Objection (Docket No. 1147) (the “Sphere Scheduling Order”). The Sphere Scheduling Order sets: (i) an October 23, 2023 deadline to complete discovery; (ii) a December 6, 2023 deadline to file motions for summary judgement; (iii) a December 8, 2023 deadline to file any other pretrial motions; and (iv) a trial on January. 3, 2024 at 9:00 a.m. (prevailing Central Time).

(b)	GEM Proofs of Claim

On April 13, 2023, GEM Mining 1, LLC (“GEM 1”) and GEM Mining 4, LLC (“GEM 4”) filed a motion seeking (i) to compel the Debtors to assume or reject those certain hosting contracts in which the Debtors agreed to host Miners for GEM 1 and GEM 4, or (ii) in the alternative for adequate protection (Docket No. 787) (the “GEM Motion”). The Court entered an order (Docket No. 792) scheduling a hearing on May 22, 2023 to consider the relief requested in the GEM Motion. Contemporaneously with filing the GEM Motion, GEM 1, GEM Mining 2, LLC, GEM Mining 2B, LLC, and GEM 4 (collectively, “GEM”) filed POCs Nos. 503, 617, 508, 570, 505, 571, 506, 572 (the “GEM POCs”) against the Debtors asserting a Claim of over $7 million on account of alleged prepetition overpayments made by GEM on account of PPT Charges.

On May 4, 2023, the Debtors filed an objection to the GEM Motion (Docket No. 856), arguing that GEM 1 and GEM 4 did not satisfy their required burdens. On the same day, the Debtors also filed an objection to the GEM POCs (Docket No. 854) (the “GEM POC Objection”), as well as a declaration of Jeff Pratt in support of the GEM POC Objection (Docket No. 858).

Prior to the hearing on the GEM Motion, the parties agreed to adjourn the hearing three times to enable the parties to engage in global settlement negotiations (Docket Nos. 926, 980 and 1077). Prior to the hearing on the GEM Motion scheduled for August 16, 2023, the parties entered into a stipulation, which was entered by the Bankruptcy Court on August 14, 2023 (Docket No. 1146) (the “GEM Stipulation”). Pursuant to the GEM Stipulation, (i) the Debtors rejected all hosting contracts with GEM, (ii) the parties established a schedule by which the Debtors will return GEM’s Miners to GEM, and (iii) GEM’s deadline to submit a POC for rejection damages is October 30, 2023. On October 30, 2023, GEM 1 filed a POC asserting rejection damages in the amount of $5,897,311.67 and GEM 4 filed a POC asserting rejection damages in the amount of $2,163,762.82.

(c)	Bryce Johnson’s Proofs of Claim

Bryce Johnson, the Debtors’ former CEO and chairman of the board of directors, filed POCs Nos. 19 and 120, seeking approximately $10 million on account of a certain Restricted Stock Unit Award Agreement (“RSU Agreement”) between Mr. Johnson and the Debtors. The RSU Agreement provides Mr. Johnson a right to receive 605,261 shares of Core Scientific, Inc.’s common stock if and only if he paid the withholding tax amount prior to the issuance of the stock. The Debtors objected to the claims on May 11, 2023 (Docket No. 871). On June 21, 2023, Mr. Johnson withdrew all of his claims with prejudice (Docket No. 978).

(d)	Hoffman Securities Proof of Claim

On November 14, 2022, a class action lawsuit, Pang v. Levitt, et. al 1:22-cv-01191, was filed in the Western District of Texas against Core Scientific, Inc., Chief Executive Officer Michael Levitt, former Chief Financial Officer Michael Trzupek, and Chief Financial Officer Denise Sterling alleging violations of the Securities Exchange Act (the “Securities Class Action”). After the Debtors filed the Chapter 11 Cases, the plaintiff in the Securities Class Action filed a notice of voluntary dismissal as to the Debtors on December 27, 2022. On May 5, 2023, an amended complaint was filed refining the allegations and naming additional defendants: Chief Vision Officer Darin Feinstein, former Chief Accounting Officer Brian Neville, Director Jarvis Hollingsworth, Director Matt Minnis, and Director Kneeland Youngblood. The Debtors are no longer a named party in the suit, but are identified as a relevant non-party.

On April 12, 2023, the Debtors filed a motion to advance proceeds of the Debtors’ directors and officers liability insurance policies for defense costs of the named defendants in the Securities Class Action (Docket No. 777). On May 18, 2023, the Bankruptcy Court entered an order granting the relief requested (Docket No. 900).

Morgan Hoffman, on behalf of himself and ostensibly the plaintiffs in the Securities Class Action, filed POC No. 632 against Debtor Core Scientific Inc. in the amount of $188.6 million (the “Securities POC”). On July 24, 2023, the Debtors filed an objection to the Securities POC (Docket No. 1080) (the “Securities POC Objection”) asserting the Securities POC should be Disallowed as the filing of a class proof of claim was inappropriate. In addition, the Debtors believe any claim arising from the Securities Class Action should be treated as a Section 510(b) Claim. Morgan Hoffman responded to the Securities POC Objection on August 23, 2023 (Docket. No. 1178), asserting (i) Morgan Hoffman has authority to assert a class proof of claim and (ii) the Securities POC should be allowed.

On September 14, 2023, Morgan Hoffman field a motion seeking the Bankruptcy Court to (i) approve the filing of a class proof of claim, (ii) allow an omnibus opt-out of non-Debtor third party releases for the class, and (iii) certify the class for the class proof of claim and the omnibus opt-out (Docket No. 1228) (the “Class POC Motion”). On October 5, 2023 the Debtors filed a response to this motion (Docket No. 1313), stating the requested relief should not be granted because (i) there was no certified class in the Securities Class Action, (ii) the Debtors provided sufficient notice to claimants pursuant to the Bar Date Order, (iii) certification of a class months after the Bar Date would create unnecessary expense and distraction and (iv) many of the potential class claimants submitted individual POCs. A hearing to consider the Securities POC Objection and Class POC Motion is scheduled for December 6, 2023.

(e)	Harlin Dean Proof of Claim

On March 13, 2023, Harlin Dean filed POCs Nos. 364 and 383 (the “Harlin Dean POCs”) against Core Scientific, Inc. and Core Scientific Acquired Mining LLC, respectively, alleging a claim for $8 million stemming from an employment contract dispute. Dean alleges the Debtors failed to pay his severance, failed to convert his equity-based compensation, and failed to reach a settlement with him. Mr. Dean asserts claims for (i) breach of contract; (ii) quantum meruit; (iii) promissory estoppel; (iv) fraudulent inducement; (v) conversion; (vi) declaratory judgment; (vii) equitable relief/specific performance; (viii) imposition of constructive trust; (ix) accounting; and (x) attorney’s fees, costs, and expenses incurred.

On September 19, 2023, the Debtors filed an objection to the Harlin Dean POCs (Docket No. 1246) (the “Harlin Dean POC Objection”) along with a supporting declaration of Todd DuChene (Docket No. 1247). The Debtors contend that Harlin Dean is only entitled to any portion of his base salary that remained unpaid on the date he resigned from his employment with the Debtors because he resigned from employment with the Debtors without “Good Reason” as defined by his employment agreement—before any of his shares and options vested.

On October 19, 2023, Harlin Dean filed a response to the Harlin Dean POC Objection (Docket No. 1339) along with a motion for summary judgement on the Harlin Dean POC Objection (Docket No. 1340) (together the “Harlin Dean Response”). The Harlin Dean response argues the Debtors’ contention that Dean resigned from employment with the Debtors without “Good Reason” is incorrect. On November 9, 2023 the Debtors filed a response to Harlin Dean’s motion for summary judgement (Docket No. 1397) along with a supporting declarations of (i) Todd DuChene (Docket No. 1398), (ii) Mike Levitt (Docket No. 1399), and (iii) Theodore Tsekerides (Docket No. 1400). To date, no hearing before the Bankruptcy Court has been scheduled to consider the Harlin Dean POC Objection.

(f)	Kentucky Department of Revenue Proof of Claim

On April 3, 2023, the Kentucky Department of Revenue filed POC No. 176 (the “Kentucky DoR POC”) against Core Scientific Mining LLC alleging a claim for approximately $4 million comprised of an over $3 million Priority Tax Claim and an approximately $1 million General Unsecured Claim stemming from alleged unpaid taxes. The Debtors dispute the validity of the Kentucky POC and plan to file an objection to the Kentucky DoR POC. Additionally, the Debtors are currently pursuing a tax appeal in the state of Kentucky related to the validity of the unpaid taxes giving rise to the claim asserted in the Kentucky DoR POC.

(g)	Oklahoma Gas and Electric Company Proof of Claim

On February 23, 2023, Oklahoma Gas and Electric Company (“OGE”) filed POCs No. 34 (the “OGE POC”) against Core Scientific, Inc. alleging a claim for approximately $8 million stemming from services performed under a certain Will Serve Agreement for Electric Service, entered into on September 17, 2021, between Core Scientific Operating Company and OGE for electrical services in connection with the construction of the Muskogee Facility (the “OGE 2021 Agreement”).

On October 17, 2023, the Debtors filed an objection to the OGE POC (Docket No. 1332) (the “OGE POC Objection”) along with a supporting declaration of Carol Haines (Docket No. 1247). The Debtors contend that the OGE 2021 Agreement is not operative and has no force and effect as it was superseded by a subsequent agreement, that certain Electric Service Agreement Minimum Bill, entered into on March 1, 2022, between Core Scientific Operating Company and OGE. To date, no hearing before the Bankruptcy Court has been scheduled to consider the OGE POC Objection.

K.	Entry Into Cottonwood II Lease

On September 23, 2023, the Debtors filed a motion seeking authority to enter into a lease and related easement agreements with respect to the Cottonwood Facility (Docket No. 1260) (the “Cottonwood II Lease Motion”). The lease and related easement agreements are essential to the Debtors’ successful operation of their Cottonwood Facility. To ensure the lease was effectuated prior to an October 16, 2023 deadline contained in the lease documents, the Debtors filed a supplement to the Cottonwood II Lease Motion requesting the motion be heard on an emergency basis (Docket No. 1301). On October 10, 2023 following the hearing, the Bankruptcy Court entered an order (Docket No. 1323) granting the relief requested in the Cottonwood II Lease Motion.

L.	Exclusivity

On April 10, 2023, the Debtors filed a motion seeking extensions of the Debtors’ exclusive periods to file a chapter 11 plan and solicit acceptances thereof through and including July 19, 2023 and September 17, 2023, respectively (Docket No. 773) (the “First Exclusivity Motion”). A number of the Equipment Lenders filed or joined an objection to the First Exclusivity Motion (the “Exclusivity Objection”).88 In their Exclusivity Objection, the Equipment Lenders alleged the Debtors were delaying their exit from chapter 11 to take advantage of the Equipment Lenders’ collateral without making payments on the debt. The Ad Hoc Noteholder Group filed a statement (Docket No. 839), in which it did not object to the relief requested in the First Exclusivity Motion, but expressed frustration with the lack of progress made in the Chapter 11 Cases to date and implored the Debtors to advance Plan negotiations. The Debtors filed a reply to the statement and the Exclusivity Objection on May 19, 2023 (Docket No. 912). During the May 22, 2023 hearing on the First Exclusivity Motion, the Debtors provided a presentation to the Bankruptcy Court outlining a proposed timeline to exit chapter 11, indicating a desire to file the Plan by mid-June. The Bankruptcy Court responded by stating it would like to see the Plan and Disclosure Statement filed by June 20, 2023 and requesting the Debtors coordinate with the Key Stakeholder Groups to schedule a status/scheduling conference to be held within a week of the filing of the Plan. On June 13, 2023, the Bankruptcy Court entered an order (Docket No. 962) granting the relief requested in the First Exclusivity Motion and scheduling a status conference to be held on June 29, 2023.

[88]

The original objection was filed by Equipment Lenders Wingspire Equipment Finance LLC f/k/a Liberty Commercial Finance LLC, Prime Alliance Bank, Inc., and 36th Street Capital Partners, LLC, who filed the Objection to the Motion of the Debtors of Order Extending Exclusive Periods Pursuant to Section 1121(D) of the Bankruptcy Code (Docket No. 834). Joinders were then filed by MassMutual Asset Finance LLC (Docket No. 836); Baring BDC, Inc., Barings Capital Investment Corporation, and Barings Private Credit Corp. (ECF. No. 838); and Blockfi Lending LLC (ECF No. 840).

On July 18, 2023 the Debtors filed a motion seeking further extensions of the Debtors’ exclusive periods to file a chapter 11 plan and solicit acceptances thereof through and including October 17, 2023 and December 18, 2023, respectively (Docket No. 1065) (the “Second Exclusivity Motion”). On August 8, 2023, Barings filed a statement in support of the Second Exclusivity Motion (Docket No. 1123), which was joined to by MassMutual Asset Finance LLC (Docket No. 1124). The deadline for parties to object to the Second Exclusivity Motion was August 8, 2023 and no parties subject to that deadline filed an objection; however, the Debtors granted Ad Hoc Noteholder Group an extension of the objection deadline until October 17, 2023. On October 18, 2023, the Bankruptcy Court entered an order (Docket No. 1337) granting the relief requested in the Second Exclusivity Motion.

On October 17, 2023 the Debtors filed a motion seeking further extensions of the Debtors’ exclusive periods to file a chapter 11 plan and solicit acceptances thereof through and including December 16, 2023 and February 16, 2024, respectively (Docket No. 1333) (the “Third Exclusivity Motion”). On November 9, 2023, the Bankruptcy Court entered an order (Docket No. 1396) granting the relief requested in the Third Exclusivity Motion.

M.	Internal Investigation

In conjunction with the contemplated releases of the Released Parties, proposed in Article 10.6 of the Plan, the Special Committee instructed Weil to conduct an investigation to determine whether any potential claims existed on behalf of the Company against any Released Parties that were colorable and/or had value (the “Investigation”). The Investigation included a review of claims based on, among other things, breach of fiduciary duty (including related party transactions), corporate waste, fraudulent conveyance, and breaches of company policies.

The Investigation, which had been ongoing for several months, was focused on whether any colorable bankruptcy, state law, or common law claims could be asserted by the Company against the Released Parties. During the Investigation to date, the Weil team has (i) collected and reviewed thousands of Company documents and email correspondence related to the Released Parties, (ii) reviewed minutes of meetings of the Board, the Audit Committee and the Special Committee, (iii) conducted numerous interviews, and (iv) performed substantive legal and factual analysis. The Weil team previously submitted a Preliminary Report to the Special Committee with its initial conclusions and presented its final assessment to the Special Committee on November 10, 2023, at which time the Special Committee voted to approve the Releases by the Debtors set forth in the Plan..

N.	Formulation of the Business Plan

Favorable changes in the cryptocurrency and power markets rendered the Debtors’ prepetition business plan obsolete. The change in circumstances required the Debtors to pivot to a new business plan anchored to assumptions reflecting a different economic backdrop.

On April 30, 2023, the Debtors finalized a preliminary business plan for the reorganized Debtors (as updated, the “Business Plan”), covering the period from October 2023 (the projected emergence from chapter 11) until December 2027 (the “Forecast Period”). The Business Plan was crafted by the Debtors’ management, including Mike Levitt (Executive Chairman and CEO until August 2, 2023), Adam Sullivan (CEO since August 2, 2023 and prior thereto, President), and Michael Bros (current Senior VP of Capital Markets and Acquisitions), each of whom has years of experience in, and an intimate understanding of, the bitcoin mining industry. The Debtors’ management presented the Business Plan to the Board (including the Special Committee) on May 1, 2023 and presented a revised Business Plan to the Special Committee on May 12, 2023. The Debtors further updated the Business Plan in November 2023 to reflect the current market environment. The primary update to the business plan reflects a decrease in hashprice assumption relative to the previous business plan. The Company’s expansion schedule of its Denton and Cottonwood facilities were also adjusted.

The Business Plan was created with management’s expectation of post-emergence operational execution in mind, with initiatives including: (i) optimizing self-Miner fleet efficiency by refreshing existing Miners; (ii) expanding capacity at certain facilities; (iii) expanding self-Mining presence; and (iv) focusing on cost discipline. The Debtors expect to grow the number of operating self-Miners from approximately 145,000 in September 2023 to approximately 279,000 by December 2027. The Debtors also expect to utilize six (6) facilities with an aggregate capacity of 1,096MW by the end of the Forecast Period, following planned expansion of their Denton Facility (by 172MWs) and Cottonwood Facility (by 200 MWs).

The Debtors built flexibility into the Business Plan to ensure it can withstand unexpected changes in variables that could impact projected cash flow. This ensures that actual results deviating from any one or more of the assumptions would continue to result in the Debtors’ commercial viability, and therefore, the Plan’s continued feasibility.

Most importantly, the Business Plan provides the flexibility to adapt to changes in hashprice, which is one of the most important factors influencing the economic performance of the Debtors’ business. Specifically, because anticipated capital expenditures contemplated as part of the Business Plan are largely discretionary in nature, any unanticipated decrease in hashprice can be offset by deferring and/or reducing any planned discretionary capital expenditures in such year. In addition, the cost of Miners is dynamic based on mining economics, as the cost of purchasing new Miners decreases as their profitability decreases. Miner purchase prices have historically been, and are expected to continue to be, based on a 12-month payback period.

In addition, should hashprice decrease further, the Debtors anticipate that they (and others) would power down certain Miners, in accordance with existing industry practice, as the profitability of certain Miners would decline (i.e., the lower revenues may not exceed certain Miners’ operating costs). Powering down Miners would then reduce the network hashrate and, all else equal, increase hashprice (and thus, increases profitability of the then-powered and operating Miners). Certain less efficient Miners may go offline permanently. It may be challenging for other mining companies to replace those less efficient Miners with newer, more efficient Miners; doing so would require time and capital. The global chip and silicone shortage may exacerbate the issue. In contrast, the Debtors believe they will be in a preferred position to purchase new Miners, because the Debtors are one of the largest customers of Bitmain (the leading manufacturer of Miners), and Bitmain is one of the Debtors’ hosting customers.

O.	Postpetition Stakeholder Discussions and Plan Mediation

Commencing on May 10, 2023, the Debtors and the Advisors presented the Business Plan to the advisors to each of the Ad Hoc Noteholder Group, the DIP Lender, the Creditors’ Committee, the Equity Committee, and the Equipment Lenders (the “Key Stakeholder Advisors”) during a series of meetings and solicited such advisors’ feedback on the Business Plan. After finalizing the Business Plan, the Debtors and their Advisors drafted a construct for a chapter 11 plan of reorganization.

On May 31, 2023, the Debtors and the Advisors began presenting the construct for a consensual plan of reorganization to the Key Stakeholder Advisors and solicited their feedback, starting with their largest creditor group, the Ad Hoc Noteholder Group. The Debtors and Advisors presented the proposal to principals in the Ad Hoc Noteholder Group on June 9, 2023. That proposal was similar to the treatment set forth in the Amended Plan, but without the inclusion of the New April Secured Notes Term Sheet and New August Secured Notes Term Sheet for Classes 1 and 2, which were a feature of the Initial Plan.

Prior to the Initial Plan Filing Date the Debtors had been in regular discussions with the DIP Lender, the Creditors’ Committee, the Equipment Lenders, and the Equity Committee with respect to both a consensual plan framework and the Plan. In addition to engaging with each of the Key Stakeholder Groups for approximately three (3) weeks on a consensual plan framework, on June 16, 2023, the Debtors shared a draft of the Plan with the advisors to each of the Key Stakeholder Groups and invited feedback and comments from each such group.

On June 20, 2023 (the “Initial Plan Filing Date”), the Debtors filed the Joint Chapter 11 Plan of Core Scientific, Inc. and its Affiliated Debtors, dated (Docket No. 974), without the support of any of the Debtors’ Key Stakeholder Groups. After the Initial Plan Filing Date, the Debtors continued discussions with each of the Key Stakeholder Groups, in the hopes of reaching as much consensus as possible. To facilitate the process, the Debtors and the Key Stakeholder Groups agreed to participate in mediation in front of Judge Isgur and signed an agreed mediation order. The Mediation Order scheduled a (i) a pre-mediation conference on July 17, 2023 and (ii) a mediation session on July 26, 2023.

Prior to the pre-mediation conference, the Debtors held in-person and/or zoom meetings with each of the Key Stakeholder Groups in an attempt to bridge the gap prior to Mediation and discuss the Debtors’ proposals and any counterproposals the Debtors received. To this end, the Debtors shared proposals regarding alternative Plan treatment options with the Ad Hoc Noteholder Group, the Equipment Lenders, and the Creditors’ Committee.

On July 11, 2023, the Debtors and their advisors held an in-person meeting with the Equipment Lenders and their advisors at Weil’s New York office. The meeting with the Equipment Lenders was highly constructive as both parties had regularly exchanged proposals prior to the meeting and have since reached the aforementioned Miner Equipment Lender Settlement.

On July 12, 2023, the Debtors’ advisors held an in-person meeting with the Creditors’ Committee’s advisors at Weil’s New York office. Although the parties engaged in a productive discussion, the parties acknowledged due to the group’s position in the creditor waterfall, the treatment provided to the General Unsecured Claim Class would be predicated on the treatment provided to other creditor Classes.

On July 14, 2023 the Debtors’ advisors held a zoom meeting with the Ad Hoc Noteholder Group’s advisors. Although the discussion was productive, the Ad Hoc Noteholder Group’s advisors noted they were not yet ready to provide a proposal to the Debtors. On July 19, 2023, the Ad Hoc Noteholder Group shared a proposal with the Debtors, but the Debtors disagreed with the valuation in the proposal. Thus, the Debtors remained extremely distant from the Ad Hoc Noteholder Group going into Mediation.

Throughout this time, the Debtors and their advisors also had multiple meetings with both the DIP Lender and the Equity Committee. Both of these groups were interested in providing exit financing and noted they would negotiate their respective plan treatments in connection with the provision of such financing.

Following extensive good faith negotiations, the Debtors formulated the Amended Joint Chapter 11 Plan of Core Scientific, Inc. and its Affiliated Debtors, dated August 8, 2023 (Docket No. 1115) (the “Amended Plan”), and, thereafter the Second Amended Joint Chapter 11 Plan of Core Scientific, Inc. and its Affiliated Debtors, dated September 7, 2023 (Docket No. 1199) (the “Second Amended Plan”), which incorporated (i) agreements in principle with the DIP Lenders, the Equipment Lenders, and the Equity Committee, (ii) proposed exit financing from B. Riley, (iii) settlements with a majority of the holders of M&M Liens, and (iv) a proposed equity rights offering of at least $55 million of which $30 million is backstopped. The Second Amended Plan lacked the support of the Ad Hoc Noteholder Group, which represented the Debtors largest creditor constituency, as well as the Creditors’ Committee.

After filing the Second Amended Plan, the Debtors and the Key Stakeholder Groups continued to participate in the Plan Mediation. On September 17, 2023, following approximately two months of good faith negotiations in Plan Mediation, with the assistance of Judge Isgur, the Debtors, the Ad Hoc Noteholder Group, and the Equity Committee reached an agreement in principle with respect to certain economic terms of chapter 11 plan (the “Mediated Settlement”) and filed the Joint Notice of Mediated Agreement in Principle Between Debtors and the Ad Hoc Noteholder Group, dated September 18, 2023 (Docket No. 1245). Thereafter, the Debtors, the Ad Hoc Noteholder Group, and the Equity Committee worked diligently to resolve certain open issues and document the Mediated Settlement.

On October 30, 2023, the Debtors, the Ad Hoc Noteholder Group, and the Equity Committee reached an agreement on the terms set forth in that certain Restructuring Term Sheet (the “Restructuring Term Sheet”) outlining the principal terms of the Plan and filed the Joint Notice of Agreement on Restructuring Term Sheet By and Among the Debtors, the Ad Hoc Noteholder Group, and the Equity Committee (Docket No. 1367) later that day. The Restructuring Term Sheet sets forth the keys terms of the Mediated Settlement and further advanced the Debtors’ efforts to achieve consensual and value-maximizing restructuring. Those efforts culminated in the Debtors’, the Ad Hoc Noteholder Group’s, and the Equity Committee’s entry into the RSA, which, among other things, solidified such parties’ support for the Plan and the restructuring contemplated thereby. The Debtors believe that the RSA and the RSA Settlement reflected therein provide the Debtors with a clear path to confirmation of the Plan and emergence from chapter 11.

P.	Exit Capital Marketing Process

The Debtors engaged in a process to seek new money capital to fund potential cash needs, including to pay down the balance of the DIP Facility and fund any liquidity needs that may arise post-emergence, based upon the Business Plan.

The PJT team drafted marketing materials, populated a virtual dataroom, and identified potential outreach parties in connection with the exit financing capital raise. PJT and the Debtors have worked together to contact over 75 parties, comprised of (i) parties inside the Debtors’ capital structure, (ii) parties previously interested in investing in the Debtors, (iii) hedge funds, (iv) private equity / venture capital firms, and (v) certain strategic parties. As a result of this outreach, PJT held more than 50 introductory calls, culminating in more than 20 parties executing non-disclosure agreements and that provided them with access to a virtual dataroom.

The Debtors engaged in active dialogue with remaining potential capital providers. As of the July 20, 2023 deadline for all parties to submit indications of interest, five interested parties remained. The Debtors and their Advisors engaged in rounds of negotiations with certain of the interested parties, sharing rounds of proposals and counter-proposals.

As a result of such negotiations, three transactions emerged that collectively would satisfy the Debtors’ capital needs at a reasonable cost, as described below in more detail.

The Debtors have also reached several agreements or agreements in principle that collectively lower their cash needs at emergence. The Celsius Settlement and the Bitmain Transaction are each described in greater detail above, but each substantially lowered the overall capital needs of the Debtors. The Exit Facility includes pay down of the DIP Facility, thus reducing the need for a cash repayment of this amount on the Effective Date. The Business Plan contemplates the Reorganized Debtors increasing the number of Miners in their fleet, and the Bitmain Transaction provides the Debtors with a portion of these Miners in exchange for equity in the Reorganized Debtors rather than in exchange for cash. In addition, the Celsius Settlement further reduced the Debtors’ estimated cash need, by settling Administrative Claims that would have otherwise been paid in cash upon the Effective Date and providing for a cash payment from Celsius to the Debtors of $14.5 million. The Bitmain Transaction combined with the Celsius Settlement lowered the Debtors’ estimated cash need upon emergence by $48.5 million89 from $75 million to approximately $26.5 million.

i.	Rights Offering and Backstop

The Debtors will conduct an up to $55 million Rights Offering, pursuant to which the Holders of Existing Common Interests will have Subscription Rights for Rights Offering Shares at price per Share reflecting a 30 percent (30%) discount to the Plan Equity Value implied by the $1.5 billion Plan Enterprise Value. The Debtors estimate that the Plan Equity Value will be approximately $795 million. To facilitate the Rights Offering, the Debtors have reached an agreement with members of the Equity Committee and the other Backstop Parties to provide a Backstop Commitment in an amount of $37.1 million. In exchange for their Backstop Commitment, the Backstop Parties will receive the 20% Backstop Commitment Premium, which will be paid in New Common Interests at the Per Share Price, upon consummation of the Rights Offering or, if the Backstop Commitment Letter(s) is terminated for a reason other than a breach by the Backstop Parties (among other exceptions), the Backstop Termination Payment, in each case, subject to Bankruptcy Court approval. The Equity Committee submitted a proposal for the Backstop Parties (including certain equity holders and other parties) to backstop the Rights Offering. The Backstop Parties have entered into the to the Backstop Commitment Letter pursuant to which the Backstop Parties have agreed to backstop the Rights Offering an amount of $37.1 million, in exchange for a Backstop Commitment Premium equal to 20% of the Backstop Commitment Amount, paid in New Common Interests at the Per Share Price, as well as other rights. The Backstop Commitment Letter also includes certain reasonable milestones, termination payments, and indemnifications. If the Backstop Commitment Letter is terminated due to a specified Termination Event (as defined in the Backstop Commitment Letter), the Backstop Parties shall receive the Termination Payment in an aggregate amount equal to 5% of the Backstop Commitment Amount.

[89]	The Celsius Settlement had a Cash benefit to the Debtors of $18.5 million and the Bitmain Transaction provided a $30 million reduction in anticipated Cash needs upon emergence.

During the Rights Offering Holders of Existing Common Interests will be able to exercise Subscription Rights to purchase New Common Interests at a discount, and in the event that less than the $55 million is timely, duly, and validly subscribed and paid for, such Holders can exercise their Oversubscription Rights to purchase additional New Common Interests.

The Debtors have filed a motion to approve the Backstop Commitment Letter (Docket No. 1383). Additional information regarding the procedures for exercising Subscription Rights or Oversubscription Rights can be found in the Rights Offering Procedures attached as Exhibit 15 to the motion to approve the Disclosure Statement (Docket No. 1384) as well as the supplement to the Backstop Motion (Docket No. 1415).

ii.	The Exit Facility

The Exit Lenders have agreed to provide the Exit Facility. As further detailed in the Exit Facility Term Sheet, an up to $80 million exit facility, comprised of (i) $40 million in new money delayed draw term loan commitments, including up to $20 million of which will be immediately available to satisfy Allowed DIP Claims, and (ii) a conversion of $40million in Convertible Notes Claims. The Exit Facility will, among other things, (w) provide the Initial Exit Lenders with a three percent (3%) premium payable in Cash or added to the principal amount of the Exit Facility, and all Exit Lenders will receive a non-refundable payment in the form of New Common Interests in an amount equal to the lesser of the quotient of (a) the ERO Shortfall (if any) multiplied by 1.2 and (b) Line 1 divided by 0.7 and two-percent (2%) of Plan Equity Value, (x) accrue interest at 9 percent (9%) per annum Cash with a 1 percent per annum (1%) Cash fee for amounts undrawn, (y) mature three (3) years following the Effective Date, and (z) (a) first-priority Liens on substantially all of the Reorganized Debtors’ assets, subject to exclusions to be agreed, including all bitcoin Miners acquired subsequent to the first $52.5 million of unencumbered bitcoin Miners purchased after the Effective Date, and (b) second-priority Liens on the first $52.5 million of unencumbered bitcoin Miners purchased after the Effective Date, loans the Miners secured by the Miner Equipment Lender Agreements, real estate mortgages, and M&M Liens.

The Exit Facility will be consummated pursuant to the Plan and the RSA Settlement.

Through the combination of the Rights Offering, the Exit Facility, the Celsius Settlement and the Bitmain Transaction, the Debtors have more than enough capital commitments in place to satisfy all capital needs required under the Debtors’ Business Plan.

VII.

TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

Except as set forth in the following paragraph, the offer, issuance, and distribution under the Plan of the New Secured Notes, the New Secured Convertible Notes, the New Warrants, the Contingent Payment Obligations, and the New Common Interests (including those issued upon the exercise of the New Warrants, upon the conversion of the New Secured Convertible Notes, on account of the Contingent Payment Obligations, if any) shall be exempt, pursuant to section 1145 of the Bankruptcy Code, without further act or action by any Entity, from registration under (i) the Securities Act and (ii) any state or local law requiring registration for the offer, issuance, or distribution of the Securities.

The offer, sale, issuance and distribution of the Rights Offering Shares to be issued pursuant to the Rights Offering and the Backstop Commitment Premium shall be exempt, pursuant to section 1145 of the Bankruptcy Code, without further act or action by any Entity, from registration under (i) the Securities Act and (ii) any state or local law requiring registration for the offer, sale, issuance and distribution of the Rights Offering Shares. The Backstop Shares shall be exempt, pursuant to section 4(a)(2) of the Securities Act and Regulation D thereunder, from registration under (i) the Securities Act and (ii) any state or local law requiring registration for the offer, issuance, or distribution of Securities.

A.	Section 1145 of the Bankruptcy Code Exemption and Subsequent Transfers

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or an interest in, the debtor or such affiliate, or principally in such exchange and partly for cash. Section 1145 of the Bankruptcy Code also exempts from registration (i) the offer of a security through any right to subscribe that is sold in the manner provided in the prior sentence, and (ii) the sale of a security upon the exercise of such right. In reliance upon this exemption, the New Secured Notes, the New Secured Convertible Notes, the Contingent Payment Obligations, the New Warrants (and the New Common Interests issued upon exercise of the New Warrants, the New Common Interests issued upon conversion of the New Secured Convertible Notes, and the New Common Interests issuable on account of the Contingent Payment Obligations, if any), and the New Common Interests issued under the Plan pursuant to section 1145 of the Bankruptcy Code, including the New Common Interests issued pursuant to the Rights Offering upon exercise of Subscription Rights or Oversubscription Rights (“1145 Securities”) will be exempt from the registration requirements of the Securities Act, and any other applicable securities laws. These securities may be resold without registration under the Securities Act pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, 1145 Securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who, except with respect to ordinary trading transactions, (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution or (d) is an issuer, as used in section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer.

“Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. The legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of a class of voting securities of a reorganized debtor may be presumed to be a “controlling person” and, therefore, an underwriter.

Notwithstanding the foregoing, control person underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permit the resale of securities received by such underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisers as to the availability of the exemption provided by Rule 144.

Transfers of 1145 Securities may be subject to the transfer provisions and other applicable provisions that may be set forth in the New Corporate Governance Documents.

B.	Section 4(a)(2) and Regulation D of the Securities Act Exemption and Subsequent Transfers

Section 4(a)(2) of the Securities Act provides that the issuance of securities by an issuer in transactions not involving a public offering is exempt from the registration requirements under the Securities Act. Regulation D is a non-exclusive safe harbor from the registration requirements promulgated by the SEC under section 4(a)(2) of the Securities Act. In reliance upon this exemption, the Backstop Shares will be issued under the Plan pursuant to section 4(a)(2) of the Securities Act or Regulation D thereunder, and will be exempt from registration under the Securities Act. Such securities will be considered “restricted securities” (within the meaning of Rule 144 under the Securities Act), will bear customary legends and transfer restrictions, and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as, under certain conditions, the resale provisions of Rule 144 under the Securities Act. Rule 144 provides a limited safe harbor for the public resale of restricted securities if certain conditions are met. These conditions vary depending on whether the holder of the restricted securities is an “affiliate” of the issuer (Rule 144 defines an affiliate of the issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer”).

* * * * *

Legends. To the extent certificated or issued by way of direct registration on the records of the Reorganized Debtors’ transfer agent, certificates evidencing the New Common Interests held by holders of 10% or more of the outstanding New Common Interests, or who are otherwise underwriters as defined in section 1145(b) of the Bankruptcy Code, will bear a legend substantially in the form below:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [•], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

The Debtors and Reorganized Debtors, as applicable, reserve the right to reasonably require certification, legal opinions or other evidence of compliance with Rule 144 as a condition to the removal of such legend or to any resale of such securities. The Debtors and Reorganized Debtors, as applicable, also reserve the right to stop the transfer of any such securities if such transfer is not in compliance with Rule 144, pursuant to an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws.

In any case, recipients of securities issued under or in connection with the Plan are advised to consult with their own legal advisers as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

* * * * *

Distributions of 1145 Securities made under the Plan may be made through the facilities of the Depository Trust Company (the “DTC”) in accordance with DTC’s customary practices; provided, that such New Common Interests will only be issued in accordance with DTC book-entry procedures if the same are permitted to be held through DTC’s book-entry system; provided, further, that to the extent that the 1145 Securities are not distributed pursuant to section 1145 of the Bankruptcy Code or eligible for distribution in accordance with DTC’s customary practices, the Debtors or Reorganized Debtors, as applicable, will take such reasonable actions as may be required to cause distributions of the 1145 Securities under the Plan.

To the extent the Reorganized Debtors reflect all or any portion of the ownership of the 1145 Securities through the facilities of DTC, the Reorganized Debtors shall not be required to provide any further evidence other than the Plan or Confirmation Order with respect to the treatment of such applicable portion of the 1145 Securities, and such Plan or Confirmation Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects.

DTC and all other Persons and Entities shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the 1145 Securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan or otherwise, no Person or Entity (including, for the avoidance of doubt, the DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the 1145 Securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services or, as applicable, validly issued, fully paid and non-assessable.

* * * * *

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE AND RULE 144 UNDER THE SECURITIES ACT, NONE OF THE DEBTORS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES AND THE CIRCUMSTANCES UNDER WHICH THEY MAY RESELL SUCH SECURITIES.

VIII.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF PLAN

The following discussion is a summary of certain U.S. federal income tax consequences of the consummation of the Plan to the Debtors and to certain holders of Claims and Existing Common Interests. The following summary does not address the U.S. federal income tax consequences to Holders of Claims who are paid in full in cash, unimpaired or deemed to reject the Plan, or to holders of Claims and Interests in their capacity as Backstop Parties under the Backstop Commitment Letter(s).

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), U.S. Treasury regulations (“Treasury Regulations”), judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties. The Debtors have not requested an opinion of tax counsel or its tax advisors or a ruling from the IRS with respect to any of the tax aspects of the contemplated transactions, and the discussion below is not binding upon the IRS or any court. No assurance can be given that the IRS will not assert, or that a court will not sustain, a contrary position than any position discussed herein.

This summary does not address state, local or non-U.S. income or other tax consequences of the Plan, nor does it address the U.S. federal income tax consequences of the Plan to special classes of taxpayers (e.g., non-U.S. persons, broker-dealers, mutual funds, small business investment companies, regulated investment companies, real estate investment trusts, banks and certain other financial institutions, insurance companies, tax-exempt entities or organizations, retirement plans, individual retirement and other tax-deferred accounts, holders that are, or hold their Claims or Existing Common Interests through, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, holders whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders in securities that mark-to-market their securities, certain expatriates or former long-term residents of the United States, persons who use the accrual method of accounting and report income on an “applicable financial statement,” persons subject to the alternative minimum tax or the “Medicare” tax on net investment income, and persons whose Claims are part of a straddle, hedging, constructive sale or conversion transaction or other integrated investment or who may hold both Claims and Existing Common Interests, and persons who received their Claim or Interest as compensation). In addition, this summary does not address the Foreign Account Tax Compliance Act or U.S. federal taxes other than income taxes.

The following discussion assumes that all Claims and Existing Common Interests, and any new debt or equity interests or other property issued or distributed pursuant to the Plan are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code (unless otherwise indicated), and that the various debt and other arrangements to which the Debtors are parties are respected for U.S. federal income tax purposes in accordance with their form.

The Debtors currently contemplate, and the following discussion also assumes, that (i) Reorganized Parent will be the existing Core Scientific, Inc. corporate entity (and not a reincorporated entity or a new entity), and will be the common parent of the post-emergence consolidated tax group, and (ii) each of the Reorganized Debtors that are currently treated as entities disregarded as separate from Core Scientific, Inc. for U.S. federal income tax purposes will continue to be disregarded as separate from Core Scientific, Inc. following the Effective Date (the “Current Structure”). Any deviations from the Current Structure could materially change the U.S. federal income tax consequences of the Plan to the Debtors, holders of Claims and holders of Existing Common Interests described herein.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances. All holders of Claims and Interests are urged to consult their own tax advisors for the U.S. federal, state, local and other tax consequences applicable under the Plan.

A.	Consequences to the Debtors

Each of the Debtors is either a member of an affiliated group of corporations that files consolidated U.S. federal income tax returns with Core Scientific, Inc. as the common parent (such group, the “Tax Group”) or an entity disregarded as separate from its owner for U.S. federal income tax purposes whose business activities and operations are reflected on the consolidated U.S. federal income tax returns of the Tax Group. The Debtors estimate that, as of December 31, 2022, the Tax Group had net operating loss (“NOL”) carryforwards of approximately $250 million (all of which are post-2017 NOLs that are subject to an 80% taxable income limitation) and certain other tax attributes. The Debtors expect the amount of their NOLs to increase as a result of operations for their 2023 taxable year (before taking into account the implementation of the Plan).

The Debtors do not believe that their ability to utilize their NOL carryforwards and other tax attributes is currently limited under section 382 of the Tax Code. However, certain equity trading activity and other actions could result in an ownership change of the Tax Group independent of the Plan, which could adversely affect the ability of the Debtors to utilize their tax attributes. In an attempt to minimize the likelihood of such an ownership change occurring prior to the Effective Date of the Plan, the Debtors obtained a final order from the Bankruptcy Court authorizing certain protective equity trading and worthless stock deduction procedures (Docket No. 7). The amount of the Tax Group’s NOL carryforwards and other tax attributes, and the extent to which any limitations might apply, remain subject to audit and adjustment by the IRS.

As discussed below, in connection with and as a result of the implementation of the Plan, the amount of the Tax Group’s NOL carryforwards, and possibly certain other tax attributes, may be reduced, though such reduction is not expected to be material. In addition, the subsequent utilization of the Tax Group’s NOL carryforwards and other tax attributes following the Effective Date may be restricted as a result of the implementation of the Plan or subsequent changes in the stock ownership of Reorganized Parent.

Effective for taxable years beginning after December 31, 2022, the Tax Code generally imposes a 15% corporate alternative minimum tax on corporations with book net income (subject to certain adjustments) exceeding on average $1 billion over any three-year testing period (the “New AMT”). The Debtors do not believe they are currently subject to the New AMT.

i.	Cancellation of Debt

In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes—such as NOL carryforwards and current year NOLs, capital loss carryforwards, tax credits, and tax basis in assets—by the amount of any cancellation of debt (“COD”) incurred pursuant to a confirmed chapter 11 plan. The amount of COD incurred is generally the amount by which the adjusted issue price of indebtedness discharged exceeds the sum of the amount of cash, the issue price of any debt instrument and the fair market value of any other property exchanged therefor. Certain statutory or judicial exceptions may apply to limit the amount of COD incurred for U.S. federal income tax purposes. If advantageous, the debtor can elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other Tax Attributes. Where the debtor joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury Regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the debtor and other members of the group must also be reduced. Any reduction in Tax Attributes in respect of COD generally does not occur until after the determination of the debtor’s net income or loss for the taxable year in which the COD is incurred.

Based on the Plan Value, the Debtors do not expect to incur material COD for U.S. federal income tax purposes as a result of the implementation of the Plan and, thus, do not expect that the Tax Group’s NOL carryforwards or other tax attributes will be meaningfully reduced as a result of any COD incurred. The amount of COD and resulting attribute reduction, however, will primarily depend on the fair market value of the New Common Interests and the issue price (as defined below) of the New Secured Notes, the New Secured Convertible Notes, and the Miner Equipment Lender Takeback Debt which will not be known with certainty until after the Effective Date.

ii.	Limitation of NOL Carryforwards and Other Tax Attributes

Following the Effective Date, the Debtors’ ability to utilize their NOL carryforwards and certain other tax attributes (“Pre-Change Losses”) may be subject to limitation under section 382 of the Tax Code. Any such limitation would apply in addition to, and not in lieu of, the reduction of tax attributes that results from COD arising in connection with the Plan and the 80% taxable income limitation on the use of NOL carryforwards.

Under section 382 of the Tax Code, if a corporation (or consolidated group) undergoes an “ownership change” and the corporation does not qualify for (or elects out of) the special bankruptcy exception in section 382(l)(5) of the Tax Code discussed below, the amount of its Pre-Change Losses that may be utilized to offset future taxable income generally are subject to an annual limitation. The issuance of the New Common Interests pursuant to the Plan may result in an ownership change of the Tax Group. The following addresses the limitations that may apply if an ownership change occurs as a result of the implementation of the Plan, or thereafter due to subsequent changes in the stock ownership of Reorganized Parent.

(a)	Annual Limitation

In the event of an ownership change, the amount of the annual limitation to which a corporation (or consolidated group) that undergoes an ownership change will be subject is generally equal to the product of (A) the fair market value of the stock of the corporation (or common parent of the consolidated group) immediately before the ownership change (with certain adjustments) multiplied by (B) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (e.g., 3.65% for ownership changes occurring in November 2023). For a corporation (or consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, the fair market value of the stock of the corporation is generally determined immediately after (rather than before) the ownership change after giving effect to the discharge of creditors’ claims, but subject to certain adjustments; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets. Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year.

In addition, if a loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change (taking into account most assets and items of “built-in” income, gain, loss and deduction), any built-in gains recognized (or, according to a currently effective IRS notice treated as recognized) during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its Pre-Change Losses against such built-in gain income in addition to its regular annual allowance. Alternatively, if a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change, then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as Pre-Change Losses and similarly will be subject to the annual limitation. In general, a loss corporation’s (or consolidated group’s) net unrealized built-in gain or loss will be deemed to be zero unless the actual amount of such gain or loss is greater than the lesser of (1) $10 million or (2) fifteen percent of the fair market value of its assets (with certain adjustments) before the ownership change.

If a corporation (or consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s Pre-Change Losses (absent any increases due to the recognition of any built-in gains as of the time of the ownership change).

(b)	Special Bankruptcy Exception

A special bankruptcy exception to the foregoing annual limitation rules, in section 382(l)(5) of the Tax Code, generally applies when shareholders and “qualified creditors” of a debtor corporation in chapter 11 receive, in respect of their equity interests or claims (as applicable), at least fifty percent (50%) of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan of reorganization. Under this exception, a debtor’s Pre-Change Losses are not subject to the annual limitation. However, if this exception applies, the debtor’s Pre-Change Losses generally will be reduced by the amount of any interest deductions claimed during the three taxable years preceding the taxable year that includes the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. Also, if the reorganized debtor thereafter undergoes another “ownership change” within two years, the annual limitation with respect to such later ownership change would be zero, effectively precluding any future use of their Pre-Change Losses. A debtor that qualifies for this exception may, if it desires, elect not to have the exception apply and instead remain subject to the annual limitation described above. The Debtors have not determined whether or not this exception will apply in connection with the Plan. Accordingly, it is possible that the Debtors will not qualify for this exception or that the Debtors will elect not to apply this exception.

iii.	Potential Limitations on Interest Deductions

In addition to the general limitations on the deductibility of interest under the Tax Code, such as the 30% income limitation under section 163(j) of the Tax Code with respect to business interest expense, section 163(l) of the Tax Code disallows a deduction for interest paid or accrued with respect to a “disqualified debt instrument.” A disqualified debt instrument includes any indebtedness of a corporation if, when issued, (i) a substantial amount of the principal or interest is required to be paid or converted, or at the option of the issuer or a related party is payable in, or convertible into, equity of such corporation, a related person or equity held by such corporation or related person in any other person, (ii) a substantial amount of the principal or interest is required to be determined, or at the option of the issuer or a related party is determined, by reference to the value of such equity, or (iii) the indebtedness is part of an arrangement which is reasonably expected to result in a transaction described in clause (i) or (ii). For this purpose, principal or interest is treated as required to be so paid, converted or determined if it may be required at the option of the holder or a related party and there is a “substantial certainty” that the option will be exercised.

Pursuant to the current terms of the New Secured Convertible Notes, the Debtors may pay a portion of the interest in stock and, under certain circumstances, require the conversion of such notes into stock. In addition, a holder of the New Secured Convertible Notes may at its option convert the notes into stock. The proper application of section 163(l) in the case of the New Secured Convertible Notes is subject to varying interpretations. However, based on the current terms of the New Secured Convertible Notes, the Debtors expect that section 163(l) will disallow the deductibility of interest with respect to the New Secured Convertible Notes.

B.	Consequences to Holders of Certain Allowed Claims

The following discusses certain U.S. federal income tax consequences of the implementation of the Plan to holders of Allowed April Convertible Notes Secured Claims, Allowed August Convertible Notes Secured Claims, Allowed Miner Equipment Lender Secured Claims, Allowed M&M Lien Secured Claims, Allowed Secured Mortgage Claims, and Allowed General Unsecured Claims. Consequences to holders of Allowed Section 510(b) Claims are addressed below in section (VIII)(C). The below discussion does not address holders of Allowed M&M Lien Secured Claims for which the Reorganized Debtors would be required to make payments under the M&M Lien Takeback Debt to a person other than the holder of such M&M Lien Secured Claim.

Pursuant to the Plan, in full and final satisfaction, settlement, release, and discharge of their Claims:

(i)

Holders of Allowed Convertible Notes Secured Claims will receive New Secured Notes, New Secured Convertible Notes, New Common Interests, Contingent Payment Obligations, and Holders of Allowed Convertible Notes Secured Claims that are also Exit Lenders shall have its distribution of New Common Interests pursuant to the to the Convertible Noteholders Equity Distribution reduced on a dollar-for-dollar basis in the amount of its respective share of the Designated Amount, on account of such Holder’s respective distribution of Contingent Payment Obligations for first lien delayed draw term loans under the Exit Credit Agreement (the “Takeback Term Loans”). For U.S. federal income tax purposes, the Debtors intend to treat such Takeback Terms Loans as part of the consideration directly received in respect of the Holder’s Allowed Convertible Notes Claims.

(ii)

Holders of Allowed Miner Equipment Lender Secured Claims will receive depending on the election option chosen or the default option, either (a) New Common Interests or (b) such Holder’s applicable Miner Equipment Lender Takeback Debt, and, for any deficiency (except for a Holder electing the Miner Equipment Lender Treatment Election 2), an Allowed Miner Equipment Lender Deficiency Claim treated as an Allowed General Unsecured Claim,

(iii)	Holders of Allowed M&M Lien Secured Claims will receive M&M Lien Takeback Debt,

(iv)	Holders of Secured Mortgage Claims will receive Mortgage Takeback Debt or Cash, and

(v)	Holders of Allowed General Unsecured Claims will receive New Common Interests.

The discussion of the U.S. federal income tax consequences of the receipt and ownership of the respective debt instruments is based on the principal terms of such debt as currently described in the Plan (and thus, among other things, assumes, except as otherwise discussed below, that none of the respective debt instruments constitute “contingent payment debt obligations” for U.S. federal income tax purposes). Accordingly, depending on the final terms of the respective debt instruments, the U.S. federal income tax treatment of U.S. Holders could vary materially from that described herein. For ease of description, the New Secured Notes, the New Secured Convertible Notes, the Takeback Term Loans, the Miner Equipment Lender Takeback Debt, the Mortgage Takeback Debt and the M&M Lien Takeback Debt are collectively referred to as (the “New Debt”).

As used throughout the tax discussion, the term “U.S. Holder” means a beneficial owner of an Allowed Claim or Existing Common Interest that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement taxable as a partnership for U.S. federal income tax purposes holds such Claims (or Existing Common Interests), the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in such a partnership holding any Claims or Existing Common Interests, you should consult your own tax advisor.

i.	Taxable Exchange

In general, a U.S. Holder of an Allowed Claim will recognize gain or loss equal to the difference, if any, between (i) the sum of the “issue price” of any New Debt, the fair market value of any New Common Interests and Contingent Payment Obligations, and/or the amount of any Cash received in respect of its Claim (other than any consideration received in respect of a Claim for accrued but unpaid interest and possibly accrued OID) and (ii) the U.S. Holder’s adjusted tax basis in its Claim (other than any tax basis attributable to accrued but unpaid interest and possibly accrued OID). It is expected that the issue price of any New Debt will be equal to the principal amount of such debt, other than possibly the New Secured Notes, the New Secured Convertible Notes, the Takeback Term Loans and the Miner Equipment Lender Takeback Debt which may equal or approximate the fair market value of the debt. See section (VIII)(B)(iv)(b) (“Issue Price of New Debt (Other than Takeback Term Loans)”) and section (VIII)(B)(iv)(c) (“Issue Price of Takeback Term Loans”). A U.S. Holder of a Claim will have ordinary interest income to the extent of any consideration allocable to accrued but unpaid interest or accrued OID not previously included in income. See section (VIII)(B)(ii) below (“Distributions in Discharge of Accrued Interest or OID”). For a discussion of the character of any gain or loss, see section (VIII)(B)(iii) below (“Character of Gain or Loss”).

This discussion assumes that neither the Allowed April Convertible Notes Secured Claims nor Allowed August Convertible Notes Secured Claims are considered “securities” for U.S. federal income tax purposes because, among other things, each such debt obligation had a weighted average maturity at issuance of less than five (5) years. Whether a debt instrument constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended. If such a Claim were treated as a “security” the U.S. federal income consequences to a U.S. Holder thereof would be materially different from that described herein. Accordingly, holders of such Claims are urged to consult their own tax advisors regarding the appropriate status for U.S. federal income tax purposes of such Claims.

A Holder of an Allowed Convertible Notes Secured Claim may receive additional distributions of New Common Interests in respect of such Claim following the Effective Date pursuant to the Incremental Convertible Noteholders Equity Distribution. Accordingly, it is possible that the recognition of any loss realized by a U.S. Holder with respect to an Allowed Convertible Notes Secured Claim may be deferred until the condition precedent for such distribution occurs (i.e., a Final Order approving the Professional Fee Claims of the Equity Committee). Alternatively, it is possible that a U.S. Holder will have additional gain in respect of any additional distributions received pursuant to the Incremental Convertible Noteholders Equity Distribution. In addition, a U.S. Holder may have imputed interest income with respect to such distribution. The discussion herein assumes that the installment method does not apply, either because the exchange is not eligible or because the U.S. Holder elects out of such treatment.

A U.S. Holder of an Allowed Claim generally will have a tax basis in any New Debt, New Common Interests or Contingent Payment Obligations received in satisfaction of its Claim equal to the issue price of such debt or the fair market value of the New Common Interests or Contingent Payment Obligations received. The U.S. Holder’s holding period in each should begin on the day following the Effective Date, subject to, in the case of U.S Holders of Convertible Notes Secured Claims, the discussion of the “straddle” rules below in section (VIII)(B)(vi) (“Ownership and Disposition of Contingent Payment Obligations”).

ii.	Distributions in Discharge of Accrued Interest or OID

In general, to the extent that any consideration received pursuant to the Plan by a U.S. Holder of an Allowed Claim is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the U.S. Holder as interest income (if not previously included in the U.S. Holder’s gross income). Conversely, a U.S. Holder may be entitled to recognize a loss to the extent any accrued interest claimed or accrued OID was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a “security” of a corporate issuer in an otherwise tax-free exchange could not claim a current deduction with respect to any unpaid OID. Accordingly, it is unclear whether, by analogy, any U.S. holder of an Allowed Claim that does not constitute a “security” would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

The Plan provides that, except as otherwise provided therein or as otherwise required by law (as reasonably determined by the Reorganized Debtors), distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for U.S. federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim (in contrast, for example, to a pro rata allocation of a portion of the exchange consideration received between principal and interest, or an allocation first to accrued but unpaid interest). See section 6.17 of the Plan. There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes. U.S. Holders of Allowed Claims are urged to consult their own tax advisor regarding the allocation of consideration received under the Plan, as well as the deductibility of accrued but unpaid interest (including OID) and the character of any loss claimed with respect to accrued but unpaid interest (including OID) previously included in gross income for U.S. federal income tax purposes.

iii.	Character of Gain or Loss

The character of any gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss of a U.S. Holder will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether such Claim was acquired at a market discount and whether and to what extent the holder previously claimed a bad debt deduction with respect to such Claim.

A U.S. Holder of Claims that purchased its Claims from a prior holder at a “market discount” (relative to the principal amount or “revised issue price”, as described below, of the Claims at the time of acquisition) may be subject to the market discount rules of the Tax Code. A holder that purchased its Claim from a prior holder will be considered to have purchased such Claim with “market discount” if the holder’s adjusted tax basis in its Claim is less than the stated redemption price at maturity (or, in the case of Convertible Notes Secured Claims or any other Claim issued with OID, the “revised issue price”, i.e., generally, the issue price of such Claim plus the aggregate amount of OID includible in the income of prior holders) of such Claim by at least a statutorily defined de minimis amount. Under these rules, any gain recognized on the exchange of Claims (other than in respect of a Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the holder, on a constant yield basis) during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued. If a holder of Claims did not elect to include market discount in income as it accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of the exchange.

iv.	Ownership and Disposition of New Debt

As previously indicated, the discussion of the U.S. federal income tax consequences of the receipt and ownership of the New Debt is based on the principal terms of such debt as currently described in the Plan (and thus, among other things, assumes, except as otherwise discussed below, that none of the respective debt instruments constitute “contingent payment debt obligations” for U.S. federal income tax purposes).

(a)	Potential Treatment of New Secured Notes as Contingent Payment Debt Instruments

It is possible that the New Secured Notes may be treated as “contingent payment debt instruments” under applicable Treasury Regulations due to the expected provisions in such notes requiring the mandatory early repayment of principal upon the occurrence of certain contingencies relating to dispositions of collateral and the exercise of certain of the New Warrants. Ultimately, the determination of whether the New Secured Notes are treated as contingent payment debt instruments depends on the facts and circumstances at the time of issuance.

Among other exceptions, the New Secured Notes generally should not be treated as contingent payment debt instruments if they qualify as “fixed yield” debt instruments under applicable Treasury Regulations. This generally should be the case if the New Secured Notes have an issue price equal their stated principal amount. However, the issue price of the New Secured Notes will not be known with certainty until following the Effective Date. See section (VIII)(B)(iv)(b) below (“Issue Price of New Debt (Other than Takeback Term Loans)”). Even if the New Secured Notes do not qualify for the “fixed yield” exception, they should nonetheless still not be treated as contingent payment debt instruments if the contingencies thereunder are “remote” or “incidental”, or if the New Secured Notes are subject to the rules under applicable Treasury Regulations governing debt instruments with “alternative payment schedules”.

Because the Debtors currently anticipate that one or more of the exceptions referenced above should apply, the Debtors do not currently anticipate treating the New Secured Notes as contingent payment debt instruments. However, the Debtors’ treatment of the New Secured Notes is not binding on the IRS, and there can be no assurance that the IRS will not take a contrary position. Accordingly, U.S. Holders of Allowed Convertible Notes Secured Claims are urged to consult their own tax advisors regarding the possible application of the rules governing contingent payment debt instruments.

(b)	Issue Price of New Debt (Other than Takeback Term Loans)

The “issue price” of each issue of New Debt (other than Takeback Term Loans) depends on whether, at any time during the 31-day period ending 15 days after the Effective Date, such New Debt or a substantial amount of the Claims exchanged therefor are considered traded on an “established market.” Pursuant to applicable Treasury Regulations, an “established market” need not be a formal market. It is sufficient if there is a readily available sales price for an executed purchase or sale of such New Debt or the Claims exchanged therefor, or if there is one or more “firm quotes” or “indicative quotes” with respect to such New Debt or Claims exchanged therefor, in each case, as such terms are defined in applicable Treasury Regulations. However, a debt instrument will not be treated as traded on an established market under the “small debt issues” exception if at the applicable time the outstanding stated principal amount of the issue that includes such debt instrument does not exceed $100 million.

If any issue of New Debt (other than Takeback Term Loans) received is considered traded on an established market, the issue price of such New Debt for U.S. federal income tax purposes will equal its fair market value as of the Effective Date. If an issue of New Debt (other than Takeback Term Loans) is not considered traded on an established market but a substantial amount of the Claims exchanged therefor are so treated, the issue price of such New Debt for U.S. federal income tax purposes will be based on the fair market value of the Claims exchanged therefor as adjusted to take into account the receipt of any New Common Interests (or other property) received in the same exchange. If neither the New Debt (other than Takeback Term Loans) nor a substantial amount of the Claims exchanged therefor are considered traded on an established market, the issue price of such New Debt for U.S. federal income tax purposes generally will be its stated principal amount.

Other than the New Secured Notes, the Miner Equipment Lender Takeback Debt, Takeback Term Loans (the issue price of which is discussed immediately below) and the New Secured Convertible Notes, the Debtors expect that the New Debt received will have an issue price equal to its stated principal amount (due to the application of the “small debt issues” exception as to the New Debt received and the Claims exchanged therefor). If the Debtors determine that the New Secured Notes, the New Secured Convertible Notes, or the Claims exchanged therefor or the Miner Equipment Lender Takeback Debt are considered traded on an established market, such determination and the determination of issue price will be binding on a holder unless such holder discloses, on a timely-filed U.S. federal income tax return for the taxable year that includes the Effective Date, that such holder’s determination is different from the Debtors’ determination, the reasons for such holder’s different determination and, if applicable, how such holder determined the fair market value.

(c)	Issue Price of Takeback Term Loans

The Holders of Allowed Convertible Notes Secured Claims that will receive the Takeback Term Loans are those holders that have committed to make new loans under the Exit Credit Agreement (the “New Money Loans”) which loans will have the same terms as the Takeback Term Loans. Assuming that, as expected, the New Money Loans are funded in part on the Effective Date, then for purposes of determining the issue price of the Takeback Term Loans and the New Money Loans the Takeback Term Loans and the New Money Loans will likely be treated as a single integrated debt instrument issued in exchange for Cash and Allowed Convertible Notes Secured Claims. It is uncertain under applicable Treasury Regulations how the issue price of a debt instrument issued in exchange for Cash and property is determined. However, where a “substantial” amount of the Takeback Term Loans are considered (i) as issued for Cash, or (ii) as issued for Allowed Convertible Notes Secured Claims that are treated as traded on an “established market” (as discussed in the preceding section), the issue price of the Takeback Term Loans should equal or approximate the aggregate fair market value of the consideration paid for the debt (e.g., the amount Cash paid therefor, plus the fair market value of all Allowed Convertible Notes Claims exchanged therefor, less any fees or similar payments that are treated as reducing the issue price of a debt instrument for U.S. federal income tax purposes). Alternatively, if a substantial amount of the Takeback Terms Loans are not considered issued for Cash and not considered as issued for Allowed Convertible Notes Secured Claims that are treated as traded on an “established market,” the issue price of the Takeback Terms Loans generally will be their stated principal amount. Following the Effective Date, the Debtors will determine the issue price of the Takeback Term Loans. Such determination will be binding on a holder unless the holder discloses, on a timely-filed U.S. federal income tax return for the taxable year that includes the Effective Date, that such holder’s determination is different from the Debtors’ determination, the reasons for such holder’s different determination and, if applicable, how such holder determined the fair market value.

(d)	Payments of Qualified Stated Interest on New Debt

Payments of qualified stated interest on the New Debt generally should be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes. Qualified stated interest generally means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or a single qualified floating rate.

(e)	Computation, Accrual and Amortization of OID

A debt instrument will be treated as issued with OID for U.S. federal income tax purposes if the “stated redemption price at maturity” exceeds its “issue price” by an amount equal to or more than a statutorily defined de minimis amount (generally, 0.25% multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity). The “stated redemption price at maturity” of a debt instrument is the total of all payments to be made under such debt instrument other than qualified stated interest, and thus will include a portion of the stated interest if not all interest is required to be paid at a fixed (or qualified floating) annual rate in cash.

Other than the New Secured Notes, the New Secured Convertible Notes, Takeback Term Loans and certain of the Miner Equipment Lender Takeback Debt, none of the New Debt is expected to be issued with OID for U.S. federal income tax purposes. The New Convertible Secured Notes and certain of the Miner Equipment Lender Takeback Debt will be considered issued with OID. Whether the New Secured Notes and Takeback Term Loans will be considered to be issued with OID will depend on their issue price which may not be known with certainty until after the Effective Date.

The amount of OID that a U.S. Holder of a debt must include in income will be determined under the applicable Treasury Regulations based upon the following assumptions: (i) no election to call the debt will be made and (ii) interest will be accrued, rather than paid in cash, in a manner to minimize the yield on the debt. These assumptions are made solely for U.S. federal income tax purposes and do not constitute a representation by the Debtors regarding the actual amounts, or timing thereof, that will be paid on New Debt that is issued with OID. If the assumptions made are contrary to actual circumstances (a “change in circumstances”), then solely for purposes of determining the amount of OID, such New Debt will be treated as retired and reissued on the date of the change in circumstances for an amount equal to its “adjusted issue price” (as defined below). In addition, OID will include the portion of stated interest that is payable in kind (i.e., the portion that is not qualified stated interest) regardless of whether such interest is actually paid in kind.

A U.S. Holder generally must include OID in gross income on an annual basis under the “constant yield method” without regard to its regular method of accounting for U.S. federal income tax purposes. The amount of OID includible in income for a taxable year by a U.S. Holder generally will equal the sum of the “daily portions” of the total OID on the debt for each day during the taxable year (or portion thereof) on which such U.S. Holder held the debt. Generally, to determine the daily portions of the OID, the amount of OID allocable to an accrual period is determined, and a ratable portion of such OID is allocated to each day in the accrual period. An accrual period may be of any length and the length of the accrual periods may vary over the life of the debt, provided that no accrual period may be longer than one year and each scheduled payment of interest or principal on the debt must occur on either the first day or last day of an accrual period. The amount of OID allocable to each accrual period generally will equal (i) the product of (x) the “adjusted issue price” of the debt at the beginning of such accrual period and (y) its “yield to maturity” less (ii) any qualified stated interest payments allocable to the accrual period.

The “adjusted issue price” of the debt at any time generally will equal the original issue price, increased by the total OID accrued for each prior accrual period and decreased by the amount of payments made on such debt (other than qualified stated interest). The “yield to maturity” of the debt will be the discount rate that, when used in computing the present value of all principal and interest payments to be made on the debt produces an amount equal to the original issue price.

The rules regarding the determination of OID are complex and, as indicated above, the discussion herein is based on the principal terms the New Debt as currently described in the Plan (and thus, among other things, assumes, subject to the discussion above in section (VIII)(B)(iv)(a) (“Potential Characterization of New Secured Notes”), that none of the respective debt instruments constitute “contingent payment debt obligations” for U.S. federal income tax purposes). Accordingly, U.S. Holders are urged to consult their own tax advisors regarding the application of the OID rules.

(f)	Conversion of New Secured Convertible Notes

The New Secured Convertible Notes will be convertible into New Common Interests. In general, the conversion of such notes into New Common Interests will not be a taxable event, a U.S. Holder’s tax basis in the New Common Interests received upon a conversion of the New Secured Convertible Notes will equal the tax basis of the New Secured Convertible Notes that were converted and the U.S. Holder’s holding period for the New Common Interests received will include the U.S. Holder’s holding period for the New Secured Convertible Notes converted.

(g)	“Constructive Distributions” on New Secured Convertible Notes

The exercise price of the New Secured Convertible Notes and the exercise price of the New Warrants will be adjusted in certain circumstances. Under section 305 of the Tax Code, certain transactions that effect an increase in the proportionate interest of a shareholder in the corporation’s assets are treated as creating deemed distributions to such shareholder in respect of such “stock” interest, including certain “anti-dilution” adjustments to the exercise price or conversion ratio of a right to acquire stock in the corporation. For this purpose, a holder of a right to acquire stock from the corporation, including a holder of convertible securities of the corporation, is treated as a deemed shareholder in the corporation.

Any deemed distribution to U.S. Holders of New Secured Convertible Notes resulting from an adjustment in the conversion ratio or exercise price of the New Secured Convertible Notes that are convertible into New Common Interests or from an inadequate adjustment in the exercise price of the New Warrants (thereby increasing the proportionate equity interests of the New Secured Notes in the corporation’s assets) will be taxed, and reported to the IRS, in the same manner as an actual distribution made by a corporation to its shareholders. U.S. Holders should consult their tax advisors as to the tax consequences of receiving deemed distributions.

(h)	Sale or Other Taxable Disposition

U.S. Holders generally will recognize capital gain or loss upon the sale, redemption or other taxable disposition of the New Debt in an amount equal to the difference between (i) the sum of the cash plus the fair market value of any property received from such disposition (other than amounts attributable to accrued but unpaid stated interest, which will be taxable as ordinary income for U.S. federal income tax purposes to the extent not previously so taxed) and (ii) the U.S. Holder’s adjusted tax basis in the New Debt. Generally, a U.S. Holder’s adjusted tax basis will be equal to its initial tax basis in such obligation increased by any OID previously included in income, and reduced by cash payments received on such obligation other than payments of qualified stated interest. Any capital gain or loss generally should be long-term if the U.S. Holder’s holding period for the New Debt is more than one year at the time of disposition. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital loss is subject to significant limitations.

v.	Disposition of New Common Interests by U.S. Holders

In general, unless a nonrecognition provision applies to a future disposition (and, with respect to U.S. Holders of Allowed Convertible Notes Claims, subject to the discussion of the “straddle” rules below in section (VIII)(B)(vi) “Ownership and Disposition of Contingent Payment Obligations”), U.S. Holders generally will recognize capital gain or loss upon the sale or exchange of the New Common Interests in an amount equal to the difference between (i) the sum of the cash and the fair market value of any property received from such disposition and (ii) the holder’s adjusted tax basis in the New Common Interests held. Any such gain or loss generally should be long-term capital gain or loss if the U.S. Holder’s holding period in its New Common Interests is more than one year at the time of disposition. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital loss is subject to significant limitations.

However, any gain recognized by a U.S. Holder upon a disposition of the New Common Interests received in exchange for its Claim (or any stock or property received for such New Common Interests in a later tax-free exchange) generally will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any ordinary loss deductions previously claimed as a result of the write-down of the Claim, decreased by any income (other than interest income) recognized by the U.S. Holder upon exchange of the Claim, and (ii) with respect to a cash-basis U.S. Holder and in addition to clause (i) above, any amounts which would have been included in its gross income if the holder’s Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

vi.	Ownership and Disposition of Contingent Payment Obligations

The U.S. federal income tax treatment of the Contingent Payment Obligations is subject to significant uncertainty, and depends, in part, on whether the Contingent Payment Obligations are treated, for U.S. federal income tax purposes, as a contingent payment debt instrument, as equity of Reorganized Parent or as a separate (non-equity) property right. Treatment as a contingent payment debt instrument is unlikely because the amount payable with respect to the Contingent Payment Obligations is entirely contingent upon future events. Treatment as an equity interest of Reorganized Parent is also unlikely because the Contingent Payment Obligations protect against a decline in the value of the stock of Reorganized Parent, rather than participating in the growth of the corporation. Accordingly, the Debtors intend to treat the Contingent Payment Obligations as a separate (non-equity) property right.

The U.S. federal income tax treatment of payments received under Contingent Payment Obligations treated as separate (non-equity) property rights is not entirely clear. Subject to the “straddle” rules described below, one possibility is that future payments on the Contingent Payment Obligations first would reduce a U.S. Holder’s tax basis in the Contingent Payment Obligation (but not below zero) and thereafter result in gain to such U.S. Holder, and if no payments are ever received on the Contingent Payment Obligation, or the aggregate payments received is less than such U.S. Holder’s tax basis in its Contingent Payment Obligation, the U.S. Holder generally would recognize a capital loss. Where the U.S. Holder terminates all of its rights under the Contingent Payment Obligation, any gain attributable to a payment thereunder generally should be treated as capital gain pursuant to section 1234A of the Tax Code. It is not clear whether gain attributable to a payment under the Contingent Payment Obligation where such termination does not occur would be characterized as capital gain or ordinary income.

Upon the sale or exchange of the Contingent Payment Obligations, a U.S. Holder generally will recognize capital gain or loss (which may be limited under the “straddle” rules described below) in an amount equal to the difference between the cash paid in respect of the Contingent Payment Obligation and the U.S. Holder’s adjusted tax basis in the Contingent Payment Obligation. Any capital gain of a U.S. Holder will be long-term if the U.S. Holder’s holding period in the Contingent Payment Obligation is more than one year at the time of payment, lapse, sale or exchange (after taking into account the potential application of the “straddle” rules described below).

Open transaction treatment may in some cases be possible for certain instruments that are not readily tradable and whose fair market value is sufficiently uncertain at issuance. However, the Contingent Payment Obligations are intended to be readily tradable and are expected to have a reasonably ascertainable fair market value on the Effective Date.

The straddle rules potentially may apply while a U.S. Holder holds both Contingent Payment Obligations and New Common Interests. The applicability of these rules may affect the timing of when a loss is recognized in connection with a (i) disposition of New Common Interests or (ii) lapse or disposition of Contingent Payment Obligations. The straddle rules may also affect the applicable holding periods of New Common Interests or Contingent Payment Obligations. Additionally, for purposes of the dividends received deduction, the holding period of the New Common Interests generally may not include periods in which a corporate U.S. Holder held Contingent Payment Obligations.

U.S. Holders are urged to consult their tax advisor regarding the U.S. federal income tax treatment of the Contingent Payment Obligations (including payments thereon, and the lapse or disposition thereof) and the potential application of the straddle rules.

C.	Consequences to Holders of Section 510(b) Claims

Pursuant to the Plan, Holders of Allowed Section 510(b) Claims will receive, in full and final satisfaction, settlement, release, and discharge of their Claims, (i) New Common Interests, (ii) New Warrants and (iii) in lieu of Subscription Rights, either Cash, additional New Common Interests, additional New Warrants, or some combination thereof. The U.S. federal income tax treatment of the Allowed Section 510(b) Claims by a U.S. Holder is complex and will depend on, among other things, whether or not the holder receives Cash (in addition to receiving New Common Interests and New Warrants), the nature of such holder’s Claims, whether the holder continues to hold the equity underlying such Claims, whether the holder is the original holder thereof, and the extent to which, if at all, the holder has previously claimed a loss in respect of its Claims. U.S. Holders of Allowed Section 510(b) Claims are urged to consult their own tax advisors as to the U.S. federal income tax consequences to them of receiving New Common Interests, New Warrants and, if any, Cash, including the extent to which any recovery may or may not be taxable (for example, in the case of a prior U.S. Holder of Existing Equity Interests, it is possible that the receipt of New Common Interests and New Warrants might be treated as a tax-free recapitalization or similar non-recognition transaction for U.S. federal income tax purposes (except if such holder would also receive Cash, in which case such holder may recognize gain (but not loss) to the extent of the amount of any Cash received)) and the character of any income or loss. For a discussion of the U.S. federal income tax treatment of the ownership and disposition of New Warrants, see section (VIII)(D)(iii) below (“Ownership and Disposition of New Warrants”).

In the event of the subsequent disallowance of any Disputed General Unsecured Claim or Disputed Section 510(b) Claim after the Effective Date or in the event that certain New Common Interests otherwise distributable to holders of Unvested RSUs and Stock Options are forfeited by such holders, a U.S. Holder of a Section 510(b) Claim may receive additional distributions in respect of its Claim. In the event that the exchange by Holders of Allowed Section 510(b) Claims for consideration under the Plan does not constitute a tax-free recapitalization or similar non-recognition transaction, it is possible that the recognition of any loss realized by a Holder with respect to an Allowed General Unsecured Claim may be deferred until all Disputed General Unsecured Claims are fully resolved and all such New Common Interests otherwise distributable to holders of Unvested RSUs and Stock Options are either received or forfeited. Alternatively, it is possible that a U.S. Holder that receives consideration under the Plan in a transaction that is taxable in whole or in part (including, a recapitalization or similar non-recognition transaction where Cash is received) will have additional gain in respect of any additional distributions received due to the disallowance of a Disputed General Unsecured Claim or forfeiting of New Common Interests by holders of Unvested RSUs or Stock Options. In addition, a U.S. Holder may have imputed interest income with respect to such distribution even with respect to a U.S. Holder of a Section 510(b) Claim who recovery is treated as receiving its recovery in a tax-free recapitalization or similar non-recognition transaction.

D.	Consequences to Holders of Existing Common Interests

Pursuant to the Plan, Holders of Existing Common Interests will receive in exchange for their Existing Common Interests New Common Interests, Subscription Rights, and the New Warrants.

i.	Tax Treatment of Exchange

Based on the anticipated terms of Reorganized Parent’s certificate of incorporation, it is expected that the exchange by holders of Existing Common Interests for the consideration under the Plan will qualify as a “recapitalization” for U.S. federal income tax purposes. So treated, U.S. Holders generally will not recognize any gain or loss upon the exchange of their Existing Common Interests, except with respect to any imputed interest as discussed below. For a discussion of the U.S. federal income tax treatment of the Subscription Rights, see the next section.

A U.S. Holder’s aggregate tax basis in its New Common Interests, Subscription Rights, and New Warrants generally will equal such U.S. Holder’s adjusted tax basis in its Existing Common Interests. Such U.S. Holder’s holding period in the New Common Interests, Subscription Rights, and New Warrants generally will include its holding period in its Existing Common Interests.

In the event that such exchange by a U.S. Holder does not qualify as a “recapitalization” for U.S. federal income tax consequences, the tax consequences of such exchange may differ materially from those described above, including that the Subscription Rights and New Warrants received by a holder could be taxable as a dividend to the extent of the Reorganized Parent’s current and accumulated earnings and profits (if any), with any excess first reducing such U.S. Holder’s tax basis in its New Common Interests (but not below zero), and thereafter giving rise to gain from the sale or exchange of property.

In the event of the subsequent disallowance of any Disputed General Unsecured Claim or Disputed Section 510(b) Claim after the Effective Date or in the event that certain New Common Interests otherwise distributable to holders of Unvested RSUs and Stock Options are forfeited by such holders, a U.S. Holder of Existing Common Interests may receive additional distributions in respect of its Claim. In such instance, the imputed interest provisions of the Tax Code may apply to treat a portion of such additional distributions as imputed interest. Any such imputed interest would be taxable to the holder as ordinary income, even if the exchange is otherwise treated as a tax-free recapitalization.

As discussed above under section (VIII)(B)(iv)(g) (“Constructive Distributions” on New Secured Convertible Notes), certain transactions that effect an increase in the proportionate interest of a shareholder in a corporation’s assets are treated as creating deemed distributions to such shareholder in respect of its stock. It is possible that an inadequate adjustment in the conversion ratio or exercise price of the New Secured Notes that are convertible into New Common Interests or in the exercise price of the New Warrants could cause such a deemed distribution to U.S. Holders of New Common Interests. U.S. Holders should consult their own tax advisors as to the tax consequences of receiving deemed distributions.

ii.	Treatment of Right to Participate in Rights Offering

The characterization of a Subscription Right and its subsequent exercise for U.S. federal income tax purposes – as the exercise of an option to acquire a portion of the New Common Interests or, alternatively, as an integrated transaction pursuant to which the New Common Interests are acquired directly in the exchange – is uncertain.

Regardless of the characterization of a Subscription Right for U.S. federal income tax purposes, a U.S. Holder of Existing Common Interests generally would not recognize any gain or loss upon the exercise of such right. A U.S. Holder’s aggregate tax basis in the New Common Interests received upon exercise of a Subscription Right should be equal to the sum of (i) the amount paid for the New Common Interests and (ii) the Holder’s tax basis, if any, in either (a) the Subscription Rights, or (b) under an integrated transaction analysis, any New Common Interests received pursuant to the exercise of a Subscription Right.

In general, a U.S. Holder’s holding period in the New Common Interests received upon the exercise of a Subscription Right that is respected as an option generally should commence the day following the Effective Date. However, under an integrated transaction analysis, and assuming the exchange qualifies as a “recapitalization” for U.S. federal income tax purposes, a U.S. Holder’s holding period in the New Common Interests received upon the exercise of a Subscription Right (other than the portion attributable to the amount paid for the New Common Interests) generally will include its holding period in the Existing Common Interests.

It is uncertain whether a U.S. Holder that receives but does not exercise its Subscription Rights should be treated as receiving anything of additional value in respect of its Existing Common Interests. If the U.S. Holder is treated as having received a Subscription Right of value (despite its subsequent lapse), such that it obtains a tax basis in the right, the U.S. Holder generally would recognize a loss to the extent of the U.S. Holder’s tax basis in the Subscription Right. In general, such loss would be a capital loss, long-term or short-term, depending upon whether the requisite holding period was satisfied (which, assuming that the transaction qualified as a “recapitalization” for U.S. federal income tax purposes should include the holding period of the Existing Common Interests exchanged therefor).

iii.	Ownership and Disposition of New Warrants

A U.S. Holder of a New Warrant generally will not recognize gain or loss upon the exercise of such warrant. A U.S. Holder’s tax basis in New Common Interests received upon exercise of a New Warrant will be equal to the sum of the holder’s tax basis in the New Warrant and the exercise price. The holder will commence a new holding period with respect to the New Common Interests received.

It is possible that the Tranche 2 Warrants (but not the Tranche 1 Warrants), contrary to their form, may be treated as current equity interests in Reorganized Parent. In such case, the holder’s holding period in the New Common Interests received upon exercise of a Tranche 2 Warrant would include its holding period for such warrant. Additionally, if the Tranche 2 Warrants are so treated, the consequences of a disposition thereof will be similar to the consequences described above under section (VIII)(B)(v) (“Disposition of New Common Interests by U.S. Holders”). The remainder of this discussion assumes that the Tranche 2 Warrants will not be treated as a current equity interest in Reorganized Parent at issuance.

As discussed above under section (VIII)(B)(iv)(g) (“Constructive Distributions” on New Secured Notes), certain transactions that effect an increase in the proportionate interest of a shareholder (including for this purpose, a holder of a right to acquire stock from the corporation) in a corporation’s assets are treated as creating deemed distributions to such shareholder in respect of its stock, including certain “anti-dilution” adjustments. Accordingly, if the terms of the New Warrants provide for any adjustment to the number of shares of New Common Interests for which the New Warrants may be exercised and/or to the exercise price thereof, or if an inadequate adjustment is made in the conversion ratio or exercise price of the New Secured Notes that are convertible into New Common Interests (thereby increasing the proportionate equity interests of the New Warrants in the corporation’s assets), such adjustments may, under certain circumstances, result in constructive distributions that could be taxable to the Holder of the New Warrants. Conversely, the absence of an appropriate adjustment may result in a constructive distribution that could be taxable to the U.S. Holders of the New Common Interests (among others).

Upon the lapse or disposition of a New Warrant, the U.S. Holder generally would recognize gain or loss equal to the difference between the amount received (zero in the case of a lapse) and its tax basis in the warrant. In general, such gain or loss would be a capital gain or loss, long-term or short-term, depending on whether the requisite holding period was satisfied.

F.	Information Reporting and Backup Withholding

All distributions to U.S. Holders under the Plan are subject to any applicable tax withholding, including backup withholding. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable withholding rate (currently 24%). Backup withholding generally applies if the U.S. Holder (i) fails to furnish its social security number or other taxpayer identification number, (ii) furnishes an incorrect taxpayer identification number, (iii) has been notified by the IRS that it is subject to backup withholding as a result of a failure to properly report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the tax identification number provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions. Holders are urged to consult their own tax advisors regarding the potential application of U.S. withholding taxes to the transactions contemplated under the Plan and whether any distributions to them would be subject to withholding.

The foregoing summary has been provided for informational purposes only. All holders of Claims and Interests are urged to consule, local and other tax consequences applicable under the Plan

IX.

CERTAIN RISK FACTORS TO BE CONSIDERED

Before voting to accept or reject the Plan, holders of Claims and Interests should read and carefully consider the risk factors set forth below, in addition to the information set forth in the Disclosure Statement together with any attachments, exhibits, or documents incorporated by reference hereto. The factors below should not be regarded as the only risks associated with the Plan or its implementation. Documents filed with the SEC may also contain important risk factors that differ from those discussed below, and such risk factors are incorporated as if fully set forth herein and are a part of this Disclosure Statement. Copies of any document filed with the SEC, certain of which are referenced below, may be obtained by visiting the SEC website at http://www.sec.gov.

THIS SECTION PROVIDES INFORMATION REGARDING POTENTIAL RISKS IN CONNECTION WITH THE PLAN. THE FACTORS BELOW SHOULD NOT BE REGARDED AS THE ONLY RISKS ASSOCIATED WITH THE PLAN OR ITS IMPLEMENTATION. ADDITIONAL RISK FACTORS IDENTIFIED IN THE DEBTORS’ PUBLIC FILINGS WITH THE SEC MAY ALSO BE APPLICABLE TO THE MATTERS SET OUT HEREIN AND SHOULD BE REVIEWED AND CONSIDERED IN CONJUNCTION WITH THIS DISCLOSURE STATEMENT, TO THE EXTENT APPLICABLE. THE RISK FACTORS SET FORTH IN THE DEBTORS’ ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022 FILED WITH THE SEC ON APRIL 4, 2023 AND THE DEBTORS’ QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2023 FILED WITH THE SEC ON NOVEMBER 6, 2023 ARE HEREBY INCORPORATED BY REFERENCE. NEW FACTORS, RISKS AND UNCERTAINTIES EMERGE FROM TIME TO TIME AND IT IS NOT POSSIBLE TO PREDICT ALL SUCH FACTORS, RISKS AND UNCERTAINTIES.

A.	Certain Bankruptcy Law Considerations

i.	Parties in Interest May Object to Plan’s Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

ii.	Risks Related to Possible Bankruptcy Court Determination that Federal Judgement Rate is not the Appropriate Rate of Postpetition Interest for Unsecured and Undersecured Claim

The Plan provides that General Unsecured Claims, including Miner Deficiency Claims, accrue postpetition interest on the principal amount of such Holder’s Claim at the Federal Judgment Rate. The Debtors believe that this is the appropriate rate of interest to pay unsecured and undersecured claims in a solvent debtor case based on applicable case law. It is not settled law in the Fifth Circuit, however, as to whether the Debtors, as solvent debtors, are required to provide Holders of impaired unsecured/undersecured Claims with the Federal Judgement Rate of interest or the applicable contractual rate of interest. In In re Ultra Petroleum Corp., 51 F.4th 138, 158 (5th Cir. 2022), the leading Fifth Circuit case on this issue, the Court held that unimpaired creditors were entitled to the contract rate, but did not issue a holding with respect to impaired creditors. Holders of such Claims may object to receiving the Federal Judgment Rate and may demand pospetition interest at their prepetition contractual interest rate. If a Court were to determine that such Holders of Claims were entitled to their contractual interest rate, the amount of such Claims will likely increase significantly materially.90 Depending on the particular contract rate applied and the amount of Allowed General Unsecured Claims (and potentially the Allowed Miner Equipment Lender Claims), $10 million or more in value of New Common Interests pay be payable to creditors, including Allowed General Unsecured Claims, instead of to Holders of Existing Equity Interests, as compared to the estimates provided herein.

iii.	Distributions to Allowed Existing Common Interests and Allowed Section 510(b) Claims (if any) May Change

Under the Plan, Holders of Allowed Claims (other than Section 510(b) Claims) will be paid the full value of their Claims, depending on individual elections, regardless of the amount of Claims that are ultimately Allowed. However, Holders of Allowed 510(b) Claims and Allowed Existing Common Interests are entitled to the Residual Plan Value, which is the remaining value of the Reorganized Debtors after payments to all Allowed Claims (other than Section 510(b) Claims). Accordingly, the value of their distributions will depend on the amount of Claims ultimately Allowed as well as the outcome of the appropriate rate of postpetition interest (as detailed above) and elections made by Holders

[90]

The Debtors estimate that if the prepetition contract rate is applied to all unsecured or undersecured Claims, the amount of General Unsecured Claims in Class 8 that are Allowed will increase by approximately $7.1 million; however, if the contractual default rate is applied such increase will total approximately $ 13.9 million.

of Claims in Class 3. The value of the projected distributions to Holders of Existing Common Interests are based upon good faith estimates of the total amount of Claims ultimately Allowed as well as anticipated elections by Holders of Claims in Class 3 and the determination that the Federal Judgement Rate is the appropriate rate of postpetition interest for Holders of unsecured/undersecured Claims. The Debtors believe that these assumptions and estimates are reasonable. However, unanticipated events or circumstances could result in such estimates or assumptions increasing or decreasing materially and the actual amount of Allowed Claims in a particular Class may change. If the total amount of allowed Claims in a Class is higher than the Debtors’ estimates, the recovery to Holders of Existing Common Interests may be less than projected.

iv.

The Plan Provides Class 3 Multiple Options Regarding the Manner of their Distributions; A Particular Election by One Claimant Will Affect the Allocation of New Common Interests Received by Other Classes and the Overall Capital Structure of the Reorganized Debtors

The Plan provides individual treatment options for Holders of Claims in Class 3 (Miner Equipment Lender Secured Claims).

The elections made by Holders of Miner Equipment Lender Secured Claims may significantly affect the allocation of New Common Interests among the Classes that may receive New Common Interests and may significantly affect the quantity of New Debt issued by the Reorganized Debtors.

v.	The Amount of Allowed Claims in Classes 8 and 11 Will Affect the Allocation of New Common Interests

The amount of Allowed Claims in each Class may also affect the allocation of New Common Interests among the Classes. If the Bankruptcy Court Allows or Disallows Claims in amounts that are different than the Debtors’ estimates, the proportion of Allowed Claims in one Class may change relative to other Classes, and thus, the allocation of New Common Interests to the various Classes may significantly change.

vi.	Debtors May Require and May Not Obtain Additional Financing

The Debtors anticipate they may require additional financing to implement the Plan. While the Debtors have agreed in principle to exit financing the Debtors have not yet signed commitment letters and cannot guarantee that such commitment letters will be executed prior to the Confirmation Hearing. Failure to execute such agreements for exit financing could prevent the Debtors from consummating the Plan and the transactions contemplated thereby.

vii.	Risks Related to Possible Objections to the Plan

There is a risk that certain parties could oppose and object to either the entirety of the Plan or specific provisions of the Plan. Although the Debtors believe that the Plan complies with all applicable Bankruptcy Code provisions, there can be no guarantee that a party in interest will not file an objection to the Plan or that the Bankruptcy Court will not sustain such an objection.

viii.	Risk of Additional Rejection Damages Claims Being Filed

There is a risk that certain contract counterparties could file Claims for rejection damages against the Debtors upon the Debtors rejection of executory contracts with such contract counterparties. Any rejection damages Claims that are Allowed will increase the amount of General Unsecured Claims in Class 8.

ix.	Risk of Non-Confirmation of the Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for Confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for Confirmation or that such modifications would not necessitate re-solicitation of votes.

Moreover, the Debtors can make no assurances that they will receive the requisite votes for acceptance to confirm the Plan. Even if all Voting Classes vote in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejected the Plan, the Bankruptcy Court could decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation of the Plan are not met. If the Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan of reorganization.

x.	Risk of Non-Consensual Confirmation

If any impaired class of claims or equity interests does not accept or is deemed not to accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has voted to accept the plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the plan, the Bankruptcy Court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. If any class votes to reject the plan, then these requirements must be satisfied with respect to such rejecting classes. The Debtors believe that the Plan satisfies these requirements.

xi.	Conversion into Chapter 7 Cases

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. See section (XI)(C) hereof, as well as the Liquidation Analysis attached hereto as Exhibit C, for a discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests.

xii.	Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date will occur soon after the Confirmation of the Plan and that there is not a material risk that the Debtors will not be able to obtain any necessary governmental approvals (including any antitrust approval), there can be no assurance as to the timing of the Effective Date. The transactions contemplated under the Plan may require a review under the Hart-Scott-Rodino Antitrust Improvements Act. If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article IX of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to claims and Interests would remain unchanged.

xiii.	DIP Facility

The DIP Facility, along with the use of cash on hand (cash collateral), is intended to provide liquidity to the Debtors during the pendency of the Chapter 11 Cases. If the Chapter 11 Cases take longer than expected to conclude, the Debtors may exhaust or lose access to their financing. The DIP Facility matures on December 21, 2023. There is no assurance that the Debtors actually receive such funding prior to December 21, 2023 in order to pay down the DIP Facility. In either such case, the liquidity necessary for the orderly functioning of the Debtors’ business may be materially impaired.

xiv.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Article X of the Plan provides for certain releases, injunctions, and exculpations, for claims and causes of action that may otherwise be asserted against the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases and exculpations are not approved, certain parties may not be considered Releasing Parties, Released Parties, or Exculpated Parties, and certain Released Parties or Exculpated Parties may withdraw their support for the Plan.

B.	Additional Factors Affecting the Value of Reorganized Debtors

i.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained herein is, by nature, forward-looking, and contains estimates and assumptions, which might ultimately prove to be incorrect, and projections, which may be materially different from actual future experiences. Many of the assumptions underlying the projections are subject to significant uncertainties that are beyond the control of the Debtors or Reorganized Debtors, including the timing, confirmation, and consummation of the Plan, unanticipated market, political, and economic conditions, customer demand for the Reorganized Debtors’ products, and inflation. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be Allowed. Some assumptions may not materialize, and unanticipated events and circumstances may affect the actual results. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, regulatory, economic, and competitive risks, and the assumptions underlying the projections may be inaccurate in material respects. In addition, unanticipated events and circumstances occurring after the approval of this Disclosure Statement by the Bankruptcy Court including any natural disasters, terrorist attacks, pandemics, or other catastrophic events may affect the actual financial results achieved. Such results may vary significantly from the forecasts and such variations may be material.

ii.	Risks Associated with the Debtors’ Business and Industry

The risks associated with the Debtors’ businesses and industry are more fully described in the Debtors’ SEC filings, including the Debtors’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on April 4, 2023 and the Debtors’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 6, 2023. The risks associated with the Debtors’ businesses and industry described in the Debtors’ SEC filings include, but are not limited to, the following:

•	Risk and uncertainties relating to the effects of disruption from the Chapter 11 Cases make it more difficult to maintain business, financing and operational relationships, to retain key executives.

•	Digital assets are subject to extreme price volatility.

•	The Debtors’ business is highly dependent on a small number of Miner suppliers.

•

The Debtors’ business is capital intensive, and failure to obtain the necessary capital when needed will force the Debtors to delay, limit or terminate the Debtors’ expansion efforts or other operations, which would have a material adverse effect on the Debtors’ business, financial condition and results of operations.

•	There is substantial doubt about the Debtors’ ability to continue as a going concern.

•

Governments and government regulators may potentially restrict the ability of electricity suppliers to provide electricity to transaction processing operations of cryptocurrency mining companies, such as the Debtors’, which could have a material adverse effect on the Debtors’ business, financial condition and results of operations.

•

Recent events have increased the likelihood that U.S. federal and state legislatures and regulatory agencies will enact laws and regulations to regulate digital assets and digital asset intermediaries, such as digital asset exchanges and custodians.

•	The Debtors’ substantial level of indebtedness and liquidity constraints have adversely affected their financial condition and the Debtors’ ability to service their indebtedness.

•

The Debtors will need to raise additional capital to grow their business and satisfy their anticipated future liquidity needs, and the Debtors may not be able to raise it on terms acceptable to them, or at all.

•

If future prices of bitcoin are not sufficiently high, the Debtors’ business, results of operations and financial condition will be materially and adversely affected, which will have a negative impact on the trading price of the Debtors’ securities.

•	The Debtors’ success depends in large part on the Debtors’ ability to mine digital assets profitably and to attract customers for their hosting capabilities.

•

A slowdown in the demand for blockchain technology or blockchain hosting resources and other market and economic conditions could have a material adverse effect on the Debtors’ business, financial condition and results of operations.

•	Substantially all of the Debtors’ assets including their Miners and their Mining facilities are pledged to various of the Debtors’ creditors

•	The Debtors’ revenue comes from the bitcoin they mine and sell and from a small number of hosting customers.

•

The Debtors are subject to risks associated with their need for significant electric power and the limited availability of power resources, which could have a material adverse effect on the Debtors’ business, financial condition and results of operations. An inability to purchase and develop additional sources of low-cost renewable sources of energy effectively will have a material adverse effect on the Debtors’ business, financial condition and results of operations.

•	The Debtors may not be able to obtain new hosting and transaction processing hardware or purchase such hardware at competitive prices.

•

The Debtors’ business is heavily impacted by social, political, economic and other events and circumstances in the United States and in countries outside of the United States, most particularly Asian and other non-Western countries.

•	The Debtors generate significant revenue from a limited number of facilities in Georgia, Kentucky, North Carolina, North Dakota, and Texas.

•	The Debtors may be vulnerable to security breaches.

•	The Debtors’ future success depends on their ability to keep pace with rapid technological changes that could make the Debtors’ current or future technologies less competitive or obsolete.

•

The further development and acceptance of cryptographic and algorithmic protocols governing transaction validation and the issuance of, and transactions in, digital assets are subject to a variety of factors that are difficult to evaluate. The slowing or stoppage of development or acceptance of blockchain networks and digital assets would have an adverse material effect on the successful development of the Mining operation and value of mined digital assets.

•	The Debtors’ ability to use net operating losses to offset future taxable income may be subject to limitations.

•

The Debtors operate in a rapidly developing industry and have an evolving business model with a limited history of generating revenue from services. In addition, the Debtors’ evolving business model increases the complexity of the Debtors’ business, which makes it difficult to evaluate the Debtors’ future business prospects.

•

The Debtors have experienced difficulties in establishing relationships with banks, leasing companies, insurance companies and other financial institutions to provide the Debtors with customary financial products, and services.

•	Digital assets exchanges and other trading venues are relatively new and, in some cases, unregulated, and some have experienced fraud and failure.

•	The Debtors may not have adequate sources of recovery if the digital assets held by the Debtors are lost, stolen or destroyed due to third-party digital asset services.

•	Losses relating to the Debtors’ business may be uninsured, or insurance may be limited.

•

There has been limited precedent set for financial accounting for bitcoin and other digital assets, thus the determinations that the Debtors have made for how to account for digital assets transactions may be subject to change.

•

As more processing power is added to a network, the Debtors’ relative percentage of total processing power on that network is expected to decline absent significant capital investment, which has an adverse impact on the Debtors’ ability to generate revenue from processing transactions on that network.

•	The Debtors’ reliance on third-party Mining pool service providers for their Mining revenue payouts may have a negative impact on the Debtors’ operations.

•	Malicious actors or botnet may obtain control of more than 50% of the processing power on the bitcoin or other network.

•	Any loss or destruction of a private key required to access a digital asset of the Debtors is irreversible. The Debtors also may temporarily lose access to their digital assets.

•	The digital assets held by the Debtors are not subject to protections of either the Federal Deposit Insurance Corporation or Securities Investor Protection Corporation.

•	Changes in tariffs or import restrictions could have a material adverse effect on the Debtors’ business, financial condition and results of operations.

•

The Debtors’ interactions with a blockchain may expose them to specially designated nationals or blocked persons or cause the Debtors to violate provisions of law that did not contemplate distribute ledger technology.

•

The Debtors have identified material weaknesses in their internal control over financial reporting. Such material weaknesses may result in material misstatements of our financial statements or cause the Debtors to fail to meet their periodic reporting obligations. The Debtors may also identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control.

•	The common stock of Core Scientific, Inc. was delisted from Nasdaq and its shares currently trade on the OTC.

iii.	Post-Effective Date Indebtedness

Following the Effective Date, the Reorganized Debtors may have approximately $720 million of secured funded indebtedness outstanding composed of the New Debt, which amount may vary depending on the Allowed amount of the various Claims exchanged for such New Debt, and the elections made by the Holders of Allowed Miner Equipment Lender Claims. In addition, the Reorganized Debtors have potential obligations to pay up to $43.33 million in cash at the end of the first year following the Effective Date pursuant to the Contingent Payment Obligations under the Plan, as well as up to $43.33 million (in cash or equity) at the end of the second year and the end of the third year following the Effective Date. The Reorganized Debtors’ ability to service their debt obligations will depend, among other things, on their future operating performance, which depends partly on economic, financial, competitive, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures. In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

C.	Risks Relating to the New Common Interests to be Issued Under the Plan

i.	Market for Equity of Reorganized Parent Debtor

While the common stock of Core Scientific, Inc. was formerly traded on The Nasdaq Global Select Market, and is currently traded on the OTC Pink market under the symbol “CORZQ”, there can be no assurance as to the development or liquidity of any market for the New Common Interests of the Reorganized Debtors. The Debtors are under no obligation to list the New Common Interests on any national securities exchange. Therefore, there can be no assurance that the New Common Interests will be tradable on a nationally recognized exchange or liquid at any time after the Effective Date. If a trading market does not develop or is not maintained, holders of the foregoing securities may experience difficulty in reselling such securities or may be unable to sell them at all. Even if such a market were to exist, such New Common Interests could trade at prices higher or lower than the estimated value set forth in the Disclosure Statement depending upon many factors including, without limitation, prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for the Reorganized Debtors. Accordingly, holders of these securities may bear certain risks associated with holding securities for an indefinite period of time.

ii.	Potential Dilution

The ownership percentage represented by the New Common Interests of Reorganized Debtors distributed on the Effective Date under the Plan will be subject to dilution from the New Common Interests issuable upon conversion of the New Secured Convertible Notes, exercise of New Warrants, upon issuance of New Common Interests as PIK interest under the New Secured Convertible Notes, at the Reorganized Debtors’ election, under the Management Incentive Plan, pursuant to the Contingent Payment Obligations, or issuances made by the Debtors after the Effective Date, and the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence. In the future, similar to all companies, additional equity financings or other share issuances by the Reorganized Debtors could adversely affect the value of the issuable securities upon such conversion. The amount and dilutive effect of any of the foregoing could be material.

iii.	New Common Interests Subordinated to Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of Reorganized Debtors, the New Common Interests would rank below all debt Claims against Reorganized Debtors. As a result, holders of the New Common Interests will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all of the Reorganized Debtors’ obligations to their debt holders have been satisfied.

iv.	Valuation of Debtors Not Intended to Represent Trading Value of New Common Interests of Debtors

The valuation of Debtors is not intended to represent the trading value of equity in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such New Common Interests at issuance will depend upon, among other things: (i) prevailing interest rates; (ii) conditions in the financial markets; (iii) the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and (iv) other factors that generally influence the prices of the equity securities. The actual market price of the New Common Interests, if a market develops, is likely to be volatile. Many factors, including factors unrelated to the Debtors’ actual operating performance and other factors not possible to predict, could cause the market price of equity to rise and fall. Accordingly, the value, stated herein and in the Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Common Interests in the public or private markets.

v.	Changes to New Common Interests Affect Holders of New Secured Convertible Notes, New Warrants and Contingent Payment Obligations

Holders of the New Secured Convertible Notes, New Warrants, and Contingent Payment Obligations will not be entitled to any rights with respect to the New Common Interests (including, without limitation, voting rights and rights to participate in any dividends or other distributions on the New Common Interests), but holders of the New Secured Convertible Notes, New Warrants, and Contingent Payment Obligations will be subject to all changes affecting the New Common Interests. Holders of the New Secured Convertible Notes, New Warrants, and Contingent Payment Obligations will have rights with respect to the New Common Interests only when such New Common Interests are issued in connection with the conversion of New Secured Convertible Notes, exercise of New Warrants, or on account of the Contingent Payment Obligations, as applicable. For example, in the event an amendment is proposed to the Reorganized Debtors’ certificate of incorporation or by-laws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the New Common Interests, such holders will not be entitled to vote on the amendment, although they will, nevertheless, be subject to any changes in the powers, preferences, or rights of the New Common Interests.

D.	Risks Relating to the New Debt

i.	Insufficient Cash Flow to Meet Debt Obligations

The Reorganized Debtors’ ability to make scheduled payments on or refinance their debt obligations depends on the Reorganized Debtors’ financial condition and operating performance, which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may be unable to maintain a level of cash flow from operating activities sufficient to permit the Reorganized Debtors to pay the principal, premium, if any, and interest on their indebtedness, including, without limitation, principal and interest payments with respect to the New Debt.

ii.	Rating of New Debt

It is not expected that the Reorganized Debtors will seek a rating on any New Debt. If, however, one or more rating agencies rates any New Debt and assigns them a rating lower than the rating expected by investors, or reduces its rating in the future, the market price of the New Debt, as applicable, could be reduced.

iii.	Defects in Guarantees and Collateral Securing the New Debt

The indebtedness under the New Debt will be secured, subject to certain exceptions and permitted liens, by direct or indirect security interests in certain of the assets of the Reorganized Debtors (henceforth, the “New Debt Collateral”). The New Debt Collateral and any related secured guarantees will subject to any and all exceptions, defects, encumbrances, liens, and other imperfections as may be accepted by the respective trustee and collateral agent of New Debt, if any, and any other creditors that also have the benefit of equivalent priority liens on the Notes Debt Collateral from time to time. The existence of any such exceptions, defects, encumbrances, liens, and other imperfections could adversely affect the value of any New Debt, as well as the ability of the collateral agent, notes agent, notes trustee, or similar agent for any New Debt, or the applicable holder of New Debt, to realize or foreclose on such New Debt Collateral, as applicable. In addition, the New Debt Collateral may be subject to other liens permitted under the terms of the instrument governing the terms of applicable New Debt Collateral, as applicable, whether arising on or after the date such New Debt is issued. To the extent that third parties hold prior liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of New Debt Collateral.

The New Debt Collateral and any related secured guarantees may include a pledge of certain issued and outstanding equity interests held by the Reorganized Parent and certain subsidiaries of the Reorganized Parent. To the extent the assets directly or indirectly owned by those subsidiaries are subject to any encumbrances or liens or otherwise not available, the pledges of such capital stock may be worth less than otherwise anticipated.

The security interest with respect to New Debt Collateral may be subject to practical problems generally associated with the realization of security interests in New Debt Collateral. For example, third-party consent may be required to enforce a security interest in a contract.

The Debtors have not conducted appraisals of any of their assets constituting New Debt Collateral to determine if the value of any New Debt Collateral upon foreclosure or liquidation equals or exceeds the amount of any associated New Debt, or such other obligation secured by New Debt Collateral. It cannot be assured that the remaining proceeds from a sale of any New Debt Collateral would be sufficient to repay holders of the applicable New Debt all amounts owed under them. The fair market value of New Debt Collateral is subject to fluctuations based on factors that include, among others, the ability to sell New Debt Collateral in an orderly manner, general economic conditions, the availability of buyers, the Reorganized Debtors’ failure to implement their business strategy, and similar factors. The amount received upon a sale of any New Debt Collateral would be dependent on numerous factors, including the actual fair market value of such New Debt Collateral at such time, and the timing and manner of the sale. By its nature, portions of New Debt Collateral may be illiquid and may have no readily ascertainable market value. In the event of a subsequent foreclosure, liquidation, bankruptcy, or similar proceeding, it cannot be assured that the proceeds from any sale or liquidation of any New Debt Collateral will be sufficient to pay the Reorganized Debtors’ obligations under the applicable New Debt, in full or at all. There can also be no assurance that any New Debt Collateral will be saleable, and, even if saleable, the timing of its liquidation would be uncertain. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the New Debt.

iv.	Failure to Perfect Security Interests in New Debt Collateral

The failure to properly perfect liens on New Debt Collateral could adversely affect the ability to enforce rights with respect to New Debt Collateral for the benefit of the holders of applicable New Debt. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the holders of New Debt will monitor, or that the Reorganized Debtors will inform the holders of New Debt of, the future acquisition of property and rights that constitute New Debt Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired New Debt Collateral. Failure to monitor the acquisition of additional property or rights that constitute New Debt Collateral or the perfection of any security interests therein may result in the loss of the practical benefits of the liens thereon or of the priority of the liens securing New Debt against third parties.

v.	There May Not be an Active Trading Market for the New Debt

To the extent any New Debt is freely tradable, there is not and there may not be a public market for any such New Debt, and the Reorganized Debtors do not intend to seek any listing of any New Debt on any stock exchange or other trading market of any type whatsoever. Accordingly, there can be no assurance that an active trading market for any New Debt will ever develop or, if such a market does develop, that it will be maintained.

vi.	Risks Relating to M&M Lien Takeback Debt

McCarthy, a Holder of an M&M Lien Secured Claim, previously raised certain objections to the treatment of such claim under the Plan, including to the interest rate and ten (10) year maturity of the M&M Lien Takeback Debt distributed to Holders of Allowed M&M Lien Secured Claims.91 Although the Debtors disagree with the objections raised by McCarthy, if McCarthy were to prevail on this issue, the Debtors may be forced to modify the terms of the M&M Lien Takeback Debt, including the interest rate, maturity of the M&M Lien Takeback Debt, and/or the mechanics of payment to the Holders of Claims. Changes to the terms of the M&M Lien Takeback Debt may impact the Reorganized Debtors’ debt service and cashflow forecast following emergence.

vii.	Risk of Recharacterization of New Secured Notes and New Secured Convertible Notes

Recharacterization of a debt obligation to a capital contribution is an equitable remedy a bankruptcy court may direct if it determines, upon an objection raised by a party in interest, a purported debt obligation is more properly characterized as a capital contribution. In making such a determination, bankruptcy courts consider, among other things, whether the parties intended to create a debt obligation and the nature of the instrument evidencing the obligation. Although the Debtors believe, and intend, the New Secured Notes and New Secured Convertible Notes to be a bona fide debt obligation, there can be no assurance a bankruptcy court would agree with the Debtors’ interpretation.

Risks Related to the Rights Offering

i.	Debtors Could Modify the Rights Offering Procedures

The Debtors may modify the Rights Offering Procedures to, among other things, adopt additional detailed procedures if necessary to administer the distribution and exercise of Rights Offering Subscription Rights or to comply with applicable law. Such modifications may adversely affect the rights of those participating in the Rights Offering.

ii.	The Backstop Commitment Letter Could Be Terminated or the Parties Thereto Could Fail to Live Up to Their Commitment

While the Debtors expect to enter into Backstop Commitment Letter(s) and obtain $37.1 million of Backstop Commitments to the Rights Offering, there is no assurance that the Debtors will obtain such requisite Backstop Commitments or that Backstop Commitment Letter(s) will not be terminated if various conditions are not satisfied. Termination of the Backstop Commitment Letter(s) could prevent the Debtors from consummating the Plan. Additionally, the Backstop Parties may fail to live up to their commitment, which could also prevent the Debtors from consummating the Plan.

iii.	The Amount of New Common Interests Issued to Holders of Existing Common Interests On Account of Exercising Their Subscription Rights May Be Adjusted

The Plan provides for three separate treatment options for holders of Class 3 Miner Equipment Lender Secured Claims, two of which include the option to receive New Common Interests. The number of New Common Interests issued to holders of Existing Common Interests on account of their exercising their Subscription Rights may be adjusted to reflect the elections made the by holders of Class 3 Miner Equipment Lender Secured Claim.

[91]

McCarthy withdrew their objection (Docket No. 1412) without prejudice to, and with a full reservation of, McCarthy’s rights to reassert the issues raised in their objection in relation to confirmation of the Plan. The Debtors are currently in ongoing discussions with McCarthy to consensually resolve the issues raised.

E.	Risks Related to the Contingent Payment Obligations

The Reorganized Debtors’ ability to make required Cash payments, if any, pursuant to the Contingent Payment Obligations depends on the Reorganized Debtors’ financial condition and operating performance, which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may be unable to maintain a level of cash flow from operating activities sufficient to (i) permit the Reorganized Debtors to pay the First Anniversary Payment Amount pursuant to the Year 1 Contingent Payment Obligation, if applicable, or (ii) allow the Reorganized Debtors the option to pay in Cash the Second Anniversary Payment Amount or Third Anniversary Payment Amount pursuant to the Year 2 Contingent Payment Obligation or Year 3 Contingent Payment Obligation, respectively. Additionally, the potential Contingent Payment Obligations include an added risk to the total distribution received by Holders of Claims in Classes 11 and 12, as such Holders’ distribution of New Common Interests will be diluted by any New Common Interests distributed on account of the Contingent Payment Obligation.

F.	Risks Related to the Exit Facility

While the Debtors intend to execute the RSA with the Ad Hoc Noteholder Group, which includes the provision of the Exit Facility. The effectiveness of the Exit Facility commitment is subject to material conditions precedent that the Debtors may have difficulty satisfying prior to the Effective Date. Additionally, the Ad Hoc Noteholder Group may fail to satisfy their commitment.

G.	Additional Factors

i.	Debtors Could Withdraw Plan

The Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

ii.	Debtors Have No Duty to Update

The statements contained in the Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of the Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update the Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

iii.	No Representations Outside the Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in the Disclosure Statement.

Any representations or inducements made to secure your vote for acceptance or rejection of the Plan that are other than those contained in, or included with, the Disclosure Statement should not be relied upon in making the decision to vote to accept or reject the Plan.

iv.	No Legal or Tax Advice Is Provided by the Disclosure Statement

The contents of the Disclosure Statement should not be construed as legal, business, or tax advice. Each Holder of a Claim or Interest should consult their own legal counsel and accountant as to legal, tax, and other matters concerning its Claim or Interest.

The Disclosure Statement is not legal advice to you. The Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to Confirmation of the Plan.

v.	No Admission Made

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or holders of Claims or Interests.

vi.	Certain Tax Consequences

For a discussion of certain tax considerations to the Debtors and certain holders of Claims in connection with the implementation of the Plan, see Article VII thereof.

X.

VOTING PROCEDURES AND REQUIREMENTS

Before voting to accept or reject the Plan, each Holder of a Claim in a Voting Class as of the Record Date (an “Eligible Holder”) should carefully review the Plan attached hereto as Exhibit A. All descriptions of the Plan set forth in the Disclosure Statement are subject to the terms and conditions of the Plan.

A.	Voting Deadline

All Eligible Holders have been sent a voting ballot (a “Ballot”) together with the Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies the Disclosure Statement to cast your vote.

The Debtors have engaged Stretto, Inc. as their Voting Agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan. FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE OF 5:00 P.M. (PREVAILING CENTRAL TIME) ON DECEMBER 13, 2023, UNLESS EXTENDED BY THE DEBTORS WITH THE CONSENT OF THE REQUISITE CONSENTING CREDITORS.

IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE VOTING AGENT AT THE NUMBER SET FORTH BELOW TO RECEIVE A REPLACEMENT BALLOT. ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE A VOTE FOR ACCEPTANCE OR REJECTION OF THE PLAN WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT AT:

Stretto, Inc.

Telephone: (949) 404-4152 (domestic toll free) or (888) 765-7875 (international)

E-mail: CoreScientificInquiries@stretto.com (with “Core Scientific” in the subject line)

Additional copies of the Disclosure Statement are available upon request made to the Voting Agent, at the telephone numbers or e-mail address set forth immediately above.

B.	Voting Procedures

The Debtors are providing copies of the Disclosure Statement (including all exhibits and appendices), related materials, and a Ballot to record holders in the Voting Classes.

Eligible Holders in the Voting Classes should provide all of the information requested by the Ballot, and should (a) complete and return all Ballots received in the enclosed, self-addressed, postage-paid envelope provided with each such Ballot to the Voting Agent, or electronically via e-mail to CoreScientificInquiries@stretto.com with “Core Scientific” in the subject line, or (b) submit a Ballot electronically via the E-Ballot voting platform on Stretto’s website by visiting https://cases.stretto.com/corescientific/, clicking on the “Submit E-Ballot” link, and following the instructions set forth on the website.

HOLDERS ARE STRONGLY ENCOURAGED TO SUBMIT THEIR BALLOTS VIA THE E-BALLOT PLATFORM.

C.	Parties Entitled to Vote

Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan. Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless: (1) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof; or (2) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of: (1) claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the Plan; and (2) Interests as acceptance by interest holders in that class that hold at least two-thirds (2/3) in amount of the Interests that cast Ballots for acceptance or rejection of the Plan.

The Claims and Interests in the following Classes are impaired under the Plan and entitled to vote to accept or reject the Plan:

•	April Convertible Notes Secured Claims (Class 1)

•	August Convertible Notes Secured Claims (Class 2)

•	Miner Equipment Lender Secured Claims (Class 3)

•	M&M Lien Secured Claims (Class 5)

•	Secured Mortgage Claims (Class 6)

•	General Unsecured Claims (Class 8)

•	Section 510(b) Claims (Class 11)

•	Existing Common Interests (Class 12)

An Eligible Holder should vote on the Plan by completing a Ballot in accordance with the instructions therein and as set forth above.

All Ballots must be signed by the Eligible Holder, or any person who has obtained a properly completed Ballot proxy from the Eligible Holder by the Record Date. Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated, and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. The Debtors, in their sole discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Ballots. Any Ballot marked to both accept and reject the Plan will not be counted. If you return more than one Ballot voting different Claims, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted. An otherwise properly executed Ballot that attempts to partially accept and partially reject the Plan will likewise not be counted.

The Ballots provided to Eligible Holders will reflect the principal amount of such Eligible Holder’s Claim; however, when tabulating votes, the Voting Agent may adjust the amount of such Eligible Holder’s Claim by multiplying the principal amount by a factor that reflects all amounts accrued between the Record Date and the Petition Date including interest.

Under the Bankruptcy Code, for purposes of determining whether the requisite votes for acceptance have been received, only Eligible Holders who actually vote will be counted. The failure of a holder to deliver a duly executed Ballot to the Voting Agent will be deemed to constitute an abstention by such holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

Except as provided below, unless the Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

i.	Fiduciaries and Other Representatives

If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another, acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate Ballot of each Eligible Holder for whom they are voting.

ii.	Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor with respect to such Ballot to accept: (a) all of the terms of, and conditions to, this Solicitation; and (b) the terms of the Plan including the injunction, releases, and exculpations set forth in sections 10.5, 10.6, 10.7, 10.8, and 10.9 therein. All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code.

iii.	Change of Vote

Any party who has previously submitted to the Voting Agent before the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Voting Agent before the Voting Deadline a subsequent, properly completed Ballot voting for acceptance or rejection of the Plan.

D.	Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent or the Debtors, as applicable, in their sole discretion, which determination will be final and binding. The Debtors reserve the right to reject any and all Ballots submitted by any of their creditors or shareholders not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

E.	Opt Out Form

Both (i) the Non-Voting Classes of (a) Class 4 Other Secured Claims and (b) Class 7 Priority Non-Tax Claims and

(ii) any current or former beneficial owner of equity securities of Core Scientific, Inc., purchased during the period from January 3, 2022 through December 20, 2022, (the “Other Beneficial Owners” and together with the Class 4 Other Secured Claims and Class 7 Priority Non-Tax Claims the “Opt Out Form Recipients”) will receive a form to complete and return if the party elects to opt out of the releases contemplated by the Plan (“Opt Out Form”). To the extent an Opt Out Form Recipient wishes to elect to opt-out of the releases, such Opt Out Form Recipient must return the Opt Out Form, with the box checked indicating such Opt Out Form Recipient is electing to opt-out of the releases, to the Solicitation Agent before 5:00 p.m. (Central Time) on December 13, 2023.

F.	Further Information, Additional Copies

If you have any questions or require further information about the voting procedures for voting your Claims or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, the Disclosure Statement, or any exhibits to such documents, please contact the Voting Agent.

XI.

CONFIRMATION OF PLAN

A.	Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing upon appropriate notice to all required parties. On, or as promptly as practicable after, the Petition Date, the Debtors will request that the Bankruptcy Court schedule the Confirmation Hearing. Notice of the Confirmation Hearing will be provided to all known creditors and equity holders or their representatives. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Confirmation Hearing, or pursuant to a notice filed on the docket for the Chapter 11 Cases.

B.	Objections to Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Rules, must set forth the name of the objector, the nature and amount of the claims held or asserted by the objector against the Debtors’ estates or properties, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to the chambers of the Honorable Christopher M. Lopez United States Bankruptcy Judge, together with proof of service thereof, and served upon the following parties, including such other parties as the Bankruptcy Court may order.

(a)	To the Debtors or the Reorganized Debtors:

Core Scientific, Inc.

210 Barton Springs Road, Suite 300

Austin, Texas 78704

Attn:	Todd DuChene
Email:	tduchene@corescientific.com

- and –

To the Counsel of the Debtors:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn:	Ray C. Schrock
Ronit J. Berkovich
Email:	ray.schrock@weil.com
ronit.berkovich@weil.com

- and -

700 Louisiana Street, Suite 1700

Houston, Texas 77002

Attn:	Alfredo R. Pérez
Clifford W. Carlson
Email:	alfredo.perez@weil.com
clifford.carlson@weil.com

(b)	To the Creditors’ Committee

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn: Brett H. Miller

Todd M. Goren

James H. Burbage

Email: bmiller@willkie.com

tgoren@willkie.com

jburbage@willkie.com

- and -

600 Travis Street

Houston, Texas 77002

Attn: Jennifer J. Hardy

Email: jhardy2@willkie.com

(c)	To the Equity Committee

Vinson & Elkins LLP

1114 Avenue of the Americas, 32nd Floor

New York, New York 10036

Attn: David S. Meyer

Lauren R. Kanzer

Email:	dmeyer@velaw.com
lkanzer@velaw.com

and -

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attn:	Paul E. Heath
Harry A. Perrin
Kiran Vakamudi
Email:	pheath@velaw.com
hperrin@velaw.com
kvakamudi@velaw.com

(d)	To the DIP Agent:

B. Riley Commercial Capital, LLC

11100 Santa Monica Blvd., Suite 800

Los Angeles, California 90025

Attn: Perry Mandarino

Email: pmandarino@brileyfin.com

- and -

Choate, Hall & Stewart LLP

Two International Place, 34th Floor

Boston, Massachusetts 02110

Attn: John Ventola

Email: jventola@choate.com

(e)	To the Ad Hoc Noteholder Group:

Paul Hastings LLP

600 Travis Street, 58th Floor

Houston, Texas 77002

Attn: James T. Grogan III

Email: jamesgrogan@paulhastings.com

- and -

200 Park Avenue

New York, New York 10166

Attn: Kristopher M. Hansen

Sayan Bhattacharyya

Emily Kuznick

Joanne Lau

Email: krishansen@paulhastings.com

sayanbhattacharyya@paulhastings.com

emilykuznick@paulhastings.com

joannelau@paulhastings.com

(f)	To the U.S. Trustee:

Office of the United States Trustee

515 Rusk Avenue, Suite 3516

Houston, Texas 77002

Attn: Jayson B. Ruff

Alicia Barcomb

Email: Jayson.b.ruff@usdoj.gov

aliciabarcomb@usdoj.gov

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.	Requirements for Confirmation of Plan

The Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation are that the Plan is (1) accepted by all Impaired Classes of Claims and Interests entitled to vote or, if rejected or deemed rejected by an Impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class; (2) in the “best interests” of the holders of Claims and Interests Impaired under the Plan; and (3) feasible.

i.	Acceptance of Plan

If any Impaired Class of Claims or Interests does not accept the Plan (or is deemed to reject the Plan), the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each Impaired Class of Claims or Interests that has not accepted the Plan (or is deemed to reject the Plan), the Plan “does not discriminate unfairly” and is “fair and equitable” under the so-called “cramdown” provisions set forth in section 1129(b) of the Bankruptcy Code. The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under the Plan. A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class of claims or interests receives more than it legally is entitled to receive for its claims or interests. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.” The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured; claims versus interests) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to the dissenting class, the test sets different standards that must be satisfied for the Plan to be confirmed, depending on the type of claims or interests in such class. The following sets forth the “fair and equitable” test that must be satisfied as to each type of class for a plan to be confirmed if such class rejects the Plan:

•

Secured Creditors. Each holder of an impaired secured claim either (a) retains its liens on the property, to the extent of the allowed amount of its secured claim, and receives deferred cash payments having a value, as of the effective date of the plan, of at least the allowed amount of such secured claim, (b) has the right to credit bid the amount of its claim if its property is sold and retains its lien on the proceeds of the sale, or (c) receives the “indubitable equivalent” of its allowed secured claim.

•

Unsecured Creditors. Either (a) each holder of an impaired unsecured claim receives or retains under the plan, property of a value, as of the effective date of the plan, equal to the amount of its allowed claim or (b) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

•

Interests. Either (a) each equity interest holder will receive or retain under the plan property of a value equal to the greater of (i) the fixed liquidation preference or redemption price, if any, of such equity interest and (ii) the value of the equity interest or (b) the holders of interests that are junior to the interests of the dissenting class will not receive or retain any property under the plan.

The Debtors believe the Plan satisfies both the “unfair discrimination” and “fair and equitable” requirement with respect to any rejecting Class.

IF ALL OTHER CONFIRMATION REQUIREMENTS ARE SATISFIED AT THE CONFIRMATION HEARING, THE DEBTORS WILL ASK THE BANKRUPTCY COURT TO RULE THAT THE PLAN MAY BE CONFIRMED ON THE GROUND THAT THE SECTION 1129(b) REQUIREMENTS HAVE BEEN SATISFIED.

ii.	Best Interests Test

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either: (a) accept the plan; or (b) receive or retain under the plan property of a value, s of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the “best interests test.”

This test requires a bankruptcy court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

The Debtors believe that under the Plan all holders of impaired Claims and Interests will receive property with a value not less than the value such holder would receive in a liquidation under chapter 7 of the Bankruptcy Code. The Debtors’ belief is based primarily on: (a) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of impaired Claims and Interests; and (b) the Liquidation Analysis attached hereto as Exhibit C.

The Debtors believe that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. The Liquidation Analysis provided in Exhibit C is solely for the purpose of disclosing to holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein. There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that a bankruptcy court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

iii.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared the consolidated financial projections for the Reorganized Debtors (“Financial Projections”) for the period beginning with the fourth quarter of 2023 through fiscal year-end 2026. The Financial Projections, and the assumptions on which they are based, are annexed hereto as Exhibit E. Based upon such Financial Projections, the Debtors believe they will have sufficient resources to make all payments required pursuant to the Plan and that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

The Debtors do not, as a matter of course, publish their business plans or strategies, projections or anticipated financial position. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or Financial Projections to parties in interest after the Confirmation Date, or to include such information in documents required to be filed with the SEC or otherwise make such information public, unless required to do so by the SEC or other regulatory bodies. In connection with the planning and development of the Plan, the Financial Projections were prepared by the Debtors, with the assistance of their professionals, to present the anticipated impact of the Plan. The Financial Projections assume that the Plan will be implemented in accordance with its stated terms. The Financial Projections are based on forecasts of key economic variables and may be significantly impacted by, among other factors, bitcoin hashprices, energy prices, regulatory changes, and a variety of other factors. Consequently, the estimates and assumptions underlying the Financial Projections are inherently uncertain and are subject to material business, economic, and other uncertainties. Therefore, such Financial Projections, estimates, and assumptions are not necessarily indicative of current values or future performance, which may be significantly less or more favorable than set forth herein.

The Financial Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in the Disclosure Statement, the Plan, and the Plan Supplement, in their entirety, and the historical consolidated financial statements (including the notes and schedules thereto).

XII.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF PLAN

The Debtors have evaluated several alternatives to the Plan. After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan. If the Plan is not confirmed and consummated, the alternatives to the Plan are: (A) the preparation and presentation of an alternative reorganization; (B) the a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code; or (C) a liquidation under chapter 7 of the Bankruptcy Code.

A.	Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either: (a) a reorganization and continuation of the Debtors’ businesses or (b) an orderly liquidation of their assets. The Debtors, however, believe that the Plan, as described herein, enables their creditors and shareholders to realize the most value under the circumstances.

B.	Sale under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtors could seek from the Bankruptcy Court, after notice and hearing, authorization to sell their assets under section 363 of the Bankruptcy Code. The security interests in the Debtors’ assets held by Holders of the April Convertible Notes Secured Claims, Holders of the August Convertible Notes Secured Claims, Holders of the M&M Lien Claims, Holders of the Mortgage Secured Claims, the Equipment Lenders, and the DIP Lender would attach to the proceeds of any sale of the Debtors’ assets to the extent of their secured interests therein. Upon analysis and consideration of this alternative, the Debtors do not believe a sale of their assets under section 363 of the Bankruptcy Code would yield a higher recovery for the holders of claims under the Plan.

C.	Liquidation Under Chapter 7 of Bankruptcy Code

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The effect that a chapter 7 liquidation would have on the recovery of holders of Allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit C.

The Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of, among other things, the delay resulting from the conversion of the Chapter 11 Cases, the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Chapter 11 Cases, and the loss in value attributable to an expeditious liquidation of the Debtors’ assets as required by chapter 7.

XIII.

CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of Claims and Interests in Classes 1, 2, 3, 5, 6, 8, 11, and 12 to vote in favor thereof.

Exhibit A

The Plan

(Filed Separately)

Exhibit B

Plan Release, Exculpation, and Injunction Provisions

Definitions:

“Related Parties” means with respect to a Person, that Person’s current and former Affiliates, and such Person’s and its current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, fiduciaries, trustees, advisory board members, financial advisors, partners, limited partners, general partners, attorneys, accountants, managed accounts or funds, management companies, fund advisors, investment bankers, consultants, representatives, and other professionals, and such Person’s respective heirs, executors, estates, and nominees, each in their capacity as such, and any and all other Persons or Entities that may purport to assert any Cause of Action derivatively, by or through the foregoing entities.

“Released Parties” means, collectively: (i) the Debtors; the Reorganized Debtors; (iii) the Equity Committee; (iv) the members of the Equity Committee that are party to the RSA, solely in their capacities as such; (v) the Backstop Parties; (vi) the Settling Miner Equipment Lenders; (vii) Brown Corporation; (viii) Holliwood LLC; (ix) the Ad Hoc Noteholder Group; (x) the Consenting Creditors; (xi) the Exit Lenders; (xii) the Notes Agent, solely in its capacity as such; and (xiii) with respect to each of the foregoing Persons in clauses (i) through (xii), all Related Parties. Notwithstanding the foregoing, any Person that opts out of the releases set forth in section 10.6(b) of the Plan shall not be deemed a Released Party thereunder.

“Releasing Parties” means collectively, and in each case solely in their capacity as such, (i) the Debtors; (ii) the Reorganized Debtors; (iii) with respect to each of the foregoing Persons in clauses (i) through (ii), all Related Parties; (iv) the Released Parties; (v) the Holders of all Claims or Interests that vote to accept the Plan; (vi) the Holders of all Claims or Interests whose vote to accept or reject the Plan is solicited but that do not vote either to accept or to reject the Plan and do not opt out of granting the releases set forth herein; (vii) the Holders of all Claims or Interests that vote, or are deemed, to reject the Plan or that are presumed to accept the Plan but do not opt out of granting the releases set forth herein; and (viii) the Holders of all Claims and Interests and all Other Beneficial Owners that were given notice of the opportunity to opt out of granting the releases set forth herein but did not opt out.

“Exculpated Parties” means each of the following in their capacity as such and, in each case, to the maximum extent permitted by law: (i) the Debtors; and (ii) Equity Committee and its members, each solely in their capacity as such.

Provisions:

10.5	Injunction.

Except as otherwise expressly provided in the Plan or for distributions required to be paid or delivered pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to Section 10.6(a) or Section 10.6(b), shall be discharged pursuant to Section 10.3 of the Plan, or are subject to exculpation pursuant to Section 10.7, and all Subcontractors and all other parties in interest are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, and/or the Exculpated Parties (to the extent of the exculpation provided pursuant to Section 10.7 with respect to the Exculpated Parties): (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (iii) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless (x) such Entity has timely asserted such setoff right either in a Filed Proof of Claim, or in another document Filed with the Bankruptcy Court explicitly preserving such setoff or that otherwise indicates that such entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise or (y) such right to setoff arises under a postpetition agreement with the Debtors or an Executory Contract that has been assumed by the Debtors as of the Effective Date; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released, settled, and/or treated, entitled to a distribution, or cancelled pursuant to the Plan or otherwise Disallowed; provided that such persons who have held, hold, or may hold Claims against, or Interests in, a Debtor, a Reorganized Debtor, or an Estate shall not be precluded from exercising their rights and remedies, or obtaining the benefits, solely pursuant to and consistent with the terms of the Plan.

Subject in all respects to Section 11.1, no entity or person may commence or pursue a Claim or Cause of Action of any kind against any Released Party or Exculpated Party that arose or arises from, in whole or in part, the Chapter 11 Cases, the Debtors, the governance, management, transactions, ownership, or operation of the Debtors, the purchase, sale or rescission of any security of the Debtors or the Reorganized Debtors (which includes, for the avoidance of doubt, all claims and Causes of Action asserted or assertable in the Securities Class Action), the DIP Facility, the Convertible Notes Agreements, the Miner Equipment Lender Agreements, the Mortgage Agreements, the General Contracts, any and all agreements relating to M&M Liens, and any and all related agreements, instruments, and/or other documents, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Plan (including the Plan Supplement), the Disclosure Statement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan, the Plan Supplement, the Disclosure Statement, the Plan Settlements, the New Secured Convertible Notes Documents, the New Secured Notes Documents, the Contingent Payment Obligations Documents, the New Miner Equipment Lender Debt Documents, the Exit Facility Documents, the New Warrants Agreement, the Rights Offering, the Backstop Commitment Letter, the Initial DIP Loan Documents, the DIP Facility, the Terminated RSA, the RSA, the Chapter 11 Cases, the pursuit of confirmation and consummation of the Plan, the administration and implementation of the Plan or Confirmation Order, including the issuance or distribution of securities pursuant to the Plan (including, but not limited to, the New Common Interests), or the distribution of property under the Plan, or any other agreement, act or omission, transaction, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing without the Bankruptcy Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action represents a claim of willful misconduct, fraud or gross negligence against a Released Party or Exculpated Party and (ii) specifically authorizing such Entity or Person to bring such Claim or Cause of Action against any such Released Party or Exculpated Party. The Bankruptcy Court shall have sole and exclusive jurisdiction to determine whether a Claim or Cause of Action is colorable and, only to the extent legally permissible and as provided for in Section 11.1, shall have jurisdiction to adjudicate the underlying colorable Claim or Cause of Action.

10.6	Releases

(a) Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, except as otherwise provided in the Plan or in the Confirmation Order, on and after the Effective Date, the Released Parties are deemed conclusively, absolutely, unconditionally and irrevocably, released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Chapter 11 Cases, the Debtors, the governance, management, transactions, ownership, or operation of the Debtors, the purchase, sale or rescission of any security of the Debtors or the Reorganized Debtors (which includes, for the avoidance of doubt, all claims and Causes of Action asserted or assertable in the Securities Class Action), the DIP Facility, the Convertible Notes Agreements, the Miner Equipment Lender Agreements, the Mortgage Agreements, the General Contracts, any and all agreements relating to M&M Liens, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Plan (including the Plan Supplement), the Disclosure Statement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan, the Plan Supplement, the Disclosure Statement, the Plan Settlements, the New Secured Convertible Notes Documents, the New Secured Notes Documents, the Contingent Payment Obligations Documents, the New Miner Equipment Lender Debt Documents, the Exit Facility Documents, the New Warrants Agreement, the Rights Offering, the Backstop Commitment Letter, the Initial DIP Loan Documents, the DIP Facility, the Terminated RSA, the RSA, the Chapter 11 Cases, the pursuit of confirmation and consummation of the Plan, the administration and implementation of the Plan or Confirmation Order, including the issuance or distribution of securities pursuant to the Plan (including, but not limited to, the New Common Interests), or the distribution of property under the Plan, or any other agreement, act or omission, transaction, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth in this Section 10.6(a) (i) shall only be applicable to the maximum extent permitted by law; (ii) shall not be construed as (a) releasing any Released Party from Claims or Causes of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud (provided that actual fraud shall not exempt from the scope of these Debtor releases any Claims or Causes of Action arising under sections 544 or 548 of the Bankruptcy Code or state laws governing fraudulent or otherwise avoidable transfers or conveyances), willful misconduct, or gross negligence, (b) releasing any Released Party from Claims or Causes of Action held by the Debtors arising from an act or omission that is determined by a Final Order or by a federal government agency to have constituted a violation of any federal securities laws or (c) releasing any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

(b) Releases by Holders of Claims and Interests.

Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, except as otherwise provided in the Plan or in the Confirmation Order, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, each Releasing Party, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released, and discharged the Debtors, the Reorganized Debtors, and the Released Parties from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims or Causes of Action asserted or that may be asserted on behalf of the Debtors or their Estates, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, based on or relating to, or in any manner arising from, in whole or in part, any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, including any Claims or Causes of Action based on or relating to, or in any manner arising from, in whole or in part, the Chapter 11 Cases, the Debtors, the governance, management, transactions, ownership, or operation of the Debtors, the purchase, sale or rescission of any security of the Debtors or the Reorganized Debtors (which includes, for the avoidance of doubt, all claims and Causes of Action asserted or assertable in the Securities Class Action), the DIP Facility, the Convertible Notes Agreements, the Miner Equipment Lender Agreements, the Mortgage Agreements, the General Contracts, any and all agreements relating to M&M Liens, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Plan (including the Plan Supplement), the Disclosure Statement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan, the Plan Supplement, the Disclosure Statement, the Plan Settlements, the New Secured Convertible Notes Documents, the New Secured Notes Documents, the Contingent Payment Obligations Documents, the New Miner Equipment Lender Debt Documents, the Exit Facility Documents, the New Warrants Agreement, the Rights Offering, the Backstop Commitment Letter, the Initial DIP Loan Documents, the DIP Facility, the Terminated RSA, the RSA, the Chapter 11 Cases, the pursuit of confirmation and consummation of the Plan, the administration and implementation of the Plan or Confirmation Order, including the issuance or distribution of securities pursuant to the Plan (including, but not limited to, the New Common Interests), or the distribution of property under the Plan, or any other agreement, act or omission, transaction, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth in this Section 10.6(b) (i) shall only be applicable to the maximum extent permitted by law; and (ii) shall not be construed as (a) releasing any Released Party from Claims or Causes of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud (provided that actual fraud shall not exempt from the scope of these third-party releases any Claims or Causes of Action arising under sections 544 or 548 of the Bankruptcy Code or state laws governing fraudulent or otherwise avoidable transfers or conveyances), willful misconduct, or gross negligence, or (b) releasing any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

10.7	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out, in whole or in part, from the Petition Date through the Effective Date, of the Chapter 11 Cases, the Debtors, the governance, management, transactions, ownership, or operation of the Debtors, the purchase, sale or rescission of any security of the Debtors or the Reorganized Debtors, the DIP Facility, the Convertible Notes Agreements, the Miner Equipment Lender Agreements, the Mortgage Agreements, the General Contracts, any and all agreements relating to M&M Liens, and related agreements, instruments, or other documents, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Plan (including the Plan Supplement), the Disclosure Statement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan, the Plan Supplement, the Disclosure Statement, the Plan Settlements, the New Secured Convertible Notes Documents, the New Secured Notes Documents, the Contingent Payment Obligations Documents, the New Miner Equipment Lender Debt Documents, the Exit Facility Documents, the New Warrants Agreement, the Rights Offering, the Backstop Commitment Letter, the Initial DIP Loan Documents, the DIP Facility, the Terminated RSA, the RSA, the Chapter 11 Cases, the pursuit of confirmation and consummation of the Plan, the administration and implementation of the Plan or Confirmation Order, including the issuance or distribution of securities pursuant to the Plan (including, but not limited to, the New Common Interests), or the distribution of property under the Plan, or any other related agreement, except for Claims or Causes of Action arising from an act or omission that is judicially determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects, such Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities. The Exculpated Parties have, and upon completion of the Plan, shall be deemed to have, participated in good faith and in compliance with all applicable laws with regard to the solicitation and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the exculpations set forth in this Section 10.7 (i) shall only be applicable to the maximum extent permitted by law; and (ii) shall not be construed as (a) exculpating any Exculpated Party from Claims or Causes of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud (provided that actual fraud shall not exempt from the scope of these exculpations any Claims or Causes of Action arising under sections 544 or 548 of the Bankruptcy Code or state laws governing fraudulent or otherwise avoidable transfers or conveyances), willful misconduct, or gross negligence, or (b) exculpating any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

10.8	Retention of Causes of Action/Transfer of Causes of Action and Reservation of Rights.

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to this Article X, the Reorganized Debtors shall have, retain, reserve and be entitled to assert, and may enforce all rights to commence and pursue, as appropriate, any and all claims or Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and such rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity not released pursuant to the Plan.

Exhibit C

Liquidation Analysis

Exhibit C: LIQUIDATION ANALYSIS INTRODUCTION

Often referred to as the “best interests of creditors” test, section 1129(a)(7) of the Bankruptcy Code1 requires that each holder of a claim or interest in each impaired class either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the confirmed plan, that is not less than the amount such holder would receive if the debtor was liquidated under chapter 7 of the Bankruptcy Code.

To demonstrate that the Plan satisfies the best interests test, the Debtors, with the assistance of their financial advisors, AlixPartners, have prepared this hypothetical liquidation analysis (the “Liquidation Analysis”) and have taken the following steps:

i)

estimated the cash proceeds that a chapter 7 trustee (a “Trustee”) would generate if each Debtor’s chapter 11 case was converted to a chapter 7 case on the Effective Date and the assets of such Debtor’s Estate were liquidated (the “Liquidation Proceeds”);

ii)

determined the distribution that each Holder of a Claim or Interest would receive from the Liquidation Proceeds under the priority scheme set forth in chapter 7 of the Bankruptcy Code giving effect to the different collateral packages securing various claimants (the “Liquidation Distribution”); and

iii)	compared each Holder’s Liquidation Distribution to the distribution such Holder would receive under the Debtors’ Plan if the Plan were confirmed and consummated.

This Liquidation Analysis represents an estimate of cash distributions and recovery percentages based on a hypothetical chapter 7 liquidation of the Debtors’ assets. It is, therefore, a hypothetical analysis based on certain assumptions discussed herein and in the Disclosure Statement. As such, asset values and claims discussed herein may differ materially from amounts referred to in the Plan and Disclosure Statement. This Liquidation Analysis should be read in conjunction with the assumptions, qualifications, and explanations set forth in the Disclosure Statement and the Plan in their entirety, as well as the notes and assumptions set forth below.

The determination of the costs of, and proceeds from, the hypothetical liquidation of the Debtors’ assets in a chapter 7 case involves the use of estimates and assumptions that, although considered reasonable by the Debtors based on their business judgment and input from their advisors, are subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors, their management and their advisors. This Liquidation Analysis was prepared for the sole purpose of generating a reasonable, good faith estimate of the proceeds that would be generated if the Debtors’ assets were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended, and should not be used, for any other purpose.

[1]	Capitalized terms used but not defined herein have the meanings ascribed to them in the Disclosure Statement.

1

All limitations and risk factors set forth in the Disclosure Statement are applicable to this Liquidation Analysis and are incorporated by reference herein. The underlying financial information in the Liquidation Analysis was prepared using policies that are generally consistent with those applied in historical financial statements but was not compiled or examined by independent accountants and was not prepared to comply with Generally Accepted Accounting Principles or SEC reporting requirements.

Based on this Liquidation Analysis, the Debtors, with the assistance of their advisors, believe the Plan satisfies the best interests test and that each Holder of an Impaired Claim or Interest will receive value under the Plan on the Effective Date that is not less than the value such Holder would receive if the Debtors liquidated under chapter 7 of the Bankruptcy Code. The Debtors believe that this Liquidation Analysis and the conclusions set forth herein are fair and represent the Debtors’ best judgment regarding the results of a hypothetical liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

THE DEBTORS AND THEIR ADVISORS MAKE NO REPRESENTATIONS OR WARRANTIES REGARDING THE ACCURACY OF THE ESTIMATES CONTAINED HEREIN OR A CHAPTER 7 TRUSTEE’S ABILITY TO ACHIEVE FORECASTED RESULTS. IN THE EVENT THESE CHAPTER 11 CASES ARE CONVERTED TO CHAPTER 7 LIQUIDATIONS, ACTUAL RESULTS COULD VARY MATERIALLY FROM THE ESTIMATES SET FORTH IN THIS LIQUIDATION ANALYSIS.

BASIS OF PRESENTATION

The Liquidation Analysis has been prepared assuming that the Debtors hypothetically convert these chapter 11 cases to undertake a liquidation under chapter 7 of the Bankruptcy Code as of December 31, 2023 (the “Liquidation Date”). Except as otherwise noted herein, the values reflected in this Liquidation Analysis are based upon the Debtors’ unaudited books and records as of August 31, 2023 except for unrestricted cash, for which an estimate is used based on the most recently submitted DIP Budget (submitted on October 25, 2023). Such values are assumed to be representative of the Debtors’ assets and liabilities as of the Liquidation Date. The Liquidation Analysis was prepared on a legal entity basis for each Debtor and, for presentation purposes, summarized into a consolidated report. The Liquidation Analysis assumes that the Debtors would be liquidated in a jointly administered case, but each Debtor is treated as an independent legal entity without substantive consolidation.2 As part of the Liquidation Analysis, the Debtors assume the Trustee would liquidate each of the Debtors and each of the wholly owned subsidiaries of the Debtors. When one Debtor has a net intercompany receivable or interest in another Debtor, we assume that such net receivable is realized and the cash is available for distribution to such Debtor’s creditors and claimholders. The cessation of business in a liquidation is likely to trigger certain claims and funding requirements that would otherwise not exist under the Plan. Such claims could include incremental contract rejection damages claims and chapter 7 administrative expense claims, including wind-down costs, trustee fees, and professional fees, among other claims. Some of these claims and funding obligations could be significant and may be entitled to administrative or priority status in payment from Liquidation Proceeds. The Debtors’ estimates of claims set forth in the Liquidation Analysis should not be relied on for the purpose of determining the value of any distribution to be made on account of Allowed Claims or Interests under the Plan.

[2]

As wholly owned subsidiaries of Debtor Core Scientific Operating Company, assets held by American Property Acquisition, LLC (e.g., Calvert City, KY) and American Property Acquisitions I, LLC (Marble, NC facility) are included in the recoveries assumed for Core Scientific Operating Company.

2

NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE, OR CONSTITUTES, A CONCESSION, ADMISSION, OR ALLOWANCE OF ANY CLAIM OR INTEREST BY THE DEBTORS. THE ACTUAL AMOUNT OR PRIORITY OF ALLOWED CLAIMS AND INTERESTS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH AND USED IN THE LIQUIDATION ANALYSIS. THE DEBTORS RESERVE ALL RIGHTS TO SUPPLEMENT, MODIFY, OR AMEND THE ANALYSIS SET FORTH HEREIN.

Chapter 7 administrative expense claims that arise in a liquidation scenario would be paid in full from the Liquidation Proceeds prior to proceeds being made available for distribution to Holders of Allowed Claims. Under the “absolute priority rule,” no junior creditor may receive any distributions until all senior creditors are paid in full, and no equity holder may receive any distribution until all creditors are paid in full. The assumed distributions to creditors as reflected in the Liquidation Analysis are estimated in accordance with the absolute priority rule.

This Liquidation Analysis does not include any recoveries or related litigation costs resulting from any potential preference, fraudulent transfer, or other litigation or avoidance actions that may be available under the Bankruptcy Code because of the cost of such litigation, the uncertainty of the outcome, and potential disputes regarding these matters. To the extent such actions exist or are anticipated, this Liquidation Analysis assumes there are no recoveries related to any known, actual, ongoing or anticipated litigious actions and/or Avoidance Actions (as defined in the Disclosure Statement). The Liquidation Analysis does not estimate contingent, unliquidated claims against the Debtors. Finally, the Liquidation Analysis does not include estimates for the tax consequences that may be triggered upon the liquidation and sale of assets in the manner described above. Such tax consequences may be material.

LIQUIDATION PROCESS

The Debtors’ liquidation would be conducted pursuant to chapter 7 of the Bankruptcy Code. The Debtors have assumed that their liquidation would occur over a period of three to six months (the “Liquidation Period”) during which time the Trustee would effectively monetize substantially all the assets on the consolidated balance sheet in an orderly disposition and administer and wind down the Estates.3

As part of the Trustee’s liquidation process, the initial step would be to develop a liquidation plan designed to generate proceeds from the sale of assets that the Trustee would then distribute to creditors. This liquidation process would have three major components:

i)	Cash proceeds from asset sales (“Gross Liquidation Proceeds”);

ii)	Costs to liquidate the business and administer the Estates under chapter 7 (“Liquidation Adjustments”); and

[3]

Although the Liquidation Analysis assumes the liquidation process would occur over a period of three to six months, it is possible the disposition and recovery from certain assets could take shorter or longer to realize. Throughout this period, the Trustee would also incur administrative expenses, such as payroll, certain overhead, and professional expenses reasonably required to complete the wind-down of the Estates.

3

iii)	Remaining proceeds available for distribution to claimants (“Net Liquidation Proceeds for Distribution”).

i) Gross Liquidation Proceeds

The Gross Liquidation Proceeds reflect the total proceeds the Trustee would generate from a hypothetical chapter 7 liquidation. Under section 704 of the Bankruptcy Code, a Trustee must, among other duties, collect and convert property of the Estates as expeditiously as is compatible with the best interests of parties in interest, which could result in potentially distressed recoveries. This Liquidation Analysis assumes the Trustee will market the assets on an accelerated timeline and consummate the sale transactions within three to six months from the Liquidation Date. Even in an orderly disposition, asset values in the liquidation process will likely be materially reduced due to, among other things, (i) the accelerated time frame in which the assets are marketed and sold, (ii) the relative scale which certain Debtors’ assets represent of the overall market and potential impact of introducing such assets to the market all at once, (iii) negative vendor and customer reaction, and (iv) the generally forced nature of the sale.

ii) Liquidation Adjustments

Liquidation Adjustments reflect the costs the Trustee would incur to monetize the assets and wind down the Estates in chapter 7 and include the following:

•	Estimated accrued and unpaid trust taxes;

•	Expenses necessary to efficiently and effectively monetize the assets;

•	Chapter 7 Trustee fees; and

•	Chapter 7 professional fees (lawyers, financial advisors, and investment bankers to support the sale and transition of assets over the Liquidation Period).

iii) Net Liquidation Proceeds for Distribution

The Net Liquidation Proceeds for Distribution reflect amounts available to Holders of Claims and Interests after the Liquidation Adjustments are netted against the Gross Liquidation Proceeds. Under this analysis, the Liquidation Proceeds are distributed to Holders of Claims against, and Interests in, the Debtors in accordance with the Bankruptcy Code’s priority scheme.

CONCLUSION

The Debtors have determined that, on the Effective Date, the Plan will provide all Holders of Allowed Claims and Interests with a recovery that is not less than what they would otherwise receive pursuant to a liquidation of the Debtors’ assets under chapter 7 of the Bankruptcy Code. Accordingly, the Plan satisfies the requirement of section 1129(a)(7) of the Bankruptcy Code.

4

The Liquidation Analysis should be reviewed with the accompanying “Specific Notes to the Liquidation Analysis” set forth on the following pages. The table below reflects a consolidation of the standalone liquidation analyses for each Debtor that has distributable value.

($ in millions)					Low Recovery ($)				High Recovery ($)
	Notes	Book Value / Claim	Hypothetical Recovery%	High	Core Scientific, Inc.	Core Scientific Acquired Mining LLC	Core Scientific Operating Company	Consolidated (Low)	Core Scientific, Inc.	Core Scientific Acquired Mining LLC	Core Scientific Operating Company	Consolidated (High)
			Low
Unrestricted Cash	A1	$43.8	100%	100%	$1.7	$0.1	$42.0	$43.8	$1.7	$0.1	$42.0	$43.8
Trade & Other Receivables	A2	6.6	26%	72%	—	0.2	1.5	1.7	—	0.6	4.2	4.8
Prepaid Expenses & Other Assets	A3	33.7	5%	21%	—	0.1	1.4	1.5	0.3	0.1	6.8	7.2
Property, Plant and Equipment, Net	A4	613.0	52%	92%	—	22.7	297.0	319.7	—	50.8	515.3	566.0
Intangible Assets, Net	A5	2.5	0%	0%	—	—	—	—	—	—	—	—

Gross Liquidation Proceeds		$699.6	52%	89%	$1.7	$23.2	$342.0	$366.8	$1.9	$51.6	$568.3	$621.8
Less: Liquidation Adjustments:
Estimated Accrued and Unpaid Trust Taxes	B1				—	—	(3.6)	(3.6)	—	—	(3.6)	(3.6)
Operational Wind Down Costs	B2				—	(2.8)	(25.4)	(28.2)	—	(1.4)	(12.7)	(14.1)
Chapter 7 Trustee Fees	B3				—	(0.7)	(9.0)	(9.7)	—	(1.0)	(10.5)	(11.6)
Other Professional Fees	B4				(0.0)	(0.7)	(10.3)	(11.0)	(0.1)	(1.5)	(17.0)	(18.7)

Total Liquidation Adjustments					($0.0)	($4.2)	($48.3)	($52.5)	($0.1)	($4.0)	($43.9)	($47.9)

Net Liquidation Proceeds for Distribution					$1.6	$18.9	$293.7	$314.2	$1.8	$47.6	$524.4	$573.8

Distribution of Proceeds:
Less: Administrative Claims	C1	52.4	100%	100%	(0.3)	(3.2)	(49.0)	(52.4)	(0.2)	(4.3)	(47.9)	(52.4)

Remaining Amount Available for Distribution					$1.3	$15.7	$244.7	$261.8	$1.6	$43.3	$476.5	$521.4
Less: Mechanics’ Liens	C2	17.0	100%	100%	—	—	(17.0)	(17.0)	—	—	(17.0)	(17.0)

Remaining Amount Available for Distribution					$1.3	$15.7	$227.7	$244.8	$1.6	$43.3	$459.5	$504.4
Less: Mortgages	C3	0.8	100%	100%	—	—	(0.8)	(0.8)	—	—	(0.8)	(0.8)

Remaining Amount Available for Distribution					$1.3	$15.7	$226.9	$244.1	$1.6	$43.3	$458.7	$503.7
Less: DIP Loan Claims	C4	19.4	100%	100%	—	—	(19.4)	(19.4)	—	—	(19.4)	(19.4)

Remaining Amount Available for Distribution					$1.3	$15.7	$207.5	$224.7	$1.6	$43.3	$439.3	$484.3
Less: Miner Equipment Lender Claims	C5	253.7	13%	34%	—	(4.9)	(29.2)	(34.1)	—	(14.0)	(71.3)	(85.3)

Remaining Amount Available for Distribution					$1.3	$10.8	$178.4	$190.6	$1.6	$29.2	$368.0	$398.9
Less: Non-Miner Equipment Lender Secured Claims	C6	20.6	100%	100%	—	—	(20.6)	(20.6)	—	—	(20.6)	(20.6)

Remaining Amount Available for Distribution					$1.3	$10.8	$157.8	$170.0	$1.6	$29.2	$347.4	$378.4
Less: Convertible Notes (April)	C7	265.2	40%	79%	(1.3)	(10.9)	(93.8)	(106.1)	(1.7)	(29.2)	(178.6)	(209.5)

Remaining Amount Available for Distribution					—	—	$64.0	$64.0	—	—	$168.8	$168.8
Less: Convertible Notes (August)	C8	359.9	16%	43%	—	—	(58.1)	(58.1)	—	—	(153.3)	(153.3)

Remaining Amount Available for Distribution					—	—	$5.9	$5.8	—	—	$15.5	$15.5
Less: General Unsecured Claims	C9	81.4	7%	19%	—	—	(5.9)	(5.9)	—	—	(15.5)	(15.5)

Remaining Amount Available for Distribution					—	—	—	—	—	—	—	—
Equity Interests	C10	—	N/A	N/A	—	—	—	—	—	—	—	—

Remaining Amount Available for Distribution					—	—	—	—	—	—	—	—

5

SPECIFIC NOTES TO THE LIQUIDATION ANALYSIS

Gross Liquidation Proceeds

The below table summarizes the estimated recovery percentages for each of the Debtors’ assets.

Note	Asset Type / Assumptions	Debtor’s Recovery
A1	Cash consists of the estimated balance at the Liquidation Date of all unrestricted cash deposits in savings, operating, receipt, and disbursement accounts and are comprised of cash, demand deposits, money market investments, and in-transit bitcoin.	100%
Certain cash held separately for restricted uses such as, but not limited to, the Professional Fees Escrow Account and the Utility Deposit Account, is excluded from potential gross liquidation proceeds due to such assets likely being unavailable for distribution.
A2	Trade receivables consist primarily of amounts owed under hosting arrangements. Other receivables relate to tax refunds and a refund for unacceptable equipment returned to a construction vendor. These receivables are expected to be partially collected in a liquidation scenario. The range of recovery reflects the potential risk to realizable value, on a blended basis, due to delays or disputes with the various counterparties.	26% to 72%
A3	Prepaid expenses and other assets consist of mined digital assets pending sale on exchange as well as several corporate accounts, including but not limited to prepaid construction, insurance, power, and subscriptions. Insurance, construction and subscription prepayments are generally non-refundable by contract. Prepaid power would be offset against power use during the wind-down period. As a result, these items are expected to have limited realizable value in a chapter 7 liquidation.	5% to 21%
A4	Property, Plant, and Equipment, Net (“PP&E”) consists of mining equipment, land, building, leasehold improvements and other equipment (e.g., computers, transformers, network equipment, vehicles, electrical infrastructure). The approach to determining value in a liquidation scenario bifurcates facilities from miners. In general, the Debtors’ facilities are newly constructed and in good condition; however, a limited buyer market exists due to the facilities being in-place and purpose-built with specialized utility accommodations. In contrast, the miners are considered fungible and able to be relocated to an alternate location by any buyer.	52% to 92%

6

The estimated realizable value of facilities, including buildings, land, equipment, and related improvements, is based on (i) precedent transactions with (ii) an allocation of the value range among fixed asset components based on the allocation of such components in the Debtors’ books and records.
The estimated realizable value of miners is based on a range of recently disclosed secondary market clearing prices for the same models as owned by the Debtors, discounted for the potential impact on market prices of the Debtors selling a significant number of miners within the brief three-to-six-month wind down period.
A5	Intangible assets consist of specialty use software proprietary to the Debtors’ business that is not able nor meant to be modified to suit other needs. It is assumed that a buyer of the Debtors’ assets would not compensate the Debtors for such software and thus it carries no realizable value in a liquidation.	0%

Liquidation Adjustments

B1. Estimated Accrued and Unpaid Trust Taxes

The Debtors estimate that accrued sales and use tax at the Liquidation Date would be approximately $3.6 million. The Debtors collect sales tax on revenue generated from hosting customers and remit the proceeds to the respective taxing jurisdictions approximately one month after collection.

In addition, the Debtors withhold a statutory percentage of employee compensation paid to the federal government on account of the Federal Insurance Contributions Act. The Liquidation Analysis assumes that all employee costs, including payroll taxes, will have been paid as of the Liquidation Date.

As set forth in the Debtors’ tax motion (Docket No. 3) and employee wages motion (Docket No. 6), these proceeds are likely “trust fund” proceeds, and would be remitted to the taxing jurisdictions and would not be subject to creditor claims or available for distribution to holders of Allowed Claims.

B2. Wind-down Costs

Wind-down costs are assumed to consist primarily of the ordinary course general and administrative costs that will be required to operate the Debtors’ business for a three to six month period after the Liquidation Date, which is expected to be the amount of time required to expeditiously wind down the Debtors’ Estates.

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The Liquidation Analysis estimates total wind-down costs of approximately $14.1 million to $28.2 million representing (a) facility operations, (b) limited personnel, and (c) corporate segment general and administrative expenses. This amount represents approximately 2% to 8% of gross liquidation proceeds. To maximize recoveries on the Debtors’ assets, minimize the amount of claims, and generally ensure an orderly chapter 7 liquidation, it is assumed that the Trustee will continue to employ or otherwise retain a limited number of the Debtors’ employees for a limited amount of time during the liquidation process to assist with, among other things, vacating facilities, the sale of PP&E, finalizing employee matters, cash collections, payroll and tax reporting, accounts payable and other books and records, and responding to certain legal matters related to the wind-down of the Debtors’ affairs. Other costs include, without limitation, taxes, utilities and other overhead, and document retention and destruction.

B3. Trustee Fees

Section 326(a) of the Bankruptcy Code provides that Trustee fees may not exceed 3% of distributable proceeds in excess of $1 million. The Liquidation Analysis assumes the Trustee fees total approximately 2% to 3% of Gross Liquidation Proceeds from external assets, which equals approximately $9.7 million and $11.6 million, in the low and high cases, respectively.

B4. Chapter 7 Professional Fees

The Liquidation Analysis assumes the Trustee will retain lawyers, financial advisors, and investment bankers to assist in the liquidation. The chapter 7 professional fees include estimates for such professionals that will assist the Trustee during the Liquidation Period. These advisors will, among other things, assist in marketing the Debtors’ assets, litigating claims and resolving tax litigation matters, and resolving other matters relating to the wind down of the Debtors’ Estates. The Liquidation Analysis estimates professional fees at 3% of the total liquidation proceeds realized, which equals approximately $11.0 million and $18.7 million in the low and high cases, respectively.

The DIP Order includes the Carve Out for amounts owed by the Debtors, including to the clerk of Court, to the U.S. Trustee, to a 726(b) trustee, to Debtor Professionals, to Committee Professionals, and for Committee Expenses (each as defined in the DIP Order). Pursuant to the DIP Order, the Professional Fees Escrow Account (each as defined in the DIP Order) has been funded to be exclusively available for the aforementioned parties prior to the Replacement DIP Secured Parties receiving any recovery on account of DIP Claims. The funds in the Professional Fees Escrow Account are considered restricted cash and are thus excluded from Liquidation Proceeds. Likewise, Carve Out Claims (as defined in the DIP Order) for the aforementioned parties are assumed to be covered by restricted cash in the Professional Fees Escrow Account and are thus excluded from distribution of proceeds in the Liquidation Analysis. Further, the Debtors do not project any amounts incurred after the Carve Out Trigger Date (as defined in the DIP Order) or any funding of the $2 million Post-Carve Out Notice Amount (as defined in the DIP Order).

Net Liquidation Proceeds for Distribution

Based on the Liquidation Analysis, the Net Liquidation Proceeds for Distribution to the Debtors’ Holders of Claims and Interests range from approximately $314.2 million to $573.8 million.

8

Claims

C1: Administrative Claims

The post-petition business expenses of the Debtors required to operate in the normal course qualify as administrative expenses under Section 503(b) of the Bankruptcy Code. The Liquidation Analysis assumes the Debtors will have $52.4 million in administrative claims comprised of estimated outstanding post-petition obligations at the Liquidation Date. These include (i) $16.3 million of obligations to employees, trade vendors and equipment lessors arising out of normal course post-petition business operations as well as (ii) $36.1 million in notes payable to mechanics’ lien holders pursuant to the M&M Lien Settlements entered into during these Chapter 11 Cases. Administrative claims exclude potential incremental contract rejection claims associated with the chapter 7 filing.

The Liquidation Analysis assumes Liquidation Proceeds would be sufficient to satisfy 100% of the Administrative Claims.

C2: Mechanics’ Liens

Certain third-party contractors that the Debtors have relied upon to pursue ongoing construction activity have filed mechanic’s liens against the Debtors’ various property sites. The work performed by the claimants relates to telecommunications, infrastructure, power, construction and other contractor services rendered in the development of the Debtors’ facilities. The mechanic’s liens secure payment of certain amounts owed to these various service providers and entitle holders to priority distribution of proceeds from the liquidation of the Debtors’ property. The Liquidation Analysis assumes claims on account of Mechanics’ Liens of approximately $17.0 million at the Liquidation Date.

The Liquidation Analysis assumes the Liquidation Proceeds would be sufficient to satisfy 100% of the Mechanic’s Lien Claims.

C3: Mortgage

The Liquidation Analysis assumes the mortgages on both (i) the Calvert City, KY facility between American Property Acquisition, LLC, as Borrower and Holliwood LLC, as Lender and (ii) the Dalton, GA facility between American Property Acquisition, LLC, as Borrower and Brown Corporation as Lender will have an aggregate outstanding balance of approximately $0.8 million as of the Liquidation Date.

The Liquidation Analysis assumes the Liquidation Proceeds would be sufficient to satisfy 100% of the outstanding mortgages.

C4: DIP Loan Claims

The Bankruptcy Code grants superpriority administrative expense claim status to claims made pursuant to the Debtors’ DIP Loan Documents, including claims on account of the Replacement DIP Loan and related Replacement DIP Obligations. The Liquidation Analysis assumes DIP Superpriority Claims of approximately $19.4 million at the Liquidation Date, based on the latest approved DIP budget.

The Liquidation Analysis assumes the Liquidation Proceeds would be sufficient to satisfy 100% of the DIP Loan Claims.

9

C5: Miner Equipment Lender Claims4

The Debtors’ miner fleet consists of approximately 150,000 miners, of which approximately 60,000 (i.e., 40%) are financed with various lenders. The fair market value of the miners is based on each miner’s computing speed, age and other factors, and fluctuates with the price of cryptocurrencies. The Debtors estimate that the value of miner collateral is significantly less than the original equipment financing secured by the miners resulting in a collateral value deficiency. The distribution of proceeds to Miner Equipment Lenders is based on observed prices in the secondary market for the sale of miners of comparable model and hash rate of those financed by the Miner Equipment Lenders. Such prices are discounted for the market flooding effect a liquidation process would likely cause.

The Liquidation Analysis concludes that Miner Equipment Lenders will receive a recovery5 of 13% to 34% in a chapter 7 liquidation, inclusive of any recoveries on deficiency claims beyond Miner Equipment Lenders’ miner collateral.

C6: Non-Miner Equipment Lender Secured Claims

Various lenders have a security interest in the non-miner equipment of the Debtors, consisting of computer and network equipment, racks, switchboards and transformer equipment.

The Liquidation Analysis assumes the Liquidation Proceeds generated from the sale of non-miner equipment would be sufficient to satisfy 100% of the Non-Miner Equipment Lender Secured Claims.

C7: Convertible Notes Issued April 2021

The Liquidation Analysis assumes estimated April Convertible Notes of approximately $265.2 million as of the Liquidation Date comprised of (i) original principal of $215.0 million, and (ii) accrued cash and paid-in-kind interest of $50.2 million.

The Liquidation Analysis distributes proceeds from assets on which Convertible Notes have a secured claim first to the April Convertible Notes, followed by the August Convertible Notes, given that the April Convertible Notes are senior in priority to the August Convertible Notes. In addition, the April Convertible Notes receive a recovery from the Debtors’ unencumbered assets through their under secured deficiency claim. The Liquidation Analysis does not take into account the imposition of adequate protection liens on certain assets in favor of secured lienholders as a result of any diminution in value of collateral securing prepetition secured indebtedness. The Liquidation Analysis concludes that holders of April Convertible Notes will receive a a recovery of 40% to 79% in a chapter 7 liquidation.

C8: Convertible Notes Issued August 2021

The Liquidation Analysis assumes estimated August Convertible Notes of approximately $359.9 million as of the Liquidation Date comprised of (i) original principal of $299.8 million and (ii) accrued cash and paid-in-kind interest of $60.1 million.

[4]

Miner Equipment Lender Claims include both secured and unsecured claims of the Miner Equipment Lenders. The secured portion for each Miner Equipment Lender is based on the quantity of miners of a particular model designated as collateral for such lender multiplied by the observed secondary market price for such model net of a market flooding discount to the price.

[5]	The Miner Equipment Lender recovery includes recovery of the secured portion of their claims plus an additional recovery from a pro rata share of other unencumbered property 10 of the Debtors.

10

The Liquidation Analysis distributes proceeds from assets on which Convertible Notes have a secured claim first to the April Convertible Notes, followed by the August Convertible Notes, given that the April Convertible Notes are senior in priority to the August Convertible Notes. In addition, the August Convertible Notes receive a recovery from the Debtors’ unencumbered assets through their under secured deficiency claim. The Liquidation Analysis concludes that holders of August Convertible Notes will receive a recovery of 16% to 43% in a chapter 7 liquidation.

C9: General Unsecured Claims

General Unsecured Claims arising in a hypothetical chapter 7 liquidation may include, among other things: (a) prepetition trade Claims; (b) rejection damages Claims; and (c) numerous other types of prepetition liabilities. The Liquidation Analysis assumes recovery to General Unsecured Claims is derived from proceeds from the liquidation of the Debtors’ unencumbered assets. The Liquidation Analysis assumes proceeds from liquidating such unencumbered assets are distributed pro rata to the deficiency claims of under secured and unsecured creditors, including net intercompany claims.

The Liquidation Analysis does not include any rejection damages claims for executory contracts that the Debtors would be party to as of the Liquidation Date, each of which may be significant. In addition, the Liquidation Analysis does not include Claims that are unliquidated or speculative, including litigation Claims asserted against the Debtors, or potential deficiency claims. The Liquidation Analysis assumes there will be approximately $81.4 million of General Unsecured Claims outstanding as of the Liquidation Date. This estimate excludes any deficiency claims from other claims discussed above, including the Miner Equipment Lender Deficiency Claims. The Liquidation Analysis concludes that General Unsecured Claims will receive a 7% to 19% recovery in a chapter 7 liquidation.

C10: Existing Equity Interests

The Liquidation Analysis assumes there would be no recovery on the Equity Interests (as defined in the Plan) in a chapter 7 liquidation.

11

Exhibit D

Valuation Analysis

Valuation Analysis1

THE INFORMATION CONTAINED HEREIN IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES OR FUNDED INDEBTEDNESS TO BE ISSUED PURSUANT TO THE PLAN. THE INFORMATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS OR ANY OF THEIR AFFILIATES.

Solely for the purposes of the Plan and the Disclosure Statement, PJT Partners LP (“PJT”), as investment banker to the Debtors, has estimated a range of total enterprise value (the “Enterprise Value”) and implied equity value (the “Equity Value”) for the Reorganized Debtors pro forma for the transactions contemplated by the Plan (the “Valuation Analysis”). The Valuation Analysis is based on financial and other information provided by the Debtors’ management, including the Financial Projections, attached to the Disclosure Statement as Exhibit E thereto, and information provided by other sources. The Valuation Analysis is as of November 9, 2023, with an assumed Effective Date of December 31, 2023. The Valuation Analysis utilizes market data as of November 9, 2023. The valuation estimates set forth herein represent valuation analyses of the Reorganized Debtors utilizing customary valuation techniques to the extent deemed appropriate by PJT.

In preparing the Valuation Analysis, PJT considered a variety of factors and evaluated a variety of financial analyses, including: (a) a discounted cash flow (“DCF”) analysis; (b) a comparable companies analysis; and (c) a precedent transactions analysis. In performing the Valuation Analysis, PJT relied primarily upon the DCF analysis and comparable companies analysis. While PJT considered the precedent transactions analysis, PJT deemed this methodology to be of limited relevance due to a lack of precedent transactions.

The preparation of a valuation analysis is a complex analytical process involving subjective determinations about (a) which financial analysis methodologies are most appropriate and relevant to the subject company and (b) the application of those methodologies to particular facts and circumstances in a manner that is not readily suitable to summary description.

Based on the aforementioned analyses, and other information described herein and solely for purposes of the Plan, the estimated range of Enterprise Value of the Reorganized Debtors, collectively, as of the assumed Effective Date, is approximately $1,400 million to approximately $1,800 million.

[1]	Capitalized terms used but not defined herein have the meanings ascribed to them in the Disclosure Statement.

In addition, based on the estimated range of Enterprise Value of the Reorganized Debtors and other information described herein and solely for purposes of the Plan, PJT estimated a potential range of total Equity Value of the Reorganized Debtors, which consists of the Enterprise Value, less estimated indebtedness, plus estimated balance sheet cash on the assumed Effective Date. PJT has assumed that the Reorganized Debtors will have, as of the assumed Effective Date, a pro forma excess cash balance of $15 million and estimated pro forma indebtedness of $721 million, which consists of (a) $61 million drawn under the Exit Facility, (b) $150 million New Secured Notes, (c) $260 million of New Secured Convertible Notes, (d) $176 million of Miner Equipment Lender Takeback Debt,2 (d) $21 million of Reinstated Notes, (e) $52 million of takeback secured debt for mechanic’s liens claimants (comprised of $17 million of M&M Lien Takeback Debt and $35 million under the M&M Lien Settlements), and (f) $1 million in Secured Mortgage Claims. Therefore, PJT estimated that the potential range of Plan Equity Value for the Reorganized Debtors as of the assumed Effective Date is between approximately $694 million and approximately $1,094 million.

For purposes of the Valuation Analysis, PJT assumed that no material changes that would affect estimated value will occur between the date of filing of the Disclosure Statement and the assumed Effective Date. In addition, PJT assumed that there will be no material change in economic, monetary, market, industry, and other conditions that would impact any of the material information made available to PJT, including the Financial Projections, as of the assumed Effective Date. PJT makes no representation as to the achievability or reasonableness of such assumptions. The Debtors undertake no obligation to update or revise statements to reflect events or circumstances that arise after the date of the Disclosure Statement or to reflect the occurrence of unanticipated events. PJT’s Valuation Analysis does not constitute an opinion as to the fairness from a financial point of view of the consideration to be received or paid under the Plan, of the terms and provisions of the Plan, or with respect to any other matters.

THE VALUATION ANALYSIS REFLECTS WORK PERFORMED BY PJT ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESSES AND ASSETS OF THE DEBTORS AVAILABLE TO PJT AS OF NOVEMBER 9, 2023. IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY HAVE AFFECTED OR MAY AFFECT PJT’S CONCLUSIONS, PJT DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE, OR REAFFIRM THE VALUATION ANALYSIS AND DOES NOT INTEND TO DO SO.

PJT DID NOT INDEPENDENTLY VERIFY THE FINANCIAL PROJECTIONS OR OTHER INFORMATION THAT PJT USED IN THE VALUATION ANALYSIS, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF THE DEBTORS OR THEIR ASSETS WERE SOUGHT OR OBTAINED IN CONNECTION THEREWITH. THE VALUATION ANALYSIS WAS DEVELOPED SOLELY FOR PURPOSES OF THE PLAN. THE VALUATION ANALYSIS REFLECTS THE APPLICATION OF VARIOUS VALUATION TECHNIQUES, DOES NOT PURPORT TO BE AN OPINION, AND DOES NOT PURPORT TO REFLECT OR CONSTITUTE AN APPRAISAL, LIQUIDATION VALUE, OR PREDICTION OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES OR FUNDED INDEBTEDNESS TO BE ISSUED PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH IN THE VALUATION ANALYSIS.

[2]

This estimate is based upon the Debtors’ assumptions regarding Miner Equipment Lenders’ elections under the Plan. If the Miner Equipment Lenders make different elections than the Debtors have assumed, the amount of Miner Equipment Lender Takeback Debt and/or overall debt may be higher or lower than estimated herein.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES THAT ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE VALUATION ANALYSIS IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NONE OF THE DEBTORS, PJT, OR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE ACTUAL VALUE OF NEWLY ISSUED SECURITIES AND FUNDED INDEBTEDNESS IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AND FUNDED INDEBTEDNESS AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, CONDITIONS IN THE FINANCIAL MARKETS, THE ANTICIPATED INITIAL POST-EMERGENCE DEBT AND EQUITY HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT IMMEDIATELY RATHER THAN HOLD THEIR INVESTMENT ON A LONG-TERM BASIS, AND THE POTENTIALLY DILUTIVE IMPACT OF CERTAIN EVENTS, INCLUDING THE ISSUANCE OF EQUITY SECURITIES PURSUANT TO THE MANAGEMENT INCENTIVE PLAN, THE ISSUANCE OF EQUITY SECURITIES FOR ANY OTHER REASON AND/OR THE CONVERSION OF THE NEW SECURED CONVERTIBLE NOTES.

The Debtors’ management team advised PJT that the Financial Projections were reasonably prepared in good faith and on a basis reflecting the Debtors’ best estimates and judgments as to the future operating and financial performance of the Reorganized Debtors. The Valuation Analysis assumed that the actual performance of the Reorganized Debtors will correspond to the Financial Projections in all material respects. If the business performs at levels below or above those set forth in the Financial Projections, such performance may have a materially negative or positive impact, respectively, on the valuation of the Reorganized Debtors and the Enterprise Value thereof.

In preparing the Valuation Analysis, PJT: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods provided by the Debtors; (b) discussed the Debtors’ performance, future prospects, and industry observations with certain members of the Debtors’ senior management; (c) considered certain economic and industry information relevant to the Debtors’ operating businesses; (d) prepared discounted cash flow analyses based on the Financial Projections, utilizing various discount rates and assumptions in the calculation of terminal values; and (e) conducted such other studies and analyses as PJT deemed appropriate. PJT assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors’ management and other parties as well as publicly available information.

The Valuation Analysis does not constitute a recommendation to any Holder of Allowed Claims or Interests or any other person as to how such person should vote or otherwise act with respect to the Plan. PJT has not been requested to, and does not express any view as to, the potential trading value of the Reorganized Debtors’ securities and/or funded indebtedness on issuance or at any other time.

The Financial Projections include certain illustrative assumptions regarding expected cash tax liabilities. The impact of any changes to these illustrative assumptions regarding cash tax liabilities, including as a result of the tax consequences of the Restructuring Transactions (which could include elimination of or limitation of tax attributes, changes to the tax basis of assets, and the triggering of other tax implications) could materially impact the Valuation Analysis. Such matters are subject to various uncertainties and contingencies that are difficult to predict, certain of which rely on the form of the Restructuring Transactions, and some of which cannot be determined with certainty until after the Restructuring Transactions are consummated.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE VALUATION ANALYSIS PERFORMED BY PJT. THE PREPARATION OF A VALUATION ANALYSIS INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, SUCH AN ANALYSIS IS NOT READILY SUITABLE TO SUMMARY DESCRIPTION. THE VALUATION ANALYSIS PERFORMED BY PJT IS NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE DESCRIBED HEREIN.

PJT IS ACTING AS INVESTMENT BANKER TO THE DEBTORS AND HAS NOT AND WILL NOT BE RESPONSIBLE FOR, AND HAS NOT AND WILL NOT PROVIDE, ANY TAX, ACCOUNTING, ACTUARIAL, LEGAL, OR OTHER SPECIALIST ADVICE TO THE DEBTORS OR ANY OTHER PARTY IN CONNECTION WITH THE DEBTORS’ CHAPTER 11 CASES, THE PLAN OR OTHERWISE

Exhibit E

Financial Projections

Introduction

Section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization of the reorganized debtor or any successor to the debtor. For purposes of demonstrating that the Plan meets this requirement, the Debtors have prepared these projections (the “Financial Projections”) based on, among other things, the anticipated future financial condition and results of operations of the Debtors. In conjunction with the Company’s advisors, the Company’s management team developed and refined the business plan and prepared consolidated financial projections of the Debtors for January 1, 2024, through December 31, 2027 (the “Projection Period”).

The Financial Projections assume that the Plan will be consummated in accordance with its terms and that all transactions contemplated by the Plan will be consummated pursuant to the Disclosure Statement Motion. Any significant delay in confirmation of the Plan may have a significant negative impact on the operations and financial performance of the Debtors, including, but not limited to, an increased risk or inability to meet forecasts and the incurrence of higher reorganization expenses.

Although the Financial Projections represent the Debtors’ best estimates and good faith judgment (for which the Company’s management team believes it has a reasonable basis) of the results of future operations, financial position, and cash flows of the Debtors, they are only estimates and actual results may vary considerably from such Financial Projections. Consequently, the inclusion of the Financial Projections herein should not be regarded as a representation by the Debtors, the Debtors’ advisors, or any other person that the projected results of operations, financial position, and cash flows of the Debtors will be achieved. Additional information relating to the principal assumptions used in preparing the Financial Projections are set forth below.

The Financial Projections are based on the Company’s long-term forecast developed in November 2023. Additional information relating to the principal assumptions used in preparing the Financial Projections are set forth below. The Financial Projections have been prepared by the Company’s management team, in conjunction with the Debtors’ advisors. The Financial Projections were not prepared to comply with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants or the rules and regulations of the SEC, and by their nature are not financial statements prepared in accordance with accounting principles generally accepted in the United States of America.

The Debtors’ independent accountants have neither examined nor compiled the accompanying financial projections and accordingly do not express an opinion or any other form of assurance with respect to the Financial Projections, assume no responsibility for the Financial Projections, and disclaim any association with the Financial Projections.

The Financial Projections do not reflect the impact of fresh start reporting in accordance with American Institute of Certified Public Accountants statement of position 90-7 “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.”

The Financial Projections contains certain statements that are forward-looking statements and are based on estimates and assumptions and are necessarily speculative. No representations or warranties are made as to accuracy of any financial information contained herein or assumptions regarding the debtors’ businesses and their future results and operations.

The Financial Projections and any forward-looking statements in the Financial Projections are being made by the Debtors as of the date hereof, unless specifically noted. The Debtors are under no obligation to (and expressly disclaim any obligation to) update or alter the Financial Projections and any forward-looking statements whether because of new information, future events, or otherwise.

General Assumptions & Methodology

The Financial Projections for the Debtors are based on the Debtors’ business plan as informed by current and projected conditions in the Debtors’ markets and were prepared on a holistic basis. The Financial Projections consist of the following unaudited pro forma financial statements: (i) projected income statement, (ii) projected balance sheet and (iii) projected cash flow statement.

The Company’s management team reports and uses the Adjusted EBITDA metric to assess the ongoing performance of the Debtors’ core operations, adjusted for certain non-operating and one-time costs.

Projected Income Statement Assumptions

Revenue: Revenue mainly consists of sales generated from the Debtors’ bitcoin self-mining activities, where the Debtors operate specialized computers known as “miners” to solve complex cryptographic algorithms in support of the bitcoin blockchain, and the Debtors receive bitcoins in exchange for performing such services. The Debtors also generate revenue from their hosting operations, where the Debtors host miners for third-party customers. Bitcoin self-mining revenue is forecasted based on a detailed projection of the Debtors’ total self-mining computational power (known as “hashrate”) and revenue generated per each unit of computational power (known as “hashprice”). Hosting revenue is forecasted based on the number of hosted miners and the terms specified in each hosting contract.

Cost of Revenue: Cost of revenue primarily consists of electricity costs, facility operations costs, depreciation of property, plant and equipment used for hosting services and mining operations, and other related costs. Electricity costs are forecasted on a bottoms-up basis, utilizing anticipated power usage at each facility, as well as tariffs built into the power contracts, and/or forward power pricing. Facility operations costs are forecasted based on historical costs and management estimates for optimized operations.

Operating Expenses: Operating expenses consists of research and development, sales and marketing, and general and administrative expenses. Operating expenses are forecasted based on historical costs and management estimates.

Projected Balance Sheet Assumptions

The projected balance sheet takes into account the pro forma capital structure, estimated adjustments to the balance sheet based on cancellation of debt or other liabilities, and the exit capital raise, all in conjunction with the Plan.

Under the Plan, the balance sheet forecast assumes $721 million of total beginning funded debt balance, consisting of $61 million drawn under the Exit Facility, $150 million of New Secured Notes, $260 million of New Secured Convertible Notes, $177 million of Miner Equipment Lender Takeback Debt, $21 million of reinstated non-miner equipment financings, and $52 million of M&M Lien Takeback Debt.

Projected Cash Flow Statement Assumptions

Change in Working Capital: Change in working capital reflects the ordinary course changes in accounts receivable, accounts payables, other current assets and other current liabilities, among other items.

Cash Interest: Cash interest is forecasted based upon the capital structure proposed under the Plan.

Cash Taxes: Cash taxes are forecasted based upon analyses conducted by the Debtors’ tax advisors in conjunction with the Plan.

Capital Expenditures: Capital expenditures reflect the Debtors’ forecast of new miner purchases, refreshes of existing miners, and facility expansion construction costs.

Cash Flows from Financing Activities: Reflect principal repayments on post emergence debt.

PROJECTED INCOME STATEMENT (UNAUDITED)

USD $Million	2024E	2025E	2026E	2027E
	FY	FY	FY	FY
Total Revenue	583	696	833	968
YoY Growth (%)		19%	20%	16%
Cost of Revenue	483	477	507	569
% of Revenue	83%	69%	61%	59%
Gross Profit	100	219	326	400
Margin (%)	17%	31%	39%	41%
SG&A, R&D and Other	56	56	57	57
% of Revenue	10%	8%	7%	6%
Adj. EBIT	44	162	269	342
Margin (%)	8%	23%	32%	35%
Adj. EBITDA	227	308	404	498
Margin (%)	39%	44%	49%	51%

PROJECTED BALANCE SHEET (UNAUDITED)

USD $Million	2024E	2025E	2026E	2027E
	FY	FY	FY	FY
Assets
Cash and Equivalents	72	152	164	206
Prepaid Expenses	37	41	48	54
Property, Plant and Equipment	380	381	378	372
Other Assets	35	35	35	35

Total Assets	523	610	626	667
Liabilities
Accounts Payable and Accrued Expenses	66	67	69	71
Deferred Revenue	54	54	54	54
Debt	731	746	580	391
Other Liabilities	2	2	2	2

Total Liabilities	853	869	705	518
Total Equity	(330)	(260)	(80)	149
Total Liabilities and Equity	523	610	626	667

PROJECTED CASH FLOW STATEMENT (UNAUDITED)

USD $Million	2024E	2025E	2026E	2027E
	FY	FY	FY	FY
Cash Flows from Operations
Adj. EBITDA	227	308	404	498
Change in Working Capital	(4)	(4)	(5)	(4)
Cash Interest	(49)	(50)	(61)	(47)
Cash Taxes	(2)	(5)	(10)	(47)

Total Cash Flows from Operations	172	249	329	399
Cash Flows from Investing Activities
Capex	(91)	(147)	(133)	(150)

Total Cash Flows from Investing Activities	(91)	(147)	(133)	(150)
Cash Flows from Financing Activities	(68)	(22)	(184)	(208)
Net Cash Inflows / (Outflows)	14	81	12	42

Exhibit F

Organizational Chart

Debtor Status
D = Debtor
CORE SCIENTIFIC®
Symbol Legend
Borrower under the B. Riley Notes
Issuer under the Convertible Notes
Guarantor under the Convertible Notes
Borrower under the Equipment Leases and Loans
Borrower under the Facility Mortgages
Entity changed name at January 20, 2022 merger
Party to operations, service, customer and vendor agreements entered into pre de-SPAC*
*Available in the data room, except Amended and Restated Electric Service Agreements, dated as of October 11, 2018, by and between American Property Acquisitions, LLC VI/VII and Dalton Utilities
Party to operations, service, customer and vendor agreements entered into post de-SPAC*
*Available in the data room
State of Formation/Incorporation
(as shown at top right corner of each box)
ABD = Abu Dhabi
CO = Colorado
DE = Delaware
GA = Georgia
KY = Cayman Islands
TX = Texas
D
DE
Core Scientific, Inc.
(fka Power & Digital Infrastructure Acquisition Corp.)
ABD
Core Scientific, Inc. – Branch (Abu Dhabi)
*Provisional License not separate entity
KY
CSP Liquid Opportunities Offshore Fund (Exempted Ltd)
*Affiliated entity
D
DE
Core Scientific Acquired Mining LLC
(Acquirer of Blockcap, Inc.)
D
DE
Core Scientific Operating Company
(fka Core Scientific, Inc.)
D
TX
Core Scientific Mining LLC
DE
Core Scientific Partners GP, LLC (SMLLC)
D
DE
Radar Relay, Inc.
(fka Radar Relay, LLC)
D
DE
Core Scientific Specialty Mining (Oklahoma) LLC
(fka GPU One Holdings, LLC)
D
DE
American Property Acquisition, LLC
Limited Partner
General Partner
General Partner
DE
Core Scientific Partners, LP
D
CO
Starboard Capital LLC
D
CO
RADAR LLC
D
NC
American Property Acquisitions I, LLC
D
GA
American Property Acquisitions VII, LLC
Limited Partner
DE
CSP Advisors, LLC (SMLLC)
DE
CSP Liquid Opportunities GP, LP
General Partner
General Partner
Limited Partner
DE
CSP Liquid Opportunities Fund, LP
Limited Partner
KY
CSP Liquid Opportunities Master Fund, LP

Exhibit G

Schedule of Other Secured Claims

Assumed Non-Miner Loans and Lease Agreements	Prepetition Missed Payments	Projected Missed Postpetition Payments through December 31, 2023	Total Effective Date Payments for Reinstatement	Projected Post-Effective Remaining Payments after Reinstatement
Toyota Commercial Finance	$—	$—	$—	$138,604
Fidelity Capital	$—	$—	$—	$—
VFS, LLC #2	$—	$15,940.39	$15,940.39	$75,190.50
VFS, LLC #3	$—	$31,721.80	$31,721.80	$296,465.40
VFS, LLC #4	$—	$29,661.94	$29,661.94	$332,657.28
VFS, LLC #5	$—	$28,048.39	$28,048.39	$419,415.20
Marco	$235.48	$(235.48)	$—	$10,875.84
Technology Finance Corporation 2540-05	$27,885.48	$4,096.02	$31,981.50	$151,379.10
Meridian Equipment Finance, LLC	$—	$48,605.64	$48,605.64	$59,376
Liberty Commercial Finance #1 – Indigo	$—	$926,110.08	$926,110.08	$1,620,693.64
Liberty Commercial Finance #2 – Prime	$—	$171,002.40	$171,002.40	$285,005.00
Liberty Commercial Finance #3 – North Mill	$—	$168,313.56	$168,313.56	$280,523.60
Liberty Commercial Finance #4 – North Star Leasing	$—	$280,336.20	$280,336.20	$467,228.00
Liberty Commercial Finance #5 – North Mill	$—	$115,972.44	$115,972.44	$193,288.40
Liberty Commercial Finance #6 – Liberty	$—	$248,785.32	$248,785.32	$165,857.88
Liberty Commercial Finance #7 – Liberty	$—	$138,234.60	$138,234.60	$92,157.40
Liberty Commercial Finance #8 – Prime	$—	$558,562.56	$558,562.56	$977,485.48
Liberty Commercial Finance #9 – Prime	$—	$257,645.76	$257,645.76	$450,881.08
Liberty Commercial Finance #14 – Liberty	$—	$186,135.36	$186,135.36	$139,602.52
Liberty Commercial Finance #15 – Liberty	$—	$263,771.16	$263,771.16	$197,829.37
Dell Financial	$—	$9,740.80	$9,740.80	$121,760
Bank of the West	$—	$45,031.08	$45,031.08	$3,752.59
Bremer Loan A	$—	$1,561,546.44	$1,561,546.44	$5,248,519.09
Bremer Loan B	$—	$2,149,193.16	$2,149,193.16	$3,200,145.26
Bremer Loan C	$—	$942,897.72	$942,897.72	$8,182,879.10
	$28,120.97	$8,181,117.33	$8,209,238.30	$23,111,571.33